EXHIBIT 9(a)(1)

                                 HYBRIDON, INC.

               OFFER TO EXCHANGE FOR SERIES A PREFERRED STOCK AND
                     WARRANTS OF HYBRIDON, INC. ("HYBRIDON")
                   ANY AND ALL OUTSTANDING PRINCIPAL AMOUNT OF
                AND ACCRUED BUT UNPAID INTEREST ON 9% CONVERTIBLE
                     SUBORDINATED NOTES DUE 2004 OF HYBRIDON

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 9, 1998, UNLESS THE OFFER IS EXTENDED.

Hybridon, Inc., a Delaware corporation ("Hybridon"), invites the holders of its 9% Convertible Subordinated Notes due 2004 (the "Notes") to tender any and all of the principal amount of and accrued but unpaid interest on (together, the "Exchange Value") their Notes in exchange (the "Exchange") for (i) 10 shares of Series A Preferred Stock, par value $.01 per share, of Hybridon ("Series A Preferred Stock") and (ii) warrants ("Exchange Warrants") to purchase such number of shares of common stock, par value $.001 per share, of Hybridon
("Hybridon Common Stock") equal to 15% of the number of shares of Hybridon Common Stock into which such Series A Preferred Stock would be convertible at the Exercise Price (as defined below), for each $1,000 in Exchange Value of the Notes tendered, upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Exchange Agreement and Letter of Transmittal (the "Letter of Transmittal"). See "Purpose of the Offer; Certain Effects of the Offer." The Offer is open to all holders of Notes. See "Terms of the Offer--Consideration Being Offered." Hybridon will enter into an agreement with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Series A Preferred Stock issued in the Offer and shares of Hybridon Common Stock into which such Series A Preferred Stock and the Exchange Warrants issued in the Offer are convertible and certain other matters. See "Terms of the Offer--Consideration Being Offered" and "Purpose of the Offer; Certain Effects of the Offer--Ancillary Agreements." This Offer to Exchange, together with the Letter of Transmittal, constitutes the "Offer." Hybridon will exchange all Exchange Value of Notes validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer--Extension; Termination; Amendments" and "Terms of the Offer--Certain Conditions of the Offer."

                         ------------------------------

ANY TENDER OF NOTES WHICH INVOLVES DENOMINATIONS OF LESS THAN $1,000 IN EXCHANGE VALUE THEREOF WILL BE EXCHANGED ON A PRO RATA BASIS, EXCEPT TO THE EXTENT THAT SUCH PRORATION WOULD RESULT IN THE ISSUANCE OF A FRACTIONAL SHARE OF SERIES A PREFERRED STOCK. IN THE EVENT THAT SUCH FRACTIONAL SHARE WOULD RESULT, HYBRIDON SHALL, AT ITS SOLE DISCRETION, EITHER (A) ROUND SUCH FRACTIONAL SHARE TO THE NEAREST WHOLE NUMBER OF SHARES (WITH 0.5 BEING ROUNDED UP), OR (B) PAY IN CASH AN AMOUNT EQUAL TO SUCH FRACTION MULTIPLIED BY $100 (WHICH IS THE PER SHARE STATED VALUE OF SERIES A PREFERRED STOCK). HYBRIDON WILL NOT ISSUE ANY FRACTIONAL SHARES OF SERIES A PREFERRED STOCK IN THE OFFER. IN THE EVENT THAT A TENDERING NOTEHOLDER WOULD OTHERWISE BE ENTITLED TO RECEIVE A FRACTIONAL EXCHANGE WARRANT, HYBRIDON SHALL ROUND UP SUCH FRACTIONAL EXCHANGE WARRANT TO THE NEAREST WHOLE NUMBER OF EXCHANGE WARRANTS.

                        -------------------------------


THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF EXCHANGE VALUE OF THE NOTES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."


                                    IMPORTANT

Any holder of Notes (a "Noteholder") desiring to tender all or any portion of the Exchange Value of such Notes should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary specified herein, and either deliver the certificate representing the Notes to the Depositary along with the Letter of Transmittal or deliver such Notes pursuant to the procedure for book-entry transfer set forth in "Terms of the Offer--Procedure for Tendering Notes" herein, or (2) request such Noteholder's broker, dealer, bank, trust company or other nominee to effect the transaction and such broker, dealer, bank, trust company or other nominee to complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary specified herein. A Noteholder whose Notes are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such Noteholder desires to tender such Notes. Any Noteholder who desires to tender Notes and whose certificate for such Notes are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Notes by following the procedures for guaranteed delivery set forth in "Terms of the Offer--Procedure for Tendering Notes--Guaranteed Delivery Procedure" herein.

No Noteholder may tender any or all of the Exchange Value attributable to accrued but unpaid interest on the principal amount of the Notes being tendered without also tendering the Exchange Value attributable to such principal amount, or vice versa.


                         -------------------------------

AS SET FORTH IN MORE DETAIL IN THE LETTER OF TRANSMITTAL, BY SIGNING AND SENDING SUCH LETTER OF TRANSMITTAL, THE TENDERING NOTEHOLDERS ARE THEREBY MAKING CERTAIN REPRESENTATIONS AND AGREEING TO BE BOUND BY CERTAIN COVENANTS CONTAINED THEREIN. IN ADDITION, HYBRIDON WILL MAKE CERTAIN REPRESENTATIONS AND AGREEMENTS WITH RESPECT TO CERTAIN MATTERS PURSUANT TO THE LETTER OF TRANSMITTAL. SUCH COVENANTS AND REPRESENTATIONS OF HYBRIDON WILL BECOME EFFECTIVE AND BINDING ON HYBRIDON AT SUCH TIME THAT HYBRIDON ACCEPTS FOR EXCHANGE ANY OF THE EXCHANGE VALUE OF THE NOTES TENDERED BY A TENDERING NOTEHOLDER. IN THE EVENT THAT THE OFFER IS TERMINATED BY HYBRIDON OR HYBRIDON DOES NOT ACCEPT FOR EXCHANGE ANY EXCHANGE VALUE OF THE NOTES VALIDLY TENDERED BY A TENDERING NOTEHOLDER, NONE OF THE COVENANTS, AGREEMENTS AND REPRESENTATIONS MADE BY EITHER SUCH TENDERING NOTEHOLDER OR HYBRIDON IN THE LETTER OF TRANSMITTAL WILL BE VALID AGAINST OR BINDING UPON THE PARTY WHO MADE ANY SUCH COVENANTS, AGREEMENTS OR REPRESENTATIONS. ANY TENDER NOT ACCOMPANIED BY THE LETTER OF TRANSMITTAL WILL BE DEEMED INVALID. PLEASE READ CAREFULLY THE LETTER OF TRANSMITTAL. SEE "PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER--ANCILLARY AGREEMENTS."

                        -------------------------------


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NEITHER HYBRIDON, ITS BOARD OF DIRECTORS NOR ANY OF ITS EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO TENDER ANY OR ALL OF THE EXCHANGE VALUE OF THE NOTES OWNED BY SUCH NOTEHOLDER. EACH NOTEHOLDER MUST MAKE HIS, HER OR ITS OWN DECISIONS AS TO WHETHER TO TENDER NOTES AND, IF SO, HOW MUCH IN EXCHANGE VALUE TO TENDER.

Although the Notes have been eligible for trading in the Private Offerings, Resales and Trading through the Automatic Linkages ("PORTAL") market, Hybridon has been advised by the National Quotation Bureau that it has no records of any reported transactions in the Notes on the PORTAL market. Moreover, Hybridon has no pricing information with respect to the secondary market transactions in the Notes, which became freely tradable upon the effectiveness of the Registration Statement (Reg. No. 333-25833) covering the same. Shares of Hybridon Common
Stock, into which the Notes are convertible (at a $35.0625 conversion price, after giving effect to the one-for-five reverse stock split), are quoted for trading on the Nasdaq OTC Bulletin Board. As of the close of business on February 5, 1998 (the last trading date prior to the commencement of the Offer), the last reported bid price on the Nasdaq OTC Bulletin Board for a share of Hybridon Common Stock was $1.500.

Questions or requests for assistance or for additional copies of this Offer to Exchange, the Letter of Transmittal for the Notes or other tender offer materials may be directed to Hybridon at its address and telephone number set forth on the back cover of this Offer to Exchange.


             The date of this Offer to Exchange is February 6, 1998.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF HYBRIDON AS TO WHETHER NOTEHOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HYBRIDON.

                                TABLE OF CONTENTS


                                                                           PAGE

SUMMARY....................................................................   4
INTRODUCTION...............................................................   6
TERMS OF THE OFFER.........................................................   7
   Amount of Notes; Consideration; Expiration Date; Interest Payment.......   7
   Procedure for Tendering Notes...........................................   9
   Withdrawal Rights.......................................................  10
   Acceptance for Exchange of Notes and Exchange for Consideration.........  10
   Certain Conditions of the Offer.........................................  11
   Extension; Termination; Amendments......................................  11
SELECTED CONSOLIDATED FINANCIAL INFORMATION................................  12
RECENT DEVELOPMENTS........................................................  14
PRICE RANGE OF HYBRIDON COMMON STOCK; DIVIDENDS............................  14
PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.........................  15
SOURCE AND AMOUNT OF CONSIDERATION.........................................  17
TRANSACTIONS AND AGREEMENTS CONCERNING THE NOTES...........................  17
CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................  17
FEES AND EXPENSES..........................................................  20
CERTAIN INFORMATION CONCERNING HYBRIDON....................................  20
ADDITIONAL INFORMATION.....................................................  22
MISCELLANEOUS..............................................................  23

ANNEXES TO OFFER TO EXCHANGE*
Annex A     Form of Certificate of Designation of Series A Preferred Stock of
            Hybridon
Annex B     Form of Warrant Agreement for Exchange Warrants**
Annex C     Form of Certificate of Designation of Series B Preferred Stock of
            Hybridon
Annex D     Annual Report on Form 10-K for the fiscal year ended December 31,
            1996 of Hybridon
Annex E     Quarterly Report on Form 10-Q for the fiscal quarter ended September
            30, 1997 of Hybridon
Annex F     Proxy Statement on Schedule 14A for the 1997 Annual Meeting of
            Stockholders of Hybridon
Annex F-1   Proxy  Statement  on  Schedule  14A for the  Special  Meeting  of
            Stockholders of Hybridon held on November 18, 1997
Annex G     Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
            1997 of Hybridon
Annex H     Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
            1997 of Hybridon
Annex H-1   Amendment on Form 10-Q/A to Quarterly Report on Form 10-Q for the
            fiscal quarter ended June 30, 1997
Annex I     Current Report on Form 8-K dated April 2, 1997 of Hybridon
Annex J     Current Report on Form 8-K dated July 25, 1997 of Hybridon
Annex K     Current Report on Form 8-K dated September 3, 1997 of Hybridon
Annex L     Current Report on Form 8-K dated September 19, 1997 of Hybridon
Annex M     Current Report on Form 8-K dated September 23, 1997 of Hybridon
Annex N     Current Report on Form 8-K dated November 18, 1997 of Hybridon
Annex O     Current Report on Form 8-K dated December 3, 1997 of Hybridon
Annex P     Current Report on Form 8-K dated January 11, 1998 of Hybridon
Annex Q     Current Report on Form 8-K dated January 13, 1998 of Hybridon
Annex R     Current Report on Form 8-K dated January 22, 1998 of Hybridon
Annex S     Current Report on Form 8-K dated January 16, 1998 of Hybridon
Annex T     Form of Unit Purchase Agreement for the New Offering
Annex U     Form of Notes due 2007 of Hybridon
--------------------
* Unless otherwise noted, none of the documents attached hereto as Annexes contain exhibits, annexes and other attachments thereto.
** Form of Warrant Certificate is attached as Exhibit A thereto.

                                     SUMMARY

This general summary is provided solely for the convenience of the Noteholders and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Exchange and the Letter of Transmittal and any amendments hereto and thereto.

Hybridon................................    Hybridon, Inc., a Delaware corporation.

The Notes...............................    9% Convertible Subordinated Notes due 2004 of Hybridon.

Amount of Notes Sought..................    All of the  outstanding  Notes,  together  with  accrued but unpaid interest thereon.

Exchange Value..........................    The principal  amount of and accrued but unpaid  interest on the Notes.

Consideration...........................    The consideration being offered per $1,000 in Exchange Value of the  Notes  tendered  consists  of 10  shares of Series A
                                            Preferred  Stock and  Exchange  Warrants  to  purchase  such number of shares of  Hybridon  Common  Stock equal to 15% of the  number of shares of  Hybridon  Common  Stock into which such shares of Series A Preferred Stock would be convertible at the Exercise Price (as defined below).  See "Terms of the
                                            Offer--  Consideration  Being  Offered"  and "Price Range of
                                            Hybridon Common Stock; Dividends."

Conditions of Offer.....................    The  Offer is not  conditioned  upon any  minimum  amount of
                                            Exchange  Value of the  Notes  being  tendered.  The  Offer, however, is subject to certain conditions. See "Terms of the
                                            Offer--Certain Conditions of the Offer."

Expiration Date.........................    March 9, 1998, at 12:00 Midnight, New York City time, unless extended.

How to Tender Notes.....................    See "Terms of the Offer--Procedure for Tendering Notes." For
                                            further  information,  call Hybridon or consult your broker, dealer, bank, trust company or other nominee for assistance.

Withdrawal Rights.......................    Any or all of Exchange  Value of the  tendered  Notes may be withdrawn  at any time prior to the  Expiration  Date of the
                                            Offer and, unless accepted for payment prior thereto, may be
                                            withdrawn   after   April  1,   1998.   See  "Terms  of  the
                                            Offer--Withdrawal Rights."

New Offering............................    The  Company  recently  commenced a private  offering,  on a
                                            "best  efforts"  basis,  of up to 550 Units (at $100,000 per
                                            Unit), each Unit consisting of $100,000  principal amount of
                                            Notes due 2007  ("Offering  Notes") and certain  warrants to purchase Common Stock of Hybridon (the "New Offering").  See
                                            Annexes T and U for more information on the New Offering.

Purpose of Offer........................    The  Offer  constitutes  a part  of the  restructuring  (the
                                            "Restructuring")  of the  capital  structure  of Hybridon to raise, pursuant to the New Offering, up to $55,000,000 (less
                                            fees,   commissions   and  expenses)  in  cash  for  use  in
                                            Hybridon's  operations and to reduce Hybridon's debt service obligations.  In  connection  with  the  Restructuring,  the holders of  approximately  $40,000,000  principal  amount of
                                            Notes (the "Consenting Notes"), for themselves and on behalf of their  respective  transferees,  consented,  among  other things, to subordinate their Notes to the Offering Notes and to defer, if Hybridon so elects,  the next interest  payment scheduled  for April 1,  1998  until  October  1,  1998.  To evidence  such consent and other  matters  (the  "Consent"),
                                            Hybridon and State Street Bank and Trust Company, as trustee
                                            (the  "Trustee"),  have  entered  into a First  Supplemental
                                            Indenture,  dated as of January 13, 1998 (the  "Supplemental
                                            Indenture").   The   Supplemental   Indenture   amended  the
                                            Indenture,  dated as of March 26, 1997, between Hybridon and the Trustee (as amended by the Supplemental  Indenture,  the
                                            "Indenture"), which governs the Notes.

                                            Upon the occurrence of the Restructuring Trigger (as defined below),  the Offering Notes (which  currently rank senior to the Consenting  Notes) will  automatically be converted into shares of Series B Preferred  Stock of  Hybridon  (with such powers, limitations and preferences as set forth in the form of the  Certificate  of  Designation  of Series B  Preferred
                                            Stock,  which is annexed hereto as Annex C) which shall rank junior  to the  Series A  Preferred  Stock  issuable  in the
                                            Offer.  As a result,  the Offer  presents the holders of the
                                            Consenting Notes with an opportunity  effectively to nullify the  subordination  effected  by  the  Consent  if  the  Net
                                            Proceeds   Threshold   (as  defined   below)  is   achieved.
                                            Furthermore,  unless the Restructuring  Trigger occurs prior to the  Termination  Date (as  defined in the Unit  Purchase
                                            Agreement  included as Annex T hereto) of the New  Offering:
                                            (i) purchasers of Units in the New Offering will be entitled to receive additional  warrants to purchase,  at an exercise price of $.001 per share of Hybridon  Common Stock, a number of shares of Hybridon Common Stock equal to 100% (rounded to the  nearest  whole  share)  of the  Hybridon  Common  Stock underlying  their  purchased  Offering  Notes,  and (ii) the interest rate borne by the Offering Notes will increase from
                                            14% to 18% per  annum.  The Offer is open to all  holders of the Notes.  See "Terms of the Offer --  Consideration  Being
                                            Offered." If successful,  the Restructuring will improve the financial  position of Hybridon by reducing the indebtedness of Hybridon for financial  reporting  purposes,  and thereby improve the chances of Hybridon being


                                        4


                                            able  to  comply  with  the  quantitative  criteria  for the listing of Hybridon Common Stock on the Nasdaq Stock Market.
                                            See "Purpose of the Offer; Certain Effects of the Offer."

Restructuring Trigger...................    At such time that both (a) at least $40,000,000 in principal amount of the Notes  (together  with all of the then accrued but unpaid interest thereon) is irrevocably exchanged in the
                                            Offer for Series A Preferred  Stock and  Exchange  Warrants,
                                            and (b) Hybridon has received  proceeds in the New Offering, net of cash fees, commissions and expenses ("Net Proceeds"),
                                            equal  to  or  exceeding   $20,000,000  (the  "Net  Proceeds
                                            Threshold").   There   can   be  no   assurance   that   the
                                            Restructuring Trigger will occur.

Consenting Notes........................    The Notes held by those holders who, for  themselves  and on behalf of their  respective  transferees,  consented,  among other  things,  to  subordinate  their Notes to the Offering
                                            Notes and to defer, if Hybridon so elects, the next interest payment  scheduled  for April 1, 1998 until October 1, 1998,
                                            and  Notes   representing  the  same  indebtedness  as  such
                                            Consenting Notes. The Offer,  however, is not limited to the holders of the Consenting Notes; all Noteholders are invited to tender in the Offer.

Market Price of Notes...................    Although  the Notes have been  eligible  for  trading in the
                                            PORTAL  market,  Hybridon  has been  advised by the National
                                            Quotation  Bureau  that it has no  records  of any  reported transactions  in the Notes on the PORTAL  market.  Moreover,
                                            Hybridon  has no pricing  information  with respect to other types of secondary market  transactions in the Notes. Shares
                                            of  Hybridon   Common  Stock,   into  which  the  Notes  are
                                            convertible (at a $35.0625  conversion  price,  after giving effect to the one-for-five  reverse stock split), are quoted for  trading  on the  Nasdaq OTC  Bulletin  Board.  The last reported  bid  price  of the  Hybridon  Common  Stock on the
                                            Nasdaq  OTC  Bulletin  Board is shown on the front  cover of this Offer to Exchange.  See "Price Range of Hybridon Common
                                            Stock; Dividends."

Interest Payments.......................    Hybridon made a regular semi-annual  interest payment on the
                                            Notes on  October  1,  1997 to  holders  of record as of the close of  business on  September  15,  1997.  Holders of the
                                            Notes tendered and purchased  pursuant to the Offer will not be entitled to any interest payments in respect of any later interest  periods  (or any  portion  thereof).  Hybridon  is required to make the next interest  payments on the Notes on
                                            April  1,  1998 to  holders  of  record  as of the  close of business  on March  15,  1998,  except  that  such  interest payments on the Consenting Notes may, at Hybridon's  option, be deferred until October 1, 1998 pursuant to the Consent.

Solicitation Fee........................    None.  See "Fees and Expenses."

Exchange Date...........................    As soon as practicable  after the Expiration  Date, which is expected  to be no later than four  business  days after the
                                            Expiration   Date.  See  "Terms  of  the   Offer--Extension;
                                            Termination;  Amendments"  and "Terms of the Offer-- Certain
                                            Conditions of the Offer."

Further Information.....................    Additional  copies of this Offer to Exchange,  the Letter of
                                            Transmittal  and the Notice of  Guaranteed  Delivery  may be
                                            obtained by contacting Hybridon at the address and telephone number  shown on the back cover of this  Offer to  Exchange.
                                            Questions  about the Offer  should be directed to E. Andrews
                                            Grinstead,  III, Chairman of the Board,  President and Chief
                                            Executive Officer of Hybridon, at the same telephone number.


                                  INTRODUCTION

Hybridon invites the Noteholders to tender any and all of the Exchange Value of their Notes in exchange for 10 shares of Series A Preferred Stock and Exchange Warrants to purchase such number of shares of Hybridon Common Stock equal to 15% of the number of shares of Hybridon Common Stock into which such shares of Series A Preferred Stock would be convertible at the Exercise Price (as defined below), for each $1,000 in Exchange Value of the Notes tendered, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal for the Notes tendered. See "Purpose of the Offer; Certain Effects of the
Offer." The Offer is open to all holders of Notes. See "Terms of the Offer--Consideration Being Offered." Hybridon will enter into an agreement with respect to the registration under the Securities Act of the shares of Series A Preferred Stock issued in the Offer and shares of Hybridon Common Stock into which such Series A Preferred Stock and the Exchange Warrants issued in the Offer are convertible and certain other matters. See "Terms of the Offer--Consideration Being Offered" and "Purpose of the Offer; Certain Effects of the Offer--Ancillary Agreements." This Offer to Exchange, together with the Letter of Transmittal, constitutes the "Offer". See "Terms of the Offer--Extension; Termination; Amendments" and "Terms of the Offer--Certain Conditions of the Offer."

                         ------------------------------

ANY TENDER OF NOTES WHICH INVOLVES DENOMINATIONS OF LESS THAN $1,000 IN EXCHANGE VALUE THEREOF WILL BE EXCHANGED ON A PRO RATA BASIS, EXCEPT TO THE EXTENT THAT SUCH PRORATION WOULD RESULT IN THE ISSUANCE OF A FRACTIONAL SHARE OF SERIES A PREFERRED STOCK. IN THE EVENT THAT SUCH FRACTIONAL SHARE WOULD RESULT, HYBRIDON SHALL, AT ITS SOLE DISCRETION, EITHER (A) ROUND SUCH FRACTIONAL SHARE TO THE NEAREST WHOLE NUMBER OF SHARES (WITH 0.5 BEING ROUNDED UP), OR (B) PAY IN CASH AN AMOUNT EQUAL TO SUCH FRACTION MULTIPLIED BY $100 (WHICH IS THE PER SHARE STATED VALUE OF SERIES A PREFERRED STOCK). HYBRIDON WILL NOT ISSUE ANY FRACTIONAL SHARES OF SERIES A PREFERRED STOCK IN THE OFFER. IN THE EVENT THAT A TENDERING NOTEHOLDER WOULD OTHERWISE BE ENTITLED TO RECEIVE A FRACTIONAL EXCHANGE WARRANT, HYBRIDON SHALL ROUND UP SUCH FRACTIONAL EXCHANGE WARRANT TO THE NEAREST WHOLE NUMBER OF EXCHANGE WARRANTS.

                         -------------------------------

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF THE EXCHANGE VALUE OF THE NOTES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

NEITHER HYBRIDON, ITS BOARD OF DIRECTORS NOR ANY OF ITS EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO TENDER ANY OR ALL OF THE EXCHANGE VALUE OF THE NOTES. EACH NOTEHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER THE NOTES AND, IF SO, HOW MUCH IN EXCHANGE VALUE OF THE NOTES TO TENDER.

                         -------------------------------

AS SET FORTH IN MORE DETAIL IN THE LETTER OF TRANSMITTAL, BY SIGNING AND SENDING SUCH LETTER OF TRANSMITTAL, THE TENDERING NOTEHOLDERS ARE AGREEING TO BE BOUND BY CERTAIN COVENANTS CONTAINED THEREIN. ANY TENDER NOT ACCOMPANIED BY THE LETTER OF TRANSMITTAL WILL BE DEEMED INVALID. PLEASE READ CAREFULLY THE LETTER OF TRANSMITTAL. SEE "PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER -- ANCILLARY AGREEMENTS." -------------------------------


Although the Notes have been eligible for trading in the PORTAL market, Hybridon has been advised by the National Quotation Bureau that it has no records of any reported transactions in the Notes on the PORTAL market. Moreover, Hybridon has no pricing information with respect to other types of secondary market transactions in the Notes. The shares of Hybridon Common Stock, into which the Notes are convertible (at a $35.0625 conversion price, after giving effect to the one-for-five reverse stock split), are quoted for trading on the Nasdaq OTC Bulletin Board under the symbol "HYBN". The last reported bid price on the Nasdaq OTC Bulletin Board, as of the close of business on the date of this Offer to Exchange, for the Hybridon Common Stock is shown on the front cover of this Offer to Exchange.

A semi-annual interest payment on the Notes was paid on October 1, 1997 to holders of record as of the close of business on September 15, 1997. Holders of the Notes tendered into and purchased pursuant to the Offer will not be entitled to any interest payment in respect of any later interest periods (or any portion thereof). Hybridon is required to make the next interest payments on the Notes on April 1, 1998 to holders of record as of the close of business on March 15, 1998, except that such interest payments on the Consenting Notes may, at Hybridon's option, be deferred until October 1, 1998 pursuant to the Consent.

Tendering Noteholders will not be obligated to pay brokerage commissions or solicitation fees with respect to the exchange of the Notes by Hybridon pursuant to the Offer. Hybridon will reimburse promptly each broker, dealer, bank trust company and other nominee who assists in the dissemination of this Offer to Exchange and other related materials to the beneficial owners of the Notes for reasonable out-of-pocket expenses incurred in connection therewith. Hybridon will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") incurred in connection with the Offer. No other fees, soliciting or otherwise, will be paid by Hybridon in connection with the Offer. See "Fees and Expenses".

Noteholders are not under any obligation to tender Notes pursuant to the Offer. The Offer does not constitute notice of redemption of any Notes pursuant to the Indenture which governs the Notes, nor does Hybridon intend to effect any such redemption by making the Offer. The Offer does not constitute a waiver by Hybridon of any option it has to redeem the Notes. See "Purpose of the Offer; Certain Effects of the Offer."

Copies of this Offer to Exchange and the Letter of Transmittal are being mailed to record holders of the Notes and will be furnished to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on Hybridon's Noteholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Notes.


                               TERMS OF THE OFFER

AMOUNT OF NOTES; CONSIDERATION; EXPIRATION DATE; INTEREST PAYMENT

Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, Hybridon will purchase any and all Exchange Value of the Notes that are validly tendered on or prior to the Expiration Date (as defined below) (and not properly withdrawn in accordance with "--Withdrawal Rights" below) in exchange for 10 shares of Series A Preferred Stock and Exchange Warrants to purchase such number of shares of Hybridon Common Stock equal to 15% of the number of shares of Hybridon Common Stock into which such shares of Series A Preferred Stock would be convertible at the Exercise Price (as defined below), for each $1,000 in Exchange Value of the Notes tendered. See "--Extension; Termination; Amendments," "--Consideration Being Offered" and "--Certain Conditions of the Offer." Any tender of Notes which involves denominations of less than $1,000 in Exchange Value thereof will be exchanged on a pro rata basis, except to the extent that such proration would result in the issuance of a fractional share of Series A Preferred Stock. In the event that such fractional share would result, Hybridon shall, at its sole discretion, either
(a) round such fractional share to the nearest whole number of shares (with 0.5 being rounded up), or (b) pay in cash an amount equal to such fraction multiplied by $100 (which is the per share stated value of Series A Preferred Stock). Hybridon will not issue any fractional shares of Series A Preferred Stock in the Offer. In the event that a tendering Noteholder would otherwise be entitled to receive a fractional Exchange Warrant, Hybridon shall round up such fractional Exchange Warrant to the nearest whole number of Exchange Warrants.

The later of 12:00 Midnight, New York City time, on March 9, 1998, or the latest time and date to which the Offer is extended is referred to herein as the "Expiration Date". There can be no assurance that Hybridon will exercise its right to extend the Offer.

Regular semi-annual interest payments on the Notes were paid on October 1, 1997, to holders of record as of the close of business on September 15, 1997. Holders of the Notes tendered into and purchased pursuant to the Offer will not be entitled to any interest payments in respect of any later interest periods (or any portion thereof).

No alternative, conditional or contingent tenders will be accepted by Hybridon.

CONSIDERATION BEING OFFERED

Holders of the Notes are invited to tender any or all Exchange Value of their Notes in exchange for 10 shares of Series A Preferred Stock and Exchange Warrants to purchase such number of shares of Hybridon Common Stock equal to 15% of the number of shares of Hybridon Common Stock into which such shares of Series A Preferred Stock would be convertible at the Exercise Price (as defined below), for each $1,000 in Exchange Value of the Notes tendered and accepted for exchange by Hybridon. Any tender of Notes which involves denominations of less than $1,000 in Exchange Value thereof will be exchanged on a pro rata basis, except to the extent that such proration would result in the issuance of a fractional share of Series A Preferred Stock. In the event that such fractional share would result, Hybridon shall, at its sole discretion, either (a) round such fractional share to the nearest whole number of shares (with 0.5 being rounded up), or (b) pay in cash an amount equal to such fraction multiplied by $100 (which is the per share stated value of Series A Preferred Stock). Hybridon will not issue any fractional shares of Series A Preferred Stock in the Offer. In the event that a tendering Noteholder would otherwise be entitled to receive a fractional Exchange Warrant, Hybridon shall round up such fractional Exchange Warrant to the nearest whole number of Exchange Warrants. The fair market value of the Series A Preferred Stock and Exchange Warrants will be allocated first to principal and then to accrued but unpaid interest on the principal amount of the Notes.

Series A Preferred Stock

The following summary description of Series A Preferred Stock of Hybridon is necessarily incomplete and is thus qualified in its entirety by the form of Certificate of Designation of the Series A Preferred Stock and the form of Certificate of Designation of Series B Preferred Stock which are attached as Annex A and Annex C, respectively, to this Offer to Exchange and they are incorporated herein by reference.

The Certificate of Incorporation of Hybridon permits its Board of Directors to issue up to 5,000,000 shares of preferred stock, par value $.01 per share (the "Hybridon Preferred Stock"), in one or more series, to designate the number of shares constituting such series, and fix by resolution, the powers, privileges, preferences and relative, optional or special rights thereof, including liquidation preferences and dividends, and conversion and redemption rights of each such series. No shares of Hybridon Preferred Stock are currently outstanding. Immediately prior to the acceptance for exchange of the Notes tendered into the Offer, Hybridon will file with the Secretary of State of the State of Delaware a Certificate of Designation concerning the Series A Preferred Stock, with the following designations:

Dividend:                     6.5% per annum, payable on the same dates interest
                              payments are currently to be paid with respect to the Notes. The dividend may be paid with either cash or additional shares of Series A Preferred
                              Stock, at the option of Hybridon.

Liquidation Preference:       $100.00   per  share  plus   accrued   but  unpaid
                              dividends.

Ranking: The Series A Preferred Stock ranks, as to dividends and liquidation preference, senior to the Series B Preferred Stock and the Hybridon Common Stock.

Conversion Price:             Through April 1, 2000, the conversion price of the
                              Series A Preferred Stock shall be $35.00 per share of Hybridon Common Stock.

                              After April 1, 2000, the conversion price of the Series A Preferred Stock shall be 212.5% of the Initial Conversion Price (as defined below) of the Series B Preferred Stock (subject to antidilution adjustments set forth in the Certificate of Designation for the Series A Preferred Stock); in addition, there shall be a reset of such conversion price (the "Series A Reset") upon the occurrence of the Series B One-Year Reset (as defined below) to 212.5% of the conversion price of the Series B Preferred Stock immediately following the Series B One-Year Reset.

                              As used herein, the "Initial Conversion Price" of the Series B Preferred Stock shall mean the lesser of (i) $3.00, and (ii) 80% of the Trading Price (as defined hereinafter) as of the initial closing date, any interim closing date or the final closing date (the "Final Closing Date") of the New Offering, whichever is the lowest; "Trading Price" shall mean, generally, the lesser of (i) the average closing bid price of the Hybridon Common Stock for 30 consecutive trading days, ending with the trading day immediately prior to the date on which the Trading Price is being determined, and
                              (ii) the average closing bid price of the Hybridon Common Stock for five consecutive trading days, ending with the trading day immediately prior to the date as of which the Trading Price is being determined; "Series B One-Year Reset" shall mean a reset of the conversion price of Series B Preferred Stock which would take place if the average closing bid price for 20 consecutive trading days, ending with the trading day immediately prior to the Final Closing Anniversary (as defined hereinafter), is less than 125% of the then conversion price of Series B Preferred Stock as of the one-year anniversary (the "Final Closing Anniversary") of the Final Closing Date.

Mandatory Conversion
 or Redemption:               On or  after  the date of the  Series  B  One-Year
                              Reset  and  after  April  1,  2000 in the  case of
                              clause (ii) below, if the closing bid price of the
                              Hybridon   Common   Stock   exceeds  250%  of  the
                              then-current  conversion  price  of the  Series  B
                              Preferred  Stock  for 20  trading  days  in any 30
                              consecutive  trading day period,  Hybridon may (i)
                              cause  the   Series  A   Preferred   Stock  to  be
                              converted,  in  whole or in  part,  into  Hybridon
                              Common   Stock   at  200%   of  the   then-current
                              conversion  price of the Series B Preferred  Stock
                              or (ii)  redeem the Series A  Preferred  Stock for
                              cash in an  amount  equal  to  $100.00  per  share
                              (subject to appropriate  adjustment to reflect any
                              stock split, reclassification or reorganization of
                              the Series A Preferred Stock) plus any accrued but
                              unpaid dividends  (provided that holders will have
                              the right to convert into  Hybridon  Common Stock,
                              at the conversion  price applicable after April 1,
                              2000,   any   shares  so  called   for   mandatory
                              conversion   or    redemption).    Any   mandatory
                              conversion or redemption  (in the case of Series A
                              Preferred  Stock)  of the  Series  A or  Series  B
                              Preferred Stock must be executed with respect to both series on a pro rata basis.

Class Voting Rights:          Hybridon shall not,  without the affirmative  vote
                              or consent  of the  holders of at least 50% of all
                              outstanding  Series  A  Preferred  Stock,   voting
                              separately as a class, (i) amend,  alter or repeal
                              any provision of the Certificate of  Incorporation
                              or the  By-laws of  Hybridon  so as  adversely  to
                              affect   the   relative    rights,    preferences,
                              qualifications, limitations or restrictions of the
                              Series A  Preferred  Stock  (with the  issuance of
                              securities  ranking  prior to, or pari passu with,
                              the   Series  A   Preferred   Stock   (A)  upon  a
                              Liquidation  Event (as defined in the  Certificate
                              of  Designation  for Series A Preferred  Stock) or
                              (B) with  respect to the payment of  dividends  or
                              distributions not being considered to so adversely
                              affect, but the exchange of any shares of Series B
                              Preferred   Stock  for   shares  of  a  series  of
                              preferred  stock of the Company  ranking  prior to
                              the Series A Preferred  Stock being  considered to
                              so adversely  affect) or (ii)  authorize or issue,
                              or increase  the  authorized  amount of,  Series A
                              Preferred  Stock,  other than  Series A  Preferred
                              Stock  issuable  in  exchange  for  the  Notes  or
                              accrued  but  unpaid   interest   thereon  in  the
                              Exchange  or  issuable  as  dividends  on Series A
                              Preferred Stock.

Exchange Warrants

The following summary description of the Exchange Warrants of Hybridon to be issued in the Offer is necessarily incomplete and thus is qualified in its entirety by the form of Warrant Agreement (the "Warrant Agreement") which is attached as Annex B to this Offer to Exchange and incorporated herein by reference.

In connection with the Offer, each tendering Noteholder will receive, in addition to shares of Series A Preferred Stock, Exchange Warrants to purchase a number of shares of Hybridon Common Stock equal to 15% of the number of shares of Hybridon Common Stock into which the Series A Preferred Stock issued to such Noteholder pursuant to the Offer would be convertible at the Exercise Price (as defined in the following sentence). The Exchange Warrants have an initial exercise price equal to 212.5% of the Initial Conversion Price of the Series B Preferred Stock (the "Exercise Price"), provided, however, that, until April 2, 2000, the Exchange Warrants' exercise price shall be equal to the then-effective conversion price of the Series A Preferred Stock. The Exchange Warrants are subject to redemption at the option of Hybridon under the circumstances described in Section 8 of the Warrant Agreement.

Registration Rights

The following summary description of the registration rights to be granted to the tendering Noteholders in connection with the Offer is necessarily incomplete and thus is qualified in its entirety by the applicable provisions contained in the Letter of Transmittal and such provisions are incorporated herein by reference.

Hybridon will agree to use its best efforts to file (by the later of (A) the earliest to occur of (i) the filing date of the registration statement to be filed pursuant to the Unit Purchase Agreement relating to the New Offering (a form of which is attached hereto as Annex T), (ii) the expiration of thirty (30) days after the Final Closing Date and (iii) the later of (x) the expiration of sixty (60) days from the date on which Hybridon has received Net Proceeds in the New Offering equal to or exceeding $20,000,000 in the aggregate, and (y) November 16, 1998, and (B) the date on which shares of Series A Preferred Stock are first issued) a shelf registration statement (the "Registration Statement") pursuant to Rule 415 under the Securities Act with respect to the resale of (a) the shares of Series A Preferred Stock issuable in the

Offer and (b) the shares of Hybridon Common Stock issuable upon conversion of such Series A Preferred Stock or upon exercise of the Exchange Warrants, except to the extent that any such securities are then freely tradeable under applicable securities laws or tradable subject to the requirements of Rule 144(k) promulgated under the Securities Act. Furthermore, Hybridon will also agree to use its best efforts to have such Registration Statement declared effective as soon as practicable after the filing.

Reset Warrants

The following summary description of the Reset Warrants (as defined below), which may be issued to the tendering Noteholders under certain circumstances, is necessarily incomplete and thus is qualified in its entirety by the applicable provisions contained in the Letter of Transmittal and such provisions are incorporated herein by reference.

Upon the occurrence of the Series A Reset, the holders of Series A Preferred Stock will receive, per share of Series A Preferred Stock, additional warrants ("Reset Warrants") to purchase a number of shares of Hybridon Common Stock equal to the quotient of (a) the number of shares of Hybridon Common Stock underlying the warrants issuable to the holders of Series B Preferred Stock, per share of Series B Preferred Stock, upon the Series B One-Year Reset divided by (b) 2.125. The Reset Warrants will be substantially in the form of the Exchange Warrants and be governed by a warrant agreement substantially in the form of the Warrant Agreement (a form of which is attached hereto as Annex B) for the Exchange Warrants, except as provided above. Without limiting the generality of the foregoing, such Reset Warrants will be subject to redemption at the option of Hybridon on the same terms applicable to the Exchange Warrants, and may contain any legends required by applicable laws.


Also see "Purpose of the Offer; Certain Effects of the Offer -- Ancillary Agreements."


PROCEDURE FOR TENDERING NOTES

To validly tender the Notes pursuant to the Offer, the tendering Noteholder must either:

          (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Exchange) a properly completed and duly executed Letter of Transmittal for the Notes tendered or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, and either (i) cause a certificate representing the Notes to be tendered to be received by the Depositary, at one of its addresses or (ii) cause such Notes to be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date; or

          (b) comply with the guaranteed delivery procedure described under "-- Guaranteed Delivery Procedure" below.

The Depositary will establish an account at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within five (5) business days after the date of this Offer to Exchange, and any financial institution that is a participant in the system of the Book-Entry Transfer
Facility may make delivery of the Notes by causing such Book-Entry Transfer Facility to transfer such Notes into the Depositary's account in accordance with the procedures of such Book-Entry Transfer Facility. ALTHOUGH DELIVERY OF THE NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL FOR THE NOTES TENDERED OR FACSIMILE THEREOF,
TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES AND ANY OTHER REQUIRED DOCUMENTS, MUST, IN ANY CASE, BE RECEIVED BY THE DEPOSITARY AT ITS ADDRESS SET FORTH ON THE BACK COVER OF THIS OFFER TO EXCHANGE ON OR PRIOR TO THE EXPIRATION DATE, OR THE TENDERING NOTEHOLDER MUST COMPLY WITH THE GUARANTEED DELIVERY PROCEDURE DESCRIBED BELOW.

DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD"), or by a bank or trust company having an office or correspondent in the United States which is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if
(a) the Letter of Transmittal is signed by the registered holder of the Notes tendered therewith, or (b) such Notes are tendered for the account of an Eligible Institution.

Guaranteed Delivery Procedure.

If a Noteholder desires to tender Notes pursuant to the Offer and cannot deliver certificate for such Notes and all other required documents to the Depositary on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be complied with in a timely manner, such Notes may nevertheless be tendered if all of the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Hybridon (with any required signature guarantees) is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the certificate for such Notes (or a confirmation of a book-entry transfer of such Notes into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal for the Notes to be tendered (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 P.M., New York City time, on the third business day after the date of execution of the Notice of Guaranteed Delivery.

          The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmittal or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF THE NOTES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING NOTEHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

NOTEHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE OFFER. SEE "CERTAIN INCOME TAX CONSEQUENCES."

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Notes will be determined by Hybridon, in its sole discretion, and its determination shall be final and binding. Hybridon reserves the absolute right to reject any or all tenders of Notes that (i) it determines are not in proper form, or (ii) the acceptance for payments of or payment for which may, in the opinion of Hybridon's counsel, be unlawful. Hybridon also reserves the absolute right to waive any defect or irregularity in any tender of Notes. None of Hybridon, the Depositary or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.


WITHDRAWAL RIGHTS

Tenders of Notes made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after April 6, 1998, unless theretofore accepted for exchange as provided in this Offer to Exchange. If, Hybridon extends the period of time during which the Offer is open, is delayed in accepting for exchange or exchanging for Notes or is unable to accept for exchange or exchange for Notes pursuant to the Offer for any reason, then, without prejudice to Hybridon's rights under the Offer, the Depositary may, on behalf of Hybridon, retain all Notes tendered, and such Notes may not be withdrawn except as otherwise provided in this "Terms of the Offer--Withdrawal Rights," subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), which provides that the issuer "making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer."

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or facsimile numbers set forth on the back cover of this Offer to Exchange and must specify the name of the person who tendered the Notes to be withdrawn and the amount of Exchange Value of the Notes to be withdrawn. If the Notes to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Notes tendered by an Eligible Institution) must be submitted prior to the release of such Notes. In addition, such notice must specify, in the case of Notes tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Noteholder) and the serial numbers shown on the particular certificates evidencing the Notes to be withdrawn or, in the case of Notes tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded and Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Notes may be retendered by again following one of the procedures described in "Terms of the Offer--Procedure for Tendering Notes" at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Hybridon in its sole discretion, and its determination shall be final and binding. Neither of Hybridon, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

ACCEPTANCE FOR EXCHANGE OF NOTES AND EXCHANGE

Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date (which is expected to be within four (4) business days after the Expiration Date), Hybridon will accept for exchange and exchange the Notes validly tendered. See "-- Amount of Notes; Consideration; Expiration Date; Interest Payment"; "-- Extension; Termination; Amendments"; "--Certain Conditions of the Offer" and "Source and Amount of Consideration." Thereafter, exchange for all Notes validly tendered on or prior to the Expiration Date and accepted for exchange pursuant to the Offer will be made by the Depositary as promptly as practicable. In all cases, payment for Notes accepted for exchange pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Notes (or of a confirmation of a book-entry transfer of such Notes into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal for the Notes tendered or facsimile thereof, and any other required documents.

For purposes of the Offer, Hybridon will be deemed to have accepted for exchange (and thereby exchanged) Notes that are validly tendered prior to the Expiration Date and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for exchange of such Notes. Hybridon will effect the exchange of the Notes that it has accepted pursuant to the Offer by depositing the consideration therefor with the Depositary. The Depositary will act as agent for tendering Noteholders for the purpose of receiving consideration from Hybridon and transmitting the same to tendering Noteholders. Under no circumstances will interest be paid on the value of the consideration to be issued to tendering Noteholders, regardless of any delay in making such exchange.

No Noteholder may tender any or all of the Exchange Value attributable to accrued but unpaid interest on the principal amount of the Notes being tendered without also tendering the Exchange Value attributable to such principal amount, and vice versa.

Certificates for all Notes not accepted for exchange by Hybridon, or the Exchange Value of the Notes not tendered by the Noteholder or not accepted for exchange by Hybridon, will be returned (or, in the case of Notes tendered by book-entry transfer, such Notes or Exchange Value will be credited to an account maintained with the Book-Entry Transfer Facility) as promptly as practicable, without expense to the tendering Noteholder.

If certain events occur, Hybridon may not be obligated to exchange the Notes pursuant to the Offer. See "--Certain Conditions of the Offer." Hybridon will pay or cause to be paid any transfer taxes with respect to the exchange and transfer of any Notes to it or its order pursuant to the Offer.

CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, Hybridon will not be required to accept for exchange or exchange any Notes tendered, and may terminate or amend the Offer with respect thereto, and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Notes) the exchange of Notes tendered, if any of the following shall have occurred at any time after the date of this Offer to Exchange and prior to the Expiration Date (whether or not such occurrence shall be continuing at the time of such termination, amendment or postponement):

         (a) any action or proceeding shall have been threatened, instituted, pending or taken, or approval shall have been withheld, withdrawn or abrogated, or any statute, rule, regulation, judgment, order or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Hybridon, by any legislative body, court, authority, agency or tribunal or any other person, including the Securities and Exchange Commission (the "Commission") or the States of Delaware or Massachusetts, that, in Hybridon's sole judgment, would or might directly or indirectly (i) make the acceptance for exchange of, or exchange of, some or all of the Notes illegal or challenge the acquisition of such Notes or otherwise or in any manner relate to or affect the Offer, (ii) materially impair the contemplated benefits of the Offer to Hybridon or (iii) materially affect the business, condition (financial or other), income, operations or prospects of Hybridon, or otherwise materially impair in any way the contemplated future conduct of the business of Hybridon; and

         (b) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on Hybridon's business, operations, prospects or ability to obtain financing generally or the trading in the equity securities of Hybridon, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in Hybridon's sole judgment, might affect, the extension of credit by lending institutions in the United States, (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in Hybridon's sole judgment, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of Hybridon and may be asserted by Hybridon regardless of the circumstances (including any action or inaction by Hybridon) giving rise to any such condition, and any such condition may be waived by Hybridon, in whole or in part, at any time and from time to time in its sole discretion. The failure by Hybridon at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Hybridon concerning the events described above will be final and binding on all parties.

EXTENSION; TERMINATION; AMENDMENTS

Prior to the Expiration Date, Hybridon may extend the period of time during which the Offer is open or otherwise amend or modify the Offer and may terminate the Offer for any reason. There can be no assurance, however, that Hybridon will extend the Offer. During any such extension, all Notes previously tendered will remain subject to the Offer, except to the extent that such Notes may be withdrawn as set forth in "--Withdrawal Rights."

Prior to the Expiration Date, Hybridon may, upon the occurrence of any of the conditions specified in "--Certain Conditions of the Offer" terminate the Offer and not accept for exchange or exchange any Notes tendered or, subject to Rule 13e-4(f)(5) under the Exchange Act (which provides that the issuer "making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer"), postpone acceptance for exchange of Notes.

To effect any such extension, amendment, modification, termination or postponement, Hybridon shall give oral or written notice to the Depositary and make a public announcement thereof. Without limiting the manner in which Hybridon may choose to make such a public announcement, Hybridon shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case Hybridon shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

If Hybridon materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Hybridon will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Under these rules, the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. The Offer will be extended for at least ten business days from the time Hybridon publishes, sends or gives to Noteholders a notice that it will
(a) increase or decrease the consideration it will pay for Notes or pay any soliciting fee or (b) increase (if previously decreased) or decrease the percentage of Exchange Value of the Notes it seeks (except that the acceptance for payment of additional Exchange Value of the Notes not to exceed 2% of the outstanding Exchange Value of the Notes shall not be deemed to be an increase).

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                       In thousands, except per share data


                                             Years Ended
                                              December 31,                             Nine Months Ended September 30,
                                          ------------------             ----------------------------------------------------

                                          1995          1996             1996         1997            1997           1997
                                                                                                                   Pro Forma
                                                                                                  Pro Forma(1)  As Adjusted(2)
                                          ------------------             ----------------------------------------------------
Revenues                                 $  1,405     $  4,009          $  2,946     $  3,143     $  3,143       $  3,143

Interest Expense                             (173)        (124)              (88)      (3,223)        (973)          (973)

Net Loss                                  (34,547)     (46,853)          (32,458)     (49,977)     (47,727)       (47,727)

Net Loss Applicable to Common
Stockholders (3)                          (34,547)     (46,853)          (32,458)     (49,977)     (49,352)       (49,352)

Basic loss per share (3)                 $ (10.67)    $  (9.66)         $  (6.77)    $  (9.90)    $  (9.78)      $  (9.78)

Diluted loss per share (3)               $ (10.67)    $  (9.66)         $  (6.77)    $  (9.90)    $  (9.78)      $  (9.78)

Shares used in basic and diluted
loss per share                              3,239        4,852             4,798        5,047        5,047          5,047


                                                                                     Capitalization
                                                                                As of September 30, 1997
                                                                                ------------------------
                                                                             In thousands, except share data
                                                                                                             Pro Forma
                                                                     Actual             Pro Forma(1)      As Adjusted(2)
                                                                     ------             ------------      --------------
Current portion Long Term Debt                                       $   8,063          $   8,063          $   8,063

Long term debt, net of current portion                                   3,557              3,557              3,557

Subordinated Notes                                                      50,000                  -                  -

Stockholders' (Deficit) Equity

  Series A Convertible Preferred Stock, $.01 par value
  1,033,232 shares authorized; 522,500 issued and
  outstanding pro forma and pro forma as adjusted                            -                  5                  5

  Series B Convertible preferred Stock, $.01 par value,
  2,616,918 shares authorized; 238,000 issued and
  outstanding pro forma as adjusted                                          -                  -                  2

  Common Stock, $.001 par value, 100,000,000 shares
  authorized; issued and outstanding 5,058,450                               5                  5                  5

  Additional Paid In Capital                                           173,692            223,321            243,325

  Deficit Accumulated During Development Stage                        (199,171)          (199,171)          (199,171)

  Deferred compensation                                                 (1,148)            (1,148)            (1,148)
                                                                                                           ---------

    Total Stockholders' (Deficit) Equity                               (26,622)            23,012             43,018
                                                                                                           ---------

      Total Capitalization                                           $  34,998          $  34,632          $  54,638
                                                                                                           =========


                                                                12


OTHER FINANCIAL DATA:


                                                                Years ended                       Nine months ended
                                                               December 31,                         September 30,
                                                         -----------------------------------------------------------------------
                                                         1995            1996       1997            1997           1997
                                                                                                                 Pro Forma
                                                                                                 Pro Forma (1)   As Adjusted (2)
Ratio of earnings to fixed charges (4)                     --            --            --             --             --

Book value per common share (5)                          3.84          4.54         (5.26)         (5.78)         (5.64)

(1) Pro forma to give effect to the exchange of $50 million in principal amount of the Notes and $2,250,000 of accrued interest thereon for Series A Convertible Preferred Stock and the writeoff of $2,616,000 of deferred financing costs to additional paid in capital. There can be no assurance that $50 million in principal amount of the Notes will be exchanged. Such pro forma adjustments do not reflect the impact of the New Offering or the issuance of any Offering Notes.

(2) Pro forma as adjusted to give effect to the exchange of $50 million in principal amount of the Notes and $2,250,000 of accrued interest thereon for Series A Convertible Preferred Stock, the writeoff of $2,616,000 of deferred financing costs to additional paid in capital and the issuance of $23.8 million of Series B Convertible Preferred Stock, net of estimated issuance costs of $3,794,000. There can be no assurance that $50 million in principal amount of the Notes will be exchanged and $23.8 million of Series B Convertible Preferred Stock will be issued.

(3) Basic EPS is computed by dividing net loss applicable to common stockholders (net loss plus cumulative preferred stock dividends) by the weighted-average number of common shares outstanding during the period. Convertible securities and common stock equivalents have not been included in diluted EPS since the effect would be antidilutive.

(4) For the purpose of calculating the ratio of earnings to fixed charges, earnings represent Hybridon's loss from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus the interest portion of rental expense on non-cancelable leases and amortization of debt issuance costs and debt discount. Hybridon's earnings have been inadequate to meet its fixed charges for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 by $33.9 million, $46.4 million, $32.1 million and $44.7 million, respectively. On a pro forma and pro forma as adjusted basis as described in notes (1) and (2) above, Hybridon's earnings would be inadequate to meet its fixed charges by $44.7 million in the nine months ended September 30, 1997.

(5) Book value per common share is computed by dividing net assets by the number of common shares outstanding. Net assets is equal to stockholders' (deficit) equity less the liquidation value of preferred stock.

                               RECENT DEVELOPMENTS

The information set forth in the Current Reports on Form 8-K dated December 3, 1997, January 11, 1998, January 13, 1998, January 22, 1998 and January 16, 1998,
attached hereto as Annex N through S, is incorporated herein by reference.

The Company recently commenced a private offering, on a "best efforts" basis, of up to 550 Units (at $100,000 per Unit), each Unit consisting of $100,000 principal amount of the Offering Notes and certain warrants to purchase Hybridon Common Stock (the "New Offering"). See Annexes T and U for more information on the New Offering.

Hybridon  has been  informed by Arthur  Andersen  LLP,  its  independent  public accountants,  that  their  report on  Hybridon's  December  31,  1997  financial statements will contain an explanatory fourth paragraph addressing the significant uncertainty regarding Hybridon's ability to continue operating as a going concern unless Hybridon is able to raise sufficient capital to fund operations for 1998 prior to the release of the audit report.


                 PRICE RANGE OF HYBRIDON COMMON STOCK; DIVIDENDS

Although the Notes have been eligible for trading in the PORTAL market, Hybridon has been advised by the National Quotation Bureau that it has no records of any reported transactions in the Notes on the PORTAL market. Moreover, Hybridon has no pricing information with respect to other types of secondary market transactions in the Notes. Hybridon Common Stock, into which the Notes are convertible (at a $35.0625 conversion price, after giving effect to the five-for-one reverse stock split), is quoted for trading on the Nasdaq OTC Bulletin Board under the symbol "HYBN". Prior to Hybridon's delisting on December 2, 1997, Hybridon Common Stock was quoted for trading on the Nasdaq National Market System. See the information incorporated by reference under the caption "--Recent Developments." The last reported bid price on the Nasdaq OTC Bulletin Board, as of the close of business on February 5, 1998 for the Hybridon Common Stock is shown on the front cover of this Offer to Exchange.

NOTEHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE HYBRIDON COMMON STOCK.

The following table sets forth the high and low sales or bid prices of the Hybridon Common Stock for the fiscal quarters indicated (after giving effect to the one-for-five reverse stock split).

                                                         High         Low
1996

First Quarter (from January 24, 1996)............      $71.250       $ 43.750
Second Quarter...................................       59.375         25.625
Third Quarter....................................       59.375         33.125
Fourth Quarter...................................       43.125         26.250

1997

First Quarter....................................       43.125         28.125
Second Quarter...................................       35.625         25.000
Third Quarter....................................       28.125          7.500
Fourth Quarter...................................        4.859          2.609

1998

First Quarter (through February 5, 1998).........        3.359          1.000


Hybridon has never declared or paid cash dividends on its capital stock and Hybridon does not expect to pay any cash dividends on its Common Stock in the foreseeable future. The Indenture limits Hybridon's ability to pay dividends or make other distributions on the Hybridon Common Stock. In addition, Hybridon is currently prohibited from paying cash dividends under a credit facility with a commercial bank.

               PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

Purpose of the Offer; Certain Effects of the Offer

The Offer constitutes a part of the Restructuring of the capital structure of Hybridon to raise up to $55,000,000 (less fees, commissions and expenses) in cash for use in Hybridon's operations and to reduce Hybridon's debt service obligations. In addition, if successful, the Restructuring will improve the financial position of Hybridon by reducing the indebtedness of Hybridon for financial reporting purposes, and thereby improve the chances of Hybridon being able to comply with the quantitative criteria for the listing of Hybridon Common Stock on the Nasdaq Stock Market.

Upon the occurrence of the Restructuring Trigger (as defined below), the Offering Notes (which currently rank senior to the Consenting Notes) will automatically be converted into shares of Series B Preferred Stock of Hybridon (with such powers, preferences and limitations as set forth in the Certificate of Designation for Series B Preferred Stock, which is annexed hereto as Annex C) which shall rank junior to the Series A Preferred Stock issuable in the Offer. As a result, the Offer presents the holders of the Consenting Notes with an opportunity effectively to nullify the subordination effected by the Consent if the Net Proceeds Threshold (as defined below) is achieved. Furthermore, unless the Restructuring Trigger occurs prior to the Termination Date (as defined in the Unit Purchase Agreement included as Annex T hereto) of the New Offering: (i) purchasers of Units in the New Offering will be entitled to receive additional warrants to purchase, at an exercise price of $.001 per share of Hybridon Common Stock, a number of shares of Hybridon Common Stock equal to 100% (rounded to the nearest whole share) of the Hybridon Common Stock underlying their purchased Offering Notes and (ii) the interest rate borne by the Offering Notes will increase from 14% to 18% per annum. The Offer is open to all holders of the Notes. See "Terms of the Offer -- Consideration Being Offered." However, in the event that a tender of Notes is accepted by Hybridon for exchange into Series A Preferred Stock and Exchange Warrants, but the Restructuring Trigger is not attained, then such tendering Noteholder would be subordinated to all unsecured creditors of Hybridon, whereas had such Noteholder not tendered, such Noteholder would have ranked pari passu with respect to such unsecured creditors. Furthermore, any tendering Noteholder, whose Notes are accepted for exchange pursuant to the Offer, will be subordinated to the other Noteholders who do not tender their Notes in the Offer.

As used herein, the "Restructuring Trigger" means such time that both (a) at least $40,000,000 in principal amount of the Notes (together with all of the then accrued but unpaid interest thereon) is irrevocably exchanged in the Offer for Series A Preferred Stock and Exchange Warrants, and (b) Hybridon has received Net Proceeds in the New Offering equal to or exceeding $20,000,000 (the "Net Proceeds Threshold"). There can be no assurance that the Restructuring Trigger will occur.

The fair market value of the Series A Preferred Stock and Exchange Warrants will be allocated first to principal and then to accrued but unpaid interest on the principal amount of the Notes.

Limitations on Resale of Hybridon Stock

The Series A Preferred Stock and the Exchange Warrants to be issued in exchange for the Notes in the Offer, the Reset Warrants (if any) and Hybridon Common Stock issuable upon conversion or exercise of the Series A Preferred Stock, the Exchange Warrants or the Reset Warrants (if any), shall have the status of securities acquired in transaction under the so-called "exchange offer" exemption under Section 3(a)(9) of the Securities Act but cannot be resold by the tendering Noteholders without registration under the Securities Act or an exemption therefrom. Hybridon has agreed to effect a shelf registration under the Securities Act of the Series A Preferred Stock and the Hybridon Common Stock underlying the Series A Preferred Stock and the Exchange Warrants. See "Terms of the Offer -- Consideration Being Offered -- Registration Rights." Prior to the effectiveness of the registration statement covering such securities, however, the holders thereof may not sell any such securities without an exemption from registration under the Securities Act. However, for purposes of Rule 144 under the Securities Act, the holding period of the Series A Preferred Stock and Hybridon Common Stock issued upon conversion thereof may be "tacked" onto that of the Notes exchanged in the Offer.

Each certificate representing the Series A Preferred Stock, the Exchange Warrants and the Hybridon Common Stock issuable upon conversion or exercise thereof shall contain a legend to the effect that the securities represented by such certificate have the status of securities acquired in transaction under an exemption of Section 3(a)(9) of the Securities Act and cannot be resold without registration under the Securities Act or an exemption therefrom.

Ancillary Agreements

AS SET FORTH IN MORE DETAIL IN THE LETTER OF TRANSMITTAL, BY SIGNING AND SENDING SUCH LETTER OF TRANSMITTAL, THE TENDERING NOTEHOLDERS ARE MAKING CERTAIN REPRESENTATIONS AND AGREEING TO BE BOUND BY CERTAIN COVENANTS CONTAINED THEREIN. IN ADDITION, HYBRIDON WILL MAKE CERTAIN REPRESENTATIONS AND AGREEMENTS WITH RESPECT TO CERTAIN MATTERS PURSUANT TO THE LETTER OF TRANSMITTAL. SUCH COVENANTS AND REPRESENTATIONS OF HYBRIDON WILL BECOME EFFECTIVE AND BINDING ON HYBRIDON AT SUCH TIME THAT HYBRIDON ACCEPTS FOR EXCHANGE ANY OF THE EXCHANGE VALUE OF THE NOTES TENDERED BY A TENDERING NOTEHOLDER. IN THE EVENT THAT THE OFFER IS TERMINATED BY HYBRIDON OR HYBRIDON DOES NOT ACCEPT FOR EXCHANGE ANY EXCHANGE VALUE OF THE NOTES VALIDLY TENDERED BY A TENDERING NOTEHOLDER, NONE OF THE COVENANTS, AGREEMENTS AND REPRESENTATIONS MADE BY EITHER SUCH TENDERING NOTEHOLDER OR HYBRIDON IN THE LETTER OF TRANSMITTAL WILL BE VALID AGAINST OR BINDING UPON THE PARTY WHO MADE ANY SUCH COVENANTS, AGREEMENTS OR REPRESENTATIONS. ANY TENDER NOT ACCOMPANIED BY THE LETTER OF TRANSMITTAL WILL BE DEEMED INVALID. PLEASE READ CAREFULLY THE LETTER OF TRANSMITTAL.

The following description summarizes the agreements contained in the Letter of Transmittal. However, such description is qualified in its entirety by reference to the Letter of Transmittal and the same is incorporated herein by reference.

Certain Sale Restrictions

By signing and returning the Letter of Transmittal, the tendering Noteholder and each beneficial owner of the Notes tendered, in consideration of Hybridon's acceptance of the Notes so tendered, will thereby agree not to, directly or indirectly, through related parties, affiliates or otherwise, (i) sell "short" or "short against the box" (as those terms are generally understood) any security of Hybridon, or (ii) otherwise engage in any transaction, except for any transaction approved by Hybridon in writing, that involves hedging of such holder's position in any security of Hybridon; provided, however, that a tendering Noteholder or such a beneficial owner may have an aggregate short position covering any number of shares of Hybridon Common Stock fewer than the quotient of (a) the product of (x) the number of shares of Series A Preferred Stock held by such holder multiplied by (y) the Dividend Base Amount (as defined in the Certificate of Designation for the Series A Preferred Stock), divided by
(b) the conversion price of the Series A Preferred Stock as in effect from time to time.

Restriction on Indebtedness and Senior Equity Issuances; Affiliate Transactions

Hybridon will agree that, following the Restructuring Trigger, it will not, without the consent of the Designated Director (as defined below), (i) for the first 12 months, incur, assume or guarantee any additional indebtedness (A) for money borrowed, (B) evidenced by a note, debenture or similar instrument given in connection with the acquisition of any business, Property (as defined in the Indenture) or assets, (C) consisting of obligations of Hybridon as lessee under leases required to be capitalized on the balance sheet of the lessee under GAAP (as defined in the Indenture) or (D) consisting of reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers' acceptances (collectively, "Indebtedness"), or issue any equity securities senior in dividends or liquidation preference to the Series A Preferred Stock other than with respect to: (a) any amendments, renewals, extensions, modifications, refinancings and refundings of the Loan and Security Agreement, dated December 31, 1996, between Silicon Valley Bank and Hybridon, provided that the principal amount does not exceed $7,500,000 and the maturity date is not advanced; (b) capitalized leases with a capitalized amount not exceeding $3,000,000; (c) the Offering Notes (including Offering Notes issued as interest thereon); and (d) any amendments, renewals, extensions, modifications, refinancings and refundings of the above (provided that the maturity date is not advanced and the original amount thereof is not increased); and (ii) for the second 12 months, (A) incur any additional Indebtedness in excess of $10 million over the permitted level for the first 12 months (provided that capitalized leases entered into in the first 24 months will count against the $10 million threshold) or (B) issue more than $15 million liquidation preference of any equity securities senior in dividends or liquidation preference to the Series A Preferred Stock. Furthermore, Hybridon will agree that, for so long as the Series A Preferred Stock remains outstanding, following the Restructuring Trigger, it will not, without the consent of the Designated Director, enter into any transaction with any Affiliate (as defined in the Indenture) of Hybridon unless such transaction is approved by a majority of the independent directors of Hybridon.

Board Seat

Upon the occurrence of the Restructuring Trigger, for so long as at least 50% of the Series A Preferred Stock initially issued in the Offer remains outstanding, the holders of Series A Preferred Stock as a class shall be entitled to designate one member for nomination to the Board of Directors of Hybridon (the "Designated Director"), provided that such nominee is reasonably acceptable to Hybridon.

Certain Additional Covenants and Representations of Hybridon

Effective upon its acceptance for exchange of Notes in the Offer, Hybridon will represent and warrant to tendering Noteholders that, since March 26, 1997, no event has occurred which would change the Conversion Price (as defined in the Indenture) other than the reverse stock split effected by Hybridon in December 1997. Furthermore, upon such acceptance, Hybridon will covenant not to engage in any act that would change such Conversion Price without adjusting the conversion price and conversion rate of the Series A Preferred Stock to the extent that such adjustment would be required pursuant to the Certificate of Designation of the Series A Preferred Stock.

Also see "Terms of the Offer -- Consideration Being Offered -- Registration Rights."

Purchase of Notes After the Offer

After the consummation of the Offer, Hybridon may determine to purchase additional Notes on the open market, in privately negotiated transactions, through one or more tender or exchange offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Notes than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits Hybridon and its affiliates from purchasing any Notes, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any future purchases of Notes by Hybridon would depend on many factors, including Hybridon's business and financial position, capital requirements of Hybridon, and general economic and market conditions.

The Offer Not Redemption

Noteholders are not under any obligation to tender the Notes pursuant to the Offer. The Offer does not constitute notice of redemption of any Notes pursuant to the Indenture, nor does Hybridon intend to effect any such redemption by making the Offer. The Indenture does not permit Hybridon to redeem any of the Notes prior to April 1, 2000. The Offer does not constitute a waiver by Hybridon of any option it has to redeem Notes and all Notes remaining outstanding after the Offer will continue to be redeemable at the option of Hybridon in accordance with the terms of the Notes and the Indenture. The Notes are redeemable at the option of Hybridon on and after April 1, 2000 (provided that prior to March 31, 2001, the Notes may not be redeemed unless certain conditions are met) at 104.5% of the principal amount thereof and thereafter at prices declining annually to 100% of the principal amount on and after April 1, 2003 plus, in each case, dividends accrued to the redemption date.

Except as set forth elsewhere in this Offer to Exchange (and any document incorporated herein), Hybridon has no current plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of Hybridon or the disposition of securities of Hybridon; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Hybridon or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of Hybridon or any of its subsidiaries; (d) any change in the present Board of Directors or management of Hybridon; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of Hybridon; (f) any other material change in Hybridon's corporate structure or business; (g) any change in Hybridon's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of Hybridon by any person; (h) a class of equity securities of Hybridon becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or
(i) the suspension of Hybridon's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

NEITHER HYBRIDON, ITS BOARD OF DIRECTORS NOR ANY OF ITS EXECUTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO TENDER ANY OR ALL OF THE EXCHANGE VALUE OF THE NOTES . EACH NOTEHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER NOTES AND, IF SO, HOW MUCH IN THE EXCHANGE VALUE OF THE NOTES TO TENDER.


                       SOURCE AND AMOUNT OF CONSIDERATION

Assuming that Hybridon exchanges all outstanding Notes pursuant to the Offer, the total amount of consideration to be paid by Hybridon will consist in the aggregate of (i) approximately 520,000 shares of Series A Preferred Stock, which shall be issued from Hybridon's authorized but unissued shares of Hybridon Preferred Stock, (ii) Exchange Warrants to purchase such number of shares of Hybridon Common Stock equal to 15% of the number of shares of Hybridon Common Stock into which such shares of Series A Preferred Stock would be convertible at the Exercise Price, and (iii) to the extent applicable, Reset Warrants to purchase shares of Hybridon Common Stock. In addition, Hybridon expects to incur fees and other expenses. See "Fees and Expenses."


                TRANSACTIONS AND AGREEMENTS CONCERNING THE NOTES

Based upon Hybridon's records, neither Hybridon nor, to Hybridon's knowledge, any of its associates, subsidiaries, directors, executive officers or any associate of any such director or executive officer owns any Notes or has engaged in any transactions involving the Notes during the 40 business days preceding the date hereof. Neither Hybridon nor, to Hybridon's knowledge, any of its directors or executive officers is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person with respect to any securities of Hybridon other than as disclosed or incorporated by reference in this Offer to Exchange. See "Fees and Expenses."


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of anticipated certain federal income tax consequences to Hybridon and holders of Notes of the exchange of Notes for Series A Preferred Stock and Exchange Warrants as part of the Restructuring and to holders of Series A Preferred Stock, Exchange Warrants and Hybridon Common Stock. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change (perhaps retroactively) by legislation, administrative action or judicial decision. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences of the exchange described herein, and no opinion of counsel or ruling from the Service has been or will be requested as to any of such tax consequences.

The discussion as to the tax consequences to holders relates to "U.S. Holders". For purposes of this discussion, a "U.S. Holder" is a holder that is an individual who is a citizen or resident of the United States, a corporation or a partnership that is organized under the laws of the United States or any state thereof or an estate or trust whose income is includible in gross income regardless of its source. For its taxable years beginning after December 31, 1996, a trust generally is a U.S. Holder only if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust. The discussion also assumes that holders hold their Notes as capital assets and will hold the Series A Preferred Stock, Exchange Warrants and Hybridon Common Stock as capital assets.

The following discussion does not include all matters that may be relevant to any particular holder in light of such holder's particular facts and circumstances. Certain holders, including financial institutions, broker-dealers, tax-exempt entities, insurance companies and non-U.S. Holders may be subject to special treatment not described below.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS DESCRIBED HEREIN ARE COMPLEX. ALL HOLDERS OF NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE AND THE OWNERSHIP AND DISPOSITION OF SERIES A PREFERRED STOCK, EXCHANGE WARRANTS AND HYBRIDON COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

Tax Consequences to Hybridon

Cancellation of Indebtedness

If a taxpayer satisfies its outstanding debt obligations for less than its principal amount, such taxpayer generally realizes cancellation of debt ("COD") income for federal income tax purposes. In the case of an exchange where outstanding indebtedness is canceled in exchange for stock and warrants, the amount of such COD income is, in general, equal to the excess of the adjusted issue price (including accrued but unpaid interest) of the indebtedness satisfied over the fair market value of such stock and warrants.

Such COD income generally is recognized and included in the corporation's taxable income, except to the extent that the taxpayer is insolvent (or if the taxpayer is in bankruptcy). Certain tax attributes of the taxpayer, including net operating loss carryovers ("NOLs"), tax credit and capital loss carryforwards and tax basis in property, must be reduced by the amount of the taxpayer's COD income that is excluded due to insolvency. Such attribute reductions are made after the determination of the taxpayer's tax liability for the taxable year in which the debt cancellation occurs.

Whether Hybridon will recognize COD income upon the exchange of Notes will depend upon the value of the Series A Preferred Stock and Exchange Warrants at the time of the exchange. Any such COD income will be excluded from Hybridon's taxable income to the extent, if any, of its insolvency at such time (with correlative reduction of its tax attributes), and the remainder will be included in Hybridon's taxable income. In general, Hybridon will be able to apply its NOLs, to the extent thereof, against any such COD income that is not excludable.

Limitation on NOL Utilization

A corporation that undergoes an "ownership change" is generally limited in the use of its pre-change NOLs and certain built-in losses. An ownership change generally occurs when the percentage of the corporation's stock by value held by certain persons (identified in the Code as "5% shareholders") increases in the aggregate by more than 50 percentage points over the lowest level held by such persons during a three-year testing period. Hybridon believes that while the exchange of Notes for Series A Preferred Stock and Exchange Warrants will not result in an ownership change of Hybridon for these purposes, the conversion of the Offering Notes into Series B Preferred Stock upon a Restructuring Trigger may result in such an ownership change.

If an ownership change occurs, the corporation's annual utilization of its NOLs is limited (subject to special rules with respect to certain built-in-gains) to the product of the corporation's equity value immediately before the ownership change multiplied by the applicable long-term federal tax-exempt rate. For Federal income tax purposes, net operating loss and tax credit carryforwards as of December 31, 1996 were approximately $138,191,000 and $2,989,000, respectively. An ownership change would severely limit Hybridon's ability to use such carryforwards.

Tax Consequences to Holders of Notes

The Exchange

The exchange of Notes for shares of Series A Preferred Stock and Warrants pursuant to the Offer should constitute a recapitalization under Section 368(a)(1)(E) of the Code, and, therefore, except as provided below, no gain or loss should be recognized by the holders of Notes. Notwithstanding the above, provided the exchange occurs before March 9, 1998, any realized gain should be recognized and includable in income to the extent of the fair market value of the Exchange Warrants (not attributable to accrued but unpaid interest) received. The amount of gain realized should equal the positive difference, if any, between (a) the fair market vale of the Series A Preferred Stock and Exchange Warrants received, except to the extent attributable to accrued interest, and (b) the principal amount of the Notes exchanged.
Any such gain recognized generally should constitute short term capital gain.

In addition, exchanging holders of Notes who have not previously included in income accrued but unpaid interest should recognize ordinary interest income to the extent that the Series A Preferred Stock and Exchange Warrants received is attributable to such accrued but unpaid interest. Holders who have previously included in income accrued but unpaid interest should be entitled to a deductible loss to the extent such previously included interest income exceeds the portion of the Series A Preferred Stock and Exchange Warrants received attributable to such interest. The terms of the Offer provide that the fair market value of the Series A Preferred Stock and Exchange Warrants will be allocated first to principal and then to accrued but unpaid interest on the principal amount of the Notes. Hybridon will report interest in its information filings to holders and to the Service in a manner consistent with the above allocation. However, there can be no assurance that the Service will agree with such allocation. If the Service were to successfully allocate a greater portion of the exchange consideration to accrued but unpaid interest, cash basis holders may recognize a greater amount of interest income.

Gain or loss should be recognized to the extent that the amount of any cash received in lieu of fractional shares of Series A Preferred Stock exceeds (or, in the case of a loss, is less than) the holder's basis in the Notes allocable to such fractional interests received.

The Exchange Warrants

Basis and Holding Period. In general, a holder's tax basis in the Exchange Warrants received pursuant to the Restructuring should equal their fair market value (except that, if the exchange occurs on or after March 9, 1998, the holder's basis in the Exchange Warrants (and not allocable to accrued and unpaid interest) should equal the holder's adjusted tax basis in the portion of the Notes surrendered allocable to the Exchange Warrants received). A holder's holding period in the Exchange Warrants should begin on the day after the exchange (except that if the exchange occurs on or after March 9, 1998, the holding period for the Exchange Warrants (other than those attributable to accrued but unpaid interest) should include the holding period of the Notes exchanged).

Exercise or Sale of an Exchange Warrant. The exercise of an Exchange Warrant should not be taxable to the holder thereof. A holder of an Exchange Warrant should recognize gain or loss upon the sale of an Exchange Warrant in an amount equal to the difference between the amount realized on the sale and the holder's adjusted tax basis in the Exchange Warrant. Such gain or loss generally should constitute long term capital gain or loss if the holder's holding period for the Exchange Warrants was more than one year, and with respect to individual holders, should be taxed at the lowest rates applicable to capital gains if such holding period was more than 18 months.

Expiration of the Exchange Warrants. Upon the expiration of an unexercised Exchange Warrant, a holder should recognize a loss equal to the holder's adjusted tax basis in the Exchange Warrant. Such loss generally should be long term capital loss if the Exchange Warrant was held for more than one year.

Series A Preferred Stock and Hybridon Common Stock

Basis and Holding Period. In general, a holder's tax basis in the Series A Preferred Stock received pursuant to the Restructuring (other than stock received attributable to accrued but unpaid interest) should equal the sum of the holder's adjusted tax basis in the Notes surrendered (other than the tax basis in the portion of the Notes treated as exchanged for cash in lieu of fractional shares of Series A Preferred Stock), decreased by the fair market value of the Exchange Warrants received and increased by the amount of gain recognized with respect to the receipt of the Exchange Warrants. However, if the exchange occurs on or after March 9, 1998, the holder's basis in the Series A Preferred Stock (that is not allocable to accrued but unpaid interest) should equal the holder's adjusted tax basis in the portion of the Notes surrendered allocable to the Series A Preferred Stock received). A holder's holding period in the Series A Preferred Stock received (and not allocable to accrued and unpaid interest) should include its holding period for the Notes surrendered. The holder's tax basis in that portion of the Series A Preferred Stock received that is allocable to accrued and unpaid interest should be equal to the amount of such interest deemed received, and the holder's holding period in such portion of the Series A Preferred Stock allocable to accrued and unpaid interest should begin on the day after the exchange.

A holder's tax basis in shares of Hybridon Common Stock received upon the conversion of Series A Preferred Stock should be the same as the holder's adjusted tax basis in the Series A Preferred Stock converted (reduced by the portion of such basis allocable to any fractional shares of Hybridon Common Stock for which the holder receives a cash payment from Hybridon). The holding period of the Hybridon Common Stock received in the conversion should include the holding period of the shares of Series A Preferred Stock that were converted.

A holder's basis in Hybridon Common Stock acquired upon exercise of an Exchange Warrant should equal the sum of (a) its basis in the Exchange Warrant and (b) the cash paid upon exercise of the Exchange Warrant. The holding period for the Hybridon Common Stock acquired upon exercise of an Exchange Warrant should begin on the day following the day of exercise.

Dividends. Dividends paid on Series A Preferred Stock (whether in cash or in kind) or on Hybridon Common Stock should be taxable to a holder as ordinary income, to the extent paid out of Hybridon's current or accumulated earnings and profits. Subject to certain restrictions, dividends received by a corporate holder generally will be eligible for the 70% dividends received deduction.

Sale. A holder of Series A Preferred Stock or Hybridon Common Stock who sells or otherwise disposes of such stock in a taxable transaction should recognize capital gain or loss equal to the difference between the cash and the fair market value of any property received on such sale and the holder's tax basis in such stock. Such gain or loss should be long term gain or loss if the holding period for such stock was more than one year and, with respect to individual holders, should be taxed at the lowest rates applicable to capital gains if such holding period was more than 18 months.

Redemption. A redemption by Hybridon of some or all of a holder's Series A Preferred Stock or Hybridon Common Stock should be treated as a dividend to the redeeming holder to the extent of Hybridon's current and accumulated earnings and profits unless the redemption meets one of the tests under Section 302(b) of the Code. If one of the tests under Section 302(b) is met, the redemption should be treated as an exchange giving rise to capital gain or loss as described above, except to the extent of declared but unpaid dividends. Holders should consult their tax advisors as to the application of Section 302(b) to their particular circumstances.

Conversion of Series A Preferred Stock. A holder generally should not recognize gain or loss upon conversion of Series A Preferred Stock into Hybridon Common Stock (except to the extent that any cash paid in lieu of a fractional share exceeds the holder's tax basis in the Series A Preferred Stock allocable to such fractional share).

Adjustments to Conversion Price. Pursuant to Treasury Regulations promulgated under Section 305 of the Code, a holder of an Exchange Warrant or Series A Preferred Stock may be treated as having received a constructive distribution from Hybridon upon an adjustment in the conversion (or exercise) price of the Exchange Warrants or Series A Preferred Stock if (i) as a result of such adjustment, the proportionate interest of such holder in the assets or earnings and profits of Hybridon is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable, anti-dilution formula. An adjustment in the conversion price would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to the Hybridon Common Stock into which the Exchange Warrants and Series A Preferred Stock are convertible (or exercisable). Thus, under certain circumstances, a decrease in the conversion price of the Exchange Warrants or Series A Preferred Stock may be taxable to a holder of an Exchange Warrant or Series A Preferred Stock as a dividend to the extent of the current or accumulated earnings and profits of Hybridon. In particular, the issuance of Reset Warrants and an adjustment to the conversion price of the Series A Preferred Stock may be taxable to holders of Series A Preferred Stock. In addition, the failure to adjust fully the conversion (or exercise) price of the Exchange Warrants or the Series A Preferred Stock to reflect distributions of stock dividends with respect to the Hybridon Common Stock may result in a taxable dividend to the holders of Hybridon Common Stock.

Backup Withholding

A holder of Notes, Series A Preferred Stock, Hybridon Common Stock or Exchange Warrants may, under certain circumstances, be subject to "backup withholding" at the rate of 31% with respect to cash payments made in lieu of fractional shares of Series A Preferred Stock in the exchange, dividends with respect to stock or the proceeds of a sale, exchange or redemption of stock or warrants unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding provisions. A holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount withheld under these rules will be creditable against the holder's federal income tax liability.

THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE TENDERING NOTEHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE OFFER. EACH NOTEHOLDER IS URGED TO CONSULT SUCH NOTEHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SALES PURSUANT TO THE OFFER TO SUCH NOTEHOLDER.


                                FEES AND EXPENSES

Hybridon has retained ChaseMellon Shareholder Services, L.L.C., as Depositary in connection with the Offer. Hybridon or its agent or representative may contact Noteholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Depositary will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses. Hybridon has agreed to indemnify the Depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Depositary has not been retained for the purposes of making solicitations or recommendations in connection with the Offer.

Other than as described above, Hybridon will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Notes exchanged in connection with the Offer. Hybridon will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.


                     CERTAIN INFORMATION CONCERNING HYBRIDON

Hybridon, established in 1989, believes that it is a leader in the discovery and development of novel genetic medicines based primarily on antisense technology. Antisense technology involves the use of synthetic segments of DNA (oligonucleotides) constructed through rational drug design to interact at the genetic level with target messenger RNA, which codes for the production of proteins. In contrast to traditional drugs, which are designed to interact with protein molecules associated with diseases, antisense drugs work at the genetic level to interrupt the process by which disease-causing proteins are produced. Drugs based on antisense technology may have broader applicability, greater efficacy and fewer side effects than conventional drugs because antisense compounds are designed to intervene early in the disease process at the genetic level and in a highly specific fashion.

For the most recent developments concerning Hybridon, see "Recent Developments."

The principal executive offices of Hybridon are located at 620 Memorial Drive, Cambridge, MA 02139; telephone number (617) 528-7000.

Business of Hybridon

The information set forth under Item 1, Part I of the Annual Report on Form 10-K for the fiscal year ended December 31, 1996 of Hybridon, which is attached hereto as Annex D (the "10-K"), is incorporated herein by reference.

Properties and Facilities

The information set forth in Item 2, Part I of the 10-K, which is attached hereto as Annex D, is incorporated herein by reference.

Legal Proceedings

The information set forth in Item 3, Part I of the 10-K, which is attached hereto as Annex D, is incorporated herein by reference.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

See "Price Range of Hybridon Common Stock; Dividends."

                             SELECTED FINANCIAL DATA

The information set forth in Item 6, Part II of the 10-K, which is attached hereto as Annex D, is incorporated herein by reference.

                                                             SELECTED CONSOLIDATED FINANCIAL DATA
                                                             In thousands, except per share data
                                                       Years Ended                        Nine Months Ended
                                                       December 31,                         September 30,
                                                -------------------------   ------------------------------------------------
                                                     1995       1996         1996        1997       1997       1997
                                                                                                     Pro       Pro Forma
                                                                                                   Forma(1)    As Adjusted(2)
Statement of Operations Data:
Revenues                                            $  1,405    $  4,009    $  2,946    $  3,143    $  3,143    $  3,143
Net Loss                                             (34,547)    (46,853)    (32,458)    (49,977)    (47,727)    (47,727)
Net Loss Applicable to Common
Stockholders (3)                                     (34,547)    (46,853)    (32,458)    (49,977)    (49,352)    (49,352)
Basic loss per share (3)                            $ (10.67)   $  (9.66)   $  (6.77)   $  (9.90)   $  (9.78)   $  (9.78)
Diluted loss per share (3)                          $ (10.67)   $  (9.66)   $  (6.77)   $  (9.90)   $  (9.78)   $  (9.78)
Shares used in basic and diluted loss per share        3,239       4,852       4,798       5,047       5,047       5,047

                                                                                                     As of September 30, 1997
                                                                 As of December 31,                                   Pro Forma
                                                               1995           1996          Actual     Pro Forma(1)  As Adjusted(2)
                                                           -------------------------------  ---------------------------------------
Balance Sheet Data:
Cash, cash equivalents and short-term
investments (4)                                               $   5,284      $  16,419      $  14,792      $  14,792      $  34,798

Working capital (deficit)                                           210          8,888         (2,623)          (373)        19,633
Total assets                                                     19,618         41,537         46,603         43,987         63,993
Long-term debt, net of current portion                            1,145          9,032          3,557          3,557          3,557
9% Convertible Subordinated Notes due 2004                            -              -         50,000              -              -

Deficit accumulated in the development stage                   (102,341)      (149,194)      (199,171)      (199,171)      (199,171)

Total stockholders' equity (deficit)                          $  12,447      $  22,855      $ (26,622)     $  23,012      $  43,018


                                                QUARTERLY FINANCIAL DATA
                    s                       In thousands, except per share data

                                                                                         Three Months Ended
                                                                   --------------------------------------------------------------
                                                                      March 31,          June 30,           September 30,
                                                                        1997               1997                 1997
                                                                   --------------------------------------------------------------

Revenues                                                            $      1,059       $     1,415          $      668
Operating expenses                                                       (15,077)          (18,941)            (19,102)
Net loss                                                                 (14,018)          (17,525)            (18,434)
Basic loss per share (3)                                                   (2.78)            (3.47)              (3.65)
Diluted loss per share (3)                                                 (2.78)            (3.47)              (3.65)
Cash, cash equivalents and short-investments (4)                           2,490            28,648              14,792
Total Assets                                                              30,967            61,309              46,603
Total current liabilities                                                 12,302             9,571              19,668
Long-term debt and capital lease obligation, net of current portion        9,500            10,020               3,557
9% Convertible Subordinated Notes due 2004                                     -            50,000              50,000
Total stockholders' equity                                                 9,165            (8,281)            (26,622)

(1) Pro forma to give effect to the exchange of $50 million in principal amount of the Notes and $2,250,000 of accrued interest thereon for Series A Convertible Preferred Stock and the writeoff of $2,616,000 of deferred financing costs to additional paid in capital. There can be no assurance that $50 million in principal amount of the Notes will be exchanged. Such pro forma adjustments do not reflect the impact of the New Offering or the issuance of any Offering Notes.

(2) Pro forma as adjusted to give effect to the exchange of $50 million in principal amount of the Notes and $2,250,000 of accrued interest thereon for Series A Convertible Preferred Stock and the writeoff of $2,616,000 of deferred financing costs to additional paid in capital and the issuance of $23.8 million of Series B Convertible Preferred Stock, net of estimated issuance costs of $3,794,000. There can be no assurance that $50 million in principal amount of the Notes will be exchanged and $23.8 million of Series B Convertible Preferred Stock will be issued.

(3) Basic EPS is computed by dividing net loss applicable to common stockholders (net loss plus cumulative preferred stock dividends) by the weighted-average number of common shares outstanding during the period. Convertible securities and common stock equivalents have not been included in diluted EPS since the effect would be antidilutive.

(4) Short-term investments consisted of U.S. government securities with maturities greater than three months but less than one year from the purchase date.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The information set forth in Item 7, Part II of the 10-K, which is attached hereto as Annex D, and in Item 2, Part I of the Current Report on Form 10-Q for the fiscal quarter ended September 30, 1997 of Hybridon (the "10-Q"), which is attached hereto as Annex F, is incorporated herein by reference.

                  DIRECTORS AND EXECUTIVE OFFICERS OF HYBRIDON

The information set forth under the caption "Executive Officers and Significant Employees of the Company" in Item 4A, Part I of the 10-K, which is attached hereto as Annex D, and under the caption "Proposal I--Election of Directors" in the proxy statement on Schedule 14A for the 1997 Annual Meeting of Stockholders of Hybridon, attached hereto as Annex F (the "Proxy Statement"), is incorporated herein by reference.


                             EXECUTIVE COMPENSATION

The information under the caption "Compensation of Executive Officers" in the Proxy Statement, which is attached hereto as Annex F, is incorporated herein by reference.

                             STOCK PERFORMANCE GRAPH

The information set forth under the caption "Comparative Stock Performance" in the Proxy Statement, which is attached hereto as Annex F, is incorporated by reference.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement, which is attached hereto as Annex F, is incorporated herein by reference.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" in the Proxy Statement, which is attached hereto as Annex F, is incorporated herein by reference.

                             ADDITIONAL INFORMATION

Hybridon is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Hybridon has also filed an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer.

Such material can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and the public reference facilities in the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of certain of such material can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, Washington, DC 20006-1500. Hybridon's Schedule 13E-4 will not be available at the Commission's Regional Offices. The Commission maintains a site (http://www.sec.gov) on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants, such as Hybridon, that file such documents electronically with the Commission.


                                  MISCELLANEOUS

The Offer is not being made to, nor will Hybridon accept tenders from, Noteholders in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Hybridon is not aware of any jurisdiction where the making of the Offer or the tender of the Notes would not be in compliance with applicable law. If Hybridon becomes aware of any jurisdiction where the making of the Offer or the tender of the Notes is not in compliance with any applicable law, Hybridon will make a good faith effort to comply with such law. If, after such good faith effort, Hybridon cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of the Notes residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on Hybridon's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Facsimile copies of the Letter of Transmittal for the Notes to be tendered will be accepted. The Letter of Transmittal and certificates for Notes (or in case of book entry transfer of Notes, a copy of confirmation of such transfer) should be sent or delivered by each tendering Noteholder or such Noteholder's broker, dealer, bank or trust company to the Depositary at its address set forth on the back cover of this Offer to Exchange.

                        The Depositary for the Offer is:

                    ChaseMellon Shareholder Services, L.L.C.


   By Mail:                     By Overnight Delivery:      By Hand:


   P.O. Box 3301                85 Challenger Road          120 Broadway
   South Hackensack, NJ 07606   Mail Drop-Reorg             13th Floor
                                Ridgefield Park, NJ 07660   New York, NY  10271
                                Attn: Reorganization Dept.


              Facsimile (for eligible institutions): (201) 329-8936
               Confirm facsimile by telephone ONLY: (201) 296-4860


Any questions or requests for assistance may be directed to Hybridon at its telephone number and address listed below. Requests for additional copies of this Offer to Exchange, the Letter of Transmittal or other tender offer materials may also be directed to, and such copies will be furnished promptly at Hybridon's expense. Noteholders may also contact their local broker, dealer, bank or trust company for assistance concerning the Offer.

                                 Hybridon, Inc.
                               620 Memorial Drive
                               Cambridge, MA 02139
                                 (617) 528-7000

                                                                         ANNEX A
                                                                         -------

                           CERTIFICATE OF DESIGNATION

                                       for

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       of

                                  HYBRIDON INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         HYBRIDON INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that pursuant to the authority conferred on the board of directors of the Corporation (the "Board of Directors") by the Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution establishing a series of 1,033,232 shares of preferred stock of the Corporation designated as "Series A Convertible Preferred Stock":

          RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation, a series of preferred stock, par value $.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative participating, optional or other special rights of, the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Series A Convertible Preferred Stock


         1. Designation and Amount and Definitions. (a) There shall be a series of Preferred Stock designated as "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be 1,033,232. Such series is referred to herein as the "Series A Preferred Stock". Notwithstanding any other provision in this Certificate of Designation of the Series A Preferred Stock (the "Certificate of Designation") to the contrary, such series shall be senior to the Series B Convertible Preferred Stock, par value $.01 per share, of the Corporation (the "Series B Preferred Stock") and the common stock, par value
$.001 per share of the Corporation (the "Common Stock") with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up. Such number of shares may be increased or decreased by resolution of the Board of Directors, subject to the provisions of Section 7 hereof; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to fewer than the number of shares then issued and outstanding.

         (b) As used in this Certificate of Designation, except as otherwise provided in Subsection 4(c), the following terms shall have the following meanings:

               (i) The "Closing Bid Price" for any security for each trading day shall be the reported per share closing bid price of such security regular way on the Stock Market on such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day.

               (ii) "Fair Market Value" of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and the holders of a majority of the Series A Preferred Stock then outstanding. If the Corporation and the holders of a majority of the Series A Preferred Stock then outstanding are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors and the holders of a majority of the Series A Preferred Stock then outstanding (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

               (iii) "Market Price" shall mean the average Closing Bid Price for twenty (20) consecutive trading days, ending with the trading day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if the prices referred to in the definition of Closing Bid Price cannot be determined on any trading day, the Closing Bid Price for such trading day will be deemed to equal Fair Market Value of such security on such trading day.

               (iv) "Registered Holders" shall mean, at any time, the holders of record of the Series A Preferred Stock.

               (v) The "Stock Market" shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System ("NNM") or The Nasdaq SmallCap Market ("SCM" and, together with NNM, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

               (vi) A "trading day" shall mean a day on which the relevant Stock Market is open for the transaction of business.

         2. Dividends and Distributions. (a) The holders, as of the Dividend Record Date (as defined below), of the Series A Preferred Stock shall be entitled to receive semi-annual dividends on their respective shares of Series A Preferred Stock (aggregating, for this purpose, all shares of Series A Preferred Stock held of record or, to the Corporation's knowledge, beneficially by such holder), payable, at the option of the Corporation, in cash or additional shares of Series A Preferred Stock, at the rate of 6.5% per annum (computed on the basis of a 360-day year of twelve 30 day months) of the Dividend Base Amount (as defined below), payable semi-annually in arrears; provided that, to the extent the declaration or payment of such dividend is prohibited by applicable law, such dividend need not be paid but shall nevertheless accrue and shall be paid promptly when applicable law permits. Such dividends shall accrue from the date of issuance of such share and shall be paid semi-annually on April 1 and October 1 of each year or, if any such day is not a business day, on the next succeeding business day. Such dividends shall be paid, at the election of the Corporation, either in cash or additional duly authorized, fully paid and non assessable shares of Series A Preferred Stock. In calculating the number of shares of Series A Preferred Stock to be paid with respect to each dividend, the Series A Preferred Stock shall be valued at $100.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock). Notwithstanding the foregoing, the Corporation shall not be required to issue fractional shares of Series A Preferred Stock; the Corporation may elect, in its sole discretion, independently for each holder, whether such number of shares (on an aggregated basis) will be rounded to the nearest whole share (with .5 of a share rounded upward) or whether such holder will be given cash in lieu of any fractional shares. The "Dividend Base Amount" of a share of Series A Preferred Stock shall be $100.00 plus all accrued but unpaid dividends (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Series A Preferred Stock). The "Dividend Record Date" shall mean, for each semi-annual dividend, the March 15 or September 15, as the case may be, immediately preceding the dividend payment date.

         (b) In addition to the foregoing, subject to the rights of the holders of any shares of any series or class of capital stock ranking prior, and superior to, or pari passu with, the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise.

         (c) The Corporation shall not declare any dividend or distribution on any Junior Stock (as defined below) of the Corporation unless all dividends required by Section 2(a) have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock.

         (d) [Reserved]

         (e) All dividends or distributions declared upon the Series A Preferred Stock shall be declared pro rata per share.

         (f) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation Event (as defined below).

         (g) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears (it being understood that this provision does not alter the Company's obligations under Section 2(a)).

         (h) So long as any shares of the Series A Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series A Preferred Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series A Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series A Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock and on such other stock bear to each other.

         (i) So long as any shares of the Series A Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless the dividends, if any, accrued on all outstanding shares of the Series A Preferred Stock shall have been paid or set apart for payment.

         (j) "Junior Stock" shall mean the Common Stock and any shares of preferred stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series A Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the

Corporation, (ii) dividends or (iii) voting. The Junior Stock shall expressly include the Series B Preferred Stock.

         3. Liquidation Preference. (a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary,
(ii) a sale or other disposition of all or substantially all of the assets of the Corporation or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity or shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into stock or securities of another entity, cash and/or any other property (a "Merger Transaction") (items (i), (ii) and (iii) of this sentence being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock of the Corporation, an amount equal to the Dividend Base Amount at such time; provided, however, in the case of a Merger Transaction, such payment may be made in cash, property (valued as provided in Subsection 3(b)) and/or securities (valued as provided in Subsection 3(b)) of the entity surviving such Merger Transaction. In the case of property or in the event that any such securities are subject to an investment letter or other similar restriction on transferability, the value of such property or securities shall be determined by agreement between the Corporation and the holders of a majority of the Series A Preferred Stock then outstanding. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series A Preferred Stock on the basis of the number of shares of Series A Preferred Stock held. Notwithstanding item (iii) of the first sentence of this Subsection 3(a), any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity but the stockholders of the Corporation immediately prior to such transaction own in excess of 50% of the voting power of the corporation surviving such transaction and own such interest in substantially the same proportions as prior to such transaction, shall not be considered a Liquidation Event provided that the surviving corporation shall make appropriate provisions to ensure that the terms of this Certificate of Designation survive any such transaction. All shares of Series A Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the shares of Series B Preferred Stock, senior to the Common Stock and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

         (b) Any securities or other property to be delivered to the holders of the Series A Preferred Stock pursuant to Subsection 3(a) hereof shall be valued as follows:

               (i) Securities not subject to an investment letter or other similar restriction on free marketability:

                         (A) If actively traded on a Stock Market, the per share
                    value shall be deemed to be the Market Price of such securities as of the third day prior to the date of valuation.

                         (B) If not actively traded on a Stock Market, the value
                    shall be the Fair Market Value of such securities.

               (ii) For securities for which there is an active public market but which are subject to an investment letter or other restrictions on free marketability, the value shall be the Fair Market Value thereof, determined by discounting appropriately the per share Market Price thereof.

               (iii) For all other securities, the value shall be the Fair Market Value thereof.

         4. Conversion.

         (a) Right of Conversion. The shares of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Subsection 4(b), into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. The initial conversion price per share of Common Stock (the "Conversion Price"), effective beginning on April 2, 2000 (or, with respect to any shares of Series A Preferred Stock called for mandatory redemption pursuant to Subsection 5(b) prior to such date, upon delivery of the notice of such redemption by the Corporation), shall be equal to the product of 2.125 multiplied by the initial conversion price of the Series B Preferred Stock (the initial "Series B Conversion Price") and shall be subject to adjustment as provided herein. The rate at which each share Series A Preferred Stock is convertible at any time into Common Stock (the "Conversion Rate") shall be determined by dividing the then existing conversion price (determined in accordance with this Section 4, including the last paragraph hereof) into the Dividend Base Amount.

         Subject to adjustment pursuant to the provisions of Subsection 4(c) below, in the event that the Series B Conversion Price is adjusted upon the initial closing date of the issuance and sale, as contemplated by a Unit Purchase Agreement dated January [__], 1998 (the "Offering"), of Notes due 2007 of the Corporation ("Offering Notes") or Series B Preferred Stock offered in lieu of such Offering Notes (the "Initial Closing Date"), any interim closing date of the Offering (each an "Interim Closing Date") or the final closing date of the Offering (the "Final Closing Date") contemplated by such Unit Purchase Agreement (the "Purchase Agreement"), then the Conversion Price shall be adjusted to equal 212.5% of such Series B

Conversion Price. If there is any change in Conversion Price as a result of the preceding sentence, then the Conversion Rate shall be changed accordingly as set forth above.

         If the Board of Directors, or a committee designated by it for such purpose, pursuant to the provisions of the third paragraph of the Certificate of Designation for the Series B Preferred Stock, specifies an initial conversion price applicable to the shares of Series B Preferred Stock lower than the initial conversion price that would otherwise obtain pursuant to the first two paragraphs of Subsection 4(a) of the Certificate of Designation for the Series B Preferred Stock, then the Board of Directors shall make a pro rata adjustment to the Conversion Price hereunder.

         The Corporation shall prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation setting forth the Conversion Rate as of the Final Closing Date, showing in reasonable detail the facts upon which such adjusted Conversion Rate is based, and such certificate shall forthwith be filed with the transfer agent of the Series A Preferred Stock. A notice stating that the Conversion Rate has been adjusted pursuant to the second paragraph of this Subsection 4(a), or that no adjustment is necessary, and setting forth the Conversion Rate in effect as of the Final Closing Date shall be mailed as promptly as practicable after the Final Closing Date by the Corporation to all record holders of the Series A Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

         The Conversion Price (subject to adjustment pursuant to the provisions of Subsection 4(c)) in effect immediately prior to the date that is 12 months after the Final Closing Date (the "Reset Date") shall be adjusted and reset effective as of the Reset Date if the conversion price of the Series B Preferred Stock (the "Series B Conversion Price") is reset at such time (a "Series B Reset") pursuant to Subsection 4(a) of the Certificate of Designation for the Series B Preferred Stock. Upon any Series B Reset, the Conversion Price shall be reset (a "Reset Event") to equal 212.5% of the Series B Conversion Price immediately following the Series B Reset. Furthermore, upon the occurrence of a Reset Event, each Registered Holder as of the Reset Date shall be issued a warrant (the "Reset Warrant") to purchase the number of shares of Common Stock equal to the quotient of (1) the difference between (a) the quotient of (x) the Dividend Base Amount divided by (y) the Series B Conversion Price, immediately following the Reset Event and (b) the quotient of (x) the Dividend Base Amount divided by (y) the Series B Conversion Price, immediately prior to the Reset Event, divided by (2) 2.125. The Reset Warrants shall be exercisable for a period of seven years from the Final Closing Date at an initial exercise price equal to the Conversion Price immediately following the Reset Event. The Corporation shall not be required to issue any fractional shares upon exercise of the Reset Warrants or pay any cash in lieu thereof. The Corporation shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the Conversion Rate as of the Reset Date, showing in reasonable detail the facts upon which such Conversion Rate is based, and such certificate shall forthwith be filed with the transfer agent of the Series A Preferred Stock. A notice stating that the Conversion Rate has been adjusted pursuant to this paragraph, or that no adjustment is necessary, and setting forth the Conversion Rate in effect as of the Reset Date shall be mailed as promptly as practicable after the Reset Date by the Corporation to all record holders of the Series A Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

         Until April 2, 2000 (or, with respect to any shares of Series A Preferred Stock called for mandatory redemption pursuant to Subsection 5(b) prior to such date ("Redemption Shares"), upon delivery of the notice of such redemption by the Corporation), notwithstanding any other provisions hereof, shares of Series A Preferred Stock may only be converted into Common Stock, other than at the election of the Corporation pursuant to Section 5 hereof, at the following conversion prices (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Common Stock): (1) through April 1, 2000, $35.00 per share; and (2) thereafter (or at any time with respect to the conversion of Redemption Shares), at the Conversion Price.

         (b) Conversion Procedures. Any holder of shares of Series A Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Corporation need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof. The Corporation will instruct the transfer agent (which may be the Corporation) to make a notation of the date that a notice of conversion is received, which date of receipt shall be deemed to be the date of receipt for purposes hereof.

         The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series A Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series A Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, subject to
Section 4(d). Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series A Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series A Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date. No adjustments in respect of any dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series A Preferred Stock.

         The Corporation shall at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock.

         All notices of conversion shall be irrevocable; provided, however, that if the Corporation has sent notice of an event pursuant to Subsection 4(g) hereof, a holder of Series A Preferred Stock may, at its election, provide in its notice of conversion that the conversion of its shares of Series A Preferred Stock shall be contingent upon the occurrence of the record date or effectiveness of such event (as specified by such holder), provided that such notice of conversion is received by the Corporation prior to such record date or effective date, as the case may be.

         (c) Adjustment of Conversion Rate and Conversion Price.

               (i) As used in this Subsection 4(c), the following terms shall have the following meanings:

               "Capital Stock" of any Person means the Common Stock or Preferred Stock of such Person. Unless otherwise stated herein or the context otherwise requires, "Capital Stock" means Capital Stock of the Corporation;

               "Common Stock" of any Person other than the Corporation means the common equity (however designated), including, without limitation, common stock or partnership or membership interests of, or participation or interests in such Person (or equivalents thereof). "Common Stock" of the Corporation means the Common Stock, par value $.001 per share, of the Corporation, any successor class or classes of common equity (however designated) of the Corporation into or for which such Common Stock may hereafter be converted, exchanged or reclassified and any class or classes of common equity (however designated) of the Corporation which may be distributed or issued with respect to such Common Stock or successor class of classes to holders thereof generally. Unless otherwise stated herein or the context requires otherwise, "Common Stock" means Common Stock of the Corporation;

               "Current Market Price" means, when used with respect to any security as of any date, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, of such security in either case as reported for consolidated transactions on the New York Stock Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, as reported on the Nasdaq National Market, or, if such security is not listed or admitted to trading on the Nasdaq National Market, as reported on the Nasdaq SmallCap Market, or if such security is not listed or admitted to trading on any national securities exchange or the Nasdaq National Market or the Nasdaq SmallCap Market, the average of the high bid and low asked prices of such security in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if such security is not quoted by any such organization, the average of the closing bid and asked prices of such security furnished by a New York Stock Exchange member firm selected by the Corporation. If such security is not quoted by any such organization and no such New York Stock Exchange member firm is able to provide such prices, the Current Market Price of such security shall be the Fair Market Value thereof;

               "Fair Market Value" means, at any date as to any asset, Property or right (including without limitation, Capital Stock of any Person, evidence of indebtedness or other securities, but excluding cash), the fair market value of such item as determined in good faith by the Board of Directors, whose determination shall be conclusive; provided, however, that such determination is described in an Officers' Certificate filed with the transfer agent and that, if there is a Current Market Price for such item on such date, "Fair Market Value" means such Current Market Price (without giving effect to the last sentence of the definition thereof);

               "GAAP"  means,  as of any  date,  generally  accepted  accounting principles in the United States and does not include any interpretations or regulations that have been proposed but that have not become effective;

               "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person;

               "Officers' Certificate" means a certificate signed on behalf of the Corporation by two Officers, one of whom must be the Chairman of the Board, the President, the Treasurer or a Vice-President of the Corporation;

               "Person" means any individual, corporation, partnership, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof;

               "Preferred Stock" of any Person means the class or classes of equity, ownership or participation interests (however designated) in such Person, including, without limitation, stock, share, partnership and membership interests, which are preferred as to the payment of dividends or distributions by, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of, such Person (or equivalent thereof) over interests of any other class of interests of such Person. Unless otherwise stated herein or the context otherwise requires, "Preferred Stock" means Preferred Stock of the Corporation;

               "Property" of any Person means any and all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included on the most recent consolidated balance sheet of such Person in accordance with GAAP;

               "Subsidiary" of a Person on any date means any other Person of whom such Person owns, directly or indirectly through a Subsidiary or Subsidiaries of such Person, Capital Stock with voting power, acting independently and under ordinary circumstances, entitling such person to elect a majority of the board of directors or other governing body of such other Person. Unless otherwise stated herein or the context otherwise requires, "Subsidiary" means a Subsidiary of the Corporation.

               (ii) If the Corporation shall (i) pay a dividend or other distribution, in Common Stock, on any class of Capital Stock of the Corporation, (ii) subdivide the outstanding Common Stock into a greater number of shares by any means or (iii) combine the outstanding Common Stock into a smaller number of shares by any means including, without limitation, a reverse stock split), then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the Registered Holder of any shares of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such Registered Holder would have owned or have been entitled to receive upon the happening of such event had such Series A Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event. An adjustment made pursuant to this Paragraph 4(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date of such subdivision or combination, as the case may be.

               (iii) If the Corporation shall (i) issue or distribute (at a price per share less than the Current Market Price per share of such Capital Stock on the date of such issuance or distribution) Capital Stock generally to holders of Common Stock or to holders of any class or series of Capital Stock which is convertible into or exchangeable or exercisable for Common Stock (excluding an issuance or distribution of Common Stock described in Paragraph 4(c)(ii)) or (ii) issue or distribute generally to such holders rights, warrants, options or convertible or exchangeable securities entitling the holder thereof to subscribe for, purchase, convert into or exchange for Capital Stock at a price per share less than the Current Market Price per share of such Capital Stock on the date of issuance or distribution, then, in each such case, at the earliest of (A) the date the Corporation enters into a firm contract for such issuance or distribution, (B) the record date for the determination of stockholders entitled to receive any such Capital Stock or any such rights, warrants, options or convertible or exchangeable securities or (C) the date of actual issuance or distribution of any such Capital Stock or any such rights, warrants, options or convertible or exchangeable securities, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to such earliest date by:

                                    (A) if such Capital Stock is Common Stock, a
                           fraction the numerator of which is the number of shares of Common Stock outstanding, on such earliest date plus the number of shares of Common Stock which could be purchased at the Current Market Price per share of Common Stock on the date of such issuance or distribution with the aggregate consideration (based on the Fair Market Value thereof) received or receivable by the Corporation either (A) in connection with such issuance or distribution or (B) upon the conversion, exchange, purchase or subscription of all such rights, warrants, options or convertible or exchangeable securities (the "Aggregate Consideration"), and the denominator of which is the number of shares of Common Stock outstanding on such earliest date plus the number of shares of Common Stock to be so issued or distributed or to be issued upon the conversion, exchange, purchase or subscription of all such rights, warrants, options or convertible or exchangeable securities; or

                                    (B) if such  Capital  Stock  is  other  than
                           Common Stock, a fraction the numerator of which is the Current Market Price per share of Common Stock on such earliest date minus an amount equal to (A) the difference between (1) the Current Market Price per share of such Capital

                           Stock multiplied by the number of shares of such Capital Stock to be so issued and (2) the Aggregate Consideration, divided by (B) the number of shares of Common Stock outstanding on such date, and the denominator of which is the Current Market Price per share of Common Stock on such earliest date.

          Such adjustment shall be made successively whenever any such Capital Stock, rights, warrants, options or convertible or exchangeable securities are so issued or distributed. In determining whether any rights, warrants, options or convertible or exchangeable securities entitle the holders thereof to subscribe for, purchase, convert into or exchange for shares of such Capital Stock at less than such Current Market Price, there shall be taken into account the Fair Market Value of any consideration received or receivable by the Corporation for such rights, warrants, options or convertible or exchangeable securities. If any right, warrant,option or convertible or exchangeable security, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Paragraph 4(c)(iii), shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration be recomputed to the Conversion Price which would have been in effect if such right, warrant, option or convertible or exchangeable securities had never been distributed or issued. Notwithstanding anything contained in this paragraph to the contrary, (i) the issuance of Capital Stock upon the exercise of such rights, warrants or options or the conversion or exchange of such convertible or exchangeable securities will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such right, warrant, option or convertible or exchangeable security was issued or distributed; provided, however, that, if the consideration payable upon such exercise, conversion or exchange and/or the Capital Stock receivable thereupon are changed after the time of the issuance or distribution of such right, warrant, option or convertible or exchangeable security then such change shall be deemed to be the expiration thereof without having been exercised and the issuance or distribution of new options, rights, warrants or convertible or exchangeable securities and (ii) the issuance of convertible preferred stock of the Corporation as a dividend on convertible preferred stock of the Corporation will not cause an adjustment in the Conversion Price if no such adjustment would have been required at the time such underlying convertible preferred stock was issued (or as a result of any subsequent modification to the terms thereof) and the conversion provisions of such convertible stock so issued as a dividend are the same as in such underlying convertible preferred stock.

               Notwithstanding any contained in this Certificate of Designation to the contrary, options, rights or warrants issued or distributed by the Corporation, including options, rights or warrants distributed prior to the date of filing of this Certificate of Designation, to holders of Common Stock generally which, until the occurrence of a specified event or events (a "Trigger Event"), (i) are deemed to be transferred with Common Stock, (ii) are not exercisable and (iii) are also issued on a pro rata basis with respect to future issuances of Common Stock, shall be deemed not to have been issued or distributed for purposes of this Subsection 4(c) (and no adjustment to the Conversion Price under this Subsection 4(c) will be required) until the occurrence of the earliest Trigger Event. Upon the occurrence of a Trigger Event, such options, rights or warrants shall continue to be deemed not to have been issued or distributed for purposes of this Subsection 4(c) (and no adjustment to the Conversion Price under this Subsection 4(c) will be required) if and for so long as each Registered Holder who thereafter converts such Registered Holder's Series A Preferred Stock shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, a number of such options, rights or warrants, as the case may be, equal to the number of options, rights or warrants to which a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon conversion of such Registered Holder's Series A Preferred Stock is entitled to receive at the time of such conversion in accordance with the terms and provision of an applicable to such options, rights or warrants. Upon the expiration of any such options, rights or warrants or at such time, if any, as a Registered Holder is not entitled to receive such options, rights or warrants upon conversion of such Registered Holder's Series A Preferred Stock, an adjustment (if any is required) to the Conversion Price shall be made in accordance with this Paragraph 4(c)(iii) with respect to the issuance of all such options, rights and warrants as of the date of issuance thereof, but subject to the provisions of the preceding paragraph, if any such option, right or warrant, including any such options right or warrants distributed prior to the date of filing of this Certificate of Designation, are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different securities, evidence of indebtedness, cash, Properties or other assets or different amounts thereof, then, subject to the preceding provision of this paragraph, the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new options, right or warrants with such new purchase rights (and a termination or expiration of the existing options, rights or warrants without exercise thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants, or any Trigger Event or other event of the type described in the preceding sentence, that required (or would have required but for the provisions of Paragraph 4(c)(vi) or this paragraph) an adjustment to the Conversion Price under this Subsection 4(c) and such options, rights or warrants shall thereafter have been redeemed or repurchased without having been exercised, then the Conversion Price shall be adjusted upon such redemption or repurchase to give effect to such distribution, Trigger Event or other event, as the case may, as though it had instead been a cash distribution, equal on a per share basis to the result of the aggregate redemption or repurchase price received by holders of such options, rights or warrants divided by the number of shares of Common Stock outstanding as of the date of such repurchase or redemption, made to holders of Common Stock generally as of the date of such redemption or repurchase.

               (iv) If the Corporation shall pay or distribute, as a dividend or otherwise, generally to holders of Common Stock or any class or series of Capital Stock which is convertible into or exercisable or exchangeable for Common Stock any assets, Properties or rights (including, without limitation, evidences of indebtedness of the Corporation, any Subsidiary or any other Person, cash or Capital Stock or other securities of the Corporation, any Subsidiary or any other Person, but excluding payments and distributions as described in Paragraphs 4(c)(ii) or (iii), dividends and distributions in connection with a Liquidation Event and distributions consisting solely of cash described in Paragraph 4(c)(v)), then in each such case the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to the date of such payment or distribution by a fraction, the numerator of which is the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such payment or distribution less the Fair Market Value per share of Common Stock on such record date of the assets, Properties or rights so paid or distributed, and the denominator of which is the Current Market Price per share of Common Stock on such record date. Such adjustment shall become effective immediately after such record date. For purposes of this Paragraph 4(c)(iv), such Fair Market Value per share shall equal the aggregate Fair Market Value on such record date of the assets, Properties or rights so paid or distributed divided by the number of shares of Common Stock outstanding on such record date. For all purposes of this Certificate of Designation, adjustments to any security's conversion or exercise price pursuant to such security's original terms shall not be deemed a distribution or dividend to holders thereof.

               (v) If the Corporation shall, by dividend or otherwise, make a distribution (other than in connection with the liquidation, dissolution or winding up of the Corporation in its entirety), generally to holders of Common Stock or any class or series of Capital Stock which is convertible into or exercisable or exchangeable for Common Stock, consisting solely of cash where (x) the sum of (i) the aggregate amount for such cash plus (ii) the aggregate amount of all cash so distributed (by dividend or otherwise) to such holders within the 12-month period ending on the record date for determining stockholder entitled to receive such distribution with respect to which no adjustment has been made to the Conversion Price pursuant to this Paragraph 4(c)(v) exceeds (y) 10% of the result of the multiplication of (1) the Current Market Price per share of Common Stock on such record date times (2) the number of shares of Common Stock outstanding on such record date, then the Conversion Price shall be reduced, effective immediately prior to the opening of business on the day following such record date, by multiplying the Conversion Price in effect immediately prior to the close of business on the day prior to such record date by a fraction, the numerator of which is the Current Market Price per share of Common Stock on such record date less the aggregate amount of cash per share so distributed and the denominator of which is such Current Market Price; provided, however, that, if the aggregate amount of cash per share is equal to or greater than such Current Market Price, then, in lieu of the foregoing adjustment, adequate provisions shall be made so that each Registered Holder shall have the right to receive upon conversion (with respect to each share of Common Stock issued upon such conversion and in addition to the Common Stock issuable upon conversion) the aggregate amount of cash per share such Registered Holder would have received had such Registered Holder's Series A Preferred Stock been converted immediately prior to such record date. In no event shall the Conversion Price be increased pursuant to this Paragraph 4(c)(v); provided, however, that if such distribution is not so made, the Conversion Price shall be adjusted to be the Conversion Price which would have been in effect if such distribution had not been declared. For purposes of this Paragraph 4(c)(v), such aggregate amount of cash per share shall equal such sum divided by the number of shares of Common Stock outstanding on such record date.

               (vi) The provisions of this Subsection 4(c) shall similarly apply to all successive events of the type described in this Subsection 4(c). Notwithstanding anything contained herein to the contrary, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Paragraph 4(c)(vi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be, and the transfer agent shall be entitled to rely conclusively thereon. Except as provided in this Section 4, no adjustment in the Conversion Price will be made for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase Common Stock or any securities so convertible or exchangeable.

               (vii) Whenever the Conversion Price is adjusted as provided herein, the Corporation shall promptly file with the transfer agent an Officers' Certificate setting forth the Conversion Price in effect after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such Officers' Certificate, the Corporation shall give or cause to be given to each Registered Holder a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which such adjustment becomes effective.

               (viii) Notwithstanding anything contained herein to the contrary, in any case in which this Subsection 4(c) provides that an adjustment in the Conversion Price shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the Registered Holder of any Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the number of shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such Registered Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Subsection 4(d).

               (ix) Notwithstanding any other provision hereof, no adjustment to the Conversion Price shall be made upon the issuance or exercise or conversion of (1) options or warrants to purchase, in the aggregate, up to 25% of the securities sold in the Offering issued to any placement agent or financial advisor in connection with the private placement of the Offering Notes or Series B Preferred Stock offered in lieu of Offering Notes and, in each case, warrants to purchase Common Stock (such options or warrants, the "Offering Warrants"), (2) any Offering Notes, including any Offering Notes issued pursuant to the exercise of the Offering Warrants, (3) any Series B Preferred Stock, including any Series B Preferred Stock issued in the Offering, pursuant to the exercise of any Offering Warrants or upon conversion of any Offering Notes, (4) any equity securities or warrants of the Corporation (including, without limitation, the Series A Preferred Stock, warrants and equity securities underlying warrants) issued in exchange for 9% Convertible Subordinated Notes due 2004 (the "9% Notes") of the Corporation or accrued interest thereon or pursuant to the conversion or exercise provisions thereof, (5) any warrants issued in connection with the Offering or upon any Reset Event or Series B Reset, (6) any warrants issued to Forum Capital Markets, LLC ("Forum") in exchange for or in addition to, or any amendment to, any warrants held by Forum, in each case, pursuant to a letter agreement dated January 5, 1998, between the Corporation and Forum, (7) any Capital Stock issued or cash paid as dividends on the Series A Preferred Stock or (8) any Capital Stock issued or cash paid upon the mandatory conversion or redemption of any Series A Preferred Stock or Series B Preferred Stock in accordance with Section 5 of this Certificate of Designation or Section 5 of the Certificate of Designation for the Series B Preferred Stock.

         (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. If more than one certificate evidencing shares of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of such aggregate number of shares of Series A Preferred Stock, the Corporation may elect, in its sole discretion, independently for each holder, whether such number of shares of Common Stock will be rounded to the nearest whole share (with a .5 of a share rounded upward) or whether such holder will be given cash, in lieu of any fractional share, in an amount equal to the same fraction of the Market Price of the Common Stock as of the close of business on the day of conversion.

         (e) [Reserved]

         (f) Reservation of Shares; Transfer Taxes, Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series A Preferred Stock.

         The Corporation shall pay any and all issue or other taxes (excluding any income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series A Preferred Stock so converted were registered. and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (g) Prior Notice of Certain Events. In case:

               (i) the Corporation shall declare any dividend (or any other distribution); or

               (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

               (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

               (iv) of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

               (v) of any Liquidation Event;

then the Corporation shall cause to be filed with the transfer agent for the Series A Preferred Stock, and shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend. distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange or Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange or Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

         (h) Other Changes in Conversion Rate. The Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Corporation shall mail to the Registered Holders a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

         The Corporation may make such increases in the Conversion Rate, in addition to those required or allowed by this Section 4, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

         Notwithstanding the foregoing, the Corporation shall not increase the Conversion Rate, as provided in this Subsection 4(h), unless the Corporation, at such time, makes a pro rata increase to the conversion rate of any outstanding shares of Series B Preferred Stock pursuant to Subsection 4(h) of the Certificate of Designation for the Series B Preferred Stock. Moreover, the Corporation shall not increase the conversion rate of the Series B Preferred Stock pursuant to Subsection 4(h) of the Certificate of Designation for the Series B Preferred Stock, unless the Corporation, at such time, makes a pro rata increase in the Conversion Rate applicable after April 1, 2000, pursuant to this Subsection 4(h).

         Notwithstanding anything to the contrary herein, in no case shall the Conversion Price be adjusted to an amount less than $.001 per share, the current par value of the Common Stock into which the Series A Preferred Stock is convertible.

         (i) Ambiguities/Errors. The Board of Directors of the Corporation shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Series A Preferred Stock, and its actions in so doing shall be final and conclusive.

         5. Mandatory Conversion and Redemption. (a) At any time after the Reset Date, the Corporation at its option, may cause the Series A Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of Common Stock using a conversion price equal to 200% of the then effective Series B Conversion Price if the Closing Bid Price (or, if the price referenced in the definition of Closing Bid Price cannot be determined, the Fair Market Value) of the Common Stock shall have exceeded 250% of the then applicable Series B Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion (such event, the "Market Trigger"). Any shares of Series A Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 4 on the date of such mandatory conversion (unless previously converted at the option of the holder).

         (b) At any time after April 1, 2000, the Corporation, at its option, may redeem the Series A Preferred Stock for cash equal to the Dividend Base Amount at such time, if the Market Trigger has occurred in the period ending three days prior to the date of notice of redemption (unless previously converted at the option of the holder).

         (c) If the Corporation elects to convert or redeem (whether by conversion or redemption, to "Take-Out") any shares of Series A Preferred Stock pursuant to this Section 5, then the Corporation shall, at the same time, mandatorily convert shares of Series B Preferred Stock pursuant to Section 5 of the Certificate of Designation for the Series B Preferred Stock. Moreover, if the Corporation elects to Take-Out any shares of Series B Preferred Stock pursuant to Section 5 of the Certificate of Designation for the Series B Preferred Stock, then the Corporation shall, at the same time, Take-Out shares of Series A Preferred Stock pursuant to this Section 5. If the Corporation chooses to Take-Out fewer than all of the shares of the Series

A Preferred Stock and the Series B Preferred Stock, then the Corporation must Take-Out an equal percentage of the outstanding shares of both the Series A Preferred Stock and the Series B Preferred Stock.

         (d) No greater than 60 nor fewer than 20 days prior to the date of any such mandatory conversion or redemption, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series A Preferred Stock to be converted or redeemed, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify the date fixed for conversion or redemption, the place or places for surrender of shares of Series A Preferred Stock and the then effective Conversion Rate pursuant to Section 4.

         Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series A Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be converted or redeemed shall not affect the validity of the proceedings for the conversion or redemption of any other shares of Series A Preferred Stock. On or after the date fixed for conversion or redemption (the "Take-Out Date") as stated in such notice, each holder of shares called to be converted or redeemed shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice for conversion or redemption. After the mailing of such notice, but before the Take-Out Date as stated therein, all rights whatsoever with respect to the shares so called for conversion or redemption (except the right of the holders to convert such shares pursuant to Section 4 and to have such shares converted or redeemed, as the case may be, upon surrender of their certificates therefor, pursuant to this Section 5) shall terminate. On or after the Take-Out Date, notwithstanding that the certificates evidencing any shares properly called for conversion or redemption shall not have been surrendered, such shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares so called for conversion or redemption (except the right of the holders to have such shares converted or redeemed, as the case may be, upon surrender of their certificates therefor, pursuant to this Section 5) shall terminate.

         6. Outstanding Shares. For purposes of this Certificate of Designation, a share of Series A Preferred Stock, when issued, shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series A Preferred Stock, all shares of Series A Preferred Stock converted into Common Stock or redeemed pursuant to Section 5 and (ii) from the date of registration of transfer, all shares of Series A Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

         7.  Class  Voting  Rights.  The  Corporation  shall  not,  without  the affirmative vote or consent of the holders of at least 50% of all outstanding Series A Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock (it being understood that the issuance of securities ranking prior to, or pari passu with, the Series A Preferred Stock (A) upon a Liquidation Event or (B) with respect to the payment of dividends or distributions shall not be considered adversely to affect such relative rights, preferences, qualifications, limitations or restrictions; provided, however, that the exchange of any shares of Series B Preferred Stock for shares of a series of preferred stock of the Corporation ranking prior to the Series A Preferred Stock shall be considered adversely to affect such relative rights, preferences, qualifications, limitations or restrictions) or (ii) authorize or issue, or increase the authorized amount of, Series A Preferred Stock, other than Series A Preferred Stock issuable in exchange for 9% Notes or accrued interest thereon or issuable as dividends on Series A Preferred Stock.

         8. Status of Acquired Shares. Shares of Series A Preferred Stock received upon conversion or redemption pursuant to Section 4 or Section 5 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series A Preferred Stock.

         9. Preemptive Rights. The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such changes as shall be necessary to render the provision in question effective and valid under applicable law.


                            [Signature page follows]

         IN WITNESS WHEREOF, ____________, __________ of the Corporation, acting for and on behalf of the Corporation, has hereunto subscribed his name this ____ day of ________, 199_.





                                               HYBRIDON, INC.



                                               By:_____________________________
                                               Name:
                                               Title:

                                                                         ANNEX B
                                                                         -------

                            FORM OF WARRANT AGREEMENT

         AGREEMENT, dated as of this ______th day of ________, 1998, by and among HYBRIDON, INC., a Delaware corporation ("Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C., a New Jersey limited liability company, as warrant agent ("Warrant Agent").

                               W I T N E S S E T H

         WHEREAS, the Company has accepted 9% Convertible Subordinated Notes Due 2004 ("9% Notes") of the Company in exchange for shares of Series A Convertible Preferred Stock, par value $0.01 per share, (the "Series A Preferred Stock") of the Company and warrants to be issued pursuant to this Agreement ("Class A Warrants") pursuant to an Offer to Exchange dated February 3, 1998 disseminated to all of the holders of the 9% Notes (the "Offer to Exchange," and such exchange offer, the "Exchange Offer");

         WHEREAS, pursuant to the Exchange Offer, the Company may issue a number of Class A Warrants equal to the Warrant Coverage Quantity (as defined below);

         WHEREAS, each Class A Warrant initially entitles the Registered Holder (as defined below) thereof to purchase one (1) share of Common Stock at the Exercise Price (as defined below);

         WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange and redemption of the Class A Warrants, the issuance of certificates representing the Class A Warrants, the exercise of the Class A Warrants, and the rights of the holders thereof;

         NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth and for the purpose of defining the terms and provisions of the Class A Warrants and the certificates representing the Class A Warrants and the respective rights and obligations thereunder of the Company, the holders of certificates representing the Class A Warrants and the Warrant Agent, the parties hereto agree as follows:

         SECTION 1. Definitions. As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

         (a) "Common Stock" shall mean stock of the Company of any class, whether now or hereafter authorized, which has the right to participate in the distribution of earnings and assets of the Company without limit as to amount or percentage, which at the Initial Closing Date consisted of 100,000,000 authorized shares of Common Stock, par value $.001 per share.

         (b) The "Closing Bid Price," for each trading day, shall be the reported per share closing bid price of the Common Stock regular way on the Stock Market on such trading day or, if there were no transactions on such trading day, shall mean the average of the reported per share closing bid and asked prices, regular way, of the Common Stock on the Stock Market on such trading day.

         (c) "Corporate Office" shall mean the office of the Warrant Agent (or its successor) at which, at any particular time, its principal business shall be administered, which office is located at the date hereof at 450 West 33rd Street, New York, New York, 10001.

         (d) "Exercise Date" shall mean, as to any Class A Warrant, the date on which the Warrant Agent shall have received both (a) the Warrant Certificate representing such Class A Warrant, with the subscription form thereon duly executed by the Registered Holder thereof or his attorney duly authorized in writing, and (b) payment in cash, or by official bank or certified check made payable to the Company, of an amount in lawful money of the United States of America equal to the applicable Exercise Price.

         (e) "Exercise Price" shall mean the exercise price per share of Common Stock to be paid upon exercise of any Class A Warrants in accordance with the terms hereof, which price shall be as follows: (1) through April 1, 2000 (except, with respect to any Class A Warrants called for mandatory redemption pursuant to Section 8 prior to such date ("Redemption Warrants"), until delivery of the notice of such redemption by the Company), $35.00 per share (subject to appropriate adjustment to reflect any stock split, combination, reclassification or reorganization of the Common Stock); and (2) thereafter (or at any time with respect to the exercise of Redemption Warrants), at the Purchase Price.

         (f) "Fair Market Value" means, with respect to any security or other asset, the fair market value set by, or determined in a manner established by, the Board of Directors of the Company.

         (g) "Final Closing Date" shall mean the final closing date of the Offering.

         (h) "Initial Closing Date" shall mean the date of the initial closing of the Offering.

         (i) "Initial Warrant Exercise Date" shall mean, as to each Class A Warrant, the Final Closing Date.

         (j) "Interim Closing Date" shall mean, as to each Class A Warrant, any closing date of the Offering other than the Initial Closing Date and the Final Closing Date.

         (k) "Market Price" shall mean the average Closing Bid Price, for twenty
(20) consecutive trading days, ending with the trading day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if the prices referred to in the definition of Closing Bid Price cannot be determined for such period, "Market Price" shall mean Fair Market Value.

                  (l) "Offering" shall mean the New Offering (as defined in the Offer to Exchange) of units each consisting of $100,000 principal amount of Notes due 2007 ("Offering Notes") of the Company and warrants to purchase Common Stock ("Class B Warrants").

                  (m) The "Purchase Price" per share of Common Stock shall mean the lesser of (i) $6.375 and (ii) 170% of the Trading Price as of the day immediately preceding (a) the Initial Closing Date, (b) any Interim Closing Date, or (c) the Final Closing Date of the Offering, whichever is lowest, subject to adjustment from time to time pursuant to the provisions of Section 9, and subject to the Company's right to reduce the Purchase Price upon notice to all Registered Holders (which may be given, without limitation, prior to the Final Closing Date).

                  (n) "Redemption Price" shall mean the price at which the Company may, at its option in accordance with the terms hereof, redeem the Class A Warrants, which price shall be $.01 per share of Common Stock subject to such Class A Warrants, as adjusted as provided in Section 8.

                  (o) "Registered Holder" shall mean, as to any Class A Warrant and as of any particular date, the person in whose name the certificate representing the Class A Warrant shall be registered on that date on the books maintained by the Warrant Agent pursuant to Section 6.

                  (p) "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock of the Company, stated value $100.00 per share, par value $.01 per share.

                  (q) "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock of the Company, stated value $100.00 per share, par value $.01 per share.

                  (r) The "Stock Market" shall mean the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System or The Nasdaq SmallCap Market (collectively, "Nasdaq") or, if the Common Stock is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if the Common Stock is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Company for that purpose.

                  (s) "Trading Price" shall mean the lower of (i) the average Closing Bid Price (with appropriate adjustments for subdivisions or combinations of shares effected during such period) for thirty (30) consecutive trading days, ending with the trading day immediately prior to the date as of which the Trading Price is being determined, and (ii) the average Closing Bid Price (with appropriate adjustments for subdivisions or combinations of shares effected during such period) for five (5) consecutive trading days, ending with the trading day immediately prior to the date as of which the Trading Price is being determined.

                  (t) A "trading day" shall mean a day on which the Stock Market is open for the transaction of business.

                  (u)  "Transfer  Agent"  shall  mean  ChaseMellon   Shareholder
Services, L.L.C., as the Company's transfer agent, or its authorized successor, as such.

                  (v) "Warrant Coverage Quantity" shall mean 15% of the quotient of (i) the initial aggregate Dividend Base Amount (as defined in the Certificate of Designation for the Series A Preferred Stock) of the Series A Preferred Stock issued pursuant to the Exchange Offer, divided by (ii) the Purchase Price without giving effect to any adjustments to such Purchase Price occurring after the Final Closing Date.

                  (w) "Warrant Expiration Date" shall mean 5:00 P.M. (New York time) on (a) the day prior to the seventh anniversary of the Final Closing Date or (b) the Redemption Date as defined in Section 8, whichever is earlier; provided that if such date shall in the State of New York be a holiday or a day on which banks are authorized or required to close, then "Warrant Expiration Date" shall mean 5:00 P.M. (New York time) on the next following day which in the State of New York is neither a holiday nor a day on which banks are authorized or required to close. Upon notice to all Registered Holders, the Company shall have the right to extend the Warrant Expiration Date.

                  (x) Unless otherwise stated, section references used within this Warrant Agreement refer to sections of this Warrant Agreement.

                  SECTION 2.  Warrants and Issuance of Warrant Certificates.

                  (a) A Class A Warrant initially shall entitle the Registered Holder of the Warrant Certificate representing such Class A Warrant to purchase one share of Common Stock upon the exercise thereof, in accordance with the terms hereof, subject to modification and adjustment as provided in Section 9.

                  (b) The Class A Warrants issued pursuant to the Exchange Offer will immediately be detachable and separately transferable from the shares of Series A Preferred Stock also issued pursuant thereto.

                  (c) Within five business days after the later of (i) the Final Closing Date and (ii) the date that 9% Notes are irrevocably exchanged pursuant to the Exchange Offer, Warrant Certificates representing the number of Class A Warrants to be issued pursuant to the Exchange Offer shall be executed by the Company and delivered to the Warrant Agent. Within five business days of receipt of the Warrant Certificates by the Warrant Agent, the Warrant Agent shall send the Warrant Certificates to the Registered Holders. The Company shall issue a written order, signed by its Chairman of the Board, President or any Vice President and by its Secretary or an Assistant Secretary, to the Warrant Agent directing that the Warrant Certificates shall be countersigned, issued and delivered by the Warrant Agent in accordance with the preceding sentence.

                  (d) From time to time, until the Warrant Expiration Date, the Transfer Agent shall countersign and deliver stock certificates in required whole number denominations of

Common Stock, subject to adjustment as described herein, upon the exercise of Class A Warrants in accordance with this Agreement.

         (e) From time to time, until the Warrant Expiration Date, the Warrant Agent shall countersign and deliver Warrant Certificates in required whole number denominations to the persons entitled thereto in connection with any transfer or exchange permitted under this Agreement; provided that no Warrant Certificates shall be issued except (i) those initially issued hereunder, (ii) those issued on or after the Initial Warrant Exercise Date, upon the exercise of fewer than all Class A Warrants represented by any Warrant Certificate, to evidence any unexercised Class A Warrants held by the exercising Registered Holder, (iii) those issued upon any transfer or exchange pursuant to Section 6;
(iv) those issued in replacement of lost, stolen, destroyed or mutilated Warrant Certificates pursuant to Section 7 and (v) at the option of the Company, in such form as may be approved by its Board of Directors, to reflect any adjustment to, or change in: the Purchase Price; the number of shares of Common Stock purchasable upon exercise of the Class A Warrants; the Redemption Price of the Class A Warrants; or the Warrant Expiration Date.

         SECTION 3. Form and Execution of Warrant Certificates.

         (a) The Warrant Certificates shall be substantially in the form annexed hereto as Exhibit A (the provisions of which are hereby incorporated herein) and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Class A Warrants may be listed, or to conform to usage or to the requirements of Section 2. The Warrant Certificates shall be dated the date of issuance thereof (whether upon initial issuance, transfer, exchange or in lieu of mutilated, lost, stolen, or destroyed Warrant
Certificates) and issued in registered form. Warrant Certificates shall be numbered serially with the letters AW on Class A Warrants of all denominations.

         (b) Warrant Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or any Vice President and by its Secretary or an Assistant Secretary, by manual signatures or by facsimile signatures printed thereon. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be an officer of the Company or to hold the particular office referenced in the Warrant Certificate before the date of issuance of the Warrant Certificates or before countersignature by the Warrant Agent and issuance and delivery thereof, such Warrant Certificates may nevertheless be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be an officer of the Company or to hold such office. After countersignature by the Warrant Agent, Warrant Certificates shall be delivered by the Warrant Agent to the Registered Holder without further action by the Company, except as otherwise provided herein.

         SECTION 4. Exercise. Each Class A Warrant may be exercised by the Registered Holder thereof at any time on or after the Initial Exercise Date, but not after the Warrant Expiration Date, upon the terms and subject to the conditions set forth herein and in the applicable Warrant Certificate. A Class A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date and the person entitled to receive the securities deliverable upon such exercise shall be treated for all purposes as the holder of those securities upon the exercise of the Class A Warrant as of the close of business on the Exercise Date. As soon as practicable on or after the Exercise Date, the Warrant Agent shall deposit the proceeds received from the exercise of a Class A Warrant and shall notify the Company in writing of the exercise of the Class A Warrants. Promptly following, and in any event within five business days after the date of such notice from the Warrant Agent, the Warrant Agent, on behalf of the Company, shall cause to be issued and delivered by the Transfer Agent, to the person or persons entitled to receive the same, a certificate or certificates for the securities deliverable upon such exercise, (plus a certificate for any remaining unexercised Class A Warrants of the Registered Holder). In the case of payment made in the form of a check drawn on an account of such investment banks and brokerage houses as the Company shall approve in writing to the Warrant Agent, certificates shall promptly be issued without prior notice to the Company nor any delay. Upon the exercise of any Class A Warrant and clearance of the funds received, the Warrant Agent shall promptly remit the payment received for the Class A Warrant (the "Warrant Proceeds") to the Company or as the Company may otherwise direct in writing.

         SECTION 5. Reservation of Shares; Listing; Payment of Taxes; etc.

         (a) The Company covenants that it will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issue upon exercise of Class A Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Class A Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Class A Warrants shall, at the time of delivery (assuming full payment of the Exercise Price thereof), be duly and validly issued, fully paid, nonassessable and free from all issuance taxes, liens and charges with respect to the issue thereof including, without limitation, adverse claims whatsoever (with the exception of claims arising through the acts of the Registered Holders themselves and except as arising from applicable Federal and state securities laws) and that the Company shall have paid all taxes, if any, in respect of the original issuance thereof (except as otherwise provided in Subsection 5(c)).

         (b) The Registered Holders of Class A Warrants shall have the registration rights provided in Article II of the Letters of Transmittal referred to in the Offer to Exchange. The Class A Warrants shall not be exercisable in any state where such exercise would be unlawful.

         (c) The Company shall pay all documentary, stamp or similar taxes and other similar governmental charges (but in no case income taxes) that may be imposed with respect to the issuance of Class A Warrants, or the issuance or delivery of any shares upon exercise of the Class A Warrants; provided, however, that if the shares of Common Stock are to be delivered in a name other than the name of the Registered Holder of the Warrant Certificate representing any Class A Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Warrant Agent the amount of transfer taxes or charges incident thereto, if any.

         (d) The Warrant Agent is hereby irrevocably authorized to requisition the Company's Transfer Agent from time to time for certificates representing shares of Common Stock issuable upon exercise of the Class A Warrants, and the Company will authorize the Transfer Agent to comply with all such proper requisitions. The Company will file with the Warrant Agent a statement setting forth the name and address of the Transfer Agent of the Company for shares of Common Stock issuable upon exercise of the Class A Warrants.

         SECTION 6. Exchange and Registration of Transfer.

         (a) Warrant Certificates may be exchanged for other Warrant Certificates representing an equal aggregate number of Class A Warrants of the same class or may be transferred in whole or in part. Warrant Certificates to be exchanged shall be surrendered to the Warrant Agent at its Corporate Office, and upon satisfaction of the terms and provisions hereof, the Company shall execute, and the Warrant Agent shall countersign, issue and deliver in exchange therefor, the Warrant Certificate or Warrant Certificates that the Registered Holder making the exchange shall be entitled to receive.

         (b) The Warrant Agent shall keep at its office books in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates and any transfers thereof in accordance with its regular practice. Upon due presentment for registration of transfer of any Warrant Certificate at such office, the Company shall execute and the Warrant Agent shall issue and deliver to the transferee or transferees, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Class A Warrants.

         (c) With respect to all Warrant Certificates presented for registration or transfer, or for exchange or exercise, the subscription form on the reverse thereof shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer and subscription, in form satisfactory to the Company and the Warrant Agent, duly executed by the Registered Holder or his attorney-in-fact duly authorized in writing.

         (d) A service charge may be imposed by the Warrant Agent on holders for any exchange or registration of transfer of Warrant Certificates of such holders. In addition, the Company may require payment by such holder of a sum sufficient to cover any tax or governmental or other charge that may be imposed in connection therewith.

         (e) All Warrant Certificates surrendered for exercise, or for exchange in case of mutilated Warrant Certificates, shall be promptly cancelled by the Warrant Agent and thereafter retained by the Warrant Agent in a manner consistent with its customary practices until termination of this Warrant Agreement or resignation as Warrant Agent or disposed of or destroyed at the direction of the Company.

         (f) Prior to due presentment for registration of transfer thereof, the Company and the Warrant Agent may deem and treat the Registered Holder of any Warrant Certificate as the absolute owner thereof and of each Class A Warrant represented thereby (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

         SECTION 7. Loss or Mutilation. Upon receipt by the Warrant Agent of evidence satisfactory to it of the ownership of and loss, theft, destruction or mutilation of any Warrant Certificate and (in case of loss, theft or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation thereof, the Company shall execute and the Warrant Agent shall ( in the absence of notice to the Company and/or Warrant Agent that the Warrant Certificate has been acquired by a bona fide purchaser) countersign and deliver to the Registered Holder in lieu thereof a new Warrant Certificate of like tenor representing an equal aggregate number of Class A Warrants. Applicants for a substitute Warrant Certificate shall comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

         SECTION 8. Redemption.

         (a) At any time after the first anniversary of the Final Closing Date, on no fewer than sixty (60) days' prior written notice to Registered Holders of the Class A Warrants being redeemed, the Company may, at its option, redeem the Class A Warrants at the Redemption Price, provided the Closing Bid Price exceeds 250% of the conversion price per share of Common Stock of the Series B Preferred Stock for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of redemption (which shall be the date of mailing of such notice). All outstanding Class A Warrants must be redeemed if any are redeemed. The date fixed for redemption of the Class A Warrants is the "Redemption Date."

         (b) If the conditions set forth in Subsection 8(a) are met, and the Company desires to exercise its right to redeem the Class A Warrants, it shall request the Warrant Agent to mail a notice of redemption to each of the Registered Holders of the Class A Warrants to be redeemed, first class, postage prepaid, not later than the sixtieth day before the date fixed for redemption, at their last address as shall appear on the records maintained pursuant to Subsection 6(b). Any notice mailed in the manner provided herein shall be conclusively presumed to have been duly given whether or not the Registered Holder receives such notice.

         (c) The notice of redemption  shall specify (i) the  Redemption  Price,
(ii) the Redemption Date, (iii) the place where the Warrant Certificates shall be delivered and the Redemption Price paid and (iv) that the right to exercise the Class A Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Registered Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Warrant Agent or of the Secretary or an Assistant Secretary of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

         (d) Any right to exercise a Class A Warrant shall terminate at 5:00 P.M. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, Holders of the Class A Warrants shall have no further rights except to receive, upon surrender of the Class A Warrant, the Redemption Price.

         (e) From and after the Redemption Date, the Company shall, at the place specified in the notice of redemption, upon presentation and surrender to the Company by or on behalf of the Registered Holder thereof of one or more Warrant Certificates evidencing Class A Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such Registered Holder a sum in cash equal to the Redemption Price of such Class A Warrants. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Class A Warrants called for redemption, such Class A Warrants shall expire and become void and all rights hereunder and under the Warrant Certificates, except the right to receive payment of the Redemption Price, shall cease.

         (f) The Redemption Price is subject to adjustment upon any issuance of dividends consisting of Common Stock with respect to the Common Stock, stock splits or combinations of the outstanding Common Stock and the like (each, a "Division Event"). Upon any Division Event, the Redemption Price shall be adjusted to equal the product of the Redemption Price in effect immediately prior to the Division Event multiplied by a fraction, the numerator of which shall be the number of outstanding shares of Common Stock immediately preceding the Division Event, and the denominator of which shall be the number of outstanding shares of Common Stock immediately following the Division Event.

         SECTION 9. Adjustment of Purchase Price and Number of Shares of Common Stock or Class A Warrants. Upon, and only upon, each adjustment of the Purchase Price pursuant to this Section 9, the total number of shares of Common Stock purchasable upon the exercise of each Class A Warrant shall (subject to the provisions contained in Subsection 9(c)) be such number of shares (calculated to the nearest tenth) purchasable at the Purchase Price in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to such adjustment and the denominator of which shall be the Purchase Price in effect immediately after such adjustment.

         (a) The Company may elect, upon any adjustment of the Purchase Price hereunder, to adjust the number of Class A Warrants outstanding, in lieu of the adjustment in the number of shares of Common Stock purchasable upon the exercise of each Class A Warrant as herein provided, so that each Class A Warrant outstanding after such adjustment shall represent the right to purchase one share of Common Stock. Each Class A Warrant held of record prior to such adjustment of the number of Class A Warrants shall become that number of Class A Warrants (calculated to the nearest tenth) equal to a fraction, the numerator of which shall be the Purchase Price in effect immediately prior to such adjustment and the denominator of which shall be the Purchase Price in effect immediately after such adjustment. Upon each adjustment of the number of Class A Warrants pursuant to this Section 9, the Company shall, as promptly as practicable, cause to be distributed to each Registered Holder of Warrant Certificates on the date of such adjustment Warrant Certificates evidencing, subject to Section 10, the number of additional Class A Warrants to which such Holder shall be entitled as a result of such adjustment or, at the option of the Company, cause to be distributed to such Holder in substitution and replacement for the Warrant Certificates held by him prior to the date of adjustment (and upon surrender thereof, if required by the Company) new Warrant Certificates evidencing the number of Class A Warrants to which such Holder shall be entitled after such adjustment.

         (b) Irrespective of any adjustments or changes in the Purchase Price or the number of shares of Common Stock purchasable upon exercise of the Class A
Warrants, the Warrant Certificates theretofore and thereafter issued shall, unless the Company shall exercise its option to issue new Warrant Certificates pursuant to Subsection 2(e), continue to express the same Purchase Price per share, number of shares purchasable thereunder and Redemption Price therefor as when the same were originally issued.

         (c) As used in this Section 9, the following terms shall have the following meanings:

               "Capital Stock" of any Person means the Common Stock or Preferred Stock of such Person. Unless otherwise stated herein or the context otherwise requires, "Capital Stock" means Capital Stock of the Company;

               "Common Stock" of any Person other than the Company means the common equity (however designated), including, without limitation, common stock or partnership or membership interests of, or participation or interests in such Person (or equivalents thereof). "Common Stock" of the Company means the Common Stock, par value $.001 per share, of the Company, any successor class or classes of common equity (however designated) of the Company into or for which such Common Stock may hereafter be converted, exchanged or reclassified and any class or classes of common equity (however designated) of the Company which may be distributed or issued with respect to such Common Stock or successor class of classes to holders thereof generally. Unless otherwise stated herein or the context requires otherwise, "Common Stock" means Common Stock of the Company;

               "Current  Market  Price"  means,  when used with  respect  to any security as of any date, the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, of such security in either case as reported for consolidated transactions on the New York Stock Exchange or, if such security is not listed or admitted to trading on the New York Stock Exchange, as reported for consolidated transactions with respect to securities listed on the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, as reported on the Nasdaq National Market, or, if such security is not listed or admitted to trading on the Nasdaq National Market, as reported on the Nasdaq SmallCap Market, or if such security is not listed or admitted to trading on any national securities exchange or the Nasdaq National Market or the Nasdaq SmallCap Market, the average of the high bid and low asked prices of such security in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use or, if such security is not quoted by any such organization, the average of the closing bid and asked prices of such security furnished by a New York Stock Exchange member firm selected by the Company. If such security is not quoted by any such organization and no such New York Stock Exchange member firm is able to provide such prices, the Current Market Price of such security shall be the Fair Market Value thereof;

               "Fair Market Value" means, at any date as to any asset, Property or right (including without limitation, Capital Stock of any Person, evidence of indebtedness or other securities, but excluding cash), the fair market value of such item as determined in good faith by the Board of Directors, whose determination shall be conclusive; provided, however, that such determination is described in an Officers' Certificate filed with the transfer agent and that, if there is a Current Market Price for such item on such date, "Fair Market Value" means such Current Market Price (without giving effect to the last sentence of the definition thereof);

               "GAAP"  means,  as of any  date,  generally  accepted  accounting principles in the United States and does not include any interpretations or regulations that have been proposed but that have not become effective;

               "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person;

               "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers, one of whom must be the Chairman of the Board, the President, the Treasurer or a Vice-President of the Company;

               "Person" means any individual, corporation, partnership, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof;

               "Preferred Stock" of any Person means the class or classes of equity, ownership or participation interests (however designated) in such Person, including, without limitation, stock, share, partnership and membership interests, which are preferred as to the payment of dividends or distributions by, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of, such Person (or equivalent thereof) over interests of any other class of interests of such Person. Unless otherwise stated herein or the context otherwise requires, "Preferred Stock" means Preferred Stock of the Company;

               "Property" of any Person means any and all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included on the most recent consolidated balance sheet of such Person in accordance with GAAP;

               "Subsidiary" of a Person on any date means any other Person of whom such Person owns, directly or indirectly through a Subsidiary or Subsidiaries of such Person, Capital Stock with voting power, acting independently and under ordinary circumstances, entitling such person to elect a majority of the board of directors or other governing body of such other Person. Unless otherwise stated herein or the context otherwise requires, "Subsidiary" means a Subsidiary of the Company.

         (d) If the Company shall (i) pay a dividend or other distribution, in Common Stock, on any class of Capital Stock of the Company, (ii) subdivide the outstanding Common Stock into a greater number of shares by any means or (iii) combine the outstanding Common Stock into a smaller number of shares by any means including, without limitation, a reverse stock split), then in each such case the Purchase Price in effect immediately prior thereto shall be adjusted so that the Registered Holder of any Class A Warrants thereafter surrendered for exercise shall be entitled to receive the number of shares of Common Stock that such Registered Holder would have owned or have been entitled to receive upon the happening of such event had such Class A Warrants been exercised immediately prior to the relevant record date or, if there is no such record date, the effective date of such event. An adjustment made pursuant to this Subsection 9(d) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date of such subdivision or combination, as the case may be.

         (e) If the Company shall (i) issue or distribute (at a price per share less than the Current Market Price per share of such Capital Stock on the date of such issuance or distribution) Capital Stock generally to holders of Common Stock or to holders of any class or series of Capital Stock which is convertible into or exchangeable or exercisable for Common Stock (excluding an issuance or distribution of Common Stock described in Subsection 9(d) or (ii) issue or distribute generally to such holders rights, warrants, options or convertible or exchangeable securities entitling the holder thereof to subscribe for, purchase, convert into or exchange for Capital Stock at a price per share less than the Current Market Price per share of such Capital Stock on the date of issuance or distribution, then, in each such case, at the earliest of (A) the date the Company enters into a firm contract for such issuance or distribution, (B) the record date for the determination of stockholders entitled to receive any such Capital Stock or any such rights, warrants, options or convertible or exchangeable securities or (C) the date of actual issuance or distribution of any such Capital Stock or any such rights, warrants, options or convertible or exchangeable securities, the Purchase Price shall be reduced by multiplying the Purchase Price in effect immediately prior to such earliest date by:

          (i) if such Capital Stock is Common Stock, a fraction the numerator of which is the number of shares of Common Stock outstanding, on such earliest date plus the number of shares of Common Stock which could be purchased at the Current Market Price per share of Common Stock on the date of such issuance or distribution with the aggregate consideration (based on the Fair Market Value thereof) received or receivable by the Company either (A) in connection with such issuance or distribution or (B) upon the conversion, exchange, purchase or subscription of all such rights, warrants, options or convertible or exchangeable securities (the "Aggregate Consideration"), and the denominator of which is the number of shares of Common Stock outstanding on such earliest date plus the number of shares of Common Stock to be so issued or distributed or to be issued upon the conversion, exchange, purchase or subscription of all such rights, warrants, options or convertible or exchangeable securities; or

          (ii) if such Capital Stock is other than Common Stock, a fraction the numerator of which is the Current Market Price per share of Common Stock on such earliest date minus an amount equal to (A) the difference between (1) the Current Market Price per share of such Capital Stock multiplied by the number of shares of such Capital Stock to be so issued and (2) the Aggregate Consideration, divided by (B) the number of shares of Common Stock outstanding on such date, and the denominator of which is the Current Market Price per share of Common Stock on such earliest date.

         Such adjustment shall be made successively whenever any such Capital Stock, rights, warrants, options or convertible or exchangeable securities are so issued or distributed. In determining whether any rights, warrants, options or convertible or exchangeable securities entitle the holders thereof to subscribe for, purchase, convert into or exchange for shares of such Capital Stock at less than such Current Market Price, there shall be taken into account the Fair Market Value of any consideration received or receivable by the Company for such rights, warrants, options or convertible or exchangeable securities. If any right, warrant, option or convertible or exchangeable security, the issuance of which resulted in an adjustment in the Purchase Price pursuant to this Subsection 9(e), shall expire and shall not have been exercised, the Purchase Price shall immediately upon such expiration be recomputed to the Purchase Price which would have been in effect if such right, warrant, option or convertible or exchangeable securities had never been distributed or issued. Notwithstanding anything contained in this paragraph to the contrary, (i) the issuance of Capital Stock upon the exercise of such rights, warrants or options or the conversion or exchange of such convertible or exchangeable securities will not cause an adjustment in the Purchase Price if no such adjustment would have been required at the time such right, warrant, option or convertible or exchangeable security was issued or distributed; provided, however, that, if the consideration payable upon such exercise, conversion or exchange and/or the Capital Stock receivable thereupon are changed after the time of the issuance or distribution of such right, warrant, option or convertible or exchangeable security then such change shall be deemed to be the expiration thereof without having been exercised and the issuance or distribution of new options, rights, warrants or convertible or exchangeable securities and (ii) the issuance of convertible preferred stock of the Company as a dividend on convertible preferred stock of the Company will not cause an adjustment in the Purchase Price if no such adjustment would have been required at the time such underlying convertible preferred stock was issued (or as a result of any subsequent modification to the terms thereof) and the conversion provisions of such convertible stock so issued as a dividend are the same as in such underlying convertible preferred stock.

         Notwithstanding anything contained in this Warrant Agreement to the contrary, options, rights or warrants issued or distributed by the Company, including options, rights or warrants distributed prior to the date of this Warrant Agreement, to holders of Common Stock generally which, until the occurrence of a specified event or events (a "Trigger Event"), (i) are deemed to be transferred with Common Stock, (ii) are not exercisable and (iii) are also issued on a pro rata basis with respect to future issuances of Common Stock, shall be deemed not to have been issued or distributed for purposes of this
Section 9 (and no adjustment to the Purchase Price under this Section 9 will be required) until the occurrence of the earliest Trigger Event. Upon the occurrence of a Trigger Event, such options, rights or warrants shall continue to be deemed not to have been issued or distributed for purposes of this Section 9 (and no adjustment to the Purchase Price under this Section 9 will be required) if and for so long as each Registered Holder who thereafter exercises such Registered Holder's Class A Warrants shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, a number of such options, rights or warrants, as the case may be, equal to the number of options, rights or warrants to which a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon exercise of such Registered Holder's Class A Warrants is entitled to receive at the time of such exercise in accordance with the terms and provision of, and applicable to, such options, rights or warrants. Upon the expiration of any such options, rights or warrants or at such time, if any, as a Registered Holder is not entitled to receive such options, rights or warrants upon exercise of such Registered Holder's Class A Warrants, an adjustment (if any is required) to the Purchase Price shall be made in accordance with this Subsection 9(e) with respect to the issuance of all such options, rights and warrants as of the date of issuance thereof, but subject to the provisions of the preceding paragraph, if any such option, right or warrant, including any such options right or warrants distributed prior to the date of this Warrant Agreement, are subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different securities, evidence of indebtedness, cash, Properties or other assets or different amounts thereof, then, subject to the preceding provision of this paragraph, the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new options, right or warrants with such new purchase rights (and a termination or expiration of the existing options, rights or warrants without exercise thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants, or any Trigger Event or other event of the type described in the preceding sentence, that required (or would have required but for the provisions of Subsection 9(h) or of this paragraph) an adjustment to the Purchase Price under this Section 9 and such options, rights or warrants shall thereafter have been redeemed or repurchased without having been exercised, then the Purchase Price shall be adjusted upon such redemption or repurchase to give effect to such distribution, Trigger Event or other event, as the case may, as though it had instead been a cash distribution, equal on a per share basis to the result of the aggregate redemption or repurchase price received by holders of such options, rights or warrants divided by the number of shares of Common Stock outstanding as of the date of such repurchase or redemption, made to holders of Common Stock generally as of the date of such redemption or repurchase.

         (f) If the Company shall pay or distribute, as a dividend or otherwise, generally to holders of Common Stock or any class or series of Capital Stock which is convertible into or exercisable or exchangeable for Common Stock any assets, Properties or rights (including, without limitation, evidences of indebtedness of the Company, any Subsidiary or any other Person, cash or Capital Stock or other securities of the Company, any Subsidiary or any other Person, but excluding payments and distributions as described in Subsections 9(d) or
(e), dividends and distributions in connection with a Liquidation Event (as defined in the Certificate of Designation for the Series A Preferred Stock) and distributions consisting solely of cash described in Subsection 9(g), then in each such case the Purchase Price shall be reduced by multiplying the Purchase Price in effect immediately prior to the date of such payment or distribution by a fraction, the numerator of which is the Current Market Price per share of Common Stock on the record date for the determination of stockholders entitled to receive such payment or distribution less the Fair Market Value per share of Common Stock on such record date of the assets, Properties or rights so paid or distributed, and the denominator of which is the Current Market Price per share of Common Stock on such record date. Such adjustment shall become effective immediately after such record date. For purposes of this Subsection 9(f), such Fair Market Value per share shall equal the aggregate Fair Market Value on such record date of the assets, Properties or rights so paid or distributed divided by the number of shares of Common Stock outstanding on such record date. For all purposes of this Warrant Agreement, adjustments to any security's exercise or exercise price pursuant to such security's original terms shall not be deemed a distribution or dividend to holders thereof.

         (g) If the Company shall, by dividend or otherwise, make a distribution (other than in connection with the liquidation, dissolution or winding up of the Company in its entirety), generally to holders of Common Stock or any class or series of Capital Stock which is convertible into or exercisable or exchangeable for Common Stock, consisting solely of cash where (x) the sum of (i) the aggregate amount for such cash plus (ii) the aggregate amount of all cash so distributed (by dividend or otherwise) to such holders within the 12-month period ending on the record date for determining stockholder entitled to receive such distribution with respect to which no adjustment has been made to the Purchase Price pursuant to this Subsection 9(g) exceeds (y) 10% of the result of the multiplication of (1) the Current Market Price per share of Common Stock on such record date times (2) the number of shares of Common Stock outstanding on such record date, then the Purchase Price shall be reduced, effective immediately prior to the opening of business on the day following such record date, by multiplying the Purchase Price in effect immediately prior to the close of business on the day prior to such record date by a fraction, the numerator of which is the Current Market Price per share of Common Stock on such record date less the aggregate amount of cash per share so distributed and the denominator of which is such Current Market Price; provided, however, that, if the aggregate amount of cash per share is equal to or greater than such Current Market Price, then, in lieu of the foregoing adjustment, adequate provisions shall be made so that each Registered Holder shall have the right to receive upon exercise (with respect to each share of Common Stock issued upon such exercise and in addition to the Common Stock issuable upon exercise) the aggregate amount of cash per share such Registered Holder would have received had such Registered Holder's Class A Warrant been exercised immediately prior to such record date. In no event shall the Purchase Price be increased pursuant to this Subsection 9(g); provided, however, that if such distribution is not so made, the Purchase Price shall be adjusted to be the

Purchase Price which would have been in effect if such distribution had not been declared. For purposes of this Subsection 9(g), such aggregate amount of cash per share shall equal such sum divided by the number of shares of Common Stock outstanding on such record date.

         (h) The provisions of this Section 9 shall similarly apply to all successive events of the type described in this Section 9. Notwithstanding anything contained herein to the contrary, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price then in effect; provided, however, that any adjustments which by reason of this Subsection 9(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9 shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be, and the Transfer Agent shall be entitled to rely conclusively thereon. Except as provided in this Section 9, no adjustment in the Purchase Price will be made for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase Common Stock or any securities so convertible or exchangeable.

         (i) Whenever the Purchase Price is adjusted as provided herein, the Company shall promptly file with the Warrant Agent an Officers' Certificate setting forth the Purchase Price in effect after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Promptly after delivery of such Officers' Certificate, the Company shall give or cause to be given to each Registered Holder a notice of such adjustment of the Purchase Price setting forth the adjusted Purchase Price and the date on which such adjustment becomes effective. The Warrant Agent may rely on the information in such Officers' Certificate as true and correct and has no duty or obligation independently to verify the amounts or calculations set forth therein.

         (j) Notwithstanding anything contained herein to the contrary, in any case in which this Section 9 provides that an adjustment in the Purchase Price shall become effective immediately after a record date for an event, the Company may defer (and shall promptly give the Warrant Agent notice of any such deferral) until the occurrence of such event (i) issuing to the Registered Holder of any Class A Warrants exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the number of shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Registered Holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Section 10.

         (k) Notwithstanding any other provision hereof, no adjustment to the Purchase Price shall be made upon the issuance or exercise or conversion of (1) options or warrants to purchase, in the aggregate, up to 25% of the securities sold in the Offering issued to any placement agent or financial advisor in connection with the private placement of the Offering Notes or Series B Preferred Stock offered in lieu of Offering Notes and, in each case, warrants to purchase Common Stock (such options or warrants, the "Offering Warrants"), (2) any Offering Notes, including any Offering Notes issued pursuant to the exercise of the Offering Warrants, (3) any Series B Preferred Stock, including any Series B Preferred Stock issued in the

Offering, pursuant to the exercise of any Offering Warrants or upon conversion of any Offering Notes, (4) any equity securities or warrants of the Company (including, without limitation, the Series A Preferred Stock, warrants and equity securities underlying warrants) issued in exchange for 9% Notes or accrued interest thereon or pursuant to the conversion or exercise provisions thereof, (5) any warrants issued in connection with the Offering or upon any Reset Event (as defined in the Certificate of Designation for the Series A Preferred Stock) or Series B Reset (as defined in the Certificate of Designation for the Series A Preferred Stock), (6) any warrants issued to Forum Capital Markets, LLC ("Forum") in exchange for or in addition to, or any amendment to, any warrants held by Forum, in each case, pursuant to a letter agreement dated January 5, 1998, between the Company and Forum, (7) any Capital Stock issued or cash paid as dividends on the Series A Preferred Stock or (8) any Capital Stock issued or cash paid upon the mandatory conversion or redemption of any Series A Preferred Stock or Series B Preferred Stock in accordance with Section 5 of the Certificate of Designation for the Series A Preferred Stock or Section 5 of the Certificate of Designation for the Series B Preferred Stock.

         (l) Any determination as to whether an adjustment in the Purchase Price in effect hereunder is required pursuant to Section 9, or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Class A Warrants and the Company if made in good faith by the Board of Directors of the Company.

         SECTION 10. Fractional Warrants and Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon exercise of Class A Warrants. If more than one certificate evidencing Class A Warrants shall be surrendered for exercise at one time by the same holder, the number of full shares issuable upon exercise thereof shall be computed on the basis of the aggregate number of Class A Warrants so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon exercise of such aggregate number of Class A Warrants, the Company may elect in its sole discretion, independently for each holder, whether such number of shares of Common Stock will be rounded to the nearest whole share (with .5 of a share rounded upward) or whether such holder will be given cash, in lieu of any fractional share, in an amount equal to the same fraction of the Market Price of the Common Stock as of the Exercise Date.

         SECTION 11. Warrant Holders Not Deemed Stockholders. No holder of Class A Warrants shall, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of such Class A Warrants for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the holder of Class A Warrants, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issue or reclassification of stock, change of par value or change of stock to no par value, consolidation, merger or conveyance or otherwise), or to receive notice of meetings, or to receive dividends or subscription rights, until such Holder shall have exercised such Class A Warrants and been issued shares of Common Stock in accordance with the provisions hereof.

         SECTION 12. Rights of Action. All rights of action with respect to this Agreement are vested in the respective Registered Holders of the Class A Warrants, and any

Registered Holder of a Class A Warrant, without consent of the Warrant Agent or of the holder of any other Class A Warrant, may, in his own behalf and for his own benefit, enforce against the Company his right to exercise his Class A Warrants for the purchase of shares of Common Stock in the manner provided in the Warrant Certificate and this Agreement.

         SECTION 13. Agreement of Warrant Holders. Every holder of any Class A Warrant, by his acceptance thereof, consents and agrees with the Company, the Warrant Agent and every other holder of any Class A Warrant that:

         (a) The Class A Warrants are transferable only on the registry books of the Warrant Agent by the Registered Holder thereof in person or by his or her attorney duly authorized in writing and only if the Warrant Certificates representing such Class A Warrants are surrendered at the office of the Warrant Agent, duly endorsed or accompanied by a proper instrument of transfer satisfactory to the Warrant Agent, in its sole discretion, together with payment of any applicable transfer taxes; and

         (b) The Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the holder and as the absolute, true and lawful owner of the Class A Warrants represented thereby for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice or knowledge to the contrary, except as otherwise expressly provided in Section 6.

         SECTION 14. Cancellation of Warrant Certificates. If the Company shall purchase or acquire any Class A Warrant or Class A Warrants, the Warrant Certificate or Warrant Certificates evidencing the same, by redemption or otherwise, shall thereupon be delivered to the Warrant Agent and canceled by it and retired. The Warrant Agent shall also cancel the Warrant Certificate or Warrant Certificates following exercise of any or all of the Class A Warrants represented thereby or delivered to it for transfer, split up, combination or exchange.

         SECTION 15. Concerning the Warrant Agent. The Warrant Agent acts hereunder as agent and in a ministerial capacity for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent does not hereby assume any obligation, relationship, agency or trust for or with any of the holders of Warrant Certificates or beneficial owners of Class A Warrants. The Warrant Agent shall not, by issuing and delivering Warrant Certificates, or by any other act hereunder, be deemed to make any representations as to the validity, value or authorization of the Warrant Certificates or the Class A Warrants represented thereby or of any securities or other property delivered upon exercise of any Class A Warrant or whether any stock issued upon exercise of any Class A Warrant is fully paid and nonassessable.

         The Warrant Agent shall not at any time be under any duty or responsibility to any holder of Warrant Certificates to make or cause to be made any adjustment of the Purchase Price or the Redemption Price provided in this Agreement, or to determine whether any fact exists that may require any such adjustments, or with respect to the nature or extent of any such adjustment, when made, or with respect to the method employed in making the same. It shall not (i) be liable for any recital or statement of facts contained herein or for any action taken, suffered or omitted by it in reliance on any Warrant Certificate or other document or instrument believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties,
(ii) be responsible for any failure on the part of the Company to comply with any of its covenants and obligations contained in this Agreement or in any Warrant Certificate, or (iii) be liable for any act or omission in connection with this Agreement except for its own negligence or willful misconduct.

         The Warrant Agent may at any time consult with counsel satisfactory to it (who may be counsel for the Company) and shall incur no liability or responsibility for any action taken, suffered or omitted by it in good faith in accordance with the opinion or advice of such counsel.

         Any notice, statement, instruction, request, direction, order or demand of the Company shall be sufficiently evidenced by an instrument signed by the Chairman of the Board, President, or any Vice President and the Secretary, or any Assistant Secretary (unless other evidence in respect thereof is herein specifically prescribed). The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with such notice, statement, instruction, request, direction, order or demand believed by it to be genuine.

         The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse it for its reasonable expenses hereunder as governed by a separate agreement to be entered into between the Warrant Agent and the Company; the Company further agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses and liabilities, including judgments, costs and reasonable counsel fees and expenses, for anything done or omitted by the Warrant Agent in the execution of its duties and powers hereunder except losses, expenses and liabilities arising as a result of the Warrant Agent's negligence or willful misconduct.

         The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's own negligence or willful misconduct), after giving 30 days' prior written notice to the Company. At least 15 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the Registered Holders of each Warrant Certificate at the Company's expense. Upon such resignation, or any inability of the Warrant Agent to act as such hereunder, the Company shall appoint a new warrant agent in writing. If the Company shall fail to make such appointment within a period of 15 days after it has been notified in writing of such resignation by the resigning Warrant Agent, then the Registered Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Any new warrant agent, whether appointed by the Company or by such a court, shall be a bank or trust company having capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company. After acceptance in writing of such appointment by the new warrant agent is received by the Company, such new warrant agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning Warrant Agent. Not later than the effective date of any such appointment, the Company shall file notice thereof with the resigning Warrant Agent and shall forthwith cause a copy of such notice to be mailed to the Registered Holder of each Warrant Certificate.

         Any entity into which the Warrant Agent or any new warrant agent may be converted or merged or any entity resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any entity succeeding to the trust business of the Warrant Agent shall be a successor warrant agent under this Agreement without any further act, provided that such entity is eligible for appointment as successor to the Warrant Agent under the provisions of the preceding paragraph. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed to the Company and to the Registered Holder of each Warrant Certificate.

         The Warrant Agent, its subsidiaries and affiliates, and any of its or their officers or directors, may buy and hold or sell Class A Warrants or other securities of the Company and otherwise deal with the Company in the same manner and to the same extent and with like effects as though it were not Warrant Agent. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

         SECTION 16. Modification of Agreement. The parties hereto and the Company may by supplemental agreement make any changes or corrections in this Agreement (i) that they shall deem appropriate to cure any ambiguity or to correct any defective or inconsistent provision or manifest mistake or error herein contained; (ii) to reflect an increase in the number of Class A Warrants which are to be governed by this Agreement resulting from a subsequent offering of Company securities which includes Class A Warrants having the same terms and conditions as the Class A Warrants, originally covered by or subsequently added to this Agreement under this Section 16; or (iii) that they may deem necessary or desirable and that shall not adversely affect the interests of the holders of Warrant Certificates; provided, however, that this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the Registered Holders of Warrant Certificates representing more than 50% of the Class A Warrants then outstanding; and provided, further, that no change in the number or nature of the securities purchasable upon the exercise of any Class A Warrant, or the Exercise Price therefor, or the acceleration of the Warrant Expiration Date, shall be made without the consent in writing of the Registered Holder of the Warrant Certificate representing such Class A Warrant, other than such changes as are specifically prescribed by this Agreement as originally executed or are made in compliance with applicable law.

         SECTION 17. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed by means of first class registered or certified mail, postage prepaid as follows: if to the Registered Holder of a Warrant Certificate, at the address of such holder as shown on the registry books maintained by the Warrant Agent; and if to the Company, at 620 Memorial Drive, Cambridge, Massachusetts, 02139, or at such other address as may have been furnished to the Warrant Agent in writing by the Company; if to the Warrant Agent, at its Corporate Office, Attention: Relationship Manager.

         SECTION 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws.

         SECTION 19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, the Warrant Agent and their respective successors and assigns, and the holders from time to time of Warrant Certificates. Nothing in this Agreement is intended nor shall be construed to confer upon any other person any right, remedy or claim, in equity or at law, or to impose upon any other person any duty, liability or obligation.

         SECTION 20. Termination. This Agreement shall terminate at the close of business on the Warrant Expiration Date of all the Class A Warrants or such earlier date upon which all Class A Warrants have been exercised or redeemed, except that the Warrant Agent shall account to the Company for cash held by it and Section 15 shall survive such termination.

         SECTION 21. Counterparts. This Agreement may be executed in several counterparts, which taken together shall constitute a single document.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           HYBRIDON, INC.

                                           By:_______________________
                                              Authorized Officer



                                           CHASEMELLON SHAREHOLDER
                                           SERVICES, L.L.C., as Warrant Agent


                                           By:_______________________
                                              Authorized Officer

                                    EXHIBIT A

                  [FORM OF FACE OF CLASS A WARRANT CERTIFICATE]

THE TERMS OF THIS WARRANT ARE SUBJECT TO THE TERMS OF A WARRANT AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM HYBRIDON, INC. (THE "COMPANY"). THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

No. __ _______________ Class A Warrants

                       VOID AFTER __________________, 2005

                    CLASS A WARRANT CERTIFICATE FOR PURCHASE
                                 OF COMMON STOCK

                                 HYBRIDON, INC.

         This certifies that FOR VALUE RECEIVED
________________________________________________________________________________
____________________________ or registered assigns (the "Registered Holder") is the owner of the number of Class A Warrants ("Class A Warrants") specified above. Each Class A Warrant represented hereby initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Warrant Certificate and the Warrant Agreement (as hereinafter defined), one fully paid and nonassessable share of Common Stock, par value $.001 per share ("Common Stock"), of Hybridon, Inc., a Delaware corporation (the "Company"), at any time between _______________, 1998, and the Expiration Date (as hereinafter defined), upon the presentation and surrender of this Warrant Certificate with the Subscription Form on the reverse hereof duly executed, at the corporate office of ChaseMellon Shareholder Services, L.L.C., as Warrant Agent, or its successor (the "Warrant Agent"), accompanied by payment of the Exercise Price (as defined in the Warrant Agreement) in lawful money of the United States of America in cash or by official bank or certified check made payable to the Company.

         This Warrant Certificate and each Class A Warrant represented hereby are issued pursuant to, and are subject in all respects to, the terms and conditions set forth in the Warrant Agreement (the "Warrant Agreement"), dated ________ _____, 1998, by and among the Company and the Warrant Agent.

         In the event of certain contingencies provided for in the Warrant Agreement, the Exercise Price, Purchase Price and/or the number of shares of Common Stock subject to purchase upon the exercise of each Class A Warrant represented hereby are subject to modification or adjustment.

         Each Class A Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of the exercise of fewer than every Class A Warrant represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor, which the Warrant Agent shall countersign, for the balance of such Class A Warrants.

         The term "Expiration Date" shall mean 5:00 P.M. (New York time) on ____________, 2005, or such earlier date as the Class A Warrants shall be redeemed. If such date shall in the State of New York be a holiday or a day on which banks are authorized to close, then the Expiration Date shall mean 5:00 P.M. (New York time) the next following day which in the State of New York is not a holiday or a day on which banks are authorized to close. Upon notice to all Registered Holders of the Class A Warrants, the Company shall have the right to extend the Expiration Date.

         The Class A Warrants represented hereby shall not be exercisable in any state where such exercise would be unlawful.

         This Warrant Certificate is exchangeable, upon the surrender hereof by the Registered Holder at the corporate office of the Warrant Agent, for a new Warrant Certificate or Warrant Certificates of like tenor representing an equal aggregate number of Class A Warrants, each of such new Warrant Certificates to represent such number of Class A Warrants as shall be designated by such Registered Holder at the time of such surrender. Upon due presentment with any applicable transfer fee per certificate in addition to any tax or other governmental charge imposed in connection therewith, for registration of transfer of this Warrant Certificate at such office, a new Warrant Certificate or Warrant Certificates representing an equal aggregate number of Class A Warrants will be issued to the transferee in exchange therefor, subject to the limitations provided in the Warrant Agreement.

         The Registered Holder shall not be entitled to any rights of a stockholder of the Company in respect of any unexercised Class A Warrants held by such Registered Holder, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided in the Warrant Agreement.

         The Class A Warrants represented hereby may be redeemed at the option of the Company, at a redemption price of $.01 per Class A Warrant (subject to adjustment under the circumstances set forth in Section 8 of the Warrant Agreement) (the "Redemption Price"). Notice of redemption shall be given not later than the sixtieth day before the date fixed for redemption, all as provided in the Warrant Agreement. On and after the date fixed for redemption, the Registered Holder shall have no rights with respect to the Class A Warrants represented hereby except to receive the Redemption Price upon surrender of this Warrant Certificate.

         Prior to due presentment for registration of transfer hereof, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner hereof and of each Class A Warrant represented hereby (notwithstanding any notations of ownership or writing hereon made by anyone other than a duly authorized officer of the Company or the Warrant Agent) for all purposes and shall not be affected by any notice to the contrary.

         This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of New York.

         This Warrant Certificate is not valid unless countersigned by the Warrant Agent.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile, by two of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.


                                                      HYBRIDON, INC.


Dated:  _____________________                         By:_______________________

                                                      By:_______________________

                                                                [seal]

Countersigned:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Warrant Agent



By:  ______________________________
     Authorized Officer

                    [FORM OF REVERSE OF WARRANT CERTIFICATE]

                TRANSFER FEE: $___________ PER CERTIFICATE ISSUED

                                SUBSCRIPTION FORM

                     To Be Executed by the Registered Holder
                      in Order to Exercise Class A Warrants


         The undersigned Registered Holder hereby irrevocably elects to exercise _________ Class A Warrants represented by this Warrant Certificate, and to purchase the securities issuable upon the exercise of such Class A Warrants, and requests that certificates for such securities shall be issued in the name of

         PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

                      ___________________________________
                      ___________________________________
                      ___________________________________
                      ___________________________________
                     [please print or type name and address]

and be delivered to

                      ___________________________________
                      ___________________________________
                      ___________________________________
                      ___________________________________
                     [please print or type name and address]

and if such number of Class A Warrants shall not be all the Class A Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Class A Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below.

The undersigned represents that the exercise of the within Class A Warrant was solicited by a member of the National Association of Securities Dealers, Inc. If not solicited by an NASD member, please write "unsolicited" in the space below.


                                            ------------------------------------
                                            (Name of NASD Member)


Dated: __________________________           X___________________________________
                                             ___________________________________
                                             ___________________________________
                                                          Address


                                             ___________________________________
                                                Taxpayer Identification Number

                                             ___________________________________
                                                     Signature Guaranteed


                                             ___________________________________

                                   ASSIGNMENT

                     To Be Executed by the Registered Holder
                       in Order to Assign Class A Warrants

FOR VALUE RECEIVED, _______________________________________________ hereby sells, assigns and transfers unto

         PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER

                      ___________________________________
                      ___________________________________
                      ___________________________________
                      ___________________________________
                     [please print or type name and address]

________________________________  of the Class A  Warrants  represented  by this
Warrant   Certificate,   and  hereby   irrevocably   constitutes   and  appoints
______________________________

________________________________________________________________________________
Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated: __________________________     X_________________________________________
                                              Signature Guaranteed

                                       _________________________________________

THE SIGNATURE TO THE ASSIGNMENT OR THE SUBSCRIPTION FORM MUST CORRESPOND TO THE NAME AS WRITTEN UPON THE FACE OF THIS WARRANT CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATSOEVER, AND MUST BE GUARANTEED BY A MEMBER OF THE MEDALLION STAMP PROGRAM.

                                                                         ANNEX C
                                                                         -------


                           CERTIFICATE OF DESIGNATION

                                       for

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       of

                                  HYBRIDON INC.

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


         HYBRIDON INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that pursuant to the authority conferred on the board of directors of the Corporation (the "Board of Directors") by the Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors adopted the following resolution establishing a series of 2,616,918 shares of preferred stock of the Corporation designated as "Series B Convertible Preferred Stock":

          RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation, a series of preferred stock, par value $.01 per share, of the Corporation is hereby established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative participating, optional or other special rights of, the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                      Series B Convertible Preferred Stock

         1. Designation and Amount and Definitions. (a) There shall be a series of Preferred Stock designated as "Series B Convertible Preferred Stock" and the number of shares constituting such series shall be 2,616,918. Such series is referred to herein as the "Series B Preferred Stock". Notwithstanding any other provision in this Certificate of Designation of the Series B Preferred Stock (the "Certificate of Designation") to the contrary, such series shall be junior to the Series A Convertible Preferred Stock of the Corporation, par value $.01 per share, (the "Series A Preferred Stock"), and senior to the common stock, par value $.001 per share, of the Corporation (the "Common Stock") with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up. Such number of shares may be increased or decreased by resolution of the Board of Directors, subject to the provisions of Section 6 hereof, provided, however, that no decrease shall reduce the number of shares of Series B Preferred Stock to fewer than the number of shares then issued and outstanding.

         (b) As used in this Certificate of Designation, the following terms shall have the following meanings:

               (i) The "Closing Bid Price" for any security for each trading day shall be the reported per share closing bid price of such security regular way on the Stock Market on such trading day, or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day.

               (ii) "Fair Market Value" of any asset (including any security) means the fair market value thereof as mutually determined by the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding. If the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors and the holders of a majority of the Series B Preferred Stock then outstanding (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by the Corporation.

               (iii) "Market Price" shall mean the average Closing Bid Price for twenty (20) consecutive trading days, ending with the trading day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period); provided that if the prices referred to in the definition of Closing Bid Price cannot be determined on any trading day, the Closing Bid Price for such trading day will be deemed to equal Fair Market Value of such security on such trading day.

               (iv) "Registered Holders" shall mean, at any time, the holders of record of the Series B Preferred Stock.

               (v) The "Stock Market" shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System ("NNM") or The Nasdaq SmallCap Market ("SCM" and, together with NNM, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by the Corporation for that purpose.

               (vi) "Trading Price" shall mean the lower of (i) the average Closing Bid Price of the Common Stock (with appropriate adjustments for subdivisions or combinations of shares effected during such period) for thirty (30) consecutive trading days, ending with the trading day prior to the date as of which the Trading Price is being determined, and (ii) the average Closing Bid Price of the Common Stock (with appropriate adjustments for subdivisions or combinations of shares effected during such period) for five (5) consecutive trading days, ending with the trading day prior to the date as of which the Trading Price is being determined, provided that if the prices referred to in the definition of Closing Bid Price cannot be determined for any of such periods, "Trading Price" shall mean Fair Market Value.

               (vii) A "trading day" shall mean a day on which the relevant Stock Market is open for the transaction of business.

         2. Dividends and Distributions. (a) Subject to the rights of the holders of any shares of any series or class of capital stock ranking prior, and superior to, or pari passu with, the shares of Series B Preferred Stock with respect to dividends (including the Series A Preferred Stock, which ranks prior and superior to the Series B Preferred Stock in such respects), the holders of shares of Series B Preferred Stock shall be entitled to receive, as, when and if declared by the Board of Directors, out of assets legally available for that purpose, dividends or distributions in cash, stock or otherwise.

         (b) [Reserved]

         (c) The Corporation shall not declare any dividend or distribution on any Junior Stock (as defined below) of the Corporation (other than a dividend or distribution payable solely in Junior Stock) unless all dividends have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred Stock.

         (d) [Reserved]

         (e) All dividends or distributions declared upon the Series B Preferred Stock shall be declared pro rata per share.

         (f) Any reference to "distribution" contained in this Section 2 shall not be deemed to include any distribution made in connection with or in lieu of any Liquidation Event (as defined below).

         (g) [Reserved]

         (h) So long as any shares of the Series B Preferred Stock are outstanding, no dividends, except as described in the next succeeding sentence, shall be declared or paid or set apart for payment on any class or series of stock of the Corporation ranking, as to dividends, on a parity with the Series B Preferred Stock, for any period unless all dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series B Preferred Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, upon the shares of the Series B Preferred Stock and any other class or series of stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon such other stock shall be declared pro rata so that the amounts of dividends per share declared on the Series B Preferred Stock and such other stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series B Preferred Stock and on such other stock bear to each other.

         (i) So long as any shares of the Series B Preferred Stock are outstanding, no other stock of the Corporation ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation unless the dividends, if any, accrued on all outstanding shares of the Series B Preferred Stock shall have been paid or set apart for payment.

         (j) "Junior Stock" shall mean the Common Stock and any shares of preferred stock of any series or class of the Corporation, whether presently outstanding or hereafter issued, which are junior to the shares of Series B Preferred Stock with respect to (i) the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (ii) dividends or (iii) voting. The Junior Stock shall expressly not include the Series A Preferred Stock.

         3. Liquidation Preference. (a) In the event of a (i) liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary,
(ii) a sale or other disposition of all or substantially all of the assets of the Corporation or (iii) any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity or shares of Common Stock constituting in excess of 50% of the voting power of the Corporation are exchanged for or changed into stock or securities of another entity, cash and/or any other property (a "Merger Transaction") (items (i), (ii) and (iii) of this sentence being collectively referred to as a "Liquidation Event"), after payment or provision for payment of debts and other liabilities of the Corporation, and subject to the senior liquidation preference of the Series A Preferred Stock, the holders of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Junior Stock of the Corporation, an amount equal to $125.00 per share (or, after the first anniversary of the Final Closing Date (as defined below), $100.00 per share) plus, in either case, an amount equal to all declared and/or accrued unpaid dividends thereon; provided, however, in the case of a Merger Transaction, such $125.00 or $100.00 per share may be paid in cash, property (valued as provided in Subsection 3(b)) and/or securities (valued as provided in Subsection 3(b)) of the entity surviving such Merger Transaction. In the case of property or in the event that any such securities are subject to an investment letter or other similar restriction on transferability, the value of such property or securities shall be determined by agreement between the Corporation and the holders of a majority of the Series B Preferred Stock then outstanding. If upon any Liquidation Event, whether voluntary or involuntary, the assets to be distributed to the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amounts aforesaid, then all of the assets of the Corporation to be distributed shall be so distributed ratably to the holders of the Series B Preferred Stock on the basis of the number of shares of Series B Preferred Stock held. Notwithstanding item (iii) of the first sentence of this Subsection 3(a), any consolidation, merger, combination, reorganization or other transaction in which the Corporation is not the surviving entity but the stockholders of the Corporation immediately prior to such transaction own in excess of 50% of the voting power of the corporation surviving such transaction and own such interest in substantially the same proportions as prior to such transaction, shall not be considered a Liquidation Event provided that the surviving corporation shall make appropriate provisions to ensure that the terms of this Certificate of Designation survive any such transaction as provided in Subsection 4(c)(ii). All shares of Series B Preferred Stock shall rank as to payment upon the occurrence of any Liquidation Event senior to the Common Stock as provided herein, junior to the shares of Series A Preferred Stock and, unless the terms of such series shall provide otherwise, senior to all other series of the Corporation's preferred stock.

         (b) Any securities or other property to be delivered to the holders of the Series B Preferred Stock pursuant to Subsection 3(a) hereof shall be valued as follows:

               (i) Securities not subject to an investment letter or other similar restriction on free marketability:

                                    (A) If  actively  traded on a Stock  Market,
                           the per share value shall be deemed to be the Market Price of such securities as of the third day prior to the date of valuation.

                                    (B)  If  not  actively  traded  on  a  Stock
                           Market, the value shall be the Fair Market Value of such securities.

               (ii) For securities for which there is an active public market but which are subject to an investment letter or other restrictions on free marketability, the value shall be the Fair Market Value thereof, determined by discounting appropriately the per share Market Price thereof.

               (iii) For all other securities, the value shall be the Fair Market Value thereof.

         4. Conversion.

         (a) Right of Conversion. The shares of Series B Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof and upon notice to the Corporation as set forth in Subsection 4(b), into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided. The initial conversion price per share of Common Stock shall be equal to $3.00 (the "Conversion Price") and shall be subject to adjustment as provided herein. The rate at which each share Series B Preferred Stock is convertible at any time into Common Stock (the "Conversion Rate") shall be determined by dividing the then existing Conversion Price into $100.00.

         Subject to adjustment pursuant to the provisions of Subsection 4(c) below, in the event that the Conversion Price in effect at the time of the Initial Closing Date (as defined below), any Interim Closing Date (as defined below) or the Final Closing Date (as defined below) is greater than 80% of the Trading Price of the Common Stock as of (x) the initial closing date of the issuance and sale, as contemplated by a Unit Purchase Agreement dated January __, 1998 (the "Offering"), of Notes due 2007 of the Corporation ("Offering Notes") or Series B Preferred Stock offered in lieu of such Offering Notes (the "Initial Closing Date"), (y) any interim closing date of the Offering (each an "Interim Closing Date") or (z) the final closing date of the Offering (the "Final Closing Date") contemplated by such Unit Purchase Agreement (the "Purchase Agreement"), then the Conversion Price shall be adjusted to equal 80% of the lesser of any such Trading Price. If there is any change in Conversion Price as a result of the preceding sentence, then the Conversion Rate shall be changed accordingly as set forth above.

         The Board of Directors, or a committee designated by it for such purpose, may, until the Termination Date (as defined in the Purchase Agreement), specify an initial conversion price applicable to the shares of Series B Preferred Stock issued at any closing lower than the initial conversion price that would otherwise obtain pursuant to the preceding paragraphs of this Subsection 4(a) and, in the event an initial conversion price is so specified, it shall be applicable to all shares of the Series B Preferred Stock.

         The Corporation shall prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation setting forth the Conversion Rate as of the Final Closing Date, showing in reasonable detail the facts upon which such adjusted Conversion Rate is based, and such certificate shall forthwith be filed with the transfer agent of the Series B Preferred Stock. A notice stating that the Conversion Rate has been adjusted pursuant to the second preceding paragraph of this Subsection 4(a), or that no adjustment is necessary, and setting forth the Conversion Rate in effect as of the Final Closing Date shall be mailed as promptly as practicable after the Final Closing Date by the Corporation to all record holders of the Series B Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

         The Conversion Price (subject to adjustment pursuant to the provisions of Subsection 4(c)) in effect immediately prior to the date that is 12 months after the Final Closing Date (the "Reset Date") shall be adjusted and reset effective as of the Reset Date if the Market Price of the Common Stock as of the Reset Date (the "12-Month Trading Price") is less than 125% of the then applicable Conversion Price (a "Reset Event"). Upon the occurrence of a Reset Event, the Conversion Price shall be reduced to be equal to the greater of (A) the 12- Month Trading Price divided by 1.25, and (B) 50% of the then applicable Conversion Price. If there is any change in the Conversion Price as a result of the preceding sentence, then the Conversion Rate shall be changed accordingly as set forth above. The Corporation shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the Conversion Rate as of the Reset Date, showing in reasonable detail the facts upon which such Conversion Rate is based, and such certificate shall forthwith be filed with the transfer agent of the Series B Preferred Stock. A notice stating that the Conversion Rate has been adjusted pursuant to this paragraph, or that no adjustment is necessary, and setting forth the Conversion Rate in effect as of the Reset Date shall be mailed as promptly as practicable after the Reset Date by the Corporation to all record holders of the Series B Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

         (b) Conversion Procedures. Any holder of shares of Series B Preferred Stock desiring to convert such shares into Common Stock shall comply with
Section 12 to the extent applicable and then shall surrender the certificate or certificates evidencing such shares of Series B Preferred Stock at the office of the transfer agent for the Series B Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series B Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The Corporation need not deem a notice of conversion to be received unless the holder complies with all the provisions hereof. The Corporation will instruct the transfer agent (which may be the Corporation) to make a notation of the date that a notice of conversion is received, which date of receipt shall be deemed to be the date of receipt for purposes hereof.

         The Corporation shall, as soon as practicable after such deposit of certificates evidencing shares of Series B Preferred Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver at such office of such transfer agent to the person for whose account such shares of Series B Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, subject to Section 4(d). Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series B Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series B Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the conversion rate in effect on such date. No adjustments in respect of any dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series B Preferred Stock.

         The Corporation shall at all times, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock.

         All notices of conversion shall be irrevocable; provided, however, that if the Corporation has sent notice of an event pursuant to Subsection 4(g) hereof, a holder of Series B Preferred Stock may, at its election, provide in its notice of conversion that the conversion of its shares of Series B Preferred Stock shall be contingent upon the occurrence of the record date or effectiveness of such event (as specified by such holder), provided that such notice of conversion is received by the Corporation prior to such record date or effective date, as the case may be.

         (c) Adjustment of Conversion Rate and Conversion Price.

         (i) Except as otherwise provided herein, in the event the Corporation shall, at any time or from time to time after the date hereof, (1) sell or issue any shares of Common Stock for a consideration per share less than either (i) the Conversion Price in effect on the date of such sale or issuance or (ii) the Market Price of the Common Stock as of the date of the sale or issuance, (2) issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or (3) subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such sale, issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Conversion Price in effect immediately prior to such Change of Shares shall be changed to a price (rounded to the nearest cent) determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the sale or issuance of such additional shares or such subdivision or combination and the number of shares of Common Stock which the aggregate consideration received (determined as provided in Subparagraph 4(c)(v)(F)) for the issuance of such additional shares would purchase at the greater of (i) the Conversion Price in effect on the date of such issuance or (ii) the Market Price of the Common Stock as of such date, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the sale or issuance of such additional shares or such subdivision or combination. Such adjustment shall be made successively whenever such an issuance is made.

         (ii) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Corporation with or into another entity (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock other than the number thereof), or in case of any sale or conveyance to another entity of the property of the Corporation as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Corporation shall cause effective provision to be made so that each holder of a share of Series B Preferred Stock shall be entitled to receive, upon conversion of such share of Series B Preferred Stock, the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Subsection 4(c). The Corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing assets or other appropriate entity shall assume, by written instrument executed and delivered to the transfer agent for the Series B Preferred Stock (the "Transfer Agent"), the obligation to deliver to the holder of each share of Series B Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holders may be entitled to receive and the other obligations under this Agreement. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

         (iii) Notwithstanding anything contained in this Certificate of Designation to the contrary, options, rights or warrants issued or distributed by the Corporation, including options, rights or warrants distributed prior to the date of this Certificate of Designation, to holders of Common Stock generally which, until the occurrence of a specified event or events (a "Trigger Event"), (i) are deemed to be transferred with Common Stock, (ii) are not exercisable and (iii) are also issued on a pro rata basis with respect to future issuances of Common Stock, shall be deemed not to have been issued or distributed for purposes of this Subsection 4(c) (and no adjustment to the Conversion Price under this Subsection 4(c) will be required) until the occurrence of the earliest Trigger Event. Upon the occurrence of a Trigger Event, such options, rights or warrants shall continue to be deemed not to have been issued or distributed for purposes of this Subsection 4(c) (and no adjustment to the Conversion Price under this Subsection 4(c) will be required) if and for so long as each Registered Holder who thereafter converts such Registered Holder's Series B Preferred Stock shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, a number of such options, rights or warrants, as the case may be, equal to the number of options, rights or warrants to which a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon conversion of such Registered Holder's Series B Preferred Stock is entitled to receive at the time of such conversion in accordance with the terms and provisions of, and applicable to, such options, rights or warrants. If any such option, right to warrant is subject to events, upon the occurrence of which such options, rights or warrants become exercisable to purchase different securities, evidences of indebtedness, cash, properties or other assets or different amounts thereof, then, subject to the preceding provisions of this paragraph, the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new options, rights or warrants with such new purchase rights (and a termination or expiration of the existing options, rights or warrants without exercise thereof). In addition, in the event of any distribution (or deemed distribution) of options, rights or warrants, or any Trigger Event or other event of the type described in the preceding sentence, that required (or would have required but for the provisions of Subparagraph 4(c)(v)(B) of this paragraph) an adjustment to the Conversion Price under this Subsection 4(c) and such options, rights or warrants shall thereafter have been redeemed or repurchased without having been exercised, then the Conversion Price shall be adjusted upon such redemption or repurchase to give effect to such distribution, Trigger Event or other event, as the case may be, as though it had instead been a cash distribution, equal on a per share basis to the result of the aggregate redemption or repurchase price received by holders of such options, rights or warrants divided by the number of shares of Common Stock outstanding as of the date of such repurchase or redemption, made to holders of Common Stock generally as of the date of such redemption or repurchase.

         (iv) After each adjustment of the Conversion Price pursuant to this Subsection 4(c), the Corporation will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Corporation setting forth: (i) the Conversion Price as so adjusted, (ii) the Conversion Rate corresponding to such Conversion Price and (iii) a brief statement of the facts accounting for such adjustment. The Corporation will promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each registered holder of Series B Preferred Stock at his or her last address as it shall appear on the registry books of the Transfer Agent. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of the Corporation that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty or obligation to independently verify the amounts or calculations set forth therein.

         (v) For purposes of Subsection 4(c)(i) hereof, the following provisions
(A) to (F) shall also be applicable:

                                    (A) The  number of  shares  of Common  Stock
                           deemed outstanding at any given time shall include all shares of capital stock convertible into, or exchangeable for, Common Stock (on an as converted basis) as well as all shares of Common Stock issuable upon the exercise of (x) any convertible debt, (y) warrants outstanding at such time and (z) options outstanding at such time.

                                    (B) No  adjustment of the  Conversion  Price
                           shall be made unless such adjustment would require an increase or decrease of at least $.01 in such Conversion Price; provided that any adjustments which by reason of this Subparagraph (B) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require an increase or decrease of at least $.01 in the Conversion Price then in effect hereunder.

                                    (C)  In  case  of  (1)  the  sale  or  other
                           issuance by the Corporation (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or any securities convertible into or exchangeable for Common Stock (such securities convertible, exercisable or exchangeable into Common Stock being herein called "Convertible Securities"), or (2) the issuance by the Corporation, without the receipt by the Corporation of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the consideration per share for which Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to the Corporation upon the exercise of such rights, warrants or options, plus the consideration received by the Corporation for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than either the Conversion Price or the Market Price of the Common Stock as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of shares of Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be "Common Stock" for purposes of Subsection 4(c)(i) and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 4(c)(i).

                                    (D) In case of the  sale by the  Corporation
                           of any Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by the Corporation for the sale of such Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities) is less than either the Conversion Price or the Market Price of the Common Stock as of the date of the sale of such Convertible Securities, then such total maximum number of shares of Common Stock issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be "Common Stock" for purposes of Subsection 4(c)(i) and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 4(c)(i).

                                    (E) In case the Corporation shall modify the
                           rights of conversion, exchange or exercise of any of the securities referred to in (C) and (D) above or any other securities of the Corporation convertible, exchangeable or exercisable for shares of Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by the Corporation after such modification is less than either the Conversion Price or the Market Price as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and the Corporation shall be deemed for purposes of calculating any adjustments pursuant to this Subsection 4(c) to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any such right, warrant or option or the termination or cancellation of any such right to convert or exchange any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be readjusted to such Conversion Price as would have obtained (a) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (b) had adjustments been made on the basis of the Conversion Price as adjusted under clause (a) of this sentence for all transactions (which would have affected such adjusted Conversion Price) made after the issuance or sale of such rights, warrants, options or Convertible Securities.

                                    (F) In case of the  sale  of any  shares  of
                           Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, the consideration received by the Corporation therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by the Corporation or any underwriting discounts or commissions or concessions paid or allowed by the
                           Corporation in connection therewith. In the event that any securities shall be issued in connection with any other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board of Directors of the Corporation determines in good faith; provided, however that if the Registered Holders of in excess of 50% of the then outstanding Series B Preferred Stock disagree with such determination, the Corporation shall retain, at its own expense, an independent investment banking firm for the purpose of obtaining an appraisal.

         (vi) Notwithstanding any other provision hereof, no adjustment to the Conversion Price will be made:

                                    (A) upon the  exercise of any of the options
                           previously granted and outstanding on the date hereof under the Corporation's existing stock option plans; or

                                    (B) upon the issuance or exercise of options
                           which may hereafter be granted with the approval of the Board of Directors or an authorized committee of the Board of Directors, or exercised, under any employee benefit plan of the Corporation to officers, directors, consultants or employees; or

                                    (C)  upon  the   issuance   or  exercise  or
                           conversion of (1) options or warrants to purchase, in the aggregate, up to 25% of the securities sold in the Offering issued to any placement agent or financial advisor in connection with the private placement of the Offering Notes or Series B Preferred Stock offered in lieu of Offering Notes and, in each case, warrants to purchase Common Stock (such options or warrants, the "Offering Warrants"), (2) any Offering Notes, including any Offering Notes issued pursuant to the exercise of the Offering Warrants,
                           (3) any Series B Preferred Stock, including any Series B Preferred Stock issued in the Offering, pursuant to the exercise of any Offering Warrants or upon conversion of any Offering Notes, (4) any equity securities or warrants of the Corporation (including, without limitation, the Series A Preferred Stock, warrants and equity securities underlying warrants) issued in exchange for 9% Convertible Subordinated Notes due 2004 (the "9% Notes") of the Corporation or accrued interest thereon or pursuant to the conversion or exercise provisions thereof, (5) any warrants issued in connection with the Offering or upon any Reset Event (as defined herein or in the Certificate of Designation for the Series A Preferred Stock), (6) any warrants issued to Forum Capital Markets, LLC ("Forum") in exchange for or in addition to, or any amendment to, any warrants held by Forum, in each case, pursuant to a letter agreement dated January 5,

                           1998, between the Corporation and Forum, (7) any Series A Preferred Stock issued as dividends on the Series A Preferred Stock, or (8) any Common Stock issued or cash paid upon the mandatory conversion or redemption of any Series A Preferred Stock or Series B Preferred Stock in accordance with Section 5 of this Certificate of Designation or Section 5 of the Certificate of Designation for the Series A Preferred Stock, or

                                    (D)  upon  the  issuance  or sale of  Common
                           Stock or Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Common Stock or Convertible Securities, whether or not such rights, warrants or options were outstanding on the Final Closing Date or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Paragraph 4(c)(i) in connection with the issuance or sale of such securities or any modification of the terms thereof; or

                                    (E)  upon  the  issuance  or sale of  Common
                           Stock upon conversion or exchange of any Convertible Securities, provided that any adjustments required to be made upon the issuance or sale of such Convertible Securities or any modification of the terms thereof were so made, and whether or not such Convertible Securities were outstanding on the Final Closing Date or were thereafter issued or sold; or

                                    (F) upon the  issuance  of stock  which  may
                           hereafter be purchased or sold with the approval of the Board of Directors, under the 1995 Employee Stock Purchase Plan of the Corporation to officers, directors, consultants or employees, but only with respect to such shares as are purchased and/or sold in accordance with the current plan and at prices no lower than 85% of the Closing Bid Price (or, if the prices referenced in the definition of Closing Bid Price cannot be determined, 85% of the Fair Market Value) of the Common Stock as of the date of purchase and/or sale thereof; or

                                    (G)  upon  the  issuance  or sale of  Common
                           Stock incident to transactions or series of transactions which consist primarily of technology licensing agreements and strategic alliances with pharmaceutical companies (such as partnerships, joint ventures or SWORDS financing of research and development programs directed at one or more specified disease targets).

         Subparagraph 4(c)(v)(E) shall nevertheless apply to any modification of the rights of conversion, exchange or exercise of any of the securities referred to in this Paragraph

4(c)(vi), except that Subparagraph 4(c)(v)(E) shall not apply to any modification of the rights of conversion, exchange or exercise of the securities excepted by Subparagraph (C) of this paragraph 4(c)(vi) that are required by the original terms of those respective instruments.

         (vii) As used in this Subsection 4(c), the term "Common Stock" shall mean and include the Corporation's Common Stock authorized on the date of the original issue of the Series B Preferred Stock and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of the Corporation; provided, however, that the shares issuable upon conversion of the Series B Preferred Stock shall include only shares of such class designated in the Certificate of Incorporation as Common Stock on the date of the original issue of the Series B Preferred Stock or (i), in the case of any reclassification, change, consolidation, merger, sale or conveyance of the character referred to in Subsection 4(c)(ii) hereof, the stock, securities or property provided for in such section or (ii), in the case of any reclassification or change in the outstanding shares of Common Stock issuable upon conversion of the Series B Preferred Stock as a result of a subdivision or combination or consisting of a change in par value, or from par value to no par value, or from no par value to par value, such shares of Common Stock as so reclassified or changed.

         (viii) Any determination as to whether an adjustment in the Conversion Price in effect hereunder is required pursuant to Subsection 4(a) or 4(c), or as to the amount of any such adjustment, if required, shall be binding upon the holders of the Series B Preferred Stock and the Corporation if made in good faith by the Board of Directors of the Corporation.

         (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. If more than one certificate evidencing shares of Series B Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of such aggregate number of shares of Series B Preferred Stock, the Corporation may elect in its sole discretion independently for each holder, whether such number of shares of Common Stock will be rounded to the nearest whole share (with .5 of a share rounded upward) or whether such holder will be given cash, in lieu of any fractional share, in an amount equal to the same fraction of the Market Price of the Common Stock as of the close of business on the day of conversion.

         (e) [Reserved]

         (f) Reservation of Shares; Transfer Taxes, Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall be sufficient to effect the conversion of all shares of Series B Preferred Stock from time to time outstanding (including, without limitation, shares of Common Stock issuable upon conversion of the Series B Preferred Stock in the case of a Reset Event). The Corporation shall use its best efforts from time to time, in accordance with the laws of the State of Delaware to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized, unissued and unreserved Common Stock shall not be sufficient to permit the conversion of all the then-outstanding shares of Series B Preferred Stock.

         The Corporation shall pay any and all issue or other taxes (excluding any income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series B Preferred Stock so converted were registered. and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         (g) Prior Notice of Certain Events. In case:

               (i) the Corporation shall declare any dividend (or any other distribution); or

               (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

               (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value); or

               (iv) of any consolidation or merger (including, without limitation, a Merger Transaction) to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

               (v) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation (including, without limitation, a Liquidation Event);

then the Corporation shall cause to be filed with the transfer agent for the Series B Preferred Stock, and shall cause to be mailed to the Registered Holders, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 20 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend. distribution or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined and a description of the cash, securities or other property to be received by such holders upon such dividend, distribution or granting of rights or warrants or
(y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up or other Liquidation Event is expected to become effective, the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such exchange, dissolution, liquidation or winding up or other Liquidation Event and the consideration, including securities or other property, to be received by such holders upon such exchange; provided, however, that no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

         (h) Other Changes in Conversion Rate. The Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Corporation shall mail to the Registered Holders a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

         The Corporation may make such increases in the Conversion Rate, in addition to those required or allowed by this Section 4, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

         Notwithstanding the foregoing, the Corporation shall not increase the Conversion Rate, as provided in this subsection 4(h), unless the Corporation, at such time, makes a pro rata increase to the conversion rate of any outstanding shares of Series A Preferred Stock pursuant to Subsection 4(h) of the Certificate of Designation for the Series A Preferred Stock. Moreover, the Corporation shall not increase the conversion rate of the Series A Preferred Stock pursuant to subsection 4(h) of the Certificate of Designation for the Series A Preferred Stock, unless the Corporation, at such time, makes a pro rata increase in the Conversion Rate

         Notwithstanding anything to the contrary herein, in no case shall the Conversion Price be adjusted to an amount less than $.001 per share, the current par value of the Common Stock into which the Series B Preferred Stock is convertible.

         (i) Ambiguities/Errors. The Board of Directors of the Corporation shall have the power to resolve any ambiguity or correct any error in the provisions relating to the convertibility of the Series B Preferred Stock, and its actions in so doing shall be final and conclusive.

         5. Mandatory Conversion. At any time on or after the Reset Date, the Corporation at its option, may cause the Series B Preferred Stock to be converted in whole or in part, on a pro rata basis, into fully paid and nonassessable shares of Common Stock at the then effective Conversion Rate if the Closing Bid Price (or, if the price referenced in the definition of Closing Bid Price cannot be determined, the Fair Market Value) of the Common Stock shall have exceeded 250% of the then applicable Conversion Price for at least 20 trading days in any 30 consecutive trading day period ending three days prior to the date of notice of conversion. Any shares of Series B Preferred Stock so converted shall be treated as having been surrendered by the holder thereof for conversion pursuant to Section 4 on the date of such mandatory conversion (unless previously converted at the option of the holder).

         If the Corporation elects to cause the mandatory conversion of Series B Preferred Stock pursuant to this Section 5, then the Corporation shall, at the same time, convert or redeem (whether by conversion or redemption, to "Take-Out") Series A Preferred Stock pursuant to Section 5 of the Certificate of Designation for the Series A Preferred Stock. Moreover, if the Corporation elects to Take-Out any shares of Series A Preferred Stock pursuant to Section 5 of the Certificate of Designation for the Series A Preferred Stock, then the Corporation shall, at the same time, Take-Out shares of Series B Preferred Stock pursuant to this Section 5. If the Corporation chooses to Take-Out fewer than all of the shares of Series A Preferred Stock and the Series B Preferred Stock, then the Corporation must Take-Out an equal percentage of the outstanding shares of both the Series A Preferred Stock and the Series B Preferred Stock.

         No greater than 60 nor fewer than 20 days prior to the date of any such mandatory conversion, notice by first class mail, postage prepaid, shall be given to the holders of record of the Series B Preferred Stock to be converted, addressed to such holders at their last addresses as shown on the stock transfer books of the Corporation. Each such notice shall specify the date fixed for conversion, the place or places for surrender of shares of Series B Preferred Stock, and the then effective Conversion Rate pursuant to Section 4.

         Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by the Corporation on the date deposited in the mail, whether or not the holder of the Series B Preferred Stock receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to the holders of the shares to be converted shall not affect the validity of the proceedings for the conversion of any other shares of Series B Preferred Stock. On or after the date fixed for conversion as stated in such notice, each holder of shares called to be converted shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice for conversion. Notwithstanding that the certificates evidencing any shares properly called for conversion shall not have been surrendered, the shares shall no longer be deemed outstanding and all rights whatsoever with respect to the shares so called for conversion (except the right of the holders to convert such shares upon surrender of their certificates therefor) shall terminate.

         Notwithstanding the above, the Corporation shall not be required to deliver Common Stock to any Registered Holder upon any Take-Out, to the extent that such issuance would violate Section 12.

         6. Voting Rights.

         (a) General. Except as otherwise provided herein, in the Certificate of Incorporation or the By-laws of the Corporation or as required by applicable law, the holders of shares of Series B Preferred Stock, the holders of shares of Common Stock and the holders of any other class or series of shares entitled to vote with the Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation. In any such vote, each share of Series B Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the Common Stock into which such share of Series B Preferred Stock is convertible on the record date for such vote, or if no record date has been established, on the date such vote is taken. Any shares of Series B Preferred Stock held by the Corporation or any entity controlled by the Corporation shall not have voting rights hereunder and shall not be counted in determining the presence of a quorum.

         (b) Class Voting Rights. In addition to any vote specified in Section 6(a), so long as at least 50% of the shares of Series B Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least 50% of all outstanding Series B Preferred Stock, voting separately as a class, (i) amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of the Corporation so as adversely to affect the relative rights, preferences, qualifications, limitations or restrictions of the Series B Preferred Stock or (ii) approve the alteration or change to the rights, preferences or privileges of the Series B Preferred Stock,
(iii) authorize or issue, or increase the authorized amount of, any equity security ranking prior to the Series B Preferred Stock (except shares of Series A Preferred Stock issued in exchange for 9% Notes or accrued interest thereon or as dividends on or otherwise pursuant to the terms of the Certificate of Designation for, the Series A Preferred Stock) (A) upon a Liquidation Event, (B) with respect to the payment of any dividends or distributions or (C) with respect to voting rights (except for class voting rights required by law) or
(iv) authorize or issue, or increase the authorized amount of, Series B Preferred Stock, other than Series B Preferred Stock issuable upon conversion of Offering Notes or accrued interest thereon.

         7. Outstanding Shares. For purposes of this Certificate of Designation, a share of Series B Preferred Stock, when issued, shall be deemed outstanding except (i) from the date, or the deemed date, of surrender of certificates evidencing shares of Series B Preferred

Stock,  all shares of Series B Preferred  Stock  converted into Common Stock and
(ii) from the date of registration of transfer, all shares of Series B Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

         8. Status of Acquired Shares. Shares of Series B Preferred Stock received upon conversion pursuant to Section 4 or Section 5 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to class, and may thereafter be issued, but not as shares of Series B Preferred Stock.

         9. Preemptive Rights. The Series B Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

         10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such changes as shall be necessary to render the provision in question effective and valid under applicable law.

         11. No Amendment or Impairment. The Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

         12. Restrictions on Change of Control. Notwithstanding anything to the contrary contained in this Certificate of Designation, without the prior written consent of the Corporation, so long as any 9% Notes remain outstanding under that certain Indenture dated as of March 26, 1997 ("Indenture"), no holder of Series B Preferred Stock shall have voting rights granted hereunder, be entitled to receive voting securities of the Corporation pursuant hereto or be entitled to exercise any of the conversion rights set forth herein (each, a "Restricted Event"), to the extent that any such Restricted Event could, in the Corporation's reasonable judgment, either alone or in conjunction with other issuances or holdings of capital stock, warrants or convertible securities of the Corporation, result in a Change of Control (as defined in the Indenture relating to the 9% Notes).

                            [Signature page follows]

         IN WITNESS WHEREOF, ____________, __________ of the Corporation, acting for and on behalf of the Corporation, has hereunto subscribed his name this ____ day of ________, 199_.


                                                 HYBRIDON, INC.



                                                 By:____________________________
                                                 Name:
                                                 Title:

                                                                         ANNEX D
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934

For the Year Ended December 31, 1996

COMMISSION FILE NO. 0-27352


                                 HYBRIDON, INC.
                  ---------------------------------------------
                (Exact name of registrant as specified in its charter)

            Delaware                                   3072298
-------------------------------          ---------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)


620 Memorial Drive, Cambridge, Massachusetts                   02139
------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code: (617) 528-7000

Securities registered pursuant to Section 12(b) of the Act:

                                      NONE
                                      ----

Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 par value

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes   X                       No
                      -----                        -----

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     On March 14, 1997, the aggregate market value of voting Common Stock held by nonaffiliates of the registrant was $118,762,093, based on the last reported sale price of the registrant's Common Stock on the Nasdaq National Market on March 14, 1997. There were 25,173,502 shares of Common Stock outstanding as of March 14, 1997.


                       DOCUMENTS INCORPORATED BY REFERENCE
                       -----------------------------------


                                                          Part of Form 10-K
                      DOCUMENT                         INTO WHICH INCORPORATED
                      --------                         -----------------------

Portions of the Registrant's Proxy Statement          Items 10, 11, 12 and 13
with respect to the Annual Meeting of Stockholders    of Part III
to be held on May 19, 1997

                                     PART I


ITEM 1. BUSINESS.
        --------

GENERAL

      Hybridon, Inc. ("Hybridon" or the "Company"), established in 1989, is a leader in the discovery and development of novel genetic medicines based primarily on antisense technology. Antisense technology involves the use of synthetic segments of DNA (oligonucleotides) constructed through rational drug design to interact at the genetic level with target messenger RNA, which codes for the production of proteins. In contrast to traditional drugs, which are designed to interact with protein molecules associated with diseases, antisense drugs work at the genetic level to interrupt the process by which disease-causing proteins are produced. Drugs based on antisense technology may have broader applicability, greater efficacy and fewer side effects than conventional drugs because antisense compounds are designed to intervene early in the disease process at the genetic level and in a highly specific fashion.

      Hybridon has established a leadership position in the antisense field by developing an integrated antisense technology platform based on a combination of patented and proprietary medicinal chemistries, synthetic DNA manufacturing technology and analytical processes. The Company's strategy is to leverage this technology platform by applying its oligonucleotides against a range of genetic targets associated with major diseases, by manufacturing oligonucleotides for its own internal use and on a custom contract basis for sale to third parties and by extending its medicinal chemistries to additional targets through collaborations with large pharmaceutical company partners.

      Hybridon's first gene expressive modulation ("GEM") drug candidate, GEM 91 for the treatment of HIV-1 infection and AIDS, is in a confirmatory Phase II clinical trial in advanced AIDS patients. This trial is designed to confirm the preliminary findings from the Company's Ib/II clinical trials of GEM 91 in the U.S. in which a significant decrease was observed in the quantities of cell-associated HIV-1 in circulating blood cells of patients with characteristics of advanced HIV disease. Hybridon is also conducting clinical trials of GEM 132, an advanced chemistry antisense compound for the treatment of CMV. The first trial involves the treatment of CMV retinitis in AIDS patients by intravitreal injection in the eye; the second trial involves the treatment of systemic CMV by intravenous administration. Hybridon believes that its clinical trials of GEM 91 were the first human clinical trials involving intravenous or other systemic administration of an antisense oligonucleotide for the treatment of a viral disease and that its clinical trials of GEM 132 were the first human clinical trials involving administration of an advanced chemistry oligonucleotide into humans.

      The Company plans to commence clinical trials of three additional product candidates in the second half of 1997: GEM 231, an antisense compound being developed to inhibit the production of protein kinase A, which is associated with many cancers; GEM 92, an antisense compound being developed for the treatment of HIV-1 infection and AIDS by oral administration; and GEM 220, an antisense compound being developed to target vascular endothelial growth factor for the treatment of various cancers. All three of these compounds are based on Hybridon's advanced antisense chemistries and, the Company believes, have the potential for oral administration.

      In 1996, Hybridon formed its Hybridon Specialty Products Division to manufacture highly purified oligonucleotide compounds both for the Company's internal use and on a custom contract basis for sale to third parties, including the Company's collaborative partners. The Company is manufacturing oligonucleotides in compliance with GMP at its 36,000 square foot leased manufacturing facility, which the Company believes is the first commercial-scale synthetic DNA production facility with a fully integrated manufacturing technology platform, including large-scale synthesis, purification and proprietary analytical support. The Division first began production of oligonucleotide compounds for sale to third parties in June 1996 and by the end of 1996 had achieved sales revenues of approximately $1.1 million. The Division also has received orders to provide analytical services and plans to expand its product offerings to include proprietary intermediates used in the manufacture of oligonucleotides. In order to strengthen the marketing of the Division's products, the Company has entered into a sales and supply agreement with the Applied Biosystems Division of the Perkin-Elmer Corporation ("Perkin-Elmer") under which Perkin-Elmer refers potential customers to the Company.

      Because of the broad applicability of Hybridon's antisense technology platform and its patent estate, the Company's strategy is both to pursue research and development programs on its own and to form a variety of collaborations with pharmaceutical and biotechnology companies and academic and research institutions. These collaborations provide Hybridon with access to resources and expertise not otherwise available and enable the Company to conserve its resources while accelerating research and development. To date, Hybridon has entered into corporate collaborations with G.D. Searle & Co. ("Searle"), a subsidiary of Monsanto Company, in the field of inflammation/immunomodulation, F. Hoffmann-La Roche Ltd. ("Roche") relating to human papilloma virus and hepatitis C virus, and Medtronic, Inc. ("Medtronic") involving the development of a drug delivery device for use in delivering Hybridon's antisense compounds for the treatment of Alzheimer's disease. The Company has developed lead compounds for each of the two disease targets in the Roche collaboration and has received associated milestone payments from Roche.

      The Company's accomplishments to date have been based on its integrated antisense technology platform, which includes:

      - Advanced Medicinal Chemistries. Hybridon's scientists have designed and produced over 20 proprietary families of synthetic antisense oligonucleotide chemistries. The Company believes that antisense compounds based on these chemistries will demonstrate a range of favorable pharmaceutical attributes and provide flexibility in addressing many biological targets. In particular, the Company believes that its advanced chemistries provide the potential for enhanced metabolic stability, which may result in less frequent dosing and therefore lower costs of therapy. In addition, the Company believes that its advanced chemistries provide the potential for oral administration. In this regard, in a preclinical test in which an advanced antisense oligonucleotide developed by the Company was administered orally to nude mice in which human colon and breast cancer cells had been implanted, a significant antisense-specific anti-tumor effect was exhibited.

      - Manufacturing Technology. The Company has developed a manufacturing technology platform which integrates key elements of the manufacturing process. In 1996, the Company completed development of two separate commercial scale oligonucleotide synthesizers, one in an internal program and one in a collaboration with Pharmacia Biotech, Inc. ("Pharmacia"). The synthesizer developed by Hybridon is specifically designed to produce advanced chemistry antisense oligonucleotides. In addition, the Company has implemented proprietary purification processes, which use water in place of chemical solvents, simplifying environmental compliance and permitting purification of kilogram batches of oligonucleotides. The advances made by the Company in oligonucleotide manufacturing technology have enabled the Company to reduce its direct oligonucleotide unit production costs by approximately 50% annually since 1991. Because antisense compounds targeted at different diseases can be manufactured with the same nucleotide building blocks and using the same manufacturing processes and equipment with minimal adjustments, the knowledge and experience that the Company obtains in the manufacture of each compound is substantially applicable to the manufacture of other oligonucleotide compounds for the treatment of other diseases and results in significant manufacturing efficiencies.

      - Proprietary Analytical Tools and Processes. Hybridon has developed proprietary analytical tools and processes that enable the Company to analyze the chemical purity, base sequencing and composition of its oligonucleotides with greater speed and accuracy than existing analytical processes. In particular, the Company has developed proprietary laser induced fluorescence and physical sequencing mass spectrometry which enables the Company to directly sequence advanced chemistry oligonucleotides which is not possible using more traditional enzymatic and chemical methods. The Company uses the information that it obtains with its analytical tools and processes to improve production quality control, to comply with regulatory requirements and to monitor the pharmacokinetic behavior of its oligonucleotide compounds in preclinical studies and clinical trials.

      Hybridon seeks to establish a comprehensive proprietary position through a "layered" patent strategy covering the Company's families of oligonucleotide chemistries, the antisense sequences of the Company's oligonucleotide compounds and the chemical compositions of these oligonucleotide compounds. The Company believes that this approach may provide it with at least three independent levels of protection. Hybridon also seeks to protect its proprietary analytical and manufacturing processes. Hybridon owns or exclusively licenses 23 issued U.S. patents, six issued European patents, 31 allowed U.S. patent applications, eight allowed European patent applications and 168 other U.S. patent applications. One of the issued U.S. patents and one of the issued European patents broadly claim antisense oligonucleotides targeted at HIV, four of the issued U.S. patents and 63 of the U.S. patent applications relate to antisense oligonucleotides targeted at genes which are implicated in diseases such as cancer and viral and bacterial infections, seven of the issued U.S. patents and 38 of the U.S. patent applications relate to the Company's medicinal chemistries, including one issued U.S. patent that broadly claims methods of orally-administering advanced chemistry oligonucleotides, and six of the issued U.S. patents and 47 of the U.S. patent applications relate to oligonucleotide production.

TECHNOLOGY OVERVIEW

Introduction

      Proteins play a central role in virtually every aspect of human metabolism. Almost all human diseases are the result of inappropriate protein production or performance. Traditional drugs are designed to interact with protein molecules that support or create diseases. Antisense drugs work at the genetic level to interrupt the process by which disease-causing proteins are produced.

      The information necessary to produce a specific protein is encoded in a specific gene. The information required to produce all human proteins is contained in the human genome and its collection of more than 100,000 genes. Each gene is made up of DNA, which is a duplex of entwined strands -- a "double helix." In each duplex, the building blocks of DNA, called nucleotides, are bound or "paired" with complementary nucleotides on the other strand. The precise sequence of a nucleotide chain that is the blueprint for the information that is used during protein production is called the "sense" sequence. The sequence of a nucleotide chain that is precisely complementary to a given sense sequence is called its "antisense" sequence.

      Protein synthesis or expression typically involves a two-phase process. First, the information contained in the gene is transcribed from the sense strand of DNA into one or more molecules of messenger RNA. Second, the information encoded in the messenger RNA is translated into the sequence of amino acids that comprise the protein. The information contained in a single gene is often repeatedly transcribed into multiple copies of messenger RNA, which in turn are repeatedly translated, giving rise to multiple copies of the same protein.

Conventional Drugs

      Most drugs are chemicals designed to induce or inhibit the function of a target molecule, typically a protein, with as few unwanted side effects as possible. However, conventional drugs are not available for the treatment of many diseases because of their relatively low level of selectivity. The selectivity of conventional drugs is usually determined by only a few, generally two or three, points of interaction at the binding site of the target molecule. Frequently, sites on other non-target molecules resemble the target binding site sufficiently to permit the conventional drug to bind to some degree. This lack of selectivity may result in decreased efficacy, unwanted side effects or a need to administer the drug in less than optimal dosages due to toxicity concerns. In addition, the development of conventional drugs is generally time consuming and expensive, as thousands of compounds must be synthesized to find one with the right efficacy and side effect profile.

Gene Expression Modulation

      In contrast to conventional drugs, which usually interact with disease-associated proteins after they have been produced, gene expression modulation technology is intended to regulate the production of disease-associated proteins, thus targeting an earlier biochemical process. Advances in genomic science have identified many targets for gene expression modulation products. Once a gene that codes for a disease-associated protein is identified, an oligonucleotide based on the complementary sequence for the selected site can be synthesized and its pharmaceutical properties optimized by chemical modification. These chemically-modified oligonucleotides may be composed of DNA, RNA or a combination of the two.

      Chemically-modified oligonucleotides can be designed to attack a disease at the genetic level by binding to messenger RNA or DNA to prevent production of disease-associated proteins. Binding to messenger RNA generally is used in the "antisense" and "ribozyme" approaches to gene expression modulation, while binding to the DNA generally is used in the "triplex" approach to gene expression modulation.

      In the antisense approach to gene expression modulation, chemically-modified oligonucleotides, which consist of the antisense sequence to a selected region on a target messenger RNA, are used to inhibit the synthesis of a particular protein. Because the sequence of nucleic acid bases of a chemically-modified antisense oligonucleotide is complementary to its target sequence on a messenger RNA, the antisense oligonucleotide forms a large number of bonds at the target site, typically in excess of 35, practically assuring that the oligonucleotide will hybridize (bind) tightly to the selected type of messenger RNA. Since a single messenger RNA may be translated repeatedly into a protein, a single chemically-modified antisense oligonucleotide may inhibit the synthesis of many copies of a protein. Moreover, in vitro tests have shown that certain chemically-modified antisense oligonucleotides form complexes with their target messenger RNAs. These complexes activate RNase H, a cellular enzyme, in a manner that destroys the messenger RNA to which the oligonucleotide is bound, without destroying the oligonucleotide itself, thus freeing the oligonucleotide to bind with another identical messenger RNA.

      Ribozymes are RNA molecules that have the ability to cleave other RNA molecules. Ribozymes contain a catalytic core along with an oligonucleotide sequence complementary to a sequence on the target messenger RNA. As with enzymes, ribozymes function catalytically when cleaving other RNA molecules and thus are not themselves permanently affected by the process. As with antisense oligonucleotides, ribozymes bind selectively with target RNAs. Therefore, a single ribozyme molecule will cleave a specific target messenger RNA molecule with which the ribozyme becomes bound. That same ribozyme will then be free to bind with another identical messenger RNA molecule and repeat the cleaving function. Because of their catalytic activity, ribozymes may have advantages over antisense oligonucleotides in situations in which cellular RNase H is not abundant or cannot be activated. Ribozymes have had limited utility as potential drugs because of their relatively large size, which increases the expense of synthesizing these molecules; the difficulty in increasing their stability through chemical modification; and the limited nature of the catalytic activity of synthetic ribozymes, particularly at magnesium levels present in human cells.

      The triplex approach involves the interaction of oligonucleotides directly with the appropriate region of the double-stranded DNA comprising the target gene, thus resulting in a triplex structure and physically interfering with the transcription of DNA into messenger RNA. The triplex approach typically does not involve the destruction of the region of DNA to which the oligonucleotides are bound, in contrast with the effects of antisense oligonucleotides and ribozymes on messenger RNA. Constraining factors to the triplex approach to date have been the difficulty of obtaining access for oligonucleotides to the DNA, the relative weakness of the bonding of the oligonucleotides with the DNA and concerns over compounds that interact directly with the DNA genetic information.

HYBRIDON TECHNOLOGY

Antisense

      Hybridon has developed an integrated antisense technology platform based on proprietary medicinal chemistries, analytical chemistry and manufacturing technology. The development of Hybridon's antisense technology has been directed by Dr. Sudhir Agrawal, the Company's Chief Scientific Officer, along with Drs. John Goodchild and Jin-Yan Tang, two of the Company's principal scientists, and builds on the pioneering work in the antisense field begun in the 1970s by Dr. Paul C. Zamecnik, a founder and director of the Company and Chairman of its Scientific Advisory Board, at the Massachusetts General Hospital ("MGH") and continued by Dr. Zamecnik at the Worcester Foundation for Biomedical Research, Inc. (the "Worcester Foundation").

      Medicinal Chemistries. Hybridon's scientists have designed and synthesized over 20 proprietary families of synthetic antisense oligonucleotide chemistries. The Company believes that antisense compounds based on these chemistries may demonstrate a range of favorable pharmaceutical attributes, including: reduced side effects, increased duration of action, increased potency and susceptibility to lower dosing, less frequent dosing, controlled release formulation and alternative routes of administration, including oral administration. Hybridon designed its first generation phosphorothioate oligonucleotides to increase their resistance to enzymatic degradation and their biological activity and to act catalytically by triggering RNase H. GEM 91 is such a phosphorothioate-modified oligonucleotide. Hybridon has used the insights gained by it in the development and ongoing human clinical trials of GEM 91 in the design of its more advanced oligonucleotide chemistries.

      In addition to developing advanced oligonucleotide chemistries, Hybridon is developing new formulations of its antisense oligonucleotides to optimize their pharmaceutical properties. Data from in vivo studies in a rat model of Hybridon's antisense oligonucleotide formulated with the chemical cyclodextrin suggest that such compounds would exhibit increased cellular uptake, lower immunostimulatory effects, a generally enhanced safety profile and improved stability. In in vitro tests, a formulation of Hybridon's antisense oligonucleotide with protamine also demonstrated reduced immunostimulatory effects.

      Hybridon has also developed substantial expertise in the selection of molecular targets for its antisense compounds. The Company's studies of DNA and messenger RNA from a large number of viruses, other infectious organisms and cancer cells have yielded an improved understanding by Company scientists of RNA structure and the importance of particular RNA sequences to the processing of messenger RNA and the translation of proteins. This knowledge enhances the Company's ability to select attractive target sites and thereby increases the efficiency of Hybridon's drug development programs. The Company has developed in vitro tests which can select preferred oligonucleotide binding sequences on messenger RNA. The Company also employs conventional computer-based rational drug design to select attractive binding sequences.

      Manufacturing Technology. The Company's expertise in the structure, design and analysis of chemically-modified oligonucleotides has served as the foundation of its manufacturing technology and know-how. The Company has developed proprietary technology to increase the purity of oligonucleotide products, enhance the efficiency of the production process and increase the scale of production. In 1996, the Company completed development of two separate commercial scale oligonucleotide synthesizers, one in an internal program and one in a collaboration with Pharmacia. The synthesizer developed by Hybridon is specifically designed to produce advanced chemistry antisense oligonucleotides. In addition, the Company has implemented proprietary purification processes, which use water in place of chemical solvents, simplifying environmental compliance and permitting purification of kilogram batches of oligonucleotides. The Company has also developed proprietary chemical synthesis processes and novel reagents used in the synthesis process, which the Company believes may further decrease the cost of production of its modified oligonucleotides.

      Proprietary Analytical Tools and Processes. The Company has established proprietary analytical tools and processes that enable it to analyze oligonucleotide compounds with greater speed and accuracy when compared to traditional methods. Hybridon has developed a novel method of determining antisense purity that is sensitive to a single DNA base difference; this method is significantly more accurate than traditional chromatography methods. The Company is also able to sequence and identify short strands of DNA at the subparts-per-billion level, allowing Hybridon's scientists to trace the compound through the metabolic pathway and assess the compound's bioavailability. The Company uses the information that it obtains with its proprietary analytical tools and processes to improve production quality control, to comply with regulatory requirements and to monitor the pharmacokinetic behavior of its oligonucleotide compounds in preclinical studies and clinical trials.

Ribozyme

      Hybridon believes that the ribozyme approach of gene expression modulation is complementary to the Company's antisense technology because the Company's oligonucleotide drug development, production and analytic and advanced medicinal chemistry technology are all directly applicable to this approach.

      Hybridon's ribozyme research group is working on the development of ribozymes which may exhibit favorable pharmaceutical attributes, such as improved catalytic activity and greater resistance to degradation by cellular enzymes, the development of oligonucleotides with ribonuclease-like activity that do not contain enzymatic RNA and the development of shorter length ribozymes which are easier and less expensive to synthesize. The Company has developed a method of using ribozymes in the presence of antisense oligonucleotides that bind to a site on the target messenger RNA immediately adjacent to the site of ribozyme binding. These antisense oligonucleotides act as facilitators for the binding of ribozymes and, in in vitro tests, have allowed the use of shorter length ribozymes. Also in in vitro tests, the Company has shown that the presence of antisense oligonucleotide facilitators increases the catalytic activity of ribozymes, thereby potentially increasing the potency of these compounds, and promotes ribozyme activity at concentrations of magnesium naturally occurring in human cells. Synthetic ribozymes generally cleave poorly or not at all in such low levels of magnesium. Another ribozyme approach under research by the Company involves the combination of oligonucleotides that do not activate RNase H with ribozymes that act in a catalytic manner, thereby offering the prospect of lower dosing of the oligonucleotide. The Company is engaged in additional studies to improve the pharmaceutical properties of ribozymes against various disease targets.

HYBRIDON DRUG DEVELOPMENT AND DISCOVERY PROGRAMS

      Hybridon is focusing its development efforts on products for the treatment of diseases for which the gene encoding the target protein is well characterized; that afflict a substantial number of people; for which there are significant unmet clinical needs, particularly diseases for which there is no current drug therapy or for which available therapies have unacceptable side effects; and for which expedited regulatory review processes reasonably may be expected. Based on these criteria, Hybridon is directing its drug development efforts at the treatment of HIV-1 infection and AIDS, other viral and infectious diseases, cancers and certain metabolic disorders.

      The following table summarizes Hybridon's principal product development and discovery programs. All of these programs involve the discovery and development of chemically-modified oligonucleotides using the antisense approach to gene expression modulation. This table is qualified in its entirety by reference to the more detailed descriptions elsewhere in this Annual Report on Form 10-K.


- -------------------------------------------------------------------------------------------
                                    Primary Therapeutic
TARGET                                 Indication(s)                    STATUS(1)
- -----------------------------   ---------------------------   -----------------------------
HIV-1 AND AIDS
HIV-1........................   HIV-1 Infection and AIDS      GEM 91 - Phase II Clinical
                                                              Trials

                                HIV-1 Infection and AIDS      GEM 92 - Preclinical
                                                              (Intravenous and Oral
                                                              Formulations)
VIRAL AND INFECTIOUS
DISEASES
Cytomegalovirus..............   CMV Retinitis                 GEM 132 for Intravitreal
                                                              Injection - Phase I/II Clinical
                                                              Trials
                                CMV (Systemic)                GEM 132 for Systemic
                                                              Injection - Phase II Clinical
                                                              Trials
Human Papilloma Virus........   Genital Warts; Cancer         Preclinical (2)
Hepatitis C Virus............   Hepatitis; Liver Cancer       Lead Compounds (2)
Hepatitis B Virus............   Hepatitis; Liver Cancer       Research Compounds

CANCERS
Protein Kinase A.............   Cancer                        GEM 231 - Preclinical
                                                              (Intravenous and Oral
                                                              Formulations)
Vascular Endothelial Growth
Factor.......................   Cancer Angiogenesis           GEM 220 - Preclinical

Multiple Drug Resistance.....   Cancer Chemotherapy           Preclinical
DNA Methyltransferase........   Cancer                        Lead Compounds (3)

METABOLIC DISORDERS
Vascular Endothelial Growth
Factor.......................   Retinopathies                 Preclinical
                                Psoriasis                     Preclinical
Amyloid Precursor Protein....   Alzheimer's Disease           Lead Compounds
ApoE-4.......................   Alzheimer's Disease           Lead Compounds
- -----------------------------   ---------------------------   -----------------------------


(1) Preclinical: Compounds are undergoing additional testing and alternative chemistries are being evaluated in biological assays and/or appropriate animal models in order to assess efficacy, toxicology and pharmacokinetics and to select particular chemistries with optimal pharmaceutical attributes. If these procedures are completed satisfactorily and other scientific and financial criteria are met, the Company may initiate investigational new drug ("IND")- enabling Good Laboratory Practices
     ("GLP") studies and begin preparation of an IND application.

     Lead Compounds: One or more antisense compounds have demonstrated biological activity for a particular gene target in a specific and relevant biological assay.


     Research Compounds: Appropriate target gene(s) and sequence(s) are being determined; antisense compounds are being synthesized and screened for biological activity.

(2) Being developed as part of collaboration with Roche. See "Item 1. Business -- Corporate Collaborations -- F. Hoffmann-La Roche Ltd."

(3) Technology relating to target has been licensed to and is being developed by Methylgene Inc., a Canadian company co-founded by the Company and in which the Company owns a minority interest ("Methylgene"). See "Item 1. Business -- Financial Collaborations -- Methylgene Inc."

HIV-1 and AIDS

      AIDS is caused by infection with HIV and leads to severe, life-threatening impairment of the immune system. HIV causes immunosuppression by attacking and destroying T-cells, which coordinate much of the network of normal immune responses. HIV infection usually leads to AIDS, although progression to symptomatic disease may take many years. The process of HIV replication involves the integration of a DNA copy of the viral RNA into the human genome, the transcription of the DNA copy into messenger RNA ("reverse transcription") and the synthesis of viral proteins and copies of viral RNA for packaging into new virus particles that may infect other cells.

      As of June 30, 1996, approximately 548,100 cases of AIDS had been reported to the U.S. Centers for Disease Control and Prevention, and the current population of surviving AIDS patients in the U.S. was estimated to be approximately 200,000. As of June 30, 1996, AIDS was the leading cause of death in the U.S. for men between the ages of 25 and 44 and the third leading cause of death in the U.S. for women between the ages of 25 and 44. The U.S. Public Health Service estimates that more than 1,000,000 other people in the U.S. are infected with HIV. As of June 30, 1996, the World Health Organization (the "WHO") reported that approximately 1,394,000 AIDS cases had been reported worldwide, but it estimated that the actual total number of cases was over 7,700,000. The WHO also estimated that, as of June 30, 1996, approximately 21,800,000 individuals were infected with HIV/AIDS worldwide.

      Therapies that have received U.S. Food and Drug Administration ("FDA") marketing approval for the treatment of HIV infection and AIDS include two classes of products: reverse transcriptase inhibitors and inhibitors of HIV-1 protease, known as protease inhibitors. Both types of drugs are inhibitors of viral enzymes and have shown efficacy in reducing the concentration of viral RNA
(HIV) in the blood and in prolonging the asymptomatic periods in HIV-positive individuals, especially when administered in combination. However, not all patients have benefitted from these drugs, when used in combination or otherwise, and problems remain with respect to patient compliance regimens and certain toxic side effects. In addition, it is not known to what extent HIV will develop resistance over time to these drugs.

      GEM 91. The Company is enrolling patients for a Phase II clinical trial of GEM 91 in the U.S. This trial will involve the administration of GEM 91 in an open label trial in which GEM 91 will be administered for a two-week period to up to 24 HIV-positive patients with characteristics of advanced HIV disease. This trial is designed to confirm the preliminary findings from the Company's Phase Ib/II clinical trials of GEM 91 in the U.S. in which a decrease was observed in the quantities of cell-associated HIV-1 in circulating blood cells of patients with characteristics of advanced HIV disease.

      In 1993 and 1994, the Company conducted Phase Ia clinical trials of GEM 91 in the U.S. and in France in conjunction with the Agence Nationale de Recherches sur le SIDA (the "ANRS"). The Company believes that these trials were the first human clinical trials involving intravenous or other systemic administration of an antisense oligonucleotide for the treatment of a viral disease. In these trials, the Company administered ascending single doses of up to 3.5 mg/kg of GEM 91 to 72 HIV-positive patients, administered by two-hour intravenous infusions. The Company also conducted additional Phase Ia clinical trials of GEM 91 in Europe involving 27 normal volunteers to study the pharmacokinetic interaction of a combined treatment of GEM 91 and AZT and to investigate the absolute bioavailability of subcutaneously and intramuscularly administered GEM 91. GEM 91 was well tolerated by all patients in the Phase Ia clinical trials without dose-limiting toxicity or side effects.

      In 1995, the Company initiated Phase Ib/II clinical trials of GEM 91 in the U.S. and in France in conjunction with the ANRS. These trials are designed to assess the safety and pharmacokinetics of repeated doses of GEM 91 and to provide preliminary data on the drug's antiviral action in reducing viral load. In the U.S. trials, daily doses of up to 4.4 mg/kg/day of GEM 91 have been administered by continuous intravenous infusion for periods of between eight and 14 days. In the French trials, GEM 91 was administered by intermittent two hour intravenous infusions for periods of up to 27 days at daily doses of up to 3.0 mg/kg/day. Through February 28, 1997, these trials have involved 176 HIV-positive patients. GEM 91 has been well tolerated by all patients in the Phase Ib/II clinical trials without dose-limiting toxicity or side effects. In addition, unblinded analysis of the on-going Phase Ib/II trials showed a significant difference between treated and untreated patients in cellular viremia (e.g. the quantities of infectious virus in circulating blood cells) with a more pronounced difference in patients with characteristics of advanced HIV. The Company is continuing these Phase Ib/II clinical trials in the U.S.

      GEM 91 is a phosphorothioate antisense oligonucleotide comprised of 25 nucleotides. In certain specially-designed cell culture tests, GEM 91 demonstrated inhibition of HIV-1 replication at multiple stages in the virus replication cycle: (i) by binding with surface proteins and inhibiting the absorption of HIV into cells, (ii) by interfering with the reverse transcription of viral RNA into DNA, and (iii) by binding with the gag-messenger RNA of HIV-1, which is common to different viral strains (referred to as a "conserved region") and which codes for a protein essential to viral replication. The multiple mechanisms of action exhibited by GEM 91 in these in vitro tests may enhance the likelihood that GEM 91 may delay the emergence of viral resistance to its activity.

      GEM 91 has demonstrated significant inhibition of the replication of HIV-1 in various cell culture tests of AZT-resistant and other primary human isolates. In a cell culture model that was monitored for 187 days, GEM 91 inhibited HIV-1 replication without any significant resistance being observed. In a parallel model that was monitored for 174 days, AZT inhibition of HIV-1 replication was accompanied by the development of significant AZT resistance in the virus population. In similar tests of protease inhibitors, significant resistance also developed in the virus population. In tissue culture assays, GEM 91 suppressed HIV-1 induced cytopathic effects on CD4 cells, thereby maintaining CD4 cell population in a dose-dependent fashion. There can be no assurance that preclinical tests will be predictive of the effect of GEM 91 in humans. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results -- Early Stage of Development; Technological Uncertainty."

      GEM 92. Using the insights gained in the development and ongoing clinical trials of GEM 91 and employing chemistry advances developed by the Company, the Company is developing GEM 92 for the treatment of HIV-1 infection and AIDS. GEM 92 is based on one of the Company's more advanced oligonucleotide chemistries. Because GEM 92 also targets the gag messenger RNA, the Company believes that the various attributes of GEM 91, including the multiple mechanisms of action, may be equally applicable to GEM 92. GEM 92 has demonstrated significant inhibition of the replication of HIV-1 in various human cell culture systems. In addition, based on in vitro tests, the Company believes that GEM 92 may demonstrate increased stability in comparison with GEM 91 and, as a result, longer duration of action, thereby potentially permitting lower and less frequent dosing. Because preclinical tests have demonstrated that other molecules with similar chemical properties have the potential for oral administration, the Company plans to systematically evaluate GEM 92 for potential oral use.

Other Viral and Infectious Diseases

      Cytomegalovirus. CMV is widespread in the human population as a persistent subclinical infection. Approximately 70,000 to 150,000 cases occur each year in the U.S., of which approximately one-half involve congenitally infected infants. Infection by CMV is manifested clinically in certain individuals, particularly in newborns, transplant recipients, cancer patients and AIDS patients. In approximately 40% of all AIDS patients, clinical CMV may develop as a progressive destruction of the retina (retinitis), resulting in blindness. In transplant recipients, CMV may develop as a variety of diseases, including pneumonitis.

      The Company is conducting two clinical trials of GEM 132, its advanced chemistry compound for the treatment of CMV: a Phase I/II clinical trial of GEM 132 for the treatment of CMV retinitis in AIDS patients by intravitreal injection in the eye (the "IVT Formulation") and a Phase II clinical trial of another formulation of GEM 132 for the treatment of systemic CMV by intravenous administration (the "Systemic Formulation"). The Company's Phase I/II clinical trials of the IVT Formulation are being conducted in the U.S. and France and will involve the injection of the IVT Formulation into the vitreous humor of the affected eye in up to 29 HIV-positive patients with CMV retinitis. These trials are designed to assess the safety of GEM 132 and to provide preliminary data as to the ability of GEM 132 to inhibit the progression of CMV retinitis in individuals with AIDS.

      The Company's Phase II clinical trials of the Systemic Formulation are currently being conducted in France. The Company recently submitted an IND covering the Systemic Formulation with the FDA and, subject to such IND becoming effective, expects trials to begin in the U.S. in the second quarter of 1997. These clinical trials will involve the intravenous administration of the Systemic Formulation to up to 30 HIV-positive patients with CMV infections and are designed to study the safety and pharmacokinetics of the Systemic Formulation and the usefulness of several currently available tests as surrogate markers to evaluate the efficacy of anti-CMV therapies.

      In October 1996, the Company completed a Phase I safety and pharmacokinetic trial of the Systemic Formulation in healthy, adult male volunteers in the United Kingdom. In this trial, subjects received doses of the Systemic Formulation ranging from 0.125 to 0.5 mg/kg in a single two hour intravenous infusion. Results of this study provided data on safety, drug distribution and metabolism. GEM 132 was well-tolerated by the subjects without dose-limiting toxicity or side effects during administration and for the subsequent 14-day follow-up period.

      GEM 132 has demonstrated significant inhibition of the replication of human cytomegalovirus in tissue culture assays. GEM 132 has demonstrated activity in cell culture against both clinical isolates and viruses which have become resistant to current therapies, such as ganciclovir. In addition, in cell culture studies, GEM 132 has demonstrated significantly more potent anti-viral activity than the two existing therapies against which it has been tested, ganciclovir and foscarnet.

      Human Papilloma Viruses. Human papilloma viruses are associated with a variety of warts, including benign genital warts which, if untreated, can lead to cervical cancer. Human papilloma viruses are found in more than 24,000,000 Americans, with an estimated 500,000 to 1,000,000 new cases each year. Genital warts currently are among the most prevalent sexually transmitted diseases in the U.S. Pursuant to its collaboration with Roche, Hybridon has identified through joint research with Roche specific sequences on the messenger RNA of the papilloma virus as targets for chemically- modified antisense oligonucleotides and has synthesized chemically-modified antisense oligonucleotides that inhibit human papilloma virus gene expression in tissue culture assays. These compounds also have been shown in an animal model to be active in preventing virus damage to tissues. Hybridon has achieved the first contractually specified development milestone, designation of a lead compound, in the human papilloma virus program under its collaboration with Roche.

      Hepatitis C Virus. There are approximately 3,500,000 people in the U.S. carrying the hepatitis C virus, and approximately 150,000 individuals in the U.S. become infected with hepatitis C each year. Approximately 80% of those who contract the virus each year develop chronic hepatitis C infections and approximately 30,000 cases each year ultimately result in cirrhosis of the liver. Chronic infection due to hepatitis C is a significant disease in Japan and other Pacific Rim countries that has been linked to the development of primary liver cancer. Pursuant to its collaboration with Roche, Hybridon has identified through joint research with Roche specific sequences on the messenger RNA as targets for chemically modified antisense oligonucleotides and has synthesized chemically-modified antisense oligonucleotides that inhibit hepatitis C viral gene expression in in vitro and tissue culture assays. Hybridon has achieved the first contractually specified development milestone, designation of a lead compound, in the hepatitis C program under its collaboration with Roche.

      Hepatitis B Virus. Hepatitis B is a major health problem throughout the world, with endemic infection in some less developed countries. Approximately 1,200,000 individuals in the U.S. carry the hepatitis B virus. There are an estimated 200,000 to 300,000 new hepatitis B infections in the U.S. each year. Hepatitis B infections can lead to liver cirrhosis and cancer of the liver. Pursuant to its collaboration with Roche, Hybridon identified through joint research with Roche specific sequences on the messenger RNA as targets for chemically-modified antisense oligonucleotides and synthesized chemically-modified antisense oligonucleotides that inhibit the expression of hepatitis B virus in cell cultures. Although Roche has since determined not to pursue this program, the Company is continuing its development efforts. All rights relating to the Roche-sponsored research with respect to hepatitis B have reverted to the Company.

Cancer

      Approximately 1,380,000 new cancer cases are reported in the U.S. annually. Cancers of all types result in approximately 560,000 deaths in the U.S. each year, making cancer the second leading cause of death in the U.S. In addition to surgery and radiotherapy, there are nearly 50 FDA-approved drug therapies for the treatment of a variety of cancers, although many of these therapies suffer from severe adverse side effects.

      Protein Kinase A. Protein Kinase A ("PKA") is a protein that has been shown to be expressed in human cancer cell lines and in primary tumors after cells have been transformed with various oncogenes or after stimulation of cell growth with cell growth stimulating factors. Based on cell culture studies, the Company believes that overexpression of PKA may be associated with colon, breast, ovarian and lung cancer. Hybridon has identified specific sequences on the PKA gene as targets for chemically-modified antisense oligonucleotides and has synthesized an advanced chemically-modified antisense compound, GEM 231, that has demonstrated inhibition of the expression of PKA and tumor growth in animal model studies. In these studies, repeated daily doses of Hybridon's oligonucleotide compound administered either intraperitoneally or orally resulted in reduction of PKA, with suppression of tumor growth for seven days. The Company plans to commence clinical trials of GEM 231 in the second half of 1997.

      Vascular Endothelial Growth Factor -- Cancer Angiogenesis. Vascular Endothelial Growth Factor ("VEGF") is a growth factor that stimulates angiogenesis, the process of new blood vessel formation. Angiogenesis plays a major role in wound healing and organ regeneration and also is involved in certain pathological processes, such as tumor growth and metastasis. VEGF has been shown to be overexpressed in developing tumors and is believed to be a key factor in providing new blood supply to feed developing tumors. Hybridon has identified specific sequences on the VEGF messenger RNA as targets for chemically-modified antisense oligonucleotides and has synthesized an advanced chemically-modified antisense oligonucleotide, GEM 220, that has inhibited the expression of the VEGF gene in in vitro and tissue culture assays. In an animal model for solid tumor growth, this compound demonstrated tumor growth suppression. The Company plans to commence clinical trials of GEM 220 in the second half of 1997.

      Multiple Drug Resistance. Approximately 500,000 (or one-half) of the new cancer cases reported each year are not curable by any conventional treatment. In approximately one-half of these incurable cases, Multiple Drug Resistance ("MDR-1") gene expression is thought to play a predominant role in the cancers' resistance to chemotherapy. Hybridon has identified specific sequences on the messenger RNA as targets for chemically-modified antisense oligonucleotides and has synthesized chemically- modified antisense oligonucleotides that inhibit the expression of the MDR-1 gene in drug-resistant human cancer cells in tissue culture assays and increase their sensitivity to anti-cancer drugs in such assays. These compounds also have decreased MDR-1 expression in human tumors in a mouse model and have shown activity in a murine leukemia model. In addition, in in vitro and in vivo tests, these compounds sensitized formerly resistant cancer cells to chemotherapeutic agents.

      DNA Methyltransferase. DNA methyltransferase is a regulatory protein that has been implicated in the processes of cell growth and differentiation and has been shown to be overexpressed in some tumors, such as small cell lung cancer, colon cancer and breast cancer. Hybridon has identified specific sequences on the messenger RNA as targets for chemically-modified antisense oligonucleotides and has synthesized chemically-modified antisense oligonucleotides that alter DNA methylation of cultured human cancer cells and inhibit the ability of such cells to grow in cell culture and their ability to form tumors in mice. The Company has licensed the technology relating to the development of this compound to Methylgene, which is currently developing this technology. See "Item 1. Business -- Financial Collaborations -- Methylgene Inc."

Metabolic Disorders

      Vascular Endothelial Growth Factor -- Retinopathies. Overexpression of VEGF has been implicated in four major causes of blindness: late stage, age-related macular degeneration, which currently afflicts approximately 500,000 people in the U.S.; proliferative diabetic retinopathy, the major cause of blindness in diabetics which currently affects approximately 250,000 people in the U.S.; central retinal vein occlusion, which currently afflicts approximately 200,000 people in the U.S.; and retinopathy of prematurity, which affects approximately 10,000 premature newborns annually in the U.S. Hybridon has identified specific sequences on the VEGF messenger RNA as targets for chemically-modified antisense oligonucleotides and is synthesizing chemically-modified antisense oligonucleotides designed to inhibit the expression of the VEGF gene in retinal cells. These oligonucleotides have been shown in an animal model of retinopathy to inhibit vascular proliferation and prevent aberrant angiogenesis in the retinas of mice in a model for retinopathy of prematurity. Hybridon's antisense oligonucleotides have also been shown to inhibit neovascularization in a primate animal model of neovascularization.

      Vascular Endothelial Growth Factor--Psoriasis. VEGF, in association with its role in angiogenesis, has recently been implicated in psoriasis, which currently afflicts more than 6,000,000 people in the U.S. with between 150,000 and 260,000 new cases in the U.S. each year. Hybridon has identified specific sequences on the VEGF messenger RNA as targets for chemically-modified antisense oligonucleotides and has synthesized chemically-modified antisense oligonucleotides that have inhibited the expression of the VEGF gene in in vitro and tissue culture assays. The Company is currently investigating optimal forms of topical delivery to the basal layers of the epidermis, where VEGF has been found to be overexpressed in psoriasis.

      Amyloid Precursor Protein. Alzheimer's disease is a neurodegenerative disease which is the most common cause of dementia in the elderly. It is estimated to affect approximately 4,000,000 individuals in the U.S. The presence of amyloid precursor protein ("APP") in the brain at abnormal sites and in abnormal amounts has been reported to be associated with Alzheimer's disease. Hybridon has identified specific sequences on the messenger RNA as targets for chemically-modified antisense oligonucleotides and has synthesized chemically-modified antisense oligonucleotides that inhibit APP production in tissue culture assays. In addition, the Company is continuing to conduct studies of APP regulation in rats.

      ApoE-4. Apolipoprotein E4 ("ApoE-4") is a plasma protein involved in cholesterol transport and is associated with Alzheimer's disease. The two gene products from the APP and ApoE-4 locus appear to interact and provide a strategic site for therapeutic intervention in Alzheimer's disease. Hybridon and has identified specific sequences on the messenger RNA as targets for chemically- modified antisense oligonucleotides and is continuing to conduct preclinical studies of ApoE-4. The Company is a party to a collaboration with Medtronic involving the testing of a drug delivery device which could be used to deliver Hybridon's antisense oligonucleotides targeting Alzheimer's disease and other neurodegenerative diseases. See "Item 1. Business -- Corporate Collaborations -- Medtronic, Inc."

CORPORATE COLLABORATIONS

      An important part of Hybridon's business strategy is to enter into research and development collaborations, licensing agreements or other strategic alliances with third parties, primarily biotechnology and pharmaceutical corporations, for the development and commercialization of certain products. As of the date hereof, the Company had entered into corporate collaborations with Searle, Roche and Medtronic, all as summarized below. The Company intends to retain manufacturing rights for many of the products it may license pursuant to these collaborations.

G.D. Searle & Co.

      In January 1996, the Company and Searle entered into a collaboration relating to research and development of therapeutic antisense compounds directed at up to eight molecular targets in the field of inflammation/immunomodulation (the "Searle Field").

      Pursuant to the collaboration, the parties are conducting research and development relating to a compound directed at a molecular target in the Searle Field designated by Searle. In this project, Searle is funding certain research and development efforts by Hybridon, and each of Searle and Hybridon have committed certain of its own personnel to the collaboration. The initial phase of research and development activities relating to the initial target will be conducted through the earlier of (i) the achievement of certain product candidate milestones and (ii) 36 months after commencement of the collaboration, subject to early termination by Searle (although in any event Searle is required to pay 18 months of research and development funding). The parties may extend the initial collaboration by mutual agreement, including agreement as to additional research funding by Searle.

      In addition, under the collaboration Searle has the right, at its option, to designate up to six additional molecular targets in the Searle Field (the "Additional Targets") for collaborative research and development with Hybridon on terms substantially consistent with the terms of the collaboration applicable to the initial molecular target. This right is exercisable by Searle with respect to each of the Additional Targets upon the payment by Searle of certain research payments (beyond the project specific payments relating to the particular Additional Target) and the purchase of additional Common Stock from the Company by Searle (at the then fair market value). The aggregate amount to be paid by Searle for such research payments and equity investment in order to designate each of the Additional Targets is $10,000,000 per Additional Target. In the event that Searle designates all of the Additional Targets, the aggregate amount to be paid by Searle for research payments will be $24,000,000 and the aggregate amount to be paid by Searle in equity investment will be $36,000,000. If Searle has not designated all of the Additional Targets by the time it advances the product candidate for the initial molecular target to certain stages of preclinical development, Searle will be required to purchase an additional $10,000,000 of Common Stock (at the then fair market value) on specified dates in order to maintain its right to designate any of the Additional Targets that it has not yet designated.

The payment for any such Common Stock will be creditable against the equity investment portion of the payments to be made by Searle with respect to the designation of any of the Additional Targets that Searle has not yet designated.

      Searle also has the right, at its option, to designate a molecular target in the Searle Field to develop a therapeutic agent for cancer that acts through immunomodulation (the "Searle Cancer Target") for collaborative research and development with Hybridon on terms substantially consistent with the terms of the collaboration applicable to the initial molecular target. At the time of such designation, Searle will be required to make certain research payments to Hybridon and purchase additional Common Stock from the Company (at the then fair market value). The aggregate amount to be paid by Searle for such research payments and equity investment will range from $12,000,000 (comprised of $5,000,000 in research payments and $7,000,000 in equity investment) if the Searle Cancer Target is designated in 1997 to $26,000,000 (comprised of $21,000,000 in research payments and $5,000,000 in equity investment) if the Searle Cancer Target is designated in 2000.

      Searle has exclusive rights to commercialize any products resulting from the collaboration. If Searle determines, in its sole discretion, to commercialize a product, Searle will fund and perform preclinical tests and clinical trials of the product candidate and will be responsible for regulatory approvals for and marketing of the product. In certain instances and for specified periods of time, Hybridon has agreed to perform research and development work in the Searle Field exclusively with Searle. In addition, as to each product candidate, Hybridon will be entitled to milestone payments from Searle totalling up to an aggregate of $10,000,000 upon the achievement of certain development benchmarks. Hybridon also will be entitled to royalties from net sales of products resulting from the collaboration. Subject to satisfying certain conditions relating to its manufacturing capacities and capabilities, Hybridon will retain manufacturing rights, and Searle will be required to purchase its requirements of products from Hybridon on an exclusive basis at specified transfer prices. Upon a change in control of the Company, Searle would have the right to terminate Hybridon's manufacturing rights, although the royalty payable in respect of net sales would be increased in such event.

      Under the collaboration, in the event that Searle designates (and makes the required payments and equity investments for) all of the Additional Targets or in certain other instances relating to Hybridon's failure to satisfy certain requirements relating to its manufacturing capacities and capabilities, Searle will have the right, exercisable in its sole discretion, to require Hybridon to form a joint venture with Searle for the development of products in the Searle Field (other than products relating to molecular targets that have already been designated by Searle) to which each party will contribute $50,000,000 in cash, although Hybridon's cash contribution would be reduced by the value of the technology and other rights contributed by Hybridon to the joint venture. Hybridon and Searle would each own 50% of the joint venture, although Searle's ownership interest in the joint venture would increase based upon a formula to up to a maximum of 75% if the joint venture is established in certain instances relating to Hybridon's failure to satisfy certain requirements relating to its manufacturing capacities and capabilities.

      Under the collaboration, Searle also purchased 1,000,000 shares of Common Stock in the Company's initial public offering.

F. Hoffmann-La Roche Ltd.

      In December 1992, the Company and Roche entered into a collaboration involving the application of Hybridon's antisense oligonucleotide chemistry to the development of compounds for the treatment of hepatitis B, hepatitis C and human papilloma virus. See "Item 1. Business -- Hybridon Drug Development and Discovery Programs." Under this collaboration, Roche funded research and development efforts relating to the collaboration and committed personnel of its own to the collaboration. In 1995, Roche notified the Company that it had selected an antisense oligonucleotide directed at hepatitis C as a lead compound for further development and made a milestone payment to Hybridon in connection with such designation. In the third quarter of 1996, Roche notified the Company that it had selected an antisense oligonucleotide directed at human papilloma virus as a lead compound for further development, and in the fourth quarter of 1996, made a milestone payment to the Company in connection with such designation. At such time, Roche also notified the Company that Roche had elected not to continue the hepatitis B program under the research and development collaboration. As a result, in light of the selection by Roche of lead compounds directed at hepatitis C and human papilloma virus for further development and its determination to discontinue the hepatitis B program, Roche notified the Company that Roche was exercising its option to terminate the research phase of the collaboration as of March 31, 1997. The Company and Roche are engaged in ongoing discussions as to the manner in which they will collaborate in connection with the further development of the two antisense oligonucleotides that have been selected by Roche as lead compounds. All rights relating to the hepatitis B program have reverted to the Company.

      The Company has licensed to Roche any products resulting from the collaboration on a royalty-bearing, worldwide exclusive basis. Subject to compliance with certain production cost requirements, Roche is required to purchase from Hybridon, and Hybridon is required to supply to Roche, Roche's requirements of products at specified transfer prices.

      As part of this collaboration, Roche purchased 551,724 shares of the Company's Series E Convertible Preferred Stock and 200,000 shares of the Company's Series F Convertible Preferred Stock, which shares were automatically converted into an aggregate of 818,390 shares of Common Stock upon the Company's initial public offering. In addition, the Company issued Roche a five-year (subject to earlier expiration in certain circumstances) warrant to purchase 551,724 shares of Common Stock, which has a current exercise price of $17.97 per share.

Medtronic, Inc.

      In May 1994, the Company and Medtronic entered into a collaboration involving the testing of a drug delivery device for use in delivering Hybridon's antisense oligonucleotides for the treatment of Alzheimer's disease. See "Item
1. Business -- Hybridon Drug Development and Discovery Programs -- Metabolic Disorders -- Amyloid Precursor Protein and Beta-amyloid Protein." Hybridon will be responsible for the development of, and hold all rights to, any drug developed pursuant to this collaboration, and Medtronic will be responsible for the development of, and hold all rights to, any delivery system developed pursuant to this collaboration. The parties may extend this collaboration by mutual agreement to other neurodegenerative disease targets. The research and development to be conducted is determined and supervised by a committee comprised of an equal number of designees of the Company and Medtronic.

      As part of the collaboration, Medtronic purchased 400,000 shares of the Company's Series F Convertible Preferred Stock and 125,000 preferred stock units of the Company (each unit consisting of one share of Series G Convertible Preferred Stock and one warrant to purchase one-half of one share of the Company's Common Stock). Upon the closing of the Company's initial public offering, the shares of Series F Convertible Preferred Stock and Series G Convertible Preferred Stock purchased by Medtronic automatically converted into an aggregate of 658,333 shares of the Company's Common Stock. In addition, the Company issued to Medtronic a warrant expiring on May 10, 1997 to purchase 53,333 shares of the Company's Common Stock at an exercise price equal to $7.50 per share (subject to increase under certain circumstances).

FINANCIAL COLLABORATIONS

      In order to maintain financial flexibility, Hybridon considers innovative arrangements to finance certain applications of its GEM technology, particularly applications that it would not develop in the near term without external funding. The Company has entered into one such arrangement and has executed a letter of intent with respect to a second. These arrangements are summarized below.

Methylgene Inc.

      The Company and certain Canadian institutional investors have formed a Quebec company, Methylgene, to develop and market (i) antisense compounds to inhibit DNA methyltransferase for the treatment of cancers, (ii) other methods of inhibiting DNA methyltransferase for the treatment of any indications and
(iii) antisense compounds to inhibit a second molecular target other than DNA methyltransferase for the treatment of cancers, to be agreed upon by Hybridon and Methylgene (such three product areas being referred to herein as the "Methylgene Fields").

      Hybridon acquired a 49% minority interest in Methylgene for approximately CDN$1,000,000, and the Canadian investors acquired a majority interest in Methylgene for a total of approximately CDN$7,500,000. It is anticipated that Methylgene will issue stock and stock options to certain key employees of and consultants to Methylgene, including certain directors and officers of the Company.

      The Canadian investors have the right to exchange all (but not less than all) of their shares of stock in Methylgene for shares of Common Stock of Hybridon on the basis of 7.5 Methylgene shares (for which they paid approximately US $11.25) for one share of Hybridon Common Stock (subject to adjustment for stock splits, stock dividends and the like). This option is exercisable only during a 90- day period commencing on the earlier of the date five years after the closing of the Canadian investors' investment in Methylgene or the date on which Methylgene ceases operations, and terminates sooner if Methylgene satisfies certain conditions.

      Hybridon has granted to Methylgene exclusive worldwide licenses and sublicenses in respect of certain technology relating to the Methylgene Fields. In addition, Hybridon and Methylgene have entered into a supply agreement pursuant to which Methylgene is obligated to purchase from Hybridon all required formulated bulk oligonucleotides at specified transfer prices.

      It is anticipated that Methylgene will qualify to receive certain Canadian tax benefits with respect to the research and development activities which it carries on in Canada.

Symbiotech, Inc.

      Hybridon and Symbiotech, Inc., a development stage biotechnology company ("Symbiotech"), have entered into a letter of intent to form a new company for the development of quantitative in vitro diagnostic, detection and biological amplification products using certain of the Company's antisense oligonucleotides and Symbiotech's phage technology. The letter of intent provides for each of Hybridon and Symbiotech to grant the new company exclusive worldwide royalty-free licenses of certain of their respective technologies for the development of these products. The letter of intent also has been signed by Medical Science Partners, L.P. ("MSP") and Pillar S.A., which have indicated an intention initially to invest a total of $250,000 in the new company. It is anticipated that each of Hybridon and Symbiotech initially will own approximately one-third of the equity in the new company, with the balance held by MSP, Pillar S.A. and certain key employees or consultants, including certain officers and directors of the Company. The majority of the capital stock of Symbiotech is owned by MSP.

      Because a definitive agreement relating to this transaction has not yet been executed by the parties, it is possible that the final terms of this arrangement may differ from those summarized above, possibly materially, or that this transaction will not be consummated.

MANUFACTURING TECHNOLOGY AND THE HYBRIDON SPECIALTY PRODUCTS DIVISION

      The Company has developed a manufacturing technology platform which integrates key elements of the manufacturing process to increase the purity of oligonucleotide products, enhance the efficiency of the production process and increase the scale of production. The Company has developed two separate commercial scale oligonucleotide synthesizers. One of these machines was developed in an internal program and the other in a collaboration with Pharmacia. Both machines are designed with a capacity of up to 100 millimoles (approximately 300 grams per batch), although the Company believes that these machines may be able to exceed such capacity. Pharmacia has retained the right to sell the machine developed under the collaboration to third parties, subject to an obligation to pay Hybridon royalties on such third party sales. The Company believes that its machine is the first commercial scale synthesizer designed for more advanced chemistries. In addition, the Company has implemented proprietary purification processes, which use water in place of chemical solvents, simplifying environmental compliance and permitting purification of kilogram batches of oligonucleotides. The Company has also developed proprietary chemical synthesis processes and novel reagents used in the synthesis process, which the Company believes will further decrease the cost of production of advanced oligonucleotides.

      In 1996, Hybridon formed the Hybridon Specialty Products Division to capitalize on this technology and know-how and manufacture highly purified oligonucleotide compounds both for Hybridon's internal use and for sale to third parties, including the Company's collaborative partners, on a custom contract basis. The Company is manufacturing oligonucleotides at its 36,000 square foot leased manufacturing facility, which the Company believes is the first commercial-scale synthetic DNA production facility with a fully integrated manufacturing technology platform, including large-scale synthesis, purification and proprietary analytical support. The Company first began production of oligonucleotide compounds for sale to third parties in June 1996 and by the end of 1996 had achieved sales revenues of approximately $1.1 million. The Company also has received orders to provide analytical services and plans to expand its product offerings to include proprietary intermediates used in the manufacture of oligonucleotides.

      In order to strengthen the marketing of the Division's products, in 1996 the Company entered into a four-year sales and supply agreement with the Applied Biosystems Division of Perkin-Elmer. Under the agreement, Perkin-Elmer agreed to refer potential customers for the custom contract manufacture of oligonucleotides to Hybridon, and Hybridon agreed to purchase amidites from Perkin- Elmer for the manufacture of oligonucleotides sold to such customers and to pay Perkin-Elmer a percentage of the sales price paid by such customers. In addition, Perkin-Elmer licensed to Hybridon its oligonucleotide synthesis patents and agreed to discuss a future collaboration with respect to the development, marketing and distribution of Hybridon's proprietary intermediates.

      The production of antisense compounds is similar to the chemical synthesis used in the production of conventional pharmaceuticals, and in contrast with typical biopharmaceuticals, does not involve any fermentation processes or living cells. Moreover, unlike many conventional drugs, antisense compounds targeted at different diseases can be manufactured with the same nucleotide building blocks and using the same manufacturing processes and equipment with minimal adjustments. As a result, the knowledge and experience that the Company obtains in the manufacture of one compound is substantially applicable to the manufacture of other oligonucleotide compounds for the treatment of other diseases and results in other manufacturing efficiencies.

      The Company will need to further increase its manufacturing capacity through the purchase or construction of additional large-scale oligonucleotide synthesizers in order to satisfy its anticipated future requirements for GEM 91 and the Company's other product candidates and in order to manufacture oligonucleotides on a custom contract basis for sale to third parties. In addition, in order to successfully commercialize its product candidates or achieve satisfactory margins on sales, the

Company may be required to reduce further the cost of production of its oligonucleotide compounds. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - - Certain Factors That May Affect Future Results -- Limited Manufacturing Capability."

      The Company believes that it is currently manufacturing oligonucleotides in substantial compliance with FDA requirements for manufacturing in compliance with GMP, although its facility and procedures have not been formally inspected by the FDA and the procedures and documentation followed may have to be enhanced in the future as the Company expands its oligonucleotide production activities. Failure to establish to the FDA's satisfaction compliance with GMP can result in the FDA denying authorization to initiate or continue clinical trials, to receive approval of a product or to begin or to continue commercial marketing.

      In addition, the Company's manufacturing processes are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of certain materials and waste products.

MARKETING STRATEGY

      Hybridon plans to market the pharmaceutical products it is developing either directly or through co-marketing, licensing, distribution or other arrangements with pharmaceutical and biotechnology companies. Hybridon's current strategy with respect to these products in development is to build a hospital-targeted direct sales group for products for HIV-1 infection and AIDS and other market areas that can be accessed with a small to medium size sales force. Implementation of this strategy will depend on many factors, including the market potential of any such products the Company develops as well as on the Company's financial resources. The Company does not expect to establish a direct sales capability with respect to such products until such time as one or more of such products approach marketing approval. To market those products that will serve a large, geographically diverse patient population, the Company expects to enter into licensing, distribution or partnering agreements with pharmaceutical and biotechnology companies that have large, established sales organizations. To the extent the Company enters into marketing arrangements with third parties, any revenues received by the Company will be dependent on the efforts of such third parties, and there can be no assurance that such efforts will be successful. While the Company has developed general marketing strategies, it has not begun the implementation of any of these strategies with respect to any of these potential products.

ACADEMIC AND RESEARCH COLLABORATIONS

      Hybridon has entered into over 50 collaborative research agreements relating to specific disease targets and other research activities in order to augment its internal research capabilities and to obtain access to the specialized knowledge or expertise of its collaborative partners. With respect to certain of the Company's drug development programs, the Company relies primarily upon outside collaborators. Accordingly, termination of the Company's collaborative research agreements with any of these collaborators could result in the termination of the related research program.

      In general, the Company's collaborative research agreements require the payment by Hybridon of various amounts in support of the research to be conducted. The Company usually provides the collaborator with selected oligonucleotides, which the collaborator then tests in his or her assay systems. If the collaborator creates any invention during the course of his or her efforts, solely or jointly with the Company, Hybridon generally has an option to negotiate an exclusive, worldwide, royalty-bearing license of the collaborator's rights in the invention for the purpose of commercializing any product incorporating such invention. Inventions developed solely by Hybridon's scientists as part of the collaboration generally are owned exclusively by Hybridon. Most of these collaborative agreements are non-exclusive and can be cancelled on relatively short notice.

PATENTS, TRADE SECRETS AND LICENSES

      Proprietary protection for the Company's product candidates, processes and know-how is important to Hybridon's business. Thus, the Company plans to prosecute and enforce aggressively its patents and proprietary technology. The Company's policy is to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. Hybridon seeks to establish a comprehensive proprietary position through a "layered" patent strategy covering the Company's families of oligonucleotide chemistries, the antisense sequences of the Company's oligonucleotide compounds and the overall chemical compositions of these oligonucleotide compounds. The Company believes that this approach may provide it with at least three independent levels of protection. Hybridon also seeks to protect its proprietary analytical and manufacturing processes. The patents and patent applications owned or exclusively licensed by the Company also are directed to many aspects of the Company's proprietary oligonucleotide production and analysis technology and ribozyme technology. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

      As of February 28, 1997, Hybridon owned or exclusively licensed 23 issued U.S. patents, six issued European patents, 31 allowed U.S. patent applications, eight allowed European applications and 168 other U.S. patent applications. Of these, the Company owned (as opposed to licensed) nine issued U.S. patents, 22 allowed U.S. patent applications and 159 other U.S. patent applications along with corresponding patent applications in many cases in other major industrial countries. The patents and applications owned by the Company cover various chemically advanced oligonucleotides, proprietary target sequences, specific preferred oligonucleotide products, methods for making and purifying oligonucleotides, analytical methods and methods for oligonucleotide-based therapeutic treatment of various diseases. The U.S. patents owned or exclusively licensed by Hybridon expire at various dates ranging from 2006 to 2014.

      Under the terms of a license agreement with the Worcester Foundation (the "Foundation License"), Hybridon is the worldwide, exclusive licensee under twelve issued U.S. patents, four issued European patents, six allowed U.S. patent applications, two allowed European patent applications and six other U.S. patent applications owned by the Worcester Foundation relating to oligonucleotides and their production and use, as well as certain ribozyme-related technology. Many of these patents and patent applications have corresponding applications on file in other major industrial countries.

      One of the issued U.S. patents (the "HIV Patent") and one of the issued European patents licensed from the Worcester Foundation broadly claim antisense oligonucleotides as new compositions of matter for inhibiting the replication of HIV. The other issued U.S. patents include claims covering composition and uses of oligonucleotides based on the Company's advanced chemistries, methods of oligonucleotide synthesis that are potentially applicable to large-scale commercial production, compositions of certain modified oligonucleotides that are useful for diagnostic tests or assays and methods of purifying full-length oligonucleotides after synthesis. The earliest expiration of the patents licensed to the Company by the Worcester Foundation is 2006, when the HIV Patent expires.

      The Company also is the exclusive licensee under various other U.S. and foreign patents and patent applications, including one U.S. patent, one allowed U.S. patent application and one U.S. patent applications jointly owned by the Worcester Foundation and the Mount Sinai Medical Center of New York claiming the use of antisense oligonucleotides for the inhibition of influenza viruses and two U.S. patent applications owned by McGill University relating to oligonucleotides and DNA methyltransferase. The Company and MGH jointly own three patent applications and one allowed U.S. patent application directed to compositions and use of antisense applied to Alzheimer's disease. The Company holds an exclusive license to MGH's interests under such patent applications.

      The Company is a non-exclusive licensee of certain patents held by the NIH relating to oligonucleotide phosphorothioates and a non-exclusive licensee of an NIH patent covering the phosphorothiolation of oligonucleotides. The field of each of these licenses extends to a wide variety of genetic targets. If certain of the claims of the NIH patents non-exclusively licensed to Hybridon are valid, GEM 91 and certain of the Company's other products in development would infringe these patents in the absence of the license.

      The U.S. PTO has informed Hybridon that certain otherwise allowable patent applications exclusively licensed by the Company from Worcester Foundation have been submitted to the Board of Patent Appeals and Interferences to determine whether an interference should be declared with issued U.S. patents held by the NIH relating to oligonucleotide phosphorothioates. Banner & Witcoff, the Company's U.S. patent counsel, is of the opinion that the Worcester Foundation patent application has a prima-facie case for priority against the NIH for an invention that includes phosphorothioate-modified oligonucleotides. However, there can be no assurance an interference can be declared, or if declared, as to the outcome thereof. In addition, Hybridon has filed an opposition to the NIH oligonucleotide phosphorothioate patent in Europe. There can be no assurance as to the outcome of the opposition. An adverse outcome in either the interference or the European opposition would not affect the non-exclusive license from the NIH to Hybridon of the NIH phosphorothioate patents.

      Under the licenses to which it is a party, the Company is obligated to pay royalties on net sales by the Company of products or processes covered by a valid claim of a patent or patent application licensed to it. The Company also is required in some cases to pay a specified percentage of any sublicense income that the Company may receive. These licenses impose various commercialization, sublicensing, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the license. The Foundation License also grants the Company a right of first refusal to certain technology developed by the Worcester Foundation.

      The patent positions of pharmaceutical and biotechnology firms, including Hybridon, are generally uncertain and involve complex legal and factual questions. Consequently, even though Hybridon and its licensors are currently prosecuting their respective patent applications with the U.S. Patent and Trademark Office and certain foreign patent authorities, the Company does not know whether any of its applications or those of third parties under which the Company has or may obtain a license will result in the issuance of any patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the U.S. are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, Hybridon cannot be certain that it, or any licensor of patents to it, as the case may be, was the first creator of inventions claimed by pending patent applications or that Hybridon or any licensor, as the case may be, was the first to file patent applications for such inventions. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results -- Patents and Proprietary Rights."

      Competitors of the Company and other third parties hold issued patents and pending patent applications relating to antisense and other gene expression modulation technologies, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease certain activities. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results -- Patents and Proprietary." In particular, the Company is aware of a European patent granted to a third party relating to certain types of stabilized synthetic oligonucleotides for use as therapeutic agents for selectively blocking the translation of a messenger RNA into a targeted protein by binding with a portion of the messenger RNA to which the stabilized synthetic oligonucleotide is substantially complementary. This European patent was revoked in entirety in an opposition proceeding before the European Patent Office in September 1995. The holder of this patent has appealed such decision.

      The Company is also aware of various issued U.S. patents and patent applications owned by third parties that claim various uses of ribozymes, including their use to modulate gene expression, particular ribozymes of specific molecular sequences and methods of ribozyme production. Foreign counterparts of certain of these patents and patent applications have been filed in other major industrialized countries. There can be no assurance that the Company will be successful in designing or producing ribozymes that fall outside the valid scope of these patents and patent applications or that any license that may be required for the Company to exploit ribozyme products, if any, will be available on acceptable terms or at all. None of the Company's antisense oligonucleotides infringe any of these patents. In addition, Banner & Witcoff is of the opinion that the Company's finderons, oligonucleotides with ribonuclease-like activity that do not contain enzymatic RNA, do not infringe the claims of these patents and patent applications.

      Hybridon's practice is to require its employees, consultants, members of its Scientific and Clinical Advisory Boards, outside scientific collaborators and sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with Hybridon is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

      Hybridon engages in collaborations and sponsored research agreements and enters into preclinical and clinical testing agreements with academic and research institutions and U.S. government agencies, such as the NIH, to take advantage of their technical expertise and staff and to gain access to clinical evaluation models, patients, and related technology. Consistent with pharmaceutical industry and academic standards, and the rules and regulations under the Federal Technology Transfer Act of 1986, these agreements may provide that developments and results will be freely published, that information or materials supplied by Hybridon will not be treated as confidential and that Hybridon may be required to negotiate a license to any such developments and results in order to commercialize products incorporating them. There can be no assurance that the Company will be able successfully to obtain any such license at a reasonable cost or that such developments and results will not be made available to competitors of the Company on an exclusive or nonexclusive basis. See "Item 1. Business -- Academic and Research Collaborations."

GOVERNMENT REGULATION

      The production and marketing of the Company's products and its research and development activities are subject to regulation for safety, effectiveness and quality by numerous governmental authorities in the U.S. and other countries. The Company believes that it is in material compliance with all federal, state and foreign legal and regulatory requirements under which it operates. However, there can be no assurance that such legal or regulatory requirements will not be amended or that new legal or regulatory requirements will not be adopted, any one of which could have a material adverse effect on the Company's business or results of operations.

FDA Approval

      In the U.S., pharmaceutical products intended for therapeutic or diagnostic use in humans are subject to rigorous FDA regulation. The process of completing clinical trials and obtaining FDA approvals for a new drug is likely to take a number of years and requires the expenditure of substantial resources. There can be no assurance that any product will receive such approval on a timely basis, if at all. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results -- No Assurance of Regulatory Approval; Government Regulation."

      The steps required before a new oligonucleotide-based pharmaceutical product for use in humans may be marketed in the U.S. include (i) preclinical tests, (ii) submission to the FDA of an IND application, which must become effective before human clinical trials commence, (iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the product, (iv) submission of a New Drug Application ("NDA") to the FDA, and (v) FDA approval of the NDA prior to any commercial sale or shipment of the product.

     Preclinical tests include laboratory evaluation of product chemistry and formulation, as well as animal studies, to assess the potential safety and effectiveness of the product. Compounds must be manufactured according to GMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding GLP. See "Item 1. Business -- Manufacturing." The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or makes comments or raises questions concerning, an IND, the IND will become effective 30 days following its receipt by the FDA. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials.

      Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients, under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an independent Institutional Review Board (an "IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

      Clinical trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the investigational new drug usually is administered to healthy human subjects and is tested for safety (adverse effects), dosage, tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to (i) determine the effectiveness of the investigational new drug for specific indications, (ii) determine dosage tolerance and optimal dosage, and (iii) identify possible adverse effects and safety risks. When an investigational new drug is found to be effective and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further evaluate clinical effectiveness and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's products subject to such testing. Furthermore, the Company, an IRB or the FDA may suspend clinical trials at any time if it is felt that the participants are being exposed to an unacceptable health risk.

     The results of the pharmaceutical development, preclinical studies and clinical studies are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the product. The FDA may require additional testing or information before approving the NDA. In any event, the FDA may deny an NDA if applicable regulatory criteria are not satisfied. Moreover, if regulatory approval of a product is granted, such approval may require postmarketing testing and surveillance to monitor the safety of the product or may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

      In addition to product approval, the Company may be required to obtain a satisfactory inspection by the FDA covering the Company's manufacturing facilities before a product manufactured by the Company can be marketed in the U.S. The FDA will review the Company's manufacturing procedures and inspect its facilities and equipment for compliance with GMP and other applicable rules and regulations. Any material change by the Company in its manufacturing process, equipment or location would necessitate additional FDA review and approval.

Foreign Regulatory Approval

      Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent marketing of such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval.

      Under European Community ("EC") law, either of two approval procedures may apply to the Company's products: a centralized procedure, administered by the EMEA (the European Medicines Evaluation Agency); or a decentralized procedure, which requires approval by the medicines agency in each EC Member State where the Company's products will be marketed. The centralized procedure is mandatory for certain biotechnology products and available at the applicant's option for certain other products. Whichever procedure is used, the safety, efficacy and quality of the Company's products must be demonstrated according to demanding criteria under EC law and extensive nonclinical tests and clinical trials are likely to be required. In addition to premarket approval requirements, national laws in EC Member States will govern clinical trials of the Company's products, adherence to good manufacturing practice, advertising and promotion and other matters. In certain EC Member States, pricing or reimbursement approval may be a legal or practical precondition to marketing.

      At present, pharmaceutical products generally may not be exported from the U.S. for other than research purposes until the FDA has approved the product for marketing in the U.S. However, a company may apply to the FDA for permission to export finished products or partially processed products to a limited number of countries prior to obtaining FDA approval for marketing in the U.S.
The Company has FDA permission for the export of GEM 91 to France.

Other Regulation

      In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act and other present and potential future federal, state or local regulations. Furthermore, because the Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds, the Company's operations are subject to U.S. Department of Transportation and Environmental Protection Agency requirements and other federal, state and foreign laws and regulations regarding hazardous waste disposal, air emissions and wastewater discharge, including without limitation the Environmental Protection Act, the Toxic Substances Control Act and the Resource Conservation and Recovery Act. Although the Company believes that its procedures for handling and disposing of such materials comply with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company.

COMPETITION

      The Company's products under development are expected to address several different markets defined by the potential indications for which such products are developed and ultimately approved by regulatory authorities. For several of these indications, the Company's proposed products will be competing with products and therapies either currently existing or expected to be developed, including antisense oligonucleotides developed by third parties. Competition among these products will be based, among other things, on product efficacy, safety, reliability, availability, price and patent position. An important factor will be the timing of market introduction of the Company's or competitive products. Accordingly, the relative speed with which Hybridon can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market is expected to be an important competitive factor. The Company's competitive position will also depend upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

      There are a number of companies, both privately and publicly held, that are conducting research and development activities on technologies and products aimed at therapeutic modulation of gene expression. The Company believes that the industry-wide interest in these technologies and products will continue and will accelerate as the techniques which permit their application to drug development become more widely understood. There can be no assurance that the Company's competitors will not succeed in developing products based on oligonucleotides or other novel technologies that are more effective than any which are being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive prior to recovery by the Company of the research, development and commercialization expenses incurred with respect to those products. Furthermore, because of the fundamental differences between gene expression modulation and other technologies, there may be indications for which such other technologies are superior to gene expression modulation. The development by others of new treatment methods not based on gene expression modulation technology for those indications for which the Company is developing compounds could render the Company's compounds noncompetitive or obsolete.

      Competitors of the Company engaged in all areas of drug discovery in the U.S. and other countries are numerous and include, among others, major pharmaceutical and chemical companies, biotechnology firms, universities and other research institutions. Many of these competitors have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical studies and human clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products more rapidly than the Company. Furthermore, if the Company is permitted to commence commercial sales of products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results -- Competition."

EMPLOYEES

      As of February 28, 1997, Hybridon employed 206 individuals full-time, of whom 99 held advanced degrees. 165 of these employees are engaged in research and development activities and 31 are employed in finance, corporate development and legal and general administrative activities. In addition, 90 of these employees are employees of the Hybridon Specialty Products Division, of whom

35 are employed in analytical research and quality control. Many of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies. None of the Company's employees is covered by collective bargaining agreements, and management considers relations with its employees to be good.

SCIENTIFIC ADVISORY BOARD

     The Company's Scientific Advisory Board consists of individuals with recognized expertise in gene expression modulation technology, antisense oligonucleotides, oligonucleotide biochemistry, human genetics, medicine and related fields who advise the Company about current and long-term scientific planning, research and development. The Scientific Advisory Board holds approximately three or four formal meetings annually. All members of the Scientific Advisory Board are employed by employers other than the Company, primarily academic institutions, and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These companies may also be competitors of Hybridon. Several members of the Scientific Advisory Board have, from time to time, devoted significant time and energy to the affairs of the Company. However, except for Drs. Zamecnik and Wyngaarden, who are parties to consulting agreements with the Company, no members are regularly expected to devote more than a small portion of their time to Hybridon.

     The following persons are members of the Scientific Advisory Board:

     Paul C. Zamecnik, M.D. (Chairman) is a founder of Hybridon and serves as a director of the Company. Dr. Zamecnik has served as a Principal Scientist of the Worcester Foundation and as the Collis P. Huntington Professor of Oncologic Medicine Emeritus at the Harvard Medical School since 1979.

     Daniel M. Brown, Sc.D., F.R.S. has been a Fellow of King's College, University of Cambridge, since 1953, and currently serves as Vice-Provost of King's College and as an Attached Scientific Worker in the Medical Research Council Laboratory of Molecular Biology at the University of Cambridge. Dr. Brown is also an Emeritus Reader in Organic Chemistry at the University of Cambridge and became a Fellow of the Royal Society in 1982.

     Edgar Haber, M.D. has served as the Elkan R. Blout Professor of Health Science and Director of the Division of Biological Sciences at the Harvard School of Public Health and as a Clinical Professor of Medicine at Harvard Medical School since 1991. From 1990 to 1991, Dr. Haber served as President of the Bristol-Myers Squibb Pharmaceutical Research Institute, and from 1988 to 1990, he was President of the Squibb Institute for Medical Research.

     Har Gobind Khorana, Ph.D. has served as a Sloan Professor in the Departments of Biology and Chemistry at the Massachusetts Institute of Technology since 1970. Dr. Khorana has been awarded numerous prestigious honors, including the Nobel Prize in Medicine or Physiology in 1968 and the National Medal of Science in 1987.

     Roger E. Monier, Ph.D. has served as Director of Molecular Oncology at the Institute Gustave Roussy in Paris since 1985. From 1980 to 1985, Dr. Monier served as the Director of Life Sciences at the Centre Nationale de Recherches Scientifiques in Paris. Dr. Monier was elected to the French Academy of Science in 1992.

     Peter Palese, Ph.D. has served as a Professor in the Department of Microbiology at Mount Sinai School of Medicine in New York since 1978 and has served as Chairman of the Department of Microbiology since 1987.

     Thoru Pederson, Ph.D. is a Principal Scientist of Cell Biology at the Worcester Foundation and has served as its President and Director since 1985. From February 1990 to November 1993, Dr. Pederson served as a director of the Company.

     Jerry A. Weisbach, Ph.D. a director of the Company, is an independent consultant to biotechnology and pharmaceutical companies. Dr. Weisbach served as Director of Technology Transfer and as an Adjunct Professor at The Rockefeller University from 1988 to 1994. Dr. Weisbach served as Corporate Vice President of Warner-Lambert Company, an international pharmaceutical company, from 1981 to 1987 and President of the Parke-Davis Pharmaceutical Research Division of Warner-Lambert Company from 1979 to 1987.

     James B. Wyngaarden, M.D. a director of the Company, served as the Foreign Secretary of the National Academy of Sciences and the Institute of Medicine of the National Academy of Sciences from 1990 to 1994. Dr. Wyngaarden also served as the Director of the NIH from 1982 to 1989 and as a council member of the Human Genome Organization from 1990 to 1993 and as its Director from 1990 to 1991.

     Members of the Company's Scientific Advisory Board are paid $2,500 per calendar quarter for their services in such capacity and are reimbursed for their expenses incurred in connection with attendance at its meetings. Members of the Scientific Advisory Board also have received options to purchase Common Stock of the Company under the Company's stock option plans.

CLINICAL ADVISORY BOARD

     The Company's Clinical Advisory Board was formally established in November 1993 to advise the Company with respect to clinical trials of the Company's product candidates. The Clinical Advisory Board holds approximately three or four formal meetings annually. The Clinical Advisory Board consists of individuals with recognized expertise in the conduct of clinical trials and the regulatory approval process. All members of the Clinical Advisory Board are employed by employers other than the Company, primarily academic institutions, and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These companies may also be competitors of Hybridon. Several members of the Clinical Advisory Board have, from time to time, devoted significant time and energy to the affairs of the Company. However, except for Drs. Wyngaarden and Weisbach, who are directors of and consultants to the Company, and Dr. Groopman, who is a consultant to the Company, no members are regularly expected to devote more than a small portion of their time to Hybridon.

     The following persons are members of the Clinical Advisory Board:

     Dr. Wyngaarden's (Chairman) background and experience are described above under "Item 1. Business -- Scientific Advisory Board."

     Robert M. Chanock, M.D. has served as an infectious disease epidemiologist and laboratory virologist at the NIH since 1957. Prior to that Dr. Chanock held academic appointments at the University of Cincinnati College of Medicine and the Johns Hopkins University School of Hygiene and Public Health. Dr. Chanock has been awarded numerous prestigious honors, including the ICN International Prize in Virology in 1990, the Bristol-Myers Squibb Award for Distinguished Achievement in Infectious Diseases Research in 1993 and the Albert B. Sabin Foundation award.

     Vincent T. DeVita, Jr., M.D. has served as Director of the Yale Cancer Center since 1993. Dr. DeVita served as an attending physician and member of the Program of Molecular Pharmacology and Therapeutics from 1988 to 1993, and as Physician-in-Chief from 1988 to 1991, at Memorial Sloan Kettering Cancer Center. From 1980 to 1988, Dr. DeVita served as Director of the National Cancer Institute, NIH. In 1995, he was honored with the City of Medicine Award.

     Jerome Groopman, M.D. has served as Chief of the Division of Hematology/Oncology at the New England Deaconess Hospital since 1985. He has also served as a Professor of Medicine at Harvard Medical School since 1993. Dr. Groopman is a member of the AIDS Advisory Committee, the Biologics Committee of the FDA, the AIDS Clinical Trials Group of the NIH and the AIDS Basic Science Research Study Section A, NIAID.

     Paul Meier, Ph.D. has served as Professor and Chairman of the Department of Statistics and Division of Biological Sciences at Columbia University since 1985. Dr. Meier has served as an advisor to the FDA on the statistical analysis of clinical trials since 1991.

     Dr. Weisbach's background and experience are described under "Item 1. Business -- Scientific Advisory Board."

     Members of the Company's Clinical Advisory Board are paid $2,500 per calendar quarter for their services in such capacity and are reimbursed for their expenses incurred in connection with attendance at its meetings.

ITEM 2. PROPERTIES.
        ----------

     The Company's executive, administrative and research and development facilities, comprising approximately 90,000 square fee, currently are located in Cambridge, Massachusetts. These facilities are held under a lease which expires in 2007, but may be extended at Hybridon's option for three additional five-year terms. The lease provides for an annual rent of approximately $38.00 per square foot for the first five years and approximately $42.00 per square foot for the second five years.

     The Company leases its 36,000 square foot manufacturing facility in Milford, Massachusetts under a lease which expires in 2004. The term of the lease may be extended at Hybridon's option for two additional five-year terms. In addition to its manufacturing operations, the Company conducts process and analytical chemistry operations at this facility.

     The Company also leases approximately 1,800 square feet of space in Paris, France under a lease expiring on May 1, 2003 for administrative offices for its European operations.

     For a description of various arrangements relating to the Cambridge facility and the Paris facility, see "Certain Transactions -- Transactions with Pillar S.A. and Certain Affiliates" in the Company's 1997 Proxy Statement (as defined in "Item 10. Directors and Executive Officers of the Registrant").

ITEM 3. LEGAL PROCEEDINGS.
        -----------------

     The Company is not a party to any litigation that it believes could have a material adverse effect on the Company or its business.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITYHOLDERS.
        --------------------------------------------------

     No matters were submitted to a vote of securityholders of the Company, through solicitation of proxies or otherwise, during the last quarter of the year ended December 31, 1996.

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES OF THE COMPANY
- -----------------------------------------------------------

      The executive officers and significant employees of the Company and their ages as of March 15, 1997 are as follows:


               NAME                 AGE   POSITION
               ----                 ---   --------
Executive Officers
E. Andrews Grinstead, III.........   51   Chairman of the Board of Directors,
                                          President and Chief Executive Officer
Sudhir Agrawal, D. Phil...........   43   Senior Vice President of Discovery,
                                          Chief Scientific Officer and Director
Anthony J. Payne..................   50   Senior Vice President of Finance and
                                          Administration, International
                                          Operations, Chief Financial Officer,
                                          Treasurer and Secretary
Significant Employees
Robert G. Andersen  . . . . . . . . .46   Vice.President of Systems Engineering
                                          and Management Information Systems
Aharon Cohen, Ph.D.  . . . . . . . . 52   Vice President of Analytical Research
                                          and Chief Analytical Scientist
Jose E. Gonzalez, Ph.D.  . . . . . . 50   Vice President of Manufacturing
John Goodchild, Ph.D.  . . . . . . . 52   Vice President of Applied Chemistry
                                          and Ribozyme Research
J. Michael Grindel, Ph.D.  . . . . . 50   Vice President of Pre-Clinical
                                          Development
Philippe Guinot, M.D., Ph.D.  . . . .47   Vice President of Drug Development and
                                          General Manager, Hybridon Europe
Charles R. Hogen, Jr.  . . . . . . . 49   Vice President of Corporate
                                          Communications and Public Affairs
Douglas J. Jensen  . . . . . . . . . 44   Vice President of Corporate
                                          Administration and Development
Monroe I. Klein, Ph.D.  . . . . . . .54   Vice.President of Regulatory Affairs
R. Russell Martin, M.D.  . . . . . . 61   Vice President of Drug Development
Jin-Yan Tang, Ph.D.  . . . . . . . . 52   Vice President of Process Development
Darlene A. Van Stone  . . . . . . . .34   Patent.Counsel
Mark C. Wiggins  . . . . . . . . . . 41   Vice President of Business
                                          Development and Marketing



     Mr. Grinstead joined the Company in June 1991 and was appointed Chairman of the Board and Chief Executive Officer in August 1991 and President in January 1993. He has served on the Board of Directors since June 1991. Prior to joining the Company, Mr. Grinstead served as Managing Director and Group Head of the life sciences group at PaineWebber, Incorporated, an investment banking firm, from 1987 to October 1990; Managing Director and Group Head of the life sciences group at Drexel Burnham Lambert, Inc., an investment banking firm, from 1986 to 1987; and Vice President at Kidder, Peabody & Co. Incorporated, an investment banking firm, from 1984 to 1986, where he developed the life sciences corporate finance specialty group. Mr. Grinstead served in a variety of operational and executive positions with Eli Lilly and Company ("Eli Lilly"), an international pharmaceutical company, from 1976 to 1984, most recently as General Manager of Venezuelan Pharmaceutical, Animal Health and Agricultural Chemical Operations and as Administrator, Strategic Planning and Acquisitions. Since 1991, Mr. Grinstead has served as a director of EcoScience Corporation, a development stage company engaged in the development of biopesticides, and as a director of Pharmos Corporation, a development stage company engaged in the development of drug delivery systems. Mr. Grinstead also serves as a director of Meridian Medical Technologies, Inc., a pharmaceutical and medical device company. Mr. Grinstead was appointed to The President's Council of the National Academy of Sciences and the Institute of Medicine in January 1992. Since 1994, Mr. Grinstead has served as a member of the Board of Trustees of the Albert B. Sabin Vaccine Foundation, a charitable foundation dedicated to disease prevention. Mr. Grinstead received an A.B. from Harvard College in 1967, a J.D. from the University of Virginia School of Law in 1974 and an M.B.A. from the Harvard Graduate School of Business Administration in 1976.

Dr. Agrawal joined the Company in February 1990 and served as Principal Research Scientist from February 1990 to January 1993 and as Vice President of Discovery from December 1991 to January 1993 prior to being appointed Chief Scientific Officer in January 1993 and Senior Vice President of Discovery in March 1994. He has served on the Board of Directors since March 1993. Prior to joining the Company, Dr. Agrawal served as a Foundation Scholar at the Worcester Foundation from 1987 through 1991 and currently maintains Visiting Scholar status. Dr. Agrawal served as a Research Associate at the Medical Research Council Laboratory of Molecular Biology in Cambridge, England, from 1985 to 1986, studying synthetic oligonucleotides. Dr. Agrawal received a B.Sc. in chemistry, botany and zoology in 1973, an M.Sc. in organic chemistry in 1975 and a D. Phil. in chemistry in 1980 from Allahabad University in India.

     Mr. Payne joined the Company in June 1991 and was appointed Chief Financial Officer in August 1991, Treasurer in September 1991, Secretary in April 1992 and Senior Vice President of Finance and Administration, International Operations in January 1993. Prior to joining the Company, Mr. Payne served as Audit Director at The First National Bank of Boston, an international commercial bank, from 1990 to 1991, where he directed that bank's audit coverage in global banking and treasury. He served in a variety of financial and accounting positions with Manufacturers Hanover Trust Corporation, an international commercial bank, from 1980 to 1990, most recently as Vice President and Audit Director. From 1974 to 1979, Mr. Payne was associated with Price Waterhouse, an international public accounting firm. Mr. Payne received a B.Sc. in mathematics and physics from the University of London in 1970 and an M.Sc. in computer science from the University of Essex in 1973. Mr. Payne is both a chartered accountant and a certified public accountant.

     Mr. Andersen joined the Company and was appointed Vice President of Systems Engineering and Management Information Systems in November 1996. Prior to joining the Company, Mr. Andersen served in a variety of positions at Digital Equipment Corporation, a computer company, from 1986 to 1996, most recently as Group Manager of the Applied Objects Group. From 1978 to 1986, Mr. Andersen served in a variety of positions at United Technologies Corporation, an aviation technology company, most recently as Director of Quality. Mr. Andersen received his B.E.E. in Electrical Engineering from The City College of New York in 1972 and a M.S. from Northeastern University in 1978.

     Dr. Cohen joined the Company in March 1992 and served as Director of Analytical Research from 1992 to June 1993 prior to being appointed Vice President of Analytical Research in June 1993. Prior to joining the Company, Dr. Cohen served as Senior Staff Scientist in the Barnett Institute at Northeastern University from 1987 to 1992 and as a Postdoctoral Research Associate at Northeastern University from 1985 to 1987. Dr. Cohen received a B.S. in chemistry in 1970, an M.S. in analytical chemistry in 1980 and a Ph.D. in analytical chemistry in 1985 from Hebrew University.

     Dr. Gonzalez joined the Company and was appointed Vice President of Manufacturing in August 1995. Prior to joining the Company, Dr. Gonzalez served as Vice President of Manufacturing Operations at Enzon Corporation, a biotechnology company, from 1993 to 1995. From 1977 to 1993, Dr. Gonzalez served in a variety of positions at The Upjohn Company, a pharmaceutical company, most recently as Associate Director of Bioprocess Development. Dr. Gonzalez received a B.S. in chemistry from the University of Miami in 1969 and a Ph.D. in biochemistry from Purdue University in 1974.

     Dr. Goodchild joined the Company in March 1992 and served as Vice President of Ribozyme Research from March 1992 to July 1993 prior to being appointed Vice President of Applied Chemistry and Ribozyme Research in July 1993. He also has served as an Adjunct Associate Professor at the University of Massachusetts Medical Center Department of Pharmacology since September 1992. Prior to joining the Company, Dr. Goodchild was a faculty member and Staff Scientist from 1987 to 1992 and a Visiting Scientist from 1984 to 1987 at the Worcester Foundation and a Visiting Scientist at the National Research Council of Canada from 1982 to 1984. From 1971 to 1982, he was a Senior Research Scientist and Group Leader at Searle. Dr. Goodchild is a Fellow of the Royal Society of Chemistry and became a chartered chemist in 1979. Dr. Goodchild received a B.Sc. in chemistry in 1965 and a Ph.D. in organic chemistry in 1968 from Liverpool University.

     Dr. Grindel joined the Company and was appointed Vice President of Preclinical Development in September 1994. Prior to joining the Company, Dr. Grindel served in a variety of positions at R.W. Johnson Pharmaceutical Research Institute, a division of Johnson & Johnson, from 1988 to 1994, most recently as Vice President of Strategic Planning, Project Planning and Management. Dr. Grindel received a B.S. in chemistry from St. Benedict's College in 1969 and a Ph.D. in medicinal chemistry from the University of Kansas in 1973.

     Dr. Guinot joined the Company and was appointed Vice President of European Drug Development and General Manager of Hybridon Europe in September 1995. Prior to joining the Company, Dr. Guinot served as a consultant to the Laboratoire Francais du Fractionnemant et des Biotechnologies (the "LFB") from 1994 to 1995, where he was responsible for conducting audits of all of the LFB's research and development programs. From 1981 to 1994, Dr. Guinot served in a variety of positions at the Beaufour-Ipsen Group, a group of affiliated pharmaceutical companies, most recently as General Manager of the Institute Henri Beaufour where he was responsible for the planning, strategy, budget and coordination of the Beaufour-Ipsen Group's product development efforts. In addition, Dr. Guinot has served as an Adjunct Professor of Medicine at the University of California, Davis since 1992, an Adjunct Professor of Physiology at New York Medical College since 1991 and Consultant Physician in Internal Medicine at Broussais Hospital in Paris. Dr. Guinot received an M.D. from the University of Paris in 1975 and a Ph.D. in biophysics from Clermont Ferrand in 1994.

     Mr. Hogen joined the Company and was appointed Vice President of Corporate Communications and Public Affairs in February 1996. Prior to joining the Company, Mr. Hogen served in a variety of positions at Merck & Co., a pharmaceutical company, from 1988 to 1995, most recently as Executive Director of Public Affairs. From 1978 to 1988, Mr. Hogen served in a variety of positions at United Technologies Corporation, most recently as Director of Contributions and Community Affairs. Mr. Hogen received a B.A. from Yale University in 1970.

     Mr. Jensen joined the Company and served as Vice President of Administration and Corporate Communications from March 1994 to May 1996 prior to being appointed Vice President of Corporate Administration and Development in May 1996. Prior to joining the Company, Mr. Jensen served as Managing Partner of Parkway Capital Corporation, a securities firm which he co-founded, from 1990 to 1994. From 1984 to 1990, Mr. Jensen served as Senior Vice President of Oppenheimer & Co., Inc., where he was responsible for marketing the firm's proprietary trading strategies, and, from 1983 to 1984, as a registered representative of Merrill Lynch. Mr. Jensen received a B.A. from Wheaton College in 1976.

     Dr. Klein joined the Company and was appointed Vice President of Regulatory Affairs in November 1996. Prior to joining the Company, Dr. Klein served as the Vice President of Worldwide Regulatory Affairs at Cephalon, Inc., a pharmaceutical company, from 1994 to 1996. From 1990 to

1993, Dr. Klein served as the Vice President of Regulatory Affairs at Carter-Wallace, Inc., a pharmaceutical company, and from 1983 to 1990 he held a variety of regulatory positions at SmithKline & French Laboratories. Dr. Klein received his B.Sc. in Pharmacy from Philadelphia College of Pharmacy and Science in 1965 and a Ph.D. in Pharmacology from the Albert Einstein College of Medicine in 1972.

     Dr. Martin joined the Company and served as Vice President of Clinical Research from April 1994 to February 1997 prior to being appointed Vice President of Drug Development in February 1997. Prior to joining the Company, Dr. Martin served in a variety of positions at Bristol Myers Squibb from 1983 to 1994, most recently as Vice President of Clinical Research (Infectious Diseases). During such period, he served as an Adjunct Associate Professor of Medicine and Associate Clinical Professor at Yale University School of Medicine from 1987 to 1994, Clinical Professor at University of Connecticut School of Medicine from 1986 to 1993 and Adjunct Professor of Medicine at Baylor College of Medicine from 1983 to 1994. Prior to joining Bristol Myers Squibb, Dr. Martin served as Professor of Medicine, Microbiology and Immunology at Baylor College from 1975 to 1983. Dr. Martin received an A.B. in American studies from Yale University in 1956 and an M.D. from the Medical College of Georgia in 1960.

     Dr. Tang joined the Company in 1991 and served as Senior Research Scientist from 1991 to 1993, Director of Oligonucleotide Chemistry from 1993 to 1994 and Executive Director of Process Chemistry from 1994 to April 1995 prior to being appointed Vice President of Process Development in April 1995. Prior to joining the Company, Dr. Tang served as a Visiting Fellow at the Worcester Foundation from 1988 to 1991. He also served as a Visiting Professor at the University of Colorado in 1988. Dr. Tang received a B.S. in biochemistry from Shanghai University of Sciences and Technology in 1965 and a Ph.D. from the Shanghai Institute of biochemistry in 1978.

     Ms. VanStone joined the Company in May 1995 as its patent counsel. Prior to joining the Company, Ms. VanStone served as patent counsel at ImmuLogic Pharmaceutical Corporation from 1992 to 1995 and as an associate attorney at the law firm of Weingarten, Schurgin, Gabnebin & Hayes from 1989 to 1992. Ms. VanStone received an A.B. in biochemistry from Mount Holyoke College in 1984 and a J.D. from Suffolk University Law School in 1989.

     Mr. Wiggins joined the Company and was appointed Vice President of Business Development and Marketing in November 1996. Prior to joining the Company, Mr. Wiggins served in a variety of positions at Schering-Plough Corporation, a pharmaceutical company, from 1986 to 1996, most recently as the Director of Business Development. From 1980 to 1986, Mr. Wiggins held various marketing positions at Ortho Pharmaceuticals, Inc., a pharmaceutical company, and Pfizer, Inc., a pharmaceutical company. Mr. Wiggins received his B.S. in Finance from Syracuse University in 1978 and a M.B.A. from the University of Arizona in 1980.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
        ---------------------------------------------------------------------

      Since January 24, 1996, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "HYBN." Prior to January 24, 1996, there was no established public trading market for the Company's Common Stock.

      The following table sets forth for the periods indicated the high and low sales prices per share of the Common Stock during each of the quarters set forth below as reported on the Nasdaq National Market since January 24, 1996.

                                                         HIGH         LOW
                                                         ----         ---
1996
- ----

First Quarter (from January 24, 1996)............       $14.25       $ 8.75
Second Quarter...................................       11.875        5.125
Third Quarter....................................       11.875        6.625
Fourth Quarter...................................        8.625         5.25

1997
- ----
First Quarter (through March 26, 1997)...........        8.625        5.625



      The reported closing bid price of the Common Stock on the Nasdaq National Market on March 26, 1997 was $6.375 per share. The number of stockholders of record on March 14, 1997 was 352.

      The Company has never declared or paid cash dividends on its capital stock, and the Company does not expect to pay any cash dividends on its Common Stock in the foreseeable future. The indenture under which the Company has agreed to issue $50.0 million of 9% Convertible Subordinated Notes due 2004 (the "Notes") on April 2, 1997 limits the Company's ability to pay dividends or make other distributions on its Common Stock. In addition, the Company is currently prohibited from paying cash dividends under a credit facility with a commercial bank (the "Bank Credit Facility").

RECENT SALES OF UNREGISTERED SECURITIES
- ---------------------------------------

      During the quarterly period ended December 31, 1996, the Company sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

           1. On October 25, 1996, the Company issued, for an aggregate purchase price of $1,637,352, a total of 204,669 shares of Common Stock to nine individuals and one entity upon exercise by such individuals and entity of warrants to purchase shares of Common Stock.

      The shares of Common Stock issued in the above transactions were offered and sold in reliance upon the exemption from registration under Regulation S promulgated under the Securities Act, relative to sales by an issuer made outside of the United States.

ITEM 6. SELECTED FINANCIAL DATA.
        -----------------------

      The selected financial data presented below for each of the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from the Company's Consolidated Financial Statements that have been audited by Arthur Andersen LLP, independent public accountants. These financial data should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations, the Consolidated Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Annual Report on Form 10-K.


                                                        Year Ended December 31,
                                           ------------------------------------------------
                                           1992       1993       1994       1995       1996
                                           ----       ----       ----       ----       ----
                                             (In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Revenues
    Research and Development.......... $     --   $    917   $  1,032   $  1,186   $  1,419
    Product revenue...................       --         --         --         --      1,080
    Royalty and other income..........       --         --         --         --         62
    Interest income...................       12        267        135        219      1,447
                                       ========   ========   ========   ========   ========
                                             12      1,184      1,167      1,405      4,008
Operating Expenses
    Research and development..........    8,762     16,168     20,024     29,685     39,390
    General and administrative........    5,163      4,372      6,678      6,094     11,347
    Interest..........................      782        380         69        173        124
                                       --------   --------   --------   --------   --------

         Total operating expenses.....   14,707     20,920     26,771     35,952     50,861
                                       --------   --------   --------   --------   --------

Net Loss.............................. $(14,695)  $(19,736)  $(25,604)  $(34,547)  $(46,853)
                                       ========   ========   ========   ========   ========

Pro forma net loss per common share(1)                                  $  (2.13)  $  (1.93)
                                                                        ========   ========

Pro forma weighted average common shares
      outstanding(1)..................                                    16,195     24,261
                                                                        ========   ========

                                                           As of December 31,
                                           ------------------------------------------------
                                           1992       1993       1994       1995       1996
                                           ----       ----       ----       ----       ----
                                                            (In thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments(2)...................... $    945   $  8,767   $  3,396   $  5,284   $ 16,419
Working capital (deficit).............     (301)     8,357     (1,713)       210      8,888
Total assets..........................    5,187     15,243     11,989     19,618     41,537
Long-term debt, net of current portion      293         79      1,522      1,145      9,032
Convertible promissory notes payable..    9,430         --         --         --         --
Deficit accumulated in the development  (22,454)   (42,190)   (67,794)  (102,341)  (149,194)
Total stockholders' equity (deficit)..   (7,069)    12,178      4,774     12,447     22,855

- --------------

(1)  Computed on the basis described in Note 2(b) of Notes to Consolidated
     Financial Statements attached as APPENDIX A hereto.

(2) Short-term investments consisted of U.S. government securities with maturities greater than three months but less than one year from the purchase date.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
        -----------------------------------------------------------------------
        OF OPERATIONS
        -------------

      The Company is engaged in the discovery and development of genetic medicines based primarily on antisense technology. The Company commenced operations in February 1990 and since that time has been engaged primarily in research and development efforts, development of its manufacturing capabilities and organizational efforts, including recruitment of scientific and management personnel, and raising capital. To date, the Company has not received revenue from the sale of biopharmaceutical products developed by it. In order to commercialize its own products, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of these products. All revenues received by the Company to date have been derived from collaborative agreements, interest on invested funds and revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Company's Hybridon Specialty Products Division.

      The Company has incurred losses since its inception and expects to incur significant operating losses in the future. The Company expects that its research and development expenses will increase significantly during 1997 and future years as it moves its principal research and development programs to more advanced preclinical studies, clinical trials and later phase clinical trials. In addition, the Company expects that its facilities costs will increase in 1997 and future years over 1996 levels as a result of the relocation of the Company's executive offices and its primary research and development laboratories to Cambridge, Massachusetts in February 1997. The Company also expects that its personnel and patent costs will increase significantly in the future. Costs associated with the Company's patent applications are expected to increase as the Company continues to file and prosecute such applications. Patent costs also would increase significantly if the Company became involved in litigation or administrative proceedings involving its patents or those of third parties. The Company has incurred cumulative losses from inception through December 31, 1996 of approximately $149.2 million.

      This Annual Report on Form 10-K contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward- looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those set forth below under the caption "Certain Factors That May Affect Future Results."

RESULTS OF OPERATIONS

      The Company had total revenues of $4.0 million in 1996, $1.4 million in 1995 and $1.2 million in 1994. During the years ended December 31, 1996, 1995 and 1994, the Company received revenues from research and development collaborations of $1.4 million, $1.2 million and $1.0 million, respectively. Research and development collaboration revenue includes revenues earned under a collaborative agreement with Roche, which included milestone payments for the designation of lead compounds in the human papilloma virus and hepatitis C programs in the years ended December 31, 1996 and 1995, respectively. For the year ended December 31, 1996, collaborative revenues also included revenues earned under a collaborative agreement with Searle. Revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Hybridon Specialty Products Division were $1.1 million for the year ended December 31, 1996. Revenues from interest income for the years ended December 31, 1996, 1995 and 1994 were $1.4 million, $219,000 and $135,000, respectively. The increase in interest income in the year ended December 31, 1996 was the result of substantially higher cash balances available for investment as a result of the Company's initial public offering completed on February 2, 1996.

      During the years ended December 31, 1996, 1995 and 1994, the Company expended $39.4 million, $29.7 million and $20.0 million, respectively, on research and development activities. The increases in research and development expenses in 1996, 1995 and 1994 reflect increasing expenses related primarily to ongoing clinical trials of the Company's product candidates. Clinical trials for GEM 91 were initiated in France in October 1993 and in the U.S. in May 1994. During the year ended December 31, 1996, GEM 132 for the treatment of systemic CMV and CMV retinitis entered into clinical trials. Research and development staffing and related costs also increased significantly in 1996 and 1995 as the number of employees engaged in research and development increased to 206 at December 31, 1996 from 124 at December 31, 1995 and from 102 at December 31, 1994. In addition, due to increased activity in preclinical studies and the initiation of clinical trials, expenditures for outside testing services, laboratory supplies and consulting fees increased significantly in 1996 and 1995. Patent expenses also increased in 1996, as the Company continued to develop a patent portfolio both domestically and internationally and prosecuted its patent applications. The Company expects to invest significant resources in 1997 in connection with the ongoing trials of GEM 91 and GEM 132 and the performance of preclinical studies and the preparation of IND applications with respect to additional antisense compounds.

      The Company incurred general and administrative expenses of $11.3 million, $6.1 million and $6.7 million in the years ended December 31, 1996, 1995 and 1994, respectively. The increase in general and administrative expenses in 1996 from 1995 was primarily attributable to an increase in expenses for business development activity, public relations and legal expenses incurred primarily as a result of being a public company and salaries and related costs. The decrease in general and administrative expenditures in 1995 from 1994 was primarily attributable to decreases in staffing and related costs and in outside consultants previously used to develop a presence in foreign markets, offset partially by an increase in occupancy costs of certain new facilities.

      Interest expense was $124,000 in 1996, $173,000 in 1995 and $69,000 in
1994. Interest expense in 1996, 1995 and 1994 was comprised primarily of interest incurred on borrowings to finance the purchase of property and equipment and leasehold improvements. The decrease in interest expense in 1996 reflects a decrease in the outstanding balance of borrowings to finance the purchase of property and equipment. The increase in interest expense in 1995 over 1994 reflects an increase in the average long-term debt outstanding during 1995. The Company's future interest expense will increase significantly as a result of the Notes.

      As a result of the above factors, the Company incurred net losses of $46.9 million, $34.5 million and $25.6 million for the years ended December 31, 1996, 1995 and 1994, respectively.

LIQUIDITY AND CAPITAL RESOURCES

      From inception through December 31, 1996, the Company has financed its operations, including capital expenditures, through a public offering of common stock, private placements of equity securities and the exercise of stock options and warrants with gross proceeds totalling $175.4 million, as well as through bank and other borrowings of $9.5 million and capital leases of $3.2 million. The Company has utilized approximately $127.8 million to fund operating activities and $30.5 million to finance capital expenditures, including leasehold improvements at the Company's Cambridge, Massachusetts corporate headquarters and at its manufacturing facility in Milford, Massachusetts and a $5.5 million investment in the partnership which owns the Cambridge facility.

      On March 26, 1997, the Company entered into a Purchase Agreement pursuant to which it agreed to issue and sell $50.0 million of the Notes to certain investors. The Notes bear interest at a rate of 9% per annum and have a maturity date of April 1, 2004. Under the terms of the

Notes, the Company will be required to make semiannual interest payments on the outstanding principal balance of the Notes on April 1 and October 1 of each year during which the Notes are outstanding. The Notes will be convertible at the option of the holder into the Company's Common Stock at any time prior to maturity, unless previously redeemed or repurchased by the Company under certain specified circumstances, at a conversion price of $7.0125 per share (subject to adjustment). In connection with the execution of the agreement, the Company also granted a 60-day option (which expires on May 25, 1997) to purchase up to an additional $10.0 million principal amount of the Notes.

      During the year ended December 31, 1996, the Company utilized approximately $42.1 million to fund operating activities and approximately $8.9 million for capital expenditures. The primary use of cash for operating activities was to fund the cash operating loss of $43.7 million. Capital expenditures during the year ended December 31, 1996 included amounts expended for the build-out and equipping of the Company's corporate headquarters and primary research and development laboratories in Cambridge, Massachusetts and of its leased manufacturing facility in Milford, Massachusetts. During the fourth quarter of 1996, the build-out of the Company's leased manufacturing facility in Milford, Massachusetts was completed. The Company plans to equip the facility in phases as necessary to satisfy its production requirements. The Company plans to expend approximately $2.3 million for its equipment requirements for this facility in 1997. The Company also expects to incur an additional $2.0 million to complete the Cambridge facility and approximately $1.0 million for other capital expenditures in 1997.

      In December 1996, the Company entered into a four-year $7.5 million credit facility with a bank to finance the leasehold improvements of its Milford manufacturing facility. The Bank Credit Facility is payable in equal monthly payments of $62,500 plus interest with a balloon payment of $3.8 million due on January 1, 2002. Interest is payable at the lesser of (i) such financial institution's prime rate plus 1%, or (ii) such financial institution's LIBOR rate plus 3.5%. The Bank Credit Facility contains certain financial covenants, including minimum liquidity and net worth requirements, and prohibits the payment of dividends. The Company has secured its obligations under the Bank Credit Facility with a lien on all of its assets. If, at specified times, the Company's minimum liquidity is less than $15.0 million, $10.0 million or $5.0 million, the Company is required to pledge cash collateral to the bank equal to 25%, 50% and 100%, respectively, of the then outstanding balance due under the Bank Credit Facility pursuant to a cash pledge agreement.

      In 1996, the Company financed the purchase of manufacturing equipment and other equipment at the Milford manufacturing facility through a sale/leaseback transaction of approximately $1.7 million under a $2.8 million lease line with a leasing company in the fourth quarter of 1996. These borrowings are payable in 48 monthly payments ranging from $36,000 to $50,000.

      In 1994 and 1995, the Company financed the purchase of certain property and equipment through a $500,000 secured note payable to a financial institution, a $750,000 note payable to one of its landlords and $1.5 million of capital lease obligations. The $500,000 secured note was repaid in 1995, $661,000 of the $750,000 note is outstanding at December 31, 1996 and bears interest at a rate of 13% per annum and $457,000 of the capital lease obligations is currently outstanding and bears interest at a rate of 4.29% per annum.

      The Company has entered into a lease for its corporate headquarters and primary research and development laboratories in Cambridge, Massachusetts and moved its operations to this facility in the first quarter of 1997. The Company's facilities costs increased significantly upon occupying the Cambridge facility. As part of the lease agreement, the Company has elected to treat $5.5 million of payments to the landlord (primarily related to tenant improvements) as contributions to the capital of the Cambridge landlord in exchange for a limited partnership interest in the Cambridge landlord. All other expenses incurred to equip and build-out the facility in excess of $5.5 million are included in leasehold improvements and are not exchangeable for a partnership interest under the lease. The Cambridge landlord is an affiliate of three directors of the Company.

      The Company had cash, cash equivalents and short-term investments of $16.4 million at December 31, 1996. Based on its current operating plan, the Company believes that its existing capital resources, together with the committed collaborative research and development payments from Searle, anticipated sales of the Hybridon Specialty Products Division and margins on such sales, which are expected to increase significantly over historic levels, and the net proceeds from the sale of the Notes and the interest earned thereon, will be adequate to fund the Company's capital requirements through at least the first quarter of 1998.

      The Company's future capital requirements will depend on many factors, including continued scientific progress in its research, drug discovery and development programs, the magnitude of these programs, progress with preclinical and clinical trials, sales of DNA products and reagents manufactured on a custom contract basis by the Hybridon Specialty Products Division and the margins on such sales, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the ability of the Company to establish and maintain collaborative academic and commercial research, development and marketing relationships, the ability of the Company to obtain third party financing for leasehold improvements and other capital expenditures and the costs of manufacturing scale-up and commercialization activities and arrangements.

      The Company intends to seek additional equity, debt and lease financing to fund future operations. The Company also intends to seek additional collaborative development and commercialization relationships with potential corporate partners in order to fund certain of its programs. Except for research and development funding from Searle under Hybridon's collaborative agreement with Searle (which is subject to early termination in certain circumstances), Hybridon has no committed external sources of capital, and, as discussed above, expects no product revenues for several years from sales of the products that it is developing (as opposed to sales of DNA products and reagents manufactured on a custom contract basis by the Hybridon Specialty Products Division). If the Company is unable to obtain necessary additional funds, it would be required to scale back or eliminate certain of its research and development programs or license to third parties certain technologies which the Company would otherwise pursue on its own.

      As of December 31, 1996, the Company had approximately $138.2 million and $3.0 million of net operating loss and tax credit carryforwards, respectively, which expire at various dates between 2005 and 2011. The Tax Reform Act of 1986 (the "Tax Act") contains certain provisions that may limit the Company's ability to utilize net operating loss and tax credit carryforwards in any given year if certain events occur, including cumulative changes in ownership interests in excess of 50% over a three-year period. The Company has completed several financings since the effective date of the Tax Act, which, as of December 31, 1996, have resulted in ownership changes in excess of 50%, as defined under the Tax Act. The Company does not believe that such ownership changes will significantly impact the Company's ability to utilize the net operating loss and credit carryforward existing at December 31, 1996. There can be no assurance that ownership changes in future periods will not significantly limit the Company's use of net operating loss and tax credit carryforwards.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

      The following important factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Annual Report on Form 10-K and presented elsewhere by management from time to time.

Early Stage of Development; Technological Uncertainty

      Hybridon's potential pharmaceutical products are at various stages of research, preclinical testing or clinical development. There are a number of technological challenges that the Company must successfully address to complete any of its development efforts. To date, most of the Company's resources have been dedicated to applying oligonucleotide chemistry and cell biology to the research and development of potential pharmaceutical products based upon antisense technology. As in most drug discovery programs, the results of in vitro, tissue culture and preclinical studies by the Company may be inconclusive and may not be indicative of results that will be obtained in human clinical trials. In addition, results attained in early human clinical trials by the Company may not be indicative of results that will be obtained in later clinical trials. Neither the Company, nor to its knowledge, any other company has successfully completed human clinical trials of a product based on antisense technology, and there can be no assurance that any of the Company's products will be successfully developed.

      The success of any of the Company's potential pharmaceutical products depends in part on the molecular target on the genetic material chosen as the site of action of the oligonucleotide. There can be no assurance that the Company's choice will be appropriate for the treatment of the targeted disease indication in humans or that mutations in the genetic material will not result in a reduction in or loss of the efficacy or utility of a Company product.

Uncertainty Associated with Clinical Trials

      Before obtaining regulatory approvals for the commercial sale of any of its pharmaceutical products under development, the Company must undertake extensive and costly preclinical studies and clinical trials to demonstrate that such products are safe and efficacious. The results from preclinical studies and early clinical trials are not necessarily predictive of results that will be obtained in later stages of testing or development, and there can be no assurance that the Company's clinical trials will demonstrate the safety and efficacy of any pharmaceutical products or will result in pharmaceutical products capable of being produced in commercial quantities at reasonable cost or in a marketable form.

      Although the Company is conducting clinical trials of certain oligonucleotide compounds and is developing several oligonucleotide compounds on which it plans to file IND applications with the FDA and equivalent filings outside of the U.S., there can be no assurance that necessary preclinical studies on these compounds will be completed satisfactorily or that the Company otherwise will be able to make its intended filings. Further, there can be no assurance that the Company will be permitted to undertake and complete human clinical trials of any of the Company's potential products, either in the U.S. or elsewhere, or, if permitted, that such products will not have undesirable side effects or other characteristics that may prevent or limit their commercial use.

      The rate of completion of the Company's human clinical trials, if permitted, will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on the Company. The Company or the FDA or other regulatory agencies may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks.

Future Capital Needs; Uncertainty of Additional Funding

      The Company's future capital requirements will depend on many factors, including continued scientific progress in its research, drug discovery and development programs, the magnitude of these programs, progress with preclinical and clinical trials, sales of DNA products and reagents to third parties manufactured on a custom contract basis by the Hybridon Specialty Products Division and the margins on such sales, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the ability of the Company to establish and maintain collaborative academic and commercial research, development and marketing relationships, the ability of the Company to obtain third-party financing for leasehold improvements and other capital expenditures and the costs of manufacturing scale-up and commercialization activities and arrangements.

      Based on its current operating plan, the Company believes that its existing capital resources, together with the committed collaborative research and development payments from Searle, anticipated sales of the Hybridon Specialty Products Division and margins on such sales, which are expected to increase significantly over historic levels, and the net proceeds from the sale of the Notes and the interest earned thereon, will be adequate to fund the Company's capital requirements through at least the first quarter of 1998. The Company anticipates that it will be required to raise substantial additional funds through external sources, including through collaborative relationships and public or private financings, to support the Company's operations beyond that time. No assurance can be given that additional financing will be available, or, if available, that it will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to then existing stockholders will result. Additionally, the terms of any such additional financing may adversely affect the holdings or rights of then existing stockholders. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research, drug discovery or development programs, or obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products which the Company would otherwise pursue on its own. See "Item 1. Business -- Hybridon Drug Development and Discovery Programs."

History of Operating Losses and Accumulated Deficit

      Hybridon has incurred net losses since its inception. At December 31, 1996, the Company's accumulated deficit was approximately $149.2 million. Such losses have resulted principally from costs incurred in the Company's research and development programs and from general and administrative costs associated with the Company's development. No revenues have been generated from sales of pharmaceutical products developed by the Company and no revenues from the sale of such products are anticipated for a number of years, if ever. The Company expects to incur additional operating losses over the next several years and expects cumulative losses to increase significantly as the Company's research and development and clinical trial efforts expand. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. Although the Company's Hybridon Specialty Products Division has begun to generate revenues from the sale of synthetic DNA products and reagents manufactured by it on a custom contract basis, there can be no assurance that demand for and margins on these products will not be lower than anticipated. The Company's ability to achieve profitability is dependent in part on obtaining regulatory approvals for its pharmaceutical products and entering into agreements for drug discovery, development and commercialization. There can be no assurance that the Company will obtain required regulatory approvals, enter into any additional agreements for drug discovery, development and commercialization or ever achieve sales or profitability.

Patents and Proprietary Rights

      The Company's success will depend in part on its ability to develop patentable products and obtain and enforce patent protection for its products both in the U.S. and in other countries. The Company has filed and intends to file applications as appropriate for patents covering both its products and processes. However, the patent positions of pharmaceutical and biotechnology firms, including Hybridon, are generally uncertain and involve complex legal and factual questions. No assurance can be given that patents will issue from any pending or future patent applications owned by or licensed to Hybridon. Since patent applications in the U.S. are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions covered by pending patent applications or that it was the first to file patent applications for such inventions. Further, there can be no assurance that the claims allowed under any issued patents will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company.

      The commercial success of the Company will also depend in part on its neither infringing patents issued to competitors or others nor breaching the technology licenses upon which the Company's products might be based. The Company's licenses of patents and patent applications impose various commercialization, sublicensing, insurance and other obligations on the Company. Failure of the Company to comply with these requirements could result in termination of the license. The Company is aware of patents and patent applications belonging to competitors, and it is uncertain whether these patents and patent applications will require the Company to alter its products or processes, pay licensing fees or cease certain activities. In particular, competitors of the Company and other third parties hold issued patents and pending patent applications relating to antisense and other gene expression modulation technologies which may result in claims of infringement against the Company or other patent litigation. There can be no assurance that the Company will be able successfully to obtain a license to any technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost or on an exclusive basis. See "Item 1. Business -- Patents, Trade Secrets and Licenses."

      The pharmaceutical and biotechnology industries have been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which could result in substantial cost to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of others' proprietary rights. The Company also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to the Company, to determine the priority of inventions. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with products of the Company.

      Hybridon engages in collaborations, sponsored research agreements and other agreements with academic researchers and institutions and government agencies. Under the terms of such agreements, third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements.

      The Company relies on trade secrets and proprietary know-how which it seeks to protect, in part, by confidentiality agreements with its collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. See "Item 1. Business -- Patents, Trade Secrets and Licenses."

Risks Associated with Hybridon Specialty Products Division

      Through its Hybridon Specialty Products Division, the Company manufactures oligonucleotide compounds on a custom contract basis for third parties. The results of operations of the Hybridon Specialty Products Division will be dependent upon the demand for and margins on these products, which may be lower than anticipated by the Company. The results of operations of the Hybridon Specialty Products Division also may be affected by the price and availability of raw materials. It is possible that Hybridon's manufacturing capacity may not be sufficient for production of oligonucleotides both for the Company's internal needs and for sale to third parties. The Company's manufacturing facility must comply with GMP and other FDA regulations. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results -- Limited Manufacturing Capability."

      The Company will be competing against a number of third parties, as well as the possibility of internal production by the Company's customers, in connection with the operations of the Hybridon Specialty Products Division. Many of these third parties are likely to have greater financial, technical and human resources than the Company. Key competitive factors will include the price and quality of the products as well as manufacturing capacity and ability to comply with specifications and to fulfill orders on a timely basis. The Company may be required to reduce the cost of its product offerings to meet competition. See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Affect Future Results -- Competition." Failure to manufacture oligonucleotide compounds in accordance with the purchaser's specifications could expose the Company to breach of contract and/or product liability claims from the purchaser or the purchaser's customers. The Company has limited experience in sales, marketing and distribution and is relying in part upon the efforts of a third party, Perkin-Elmer, in connection with the marketing and sale of products by the Hybridon Specialty Products Division. See "Item 7. Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Certain Factors That May Affect Future Results -- Absence of Sales and Marketing Experience."

Need to Establish Collaborative Commercial Relationships; Dependence on Partners

      Hybridon's business strategy includes entering into strategic alliances or licensing arrangements with corporate partners, primarily pharmaceutical and biotechnology companies, relating to the development and commercialization of certain of its potential products. Although the Company is a party to corporate collaborations with Searle, Roche and Medtronic, there can be no assurance that these collaborations will be scientifically or commercially successful, that the Company will be able to negotiate additional collaborations, that such collaborations will be available to the Company on acceptable terms or that any such relationships, if established, will be scientifically or commercially successful. The Company expects that under certain of these arrangements, the collaborative partner will have the responsibility for conducting human clinical trials and the submission for regulatory approval of the product candidate with the FDA and certain other regulatory agencies. Should the collaborative partner fail to develop a marketable product, the Company's business may be materially adversely affected. There can be no assurance that the Company's collaborative partners will not be pursuing alternative technologies or developing alternative compounds either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases targeted by these collaborative programs. The Company's business also will be affected by the performance of its corporate partners in marketing any successfully developed products within the geographic areas in which such partners are granted marketing rights. The Company's plan is to retain manufacturing rights for many of the products it may license pursuant to arrangements with corporate partners. However, there can be no assurance that the Company will be able to retain such rights on acceptable terms, if at all, or that the Company will have the ability to produce the quantities of product required under the terms of such arrangements. See "Item 1. Business -- Hybridon Drug Development and Discovery Programs" and "-- Corporate Collaborations."

No Assurance of Regulatory Approval; Government Regulation

      The Company's preclinical studies and clinical trials, as well as the manufacturing and marketing of the potential products being developed by it and the products sold by the Hybridon Specialty Products Division, are subject to extensive regulation by numerous federal, state and local governmental authorities in the U.S. Similar regulatory requirements exist in other countries where the Company intends to test and market its drug candidates. Preclinical studies of the Company's product development candidates are subject to GLP requirements and the manufacture of any products by the Company, including products developed by the Company and products manufactured for third parties on a custom contract basis by the Hybridon Specialty Products Division, will be subject to GMP requirements prescribed by the FDA.

      The regulatory process, which includes preclinical studies, clinical trials and post-clinical testing of each compound to establish its safety and effectiveness, takes many years and requires the expenditure of substantial resources. Delays may also be encountered and substantial costs incurred in foreign countries. There can be no assurance that, even after the passage of such time and the expenditure of such resources, regulatory approval will be obtained for any drugs developed by the Company. Data obtained from preclinical and clinical activities are subject to varying interpretations which could delay, limit or prevent regulatory approval by the FDA or other regulatory agencies. The Company, an IRB, the FDA or other regulatory agencies may suspend clinical trials at any time if the participants in such trials are being exposed to unacceptable health risks. Moreover, if regulatory approval of a drug is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecutions. FDA policy may change and additional government regulations may be established that could prevent or delay regulatory approval of the Company's potential products. In addition, a marketed drug and its manufacturer are subject to continual review, and subsequent discovery of previously unknown problems with a product or manufacturer may result in restrictions on such product or manufacturer, including withdrawal of the product from the market and withdrawal of the right to manufacture the product. All of the foregoing regulatory matters also will be applicable to development, manufacturing and marketing undertaken by any strategic partners or licensees of the Company. See "Item 1. Business -- Government Regulation."

Competition

      There are many companies, both private and publicly traded, that are conducting research and development activities on technologies and products similar to or competitive with the Company's antisense technologies and proposed products. For example, many other companies are actively seeking to develop products, including antisense oligonucleotides, with disease targets similar to those being pursued by the Company. Some of these competitive products are in clinical trials. The Company believes that the industry-wide interest in investigating the potential of gene expression modulation technologies will continue and will accelerate as the techniques which permit the design and development of drugs based on such technologies become more widely understood. There can be no assurance that the Company's competitors will not succeed in developing products based on oligonucleotides or other technologies, existing or new, which are more effective than any that are being developed by the Company, or which would render Hybridon's antisense technologies obsolete and noncompetitive. Moreover, there currently are commercially available products for the treatment of many of the disease targets being pursued by the Company.

      Competitors of the Company engaged in all areas of biotechnology and drug discovery in the U.S. and other countries are numerous and include, among others, pharmaceutical and chemical companies, biotechnology firms, universities and other research institutions. Many of the Company's competitors have substantially greater financial, technical and human resources than the Company. In addition, many of these competitors have significantly greater experience than the Company in undertaking preclinical studies and human clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals of products for use in health care. Furthermore, if the Company is permitted to commence commercial sales of products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it has limited or no experience. Accordingly, the Company's competitors may succeed in obtaining FDA or other regulatory approvals for products or in commercializing such products more rapidly than the Company. See "Item 1. Business -- Competition."

Limited Manufacturing Capability

      While the Company believes that its existing production capacity will be sufficient to enable it to satisfy its current research needs and to support the Company's preclinical and clinical requirements for oligonucleotide compounds, the Company will need to purchase additional equipment to expand its manufacturing capacity in order to satisfy its future requirements, subject to obtaining regulatory approvals, for commercial production of its product candidates. In addition, Hybridon Specialty Products Division is using the Company's existing production capacity to custom contract manufacture synthetic DNA products for commercial sale. As a result, depending on the level of sales by the Hybridon Specialty Products Division, and the success of the Company's product development programs, Hybridon's manufacturing capacity may not be sufficient for production for both its internal needs and sales to third parties. In addition, in order to successfully commercialize its product candidates or achieve satisfactory margins on sales, the Company may be required to reduce further the cost of production of its oligonucleotide compounds, and there can be no assurance that the Company will be able to do so.

      The manufacture of the Company's products is subject to GMP requirements prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. To the Company's knowledge, therapeutic products based on chemically-modified oligonucleotides have never been manufactured on a commercial scale. There can be no assurance that the Company will be able to manufacture products in a timely fashion and at acceptable quality and price levels, that it or its suppliers can manufacture in compliance with GMP or other regulatory requirements or that it or its suppliers will be able to manufacture an adequate supply of product. The Company has in the past relied in part and may in the future rely upon third party contractors in connection with the manufacture of some compounds. Reliance on such third parties entails a number of risks, including the possibility that such third parties may fail to perform on an effective or timely basis or fail to abide by regulatory or contractual restrictions applicable to the Company. See "Item 1. Business -- Manufacturing Technology and the Hybridon Specialty Products Division."

      There are three sources of supply for the nucleotide building blocks used by the Company in its current oligonucleotide manufacturing process. This process is covered by issued patents either held by or licensed to these three companies. Therefore, these companies are likely the sole suppliers to Hybridon of these nucleotide building blocks. The inability of Hybridon to obtain these nucleotide building blocks from one of these suppliers could have a material adverse effect on Hybridon.

Absence of Sales and Marketing Experience

      The Company expects to market and sell certain of its products directly and certain of its products through co-marketing or other licensing arrangements with third parties. The Company has limited experience in sales, marketing or distribution, and does not expect to establish a sales and marketing plan or direct sales capability with respect to the products being developed by it until such time as one or more of such products approaches marketing approval. In addition, although the Company does have a limited direct sales capability with respect to the sales of custom contract manufactured DNA products to third parties by the Hybridon Specialty Products Division, the Company has entered into a sales and marketing arrangement with Perkin-Elmer with respect to such products and is reliant in part on the efforts of Perkin-Elmer to promote these products. In order to market the products being developed by it directly, the Company will be required to develop a substantial marketing staff and sales force with technical expertise and with supporting distribution capability. There can be no assurance that the Company will be able to build such a marketing staff or sales force, that the cost of establishing such a marketing staff or sales force will be justifiable in light of any product revenues or that the Company's direct sales and marketing efforts will be successful. In addition, if the Company succeeds in bringing one or more products to market, it may compete with other companies that currently have extensive and well-funded marketing and sales operations. There can be no assurance that the Company's marketing and sales efforts would enable it to compete successfully against such other companies. To the extent the Company enters into co- marketing or other licensing arrangements, any revenues received by the Company will be dependent in part on the efforts of third parties and there can be no assurance that such efforts will be successful. See "Item 1. Business -- Marketing Strategy."

No Assurance of Market Acceptance

      Pharmaceutical products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years. There can be no assurance that, if approved for marketing, such products will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt of regulatory approvals, the establishment and demonstration in the medical community of the clinical efficacy and safety of the Company's products and their potential advantages over existing treatment methods and reimbursement policies of government and third-party payors. There is no assurance that physicians, patients, payors or the medical community in general will accept or utilize any products that may be developed by the Company.

Product Liability Exposure and Insurance

      The use of any of the Company's potential products in clinical trials and the commercial sale of any products, including the products being developed by it and the DNA products and reagents manufactured and sold on a custom contract basis by the Hybridon Specialty Products Division, may expose the Company to liability claims. These claims might be made directly by consumers, health care providers or by pharmaceutical and biotechnology companies or others selling such products. Hybridon has product liability insurance coverage, and such coverage is subject to various deductibles. Such coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain or obtain such insurance at reasonable cost or in sufficient amounts to protect the Company against losses due to liability claims that could have a material adverse effect on the Company.

Hazardous Materials

      The Company's research and development and manufacturing activities involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company.

Uncertainty of Pharmaceutical Pricing and Adequate Reimbursement

      The Company's ability to commercialize its pharmaceutical products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of such products and related treatment are obtained from government authorities, private health insurers and other organizations, such as health maintenance organizations ("HMOs"). Third-party payors are increasingly challenging the prices charged for medical products and services. Also the trend towards managed health care in the U.S. and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for the Company's products. The cost containment measures that health care providers are instituting could affect the Company's ability to sell its products and may have a material adverse effect on the Company.

Uncertainty of Health Care Reform Measures

      Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the U.S. and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the U.S. or elsewhere. Significant changes in the health care system in the U.S. or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company. The existence of pending health care reform proposals could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize its potential products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are prospective corporate partners with respect to certain of the Company's proposed products.

Attraction and Retention of Key Employees and Scientific Collaborators

      The Company is highly dependent on the principal members of its management and scientific staff, including E. Andrews Grinstead, III, the Company's Chairman of the Board, President and Chief Executive Officer, and Sudhir Agrawal, the Company's Senior Vice President of Discovery and Chief Scientific Officer, the loss of whose services could have a material adverse effect on the Company. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such personnel on acceptable terms given the competition for experienced scientists among numerous pharmaceutical, biotechnology and health care companies, universities and non-profit research institutions.

      The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, governmental approvals, production and marketing, are expected to require the addition of new management personnel and the development of additional expertise by existing management personnel. The failure to acquire such services or to develop such expertise could have a material adverse effect on the Company.

      The Company's success will depend in part on its continued ability to develop and maintain relationships with independent researchers and leading academic and research institutions. The competition for such relationships is intense, and there can be no assurance that the Company will be able to develop and maintain such relationships on acceptable terms. The Company has entered into a number of such collaborative relationships relating to specific disease targets and other research activities in order to augment its internal research capabilities and to obtain access to the specialized knowledge or expertise of its collaborative partners. The loss of any such collaborative relationship could have an adverse effect on the Company's ability to conduct research and development in the area targeted by such collaboration. See "Item 1. Business -- Hybridon Drug Development and Discovery Programs" and "-- Academic and Research Collaborations."

Concentration of Ownership by Directors and Executive Officers

      The Company's directors and executive officers and their affiliates beneficially own approximately 18.89% of the Company's outstanding Common Stock (including 4,217,857 shares issuable upon the exercise of outstanding warrants and options held by the Company's directors and executive officers and their affiliates which are exercisable within the 60-day period following February 28,
1997). As a result, these stockholders, if acting together, may have the ability to influence the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
        -------------------------------------------

      All financial statements required to be filed hereunder are filed as APPENDIX A hereto, are listed under Item 14(a), and are incorporated herein by this reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
        ---------------------------------------------------------------
        FINANCIAL DISCLOSURE.
        --------------------

        None.



                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.
         --------------------------------------------------

      The response to this item is contained in part under the caption "Executive Officers and Significant Employees of the Company" in Part I of this Annual Report on Form 10-K and in part in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on May 19, 1997 (the "1997 Proxy Statement") under the caption "Proposal 1--Election of Directors," which section is incorporated herein by this reference.

      Officers are elected on an annual basis and serve at the discretion of the Board of Directors.

ITEM 11. EXECUTIVE COMPENSATION.
         ----------------------

      The response to this item is contained in the 1997 Proxy Statement under the caption "Proposal 1--Election of Directors," which section is incorporated herein by this reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
         --------------------------------------------------------------

      The response to this item is contained in the 1997 Proxy Statement under the caption "Stock Ownership of Certain Beneficial Owners and Management," which section is incorporated herein by this reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.
         ----------------------------------------------

      The response to this item is contained in the 1997 Proxy Statement under the caption "Certain Transactions," which section is incorporated herein by this reference.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.
         ----------------------------------------------------------------

      (a) The following documents are filed as APPENDIX A hereto and are included as part of this Annual Report on Form 10-K:

               Financial Statements:
               Report of Independent Public Accountants
               Consolidated Balance Sheets
               Consolidated Statements of Operations
               Consolidated Statements of Stockholders' Equity (Deficit) Consolidated Statements of Cash Flows
               Notes to Consolidated Financial Statements

      (b) The Company is not filing any financial statement schedules as part of this Annual Report on Form 10-K because they are not applicable or the required information is included in the financial statements or notes thereto.

      (c) The list of Exhibits filed as a part of this Annual Report on Form 10-K are set forth on the Exhibit Index immediately preceding such Exhibits, and is incorporated herein by this reference.

      (d) REPORTS ON FORM 8-K. No reports on Form 8-K were filed during the last quarter of the Company's fiscal year ended December 31, 1996.

                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       HYBRIDON, INC.



                                       By: /s/ E. ANDREWS GRINSTEAD, III
                                           -------------------------------------
                                           E. Andrews Grinstead, III
                                           Chairman of the Board, President and
                                           Chief Executive Officer


                              Date: March 24, 1997

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



         SIGNATURE                      TITLE                        DATE
         ---------                      -----                        ----

/s/ E. Andrews Grinstead, II  Chairman of the Board, President    March 24, 1997
- --------------------------    and Chief Executive Officer and
E. Andrews Grinstead, III     Director (Principal Executive
                              Officer)



/s/ Anthony J. Payne          Senior Vice President of Finance    March 24, 1997
- --------------------------    and Administration, International
 Anthony J. Payne             Operations, Treasurer, Secretary
                              and Chief Financial Officer
                              (Principal Financial and
                              Accounting Officer)


/s/ Sudhir Agrawal            Director                            March 24, 1997
- --------------------------
Sudhir Agrawal



                              Director                            March __, 1997
- --------------------------
J. Robert Buchanan



/s/ Mohamed El-Khereiji       Director                            March 24, 1997
- --------------------------
Mohamed El-Khereiji

/s/ Youssef El-Zein           Director                            March 24, 1997
- --------------------------
Youssef El-Zein



/s/ Nasser Menhall            Director                            March 24, 1997
- --------------------------
Nasser Menhall



/s/ Jerry A. Weisbach         Director                            March 24, 1997
- ---------------------------
Jerry A. Weisbach



/s/ James B. Wyngaarden       Director                            March 24, 1997
- ---------------------------
James B. Wyngaarden



/s/ Paul C. Zamecnik        Director                              March 24, 1997
- ---------------------------
Paul C. Zamecnik

                                  APPENDIX A
                                  ----------

                                      INDEX

                                                                                       PAGE

Report of Independent Public Accountants                                               F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996 and
   unaudited pro forma balance sheet as of December 31, 1996                           F-3

Consolidated Statements of Operations for each of the three years in the period ended December 31, 1996, and for the period from
   May 25, 1989 (inception) to December 31, 1996                                       F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the
   period from May 25, 1989  (inception) to December 31, 1996                          F-5

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1996, and for the period from
   May 25, 1989 (inception) to December 31, 1996                                       F-6

Notes to Consolidated Financial Statements                                             F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Hybridon, Inc.:

We have audited the accompanying consolidated balance sheets of Hybridon, Inc. (a Delaware corporation in the development stage) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 and for the period from May 25, 1989 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hybridon, Inc. and subsidiaries as of December 31, 1995 and 1996 and for the period from May 25, 1989 (inception) to December 31, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                                             ARTHUR ANDERSEN LLP



Boston, Massachusetts
February 21, 1997 (except with respect to the matter discussed in Note 1, as to which the date is March 26, 1997)

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                                            CONSOLIDATED BALANCE SHEETS

                                                       ASSETS

                                                                                                   PRO FORMA
                                                                            DECEMBER 31,          DECEMBER 31,
                                                                        1995            1996          1996
                                                                                                   (Unaudited)
                                                                                                  (See Note 1)
CURRENT ASSETS:
   Cash and cash equivalents                                       $   5,284,262   $  12,633,742  $  59,633,742
   Short-term investments                                                      -       3,785,146      3,785,146
   Prepaid expenses and other current assets                             951,526       2,119,220      2,119,220
                                                                   -------------   -------------  -------------

         Total current assets                                          6,235,788      18,538,108     65,538,108
                                                                   -------------   -------------  -------------

PROPERTY AND EQUIPMENT, AT COST:
   Leasehold improvements                                              1,965,754       9,257,516      9,257,516
   Laboratory equipment                                                5,153,550       5,884,861      5,884,861
   Equipment under capital leases                                      1,507,535       2,904,688      2,904,688
   Office equipment                                                    1,149,141       1,496,639      1,496,639
   Furniture and fixtures                                                321,763         499,957        499,957
   Construction-in-progress                                            3,236,330       2,193,400      2,193,400
                                                                   -------------   -------------  -------------
                                                                      13,334,073      22,237,062     22,237,062

   Less--Accumulated depreciation and amortization                     4,202,543       6,596,294      6,596,294
                                                                   -------------   -------------  -------------

                                                                       9,131,530      15,640,768     15,640,768
                                                                   -------------   -------------  -------------
OTHER ASSETS:
   Restricted cash                                                     1,025,856         437,714        437,714
   Notes receivable from officers                                        308,133         317,978        317,978
   Deferred financing costs and other assets                           1,217,804       1,152,034      4,152,034
   Investment in real estate partnership                               1,698,448       5,450,000      5,450,000
                                                                   -------------   -------------  -------------
                                                                       4,250,241       7,357,726     10,357,726
                                                                   -------------   -------------  -------------

                                                                   $  19,617,559   $  41,536,602  $  91,536,602
                                                                   =============   =============  =============

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease             $     418,713   $   1,308,511  $   1,308,511
     obligations
   Accounts payable                                                    2,053,438       4,064,419      4,064,419
   Accrued expenses                                                    3,454,625       4,190,766      4,190,766
   Deferred revenue                                                       86,250          86,250         86,250
   Amounts payable to related parties                                     12,500               -              -
                                                                   -------------   -------------  -------------

         Total current liabilities                                     6,025,526       9,649,946      9,649,946
                                                                   -------------   -------------  -------------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
NET OF CURRENT PORTION                                                 1,145,480       9,031,852      9,031,852
                                                                   -------------   -------------  -------------

9% CONVERTIBLE SUBORDINATED NOTES PAYABLE                                      -               -     50,000,000
                                                                   -------------   -------------  -------------

COMMITMENTS (Notes 10, and 15)

STOCKHOLDERS' EQUITY:
   Convertible preferred stock, $.01 par value-
     Authorized--23,026,323 shares at December 31, 1995 and no
       shares at December 31, 1996
     Issued and outstanding-- 15,982,179 and no shares at
       December 31, 1995 and 1996, respectively (converted into
       16,856,649 shares of common stock in February 1996)               159,822               -              -
   Preferred stock, $.01 par value-
     Authorized--5,000,000 shares at December 31, 1996
     Issued and outstanding--None                                              -               -              -
   Common stock, $.001 par value-
     Authorized--100,000,000 shares
     Issued and outstanding-- 1,843,666 and 25,146,577 at
       December 31, 1995 and 1996, respectively                            1,844          25,147         25,147
   Additional paid-in capital                                        114,626,062     173,227,358    173,227,358
   Deficit accumulated during the development stage                 (102,341,175)   (149,193,775)  (149,193,775)
   Deferred compensation                                                       -      (1,203,926)    (1,203,926)
                                                                   -------------   -------------  -------------

         Total stockholders' equity                                   12,446,553      22,854,804     22,854,804
                                                                   -------------   -------------  -------------

                                                                   $  19,617,559   $  41,536,602  $  91,536,602
                                                                   =============   =============  =============


   The accompanying notes are an integral part of these consolidated financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                                       CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                               CUMULATIVE
                                                                                               FROM MAY 25,
                                                                                             1989 (INCEPTION)
                                                         YEARS ENDED DECEMBER 31,             TO DECEMBER 31,
                                                    1994          1995          1996              1996

REVENUES:
   Research and development                    $  1,032,083  $  1,186,124   $  1,419,389      $   4,554,263
   Product revenue                                        -             -      1,080,175          1,080,175
   Royalty income                                         -             -         62,321             62,321
   Interest income                                  134,828       218,749      1,446,762          2,141,617
                                               ------------  ------------   ------------      -------------

                                                  1,166,911     1,404,873      4,008,647          7,838,376
                                               ------------  ------------   ------------      -------------

OPERATING EXPENSES:
   Research and development                      20,024,310    29,684,707     39,390,525        118,631,900
   General and administrative                     6,677,717     6,094,085     11,346,670         36,789,868
   Interest                                          69,045       172,757        124,052          1,610,383
                                               ------------  ------------   ------------      -------------

                                                 26,771,072    35,951,549     50,861,247        157,032,151
                                               ------------  ------------   ------------      -------------

         Net loss                              $(25,604,161) $(34,546,676)  $(46,852,600)     $(149,193,775)
                                               ============  ============   ============      =============

PRO FORMA NET LOSS PER COMMON SHARE (Note
2(b))                                                        $      (2.13)  $      (1.93)
                                                             ============   ============

PRO FORMA WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING (Note 2(b))                                 16,195,100     24,260,702
                                                             ============   ============


   The accompanying notes are an integral part of these consolidated financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                             CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                         CONVERTIBLE
                                                                       PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                                                      NUMBER       $.01         NUMBER      $.001      PAID-IN
                                                                     OF SHARES   PAR VALUE     OF SHARES  PAR VALUE    CAPITAL


INITIAL ISSUANCE OF COMMON STOCK                                           -   $       -       668,500   $    669  $          -

   Issuance of Series A convertible preferred stock, net of cash     875,000       8,750             -          -       848,250
   issuance costs of $18,000
   Issuance of Series B convertible preferred stock, net of cash     648,147       6,481             -          -     1,731,616
   issuance costs of $11,900
   Issuance of common stock                                                -           -       667,300        667             -
   Net loss                                                                -           -             -          -             -
                                                                 -----------   ---------    ----------   --------  ------------

BALANCE, DECEMBER 31, 1990                                         1,523,147      15,231     1,335,800      1,336     2,579,866

  Issuance of Series C convertible preferred stock, net of cash      520,000       5,200             -          -     2,571,603
     issuance costs of $23,197
  Repurchase of common stock                                               -           -      (262,500)      (263)            -
  Deferred compensation related to restricted stock awards                 -           -             -          -     2,328,764
  Amortization of deferred compensation                                    -           -             -          -             -
  Compensation expense related to stock option grants                      -           -             -          -       669,433
  Net loss                                                                 -           -             -          -             -
                                                                 -----------   ---------    ----------   --------  ------------

BALANCE, DECEMBER 31, 1991                                         2,043,147      20,431     1,073,300      1,073     8,149,666

  Issuance of Series C convertible preferred stock, net of cash      920,000       9,200             -          -     4,570,509
     issuance costs of $20,291
  Issuance of common stock related to restricted stock awards              -           -       500,266        501       122,243
  Issuance of common stock related to the exercise of stock                -           -       173,075        173         3,165
     options
  Issuance of warrants                                                     -           -             -          -     2,776,130
  Deferred compensation related to stock options and restricted            -           -             -          -     2,249,428
     stock awards
  Amortization of deferred compensation                                    -           -             -          -             -
  Net loss                                                                 -           -             -          -             -
                                                                 -----------   ---------    ----------   --------  ------------

BALANCE, DECEMBER 31, 1992                                         2,963,147      29,631     1,746,641      1,747    17,871,141

   Issuance of Series D convertible preferred stock in exchange
     for convertible promissory notes payable, including accrued   1,891,757      18,918             -          -     9,581,633
     interest, net of cash issuance costs of $113,955
   Issuance of Series E convertible preferred stock, net of cash   1,379,310      13,793             -          -     9,924,954
     issuance costs of $61,251
   Issuance of Series F convertible preferred stock, net of cash   2,039,000      20,390             -          -    18,272,006
     issuance costs of $2,097,604
   Issuance of common stock related to the exercise of stock               -           -        43,625         43        26,645
     options
   Reduction in deferred compensation due to stock option                  -           -             -          -      (290,287)
     termination prior to vesting
   Amortization of deferred compensation                                   -           -             -          -             -
   Net loss                                                                -           -             -          -             -
                                                                 -----------   ---------    ----------   --------  ------------

BALANCE, DECEMBER 31, 1993                                         8,273,214      82,732     1,790,266      1,790    55,386,092

  Issuance of Series F convertible preferred stock, net of cash      584,500       5,845             -          -     5,759,478
     issuance costs of $79,677
  Issuance of Series G convertible preferred stock, net of cash    1,591,512      15,915             -          -    11,709,340
     issuance costs of $1,006,841
  Issuance of common stock related to the exercise of stock                -           -        24,000         24        13,376
     options
  Cancellation of warrants                                                 -           -             -          -       (68,000)
  Reduction in deferred compensation due to stock option                   -           -             -          -       (14,062)
     termination prior to vesting
  Amortization of deferred compensation                                    -           -             -          -             -
  Net loss                                                                 -           -             -          -             -
                                                                 -----------   ---------    ----------   --------  ------------

BALANCE, DECEMBER 31, 1994                                        10,449,226     104,492     1,814,266      1,814    72,786,224

  Issuance of Series G convertible preferred stock, net of cash    5,532,953      55,330             -          -    41,798,368
     issuance costs of $2,409,926
  Issuance of common stock related to the exercise of stock                -           -        29,400         30        41,470
     options
  Amortization of deferred compensation                                    -           -             -          -             -
  Net loss                                                                 -           -             -          -             -
                                                                 -----------   ---------    ----------   --------  ------------

BALANCE, DECEMBER 31, 1995                                        15,982,179     159,822     1,843,666      1,844   114,626,062

   Issuance of common stock related to initial public offering,
     net of issuance costs of  $ 5,268,756                                 -           -     5,750,000      5,750    52,225,494
   Conversion of convertible preferred stock to common stock     (15,982,179)   (159,822)   16,856,649     16,857       142,965
   Issuance of common stock related to the exercise of stock               -           -       288,700        289     1,089,387
     options
   Issuance of common stock related to the exercise of warrants            -           -       407,562        407     3,176,334
   Deferred compensation related to grants of common stock                 -           -                              1,967,116
     options to non-employees
   Amortization of deferred compensation relating to grants of
     common stock options to non-employees                                 -           -             -          -             -
   Net loss                                                                -           -             -          -             -
                                                                ------------   ---------    ----------   --------  ------------

BALANCE, DECEMBER 31, 1996                                                 -   $       -    25,146,577   $ 25,147  $173,227,358
                                                                ============   =========    ==========   ========  ============


                                                                           DEFICIT
                                                                         ACCUMULATED                    TOTAL
                                                                          DURING THE     DEFERRED    STOCKHOLDERS'
                                                                         DEVELOPMENT    COMPENSATION   EQUITY
                                                                            STAGE                     (DEFICIT)

INITIAL ISSUANCE OF COMMON STOCK                                        $           -  $         -  $        669

   Issuance of Series A convertible preferred stock, net of cash                    -            -       857,000
   issuance costs of $18,000
   Issuance of Series B convertible preferred stock, net of cash                    -            -     1,738,097
   issuance costs of $11,900
   Issuance of common stock                                                         -            -           667
   Net loss                                                                (1,110,381)           -    (1,110,381)
                                                                        -------------  -----------  ------------

BALANCE, DECEMBER 31, 1990                                                 (1,110,381)           -     1,486,052

  Issuance of Series C convertible preferred stock, net of cash                     -            -     2,576,803
     issuance costs of $23,197
  Repurchase of common stock                                                        -            -          (263)
  Deferred compensation related to restricted stock awards                          -   (2,328,764)            -
  Amortization of deferred compensation                                             -      727,738       727,738
  Compensation expense related to stock option grants                               -            -       669,433
  Net loss                                                                 (6,648,899)           -    (6,648,899)
                                                                        -------------  -----------  ------------

BALANCE, DECEMBER 31, 1991                                                 (7,759,280)  (1,601,026)   (1,189,136)

  Issuance of Series C convertible preferred stock, net of cash                     -            -     4,579,709
     issuance costs of $20,291
  Issuance of common stock related to restricted stock awards                       -            -       122,744
  Issuance of common stock related to the exercise of stock                         -            -         3,338
     options
  Issuance of warrants                                                              -            -     2,776,130
  Deferred compensation related to stock options and restricted                     -   (2,249,428)            -
     stock awards
  Amortization of deferred compensation                                             -    1,332,864     1,332,864
  Net loss                                                                (14,694,693)           -   (14,694,693)
                                                                        -------------  -----------  ------------

BALANCE, DECEMBER 31, 1992                                                (22,453,973)  (2,517,590)   (7,069,044)

   Issuance of Series D convertible preferred stock in exchange
     for convertible promissory notes payable, including accrued                    -            -     9,600,551
     interest, net of cash issuance costs of $113,955
   Issuance of Series E convertible preferred stock, net of cash                    -            -     9,938,747
     issuance costs of $61,251
   Issuance of Series F convertible preferred stock, net of cash                    -            -    18,292,396
     issuance costs of $2,097,604
   Issuance of common stock related to the exercise of stock                        -            -        26,688
     options
   Reduction in deferred compensation due to stock option                           -      290,287             -
     termination prior to vesting
   Amortization of deferred compensation                                            -    1,124,839     1,124,839
   Net loss                                                               (19,736,365)           -   (19,736,365)
                                                                        -------------  -----------  ------------

BALANCE, DECEMBER 31, 1993                                                (42,190,338)  (1,102,464)   12,177,812

  Issuance of Series F convertible preferred stock, net of cash                     -            -     5,765,323
     issuance costs of $79,677
  Issuance of Series G convertible preferred stock, net of cash                     -            -    11,725,255
     issuance costs of $1,006,841
  Issuance of common stock related to the exercise of stock                         -            -        13,400
     options
  Cancellation of warrants                                                          -            -       (68,000)
  Reduction in deferred compensation due to stock option                            -       14,062             -
     termination prior to vesting
  Amortization of deferred compensation                                             -      764,228       764,228
  Net loss                                                                (25,604,161)           -   (25,604,161)
                                                                        -------------  -----------  ------------

BALANCE, DECEMBER 31, 1994                                                (67,794,499)    (324,174)    4,773,857

  Issuance of Series G convertible preferred stock, net of cash                     -            -    41,853,698
     issuance costs of $2,409,926
  Issuance of common stock related to the exercise of stock                         -            -        41,500
     options
  Amortization of deferred compensation                                             -      324,174       324,174
  Net loss                                                                (34,546,676)           -   (34,546,676)
                                                                        -------------  -----------  ------------

BALANCE, DECEMBER 31, 1995                                               (102,341,175)           -    12,446,553

   Issuance of common stock related to initial public offering,
     net of issuance costs of  $ 5,268,756                                          -            -    52,231,244
   Conversion of convertible preferred stock to common stock                        -            -             -
   Issuance of common stock related to the exercise of stock                        -            -     1,089,676
     options
   Issuance of common stock related to the exercise of warrants                     -            -     3,176,741
   Deferred compensation related to grants of common stock                          -   (1,967,116)            -
     options to non-employees
   Amortization of deferred compensation relating to grants of
     common stock options to non-employees                                          -      763,190       763,190
   Net loss                                                               (46,852,600)           -   (46,852,600)
                                                                        -------------  -----------  ------------

BALANCE, DECEMBER 31, 1996                                              $(149,193,775) $(1,203,926) $ 22,854,804
                                                                        =============  ===========  ============







   The accompanying notes are an integral part of these consolidated financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              CUMULATIVE FROM
                                                                                                MAY 25, 1989
                                                                                               (INCEPTION) TO
                                                          YEARS ENDED DECEMBER 31,              DECEMBER 31,
                                                    1994           1995           1996              1996

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                     $(25,604,161) $(34,546,676)  $(46,852,600)     $(149,193,775)
   Adjustments to reconcile net loss to net
   cash used in operating activities-
     Depreciation and amortization                 1,110,167     2,023,553      2,393,751          6,697,735
     Compensation on grant of stock options,
       warrants and restricted stock                 764,228       324,174        763,190          7,807,731
     Amortization of discount on convertible
       promissory notes payable                            -             -              -            690,157
     Amortization of deferred financing costs         34,000             -              -            216,732
     Noncash interest on convertible
       promissory notes payable                            -             -              -            260,799
     Changes in assets and liabilities-
       Prepaid and other current assets             (292,710)     (769,562)    (1,167,693)        (2,119,219)
       Notes receivable from officers                 87,126         8,446         (9,845)          (317,978)
       Amounts payable to related parties           (333,925)      (80,351)       (12,500)          (200,000)
       Accounts payable and accrued expenses       2,781,934       483,585      2,747,122          8,255,185
       Deferred revenue                                2,917             -              -             86,250
                                                ------------  ------------   ------------      -------------

           Net cash used in operating            (21,450,424)  (32,556,831)   (42,138,575)      (127,816,383)
                                                ------------  ------------   ------------      -------------
           activities

CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase in short-term investments                      -             -     (3,785,146)        (3,785,146)
   Purchases of property and equipment            (3,656,640)   (4,889,624)    (8,902,989)       (21,802,710)
   (Increase) decrease in restricted cash and
     other assets                                 (1,481,829)      (44,912)       401,990         (1,664,183)
   Investment in real estate partnership                   -    (1,698,448)    (3,751,552)        (5,450,000)
                                                -----------   -------------  -------------     -------------

           Net cash used in investing             (5,138,469)   (6,632,984)   (16,037,697)       (32,702,039)
                                                ------------- -------------  -------------     -------------
           activities

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of convertible
     preferred stock                              19,775,578    41,853,698              -         96,584,154
   Proceeds from issuance of common stock
     related to stock options and restricted
     stock grants                                     13,400        41,500      1,089,676          1,174,602
   Net proceeds from issuance of common stock              -             -     52,231,244         52,355,324
   Repurchase of common stock                              -             -              -               (263)
   Proceeds from notes payable                       750,000             -      7,500,000          9,450,000
   Proceeds from issuance of convertible
     promissory notes payable                              -             -              -          9,191,744
   Proceeds from long-term debt                            -             -              -            662,107
   Proceeds from issuance of common stock
     related to stock warrants                             -             -      3,176,741          3,176,741
   Proceeds from sale/leaseback                    1,073,183             -      1,722,333          2,795,516
   Payments on long-term debt and capital           (394,585)     (537,977)      (446,163)        (1,801,612)
     leases
   (Increase) decrease in deferred financing               -      (278,927)       251,921           (436,149)
                                                ------------  ------------   ------------      -------------
     costs

           Net cash provided by financing
           activities                             21,217,576    41,078,294     65,525,752        173,152,164
                                                ------------  ------------   ------------      -------------

NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS                                       (5,371,317)    1,888,479      7,349,480         12,633,742

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD
                                                   8,767,100     3,395,783      5,284,262                  -
                                                ------------  ------------   ------------      -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD        $  3,395,783  $  5,284,262   $ 12,633,742      $  12,633,742
                                                ============  ============   ============      =============

   The accompanying notes are an integral part of these consolidated financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




(1)    ORGANIZATION

       Hybridon, Inc. (the Company) was incorporated in the State of Delaware on May 25, 1989. The Company is engaged in the discovery and development of novel genetic medicines based primarily on antisense technology.

       The Company is in the development stage. Since inception, the Company has devoted substantially all of its efforts toward product research and development and raising capital. Management anticipates that substantially all future revenues will be derived from the sale of proprietary biopharmaceutical products under development or to be developed in the future, and custom contract manufacturing of synthetic DNA products and reagent products (by the Hybridon Specialty Products Division (HSPD)), as well as from research and development revenues and fees and royalties derived from licensing of the Company's technology. Accordingly, although the Company has begun to generate revenues from its custom contract manufacturing business, the Company is dependent on the proceeds from possible future sales of equity securities, debt financings and research and development collaborations in order to fund future operations.

       On March 26, 1997, the Company entered into a binding Agreement to issue $50,000,000 of 9% convertible subordinated notes (the Notes). The closing on the issuance of the Notes is to occur in April 1997. Under the terms of the Notes, the Company must make semiannual interest payments on the outstanding principle balance through the maturity date of April 1, 2004. If the Notes are converted prior to April 1, 2000, the Noteholders are entitled to receive accrued interest from the date of the most recent interest payment through the conversion date. The Notes are subordinate to substantially all of the Company's existing indebtedness. The Notes are convertible at any time prior to the maturity date at a conversion price equal to $7.0125, subject to adjustment under certain circumstances, as defined.

       Beginning April 1, 2000, the Company may redeem the Notes at its option for a 4.5% premium over the original issuance price provided that from April 1, 2000 to March 31, 2001, the Notes may not be redeemed unless the closing price of the common stock equals or exceeds 150% of the conversion price for a period of at least 20 out of 30 consecutive trading days and the Notes are redeemed within 60 days after such trading period. The premium decreases by 1.5% each year through March 31, 2003. Upon a change of control of the Company, as defined, the Company will be required to offer to repurchase the Notes at 150% of the original issuance price.

       The unaudited pro forma consolidated balance sheet as of December
       31, 1996 shows the financial position of the Company assuming that the Notes were issued on December 31, 1996.

       In January 1997, the Company entered into a five year $1,169,000 lease with a leasing company to finance certain furniture and fixtures in the Cambridge facility. The lease bears interest at a rate of 13.7% and is payable in 60 equal monthly installments of principle and interest of approximately $26,500 through February 2002.


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    Use of Estimates in the Preparation of Financial Statements

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       (b)    Pro Forma Net Loss per Common Share

              Pro forma net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the 12 months immediately preceding its initial public offering on February 2, 1996, plus shares of common stock that became issuable during the same period pursuant to the grant of common stock options and preferred and common stock warrants, has been included in the calculation of pro forma weighted average number of common shares outstanding for all periods presented (using the treasury-stock method and the initial public offering price of $10 per share). In addition, the calculation of the pro forma weighted average number of common shares outstanding also includes shares of common stock as if all shares of preferred stock were converted into common stock on the respective original dates of issuance.

       (c)    Principles of Consolidation

              The accompanying consolidated financial statements include the results of the Company and its subsidiaries, Hybridon S.A. (Europe), a French corporation and Hybridon Canada, Inc. (an inactive majority-owned subsidiary). The consolidated financial statements also reflect the Company's 49% interest in MethylGene, Inc. (MethylGene), a Canadian corporation which is accounted for under the equity method (See Note 12). All material intercompany balances and transactions have been eliminated in consolidation.

       (d)    Cash Equivalents and Short-Term Investments

              The Company applies Statement of Financial Accounting Standards
              (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, debt securities that the Company has the positive intent and ability to hold to maturity are reported at amortized cost and are classified as held-to-maturity securities. These securities include cash equivalents and short term investments. At December 31, 1995 and 1996, the Company has classified all investments as held-to-maturity. The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Short-term investments mature within one year of the balance sheet date. Cash and cash equivalents and

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       (d)    Cash Equivalents and Short-Term Investments (Continued)

              short-term investments at December 31, 1995 and 1996 consisted of the following (at amortized cost, which approximates fair market value):


                                                                          DECEMBER 31,
                                                                      1995          1996

              Cash and Cash Equivalents-
                 Cash and money market funds                       $5,284,262   $10,144,367
                 U.S. government securities                                 -     2,489,375
                                                                   ----------   -----------

                       Total Cash and Cash Equivalents             $5,284,262   $12,633,742
                                                                   ==========   ===========

              Short-Term Investments-
                 U.S. government securities                        $        -   $ 3,785,146
                                                                   ==========   ===========

       (e)    Depreciation and Amortization

              Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets as follows:

                                                       ESTIMATED
                  ASSET CLASSIFICATION                USEFUL LIFE

              Laboratory equipment                         5 Years
              Leasehold improvements                 Life of lease
              Equipment under capital lease                5 Years
              Office equipment                           3-5 Years
              Furniture and fixtures                       5 Years

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

       (f)    Accrued Expenses

              Accrued expenses on the accompanying consolidated balance sheets consist of the following:

                                                               DECEMBER 31,
                                                           1995         1996

              Payroll and related costs                 $1,327,057   $1,593,451
              Outside research and clinical costs        1,132,860    1,381,124
              Professional and consulting fees             214,788      390,440
              Construction costs                           205,920            -
              Other                                        574,000      825,751
                                                        ----------   ----------

                                                        $3,454,625    4,190,766
                                                        ==========   ==========

       (g)    Revenue Recognition

              The Company has recorded revenue under the consulting and research agreements discussed in Notes 6 and 7. Revenue is recognized as earned on a straight-line basis over the term of the agreement, which approximates when work is performed and costs are incurred. Revenues from product sales are recognized when the products are shipped. Product revenue for the year ended December 31, 1996 represents revenues from the sale of DNA and reagent products manufactured on a custom contract basis by HSPD.

       (h)    Research and Development Expenses

              The Company charges research and development expenses to operations as incurred.

       (i)    Patent Costs

              The Company charges patent expenses to operations as incurred.

       (j)    Reclassifications

              Certain amounts in the prior periods consolidated financial statements have been reclassified to conform with the current periods presentation.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(3)    NOTES RECEIVABLE FROM OFFICERS

       At December 31, 1995, and 1996 the Company had notes receivable, including accrued interest, from officers of $308,133, and $317,978 respectively. The notes bear interest at rates varying between 6% and 6.5% per annum and mature at various dates through April 2001.

(4)    RESTRICTED CASH

       At December 31, 1995, the Company classified $225,000 as restricted cash related to the lease of its manufacturing plant discussed in Note 5(b). The restricted cash was in the form of a two-year letter of credit held in escrow until June 1996 in favor of the lessor of the manufacturing facility. In addition at December 31, 1995 and 1996, the Company had $800,856 and $437,714, respectively, in restricted cash related to the capital lease obligations as discussed in Note 5(c). The Company's cash balances may become subject to restrictions in accordance with the terms of its note payable to a bank (see Note 5(a)).

(5)    LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

       (a)    Note Payable to a Bank

              In December 1996, the Company entered into a four year $7,500,000 note payable with a bank. The note bears interest at either the bank's prime rate plus 1% or LIBOR plus 3.5% (9.25% at December 31, 1996), at the Company's election. The note is payable in 59 equal installments or $62,500 commencing on February 1, 1997 with a balloon payment of $3,812,500, due on January 1, 2002. The note contains certain financial covenants that require the Company to maintain minimum tangible net worth and minimum liquidity and prohibits the payment of dividends. The Company has secured the obligations under the note with a lien on all of its assets. If, at specified times, the Company's minimum liquidity is less than $15,000,000, $10,000,000, or $5,000,000, the Company is required to pledge cash collateral to the bank equal to 25%, 50% or 100%, respectively, of the then outstanding balance under the note, pursuant to a cash pledge agreement. The notes also contain certain non-financial covenants. Also, in connection with the note, the Company issued 5 year warrants to purchase 65,000 shares of common stock at an exercise price of $6.90 per share. These warrants are fully exercisable at December 31, 1996.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(5)    LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (Continued)

       (b)    Note Payable to Landlord

              In December 1994, the Company issued a $750,000 promissory note to its landlord to fund specific construction costs associated with the development of its manufacturing plant in Milford, Massachusetts. The promissory note bears interest at 13% per annum and is to be paid in equal monthly installments of principal and interest over the remainder of the 10-year lease term.

       (c)    Capital Lease Obligations

              The Company has entered into various capital leases for equipment. Under a lease line agreement with a leasing company, the Company can borrow up to $1,200,000. In 1994, the Company borrowed $1,073,000 under this agreement as a part of a sale/leaseback transaction. These amounts are subject to interest at an effective rate of 4.29% and are being paid in equal installments of principal and interest over 48-months through June 1998.

              In connection with this lease agreement, the Company is required to maintain a certain amount of cash in escrow as collateral. At December 31, 1996, the Company had $437,714 in escrow related to the agreement.

              In December 1996, the Company sold certain laboratory equipment to a leasing company, at its original cost of $1,722,333 under a $2,800,000 lease line. In connection with this transaction, the Company entered into a capital lease to lease the equipment from this leasing company for 48 monthly payments ranging from $36,169 to $49,948. The sale of the equipment resulted in a gain of $291,960 which has been offset against the cost of the asset in the accompanying consolidated balance sheet and will be amortized over the life of the lease.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)

(5)    LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (Continued)

       Future minimum payments due under various notes payable and capital lease obligations are as follows at December 31, 1996:

        CALENDAR YEAR                                      AMOUNT

        1997                                            $ 1,495,389
        1998                                              1,444,345
        1999                                              1,420,324
        2000                                              1,328,882
        2001                                                841,832
        Thereafter                                        4,112,956
                                                        -----------

                 Total minimum lease payments            10,643,728

        Less--Amount representing interest                  303,365
                                                        -----------
                 Principal obligations                   10,340,363

        Less--Current portion                             1,308,511
                                                        -----------
                                                        $ 9,031,852
                                                        ===========

(6)    G.D. SEARLE & CO. AGREEMENT

       In January 1996, the Company and G.D. Searle & Co. (Searle) entered into a collaboration relating to research and development of therapeutic antisense compounds directed at up to eight molecular targets in the field of inflammation/immunomodulation (the Searle Field).

       Pursuant to the collaboration, the parties are conducting research and development relating to a compound directed at a molecular target in the Searle Field designated by Searle. In this project, Searle is funding certain research and development efforts by the Company, and each of Searle and the Company have committed certain of its own personnel to the collaboration. The initial phase of research and development activities relating to the initial target will be conducted through the earlier of
       (i) the achievement of certain product candidate milestones or (ii) 36 months after commencement of the collaboration, subject to early termination by Searle (although in any event Searle is required to pay 18 months of research and development funding). The parties may extend the initial collaboration by mutual agreement, including agreement as to additional research funding by Searle.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(6)    G.D. SEARLE & CO. AGREEMENT (Continued)

       In addition, Searle has the right, at its option, to designate up to six additional molecular targets in the Searle Field (the Additional Targets) for collaborative research and development with the Company on terms substantially consistent with the terms of the collaboration applicable to the initial molecular target. This right is exercisable by Searle with respect to each of the Additional Targets upon the payment by Searle of certain research payments (beyond the project-specific payments relating to the particular Additional Target) and the purchase of additional common stock from the Company by Searle (at the then fair market value). The aggregate amount to be paid by Searle for such research payments and equity investment in order to designate each of the Additional Targets is $10,000,000 per Additional Target. In the event that Searle designates all of the Additional Targets, the aggregate amount to be paid by Searle for research payments will be $24,000,000, and the aggregate amount to be paid by Searle in equity investment will be $36,000,000. If Searle has not designated all of the Additional Targets by the time it advances the product candidate for the initial molecular target to certain stages of preclinical development, Searle will be required to purchase an additional $10,000,000 of common stock (at the then fair market value) on specified dates in order to maintain its right to designate any of the Additional Targets that it has not yet designated. The payment for any such common stock will be creditable against the equity investment portion of the payments to be made by Searle with respect to the designation of any of the Additional Targets that Searle has not yet designated.

       Searle also has the right, at its option, to designate a molecular target in the Searle Field to develop a therapeutic agent for cancer that acts through immunomodulation (the Searle Cancer Target) for collaborative research and development with the Company on terms substantially consistent with the terms of the collaboration applicable to the initial molecular target. At the time of such designation, Searle will be required to make certain research payments to the Company and purchase additional common stock from the Company (at the then fair market value). The aggregate amount to be paid by Searle for such research payments and equity investment will range from $12,000,000 (composed of $5,000,000 in research payments and $7,000,000 in equity investment) if the Searle Cancer Target is designated in 1997 to $26,000,000 (composed of $21,000,000 in research payments and $5,000,000 in equity investment) if the Searle Cancer Target is designated in 2000.

       Searle has exclusive rights to commercialize any products resulting from the collaboration. If Searle determines, in its sole discretion, to commercialize a product, Searle will fund and perform preclinical tests and clinical trials of the product candidate and will be responsible for regulatory approvals for and marketing of the product. In certain instances and for specified periods of time, the Company has agreed to perform research and development work in the Searle Field exclusively with Searle. In addition, as to each product candidate, the Company will be entitled to milestone payments from Searle totaling up to an aggregate of $10,000,000 upon the achievement of certain development benchmarks. The Company also will be entitled to royalties from net sales of products resulting from the

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(6)    G.D. SEARLE & CO. AGREEMENT (Continued)

       collaboration. Subject to satisfying certain conditions relating to its manufacturing capacities and capabilities, the Company will retain manufacturing rights, and Searle will be required to purchase its requirements of products from the Company on an exclusive basis at specified transfer prices. Upon a change in control of the Company, Searle would have the right to terminate the Company's manufacturing rights, although the royalty payable would be increased in such event.

       Under the collaboration, in the event that Searle designates (and makes the required payments and equity investments for) all of the Additional Targets or in certain other instances relating to Hybridon's failure to satisfy certain requirements relating to its manufacturing capacities and capabilities, Searle will have the right, exercisable in its sole discretion, to require Hybridon to form a joint venture with Searle for the development of products in the Searle Field (other than products relating to molecular targets that have already been designated by Searle) to which each party will contribute $50,000,000 in cash, although the Company's cash contribution would be reduced by the value of the technology and other rights contributed by the Company to the joint venture. The Company and Searle would each own 50% of the joint venture, although Searle's ownership interest in the joint venture would increase based upon a formula to up to a maximum of 75% if the joint venture is established in certain instances relating to the Company's failure to satisfy certain requirements relating to its manufacturing capacities and capabilities.

       As of December 31, 1996, the Company has received $400,000 in research and development revenues from Searle. Under the collaboration, Searle also purchased 1,000,000 shares of common stock in the Company's initial public offering of common stock at the initial public offering price as discussed in Note 13(b).

(7)    F. HOFFMANN-LA ROCHE LTD. COLLABORATION

       In December 1992, the Company and Roche entered into a collaboration involving the application of Hybridon's antisense oligonucleotide chemistry to the development of compounds for the treatment of hepatitis B, hepatitis C and human papilloma virus.

       Under this collaboration, Roche funded research and development efforts relating to the collaboration and committed personnel of its own to the collaboration. In 1995, Roche notified the Company that it had selected an antisense oligonucleotide directed at hepatitis C as a lead compound for further development and made a milestone payment to the Company in connection with such designation. In the third quarter of 1996, Roche notified the Company that it had selected an antisense oligonucleotide directed at human papilloma virus as a lead compound for further development, and in the fourth quarter of 1996, made a milestone payment to the Company in connection with such designation. At such time, Roche also notified the Company that Roche had elected not to continue the hepatitis B

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(7)    F. HOFFMANN-LA ROCHE LTD. COLLABORATION (Continued)

       program under the research and development collaboration. As a result, in light of the selection by Roche of lead compounds directed at hepatitis C and human papilloma virus for further development and its determination to discontinue the hepatitis B program, Roche notified the Company that Roche was exercising its option to terminate the research and development phase of the collaboration as of March 31, 1997. The Company and Roche are engaged in ongoing discussions as to the manner in which they will collaborate in connection with the further development of the two antisense oligonucleotides that have been selected by Roche as lead compounds.

       The Company had licensed to Roche any products resulting from the collaboration on a royalty-bearing, worldwide exclusive basis. Subject to compliance with certain production cost requirements, Roche is required to purchase from the Company, and the Company is required to supply to Roche, Roche's requirements of products at specified transfer prices. The Company has recorded $1,032,083, $1,186,124, and $1,019,389 of research and development revenue related to this collaboration in the years ended December 31, 1994, 1995, and 1996, respectively.

       In conjunction with the Roche Collaboration, Roche purchased 818,390 shares of common stock for $6,000,000. Roche was also issued five-year warrants for the purchase of 551,724 shares of common stock at an initial price of $11.50 per share, such exercise price increases commencing on August 12, 1995 on an annual basis at a compound rate of 25%. At December 31, 1996, the exercise price of these warrants are $17.969 per share. The warrants expire on February 12, 1998 (subject to early expiration if the Roche Collaboration is terminated).

(8)    MEDTRONIC, INC. COLLABORATIVE STUDY AGREEMENT

       In May 1994, the Company and Medtronic, Inc. (Medtronic) entered into a collaborative study agreement (the Medtronic Agreement) involving the development of antisense compounds for the treatment of Alzheimer's disease and a drug delivery system to deliver such compounds into the central nervous system. The Company will be responsible for the development of, and hold all rights to, any drug developed pursuant to this collaboration, and Medtronic will be responsible for the development of, and hold all rights to, any delivery system developed pursuant to this collaboration. The parties may extend this collaboration by mutual agreement to other neurodegenerative disease targets. The research and development to be conducted is determined and supervised by a committee comprised of an equal number of designees of the Company and Medtronic. As part of the Medtronic Agreement, Medtronic purchased 658,333 shares of common stock for $5,000,000. In addition, the Company issued to Medtronic, Inc. a warrant expiring on May 10, 1997 to purchase 53,333 shares of common stock at $7.50 per share.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(9)    LICENSING AGREEMENT

       The Company has entered into a licensing agreement with the Worcester Foundation for Biomedical Research, Inc. (the Worcester Foundation), under which the Company has received exclusive licenses to technology in certain patents and patent applications. The Company is required to make royalty payments based on future sales of products employing the technology or falling under claims of a patent, as well as a specified percentage of sublicense income received related to the licensed technology. Additionally, the Company is required to pay an annual maintenance fee through the life of the patents. In addition, in the year ended December 31, 1993, the terms of the license agreement were amended and, in conjunction with such amendment, the Company agreed to make a $500,000 contribution to the Worcester Foundation. The Company paid $210,000 in both 1993 and 1994; the remaining $80,000 was paid in 1995. The Company expensed the $500,000 contribution in the year ended December 31, 1993.

(10)   PHARMACIA BIOTECH, INC. AGREEMENT

       In December 1994, the Company and Pharmacia Biotech, Inc. (Pharmacia) entered into a collaboration involving the design and development of a large-scale oligonucleotide synthesis machine. Following completion of the machine, the collaboration expired in December 1996, and Pharmacia retained the right to sell the machine to third parties, subject to an obligation to pay the Company royalties on such third party sales. For the year ended December 31, 1996, the Company has received $62,321 of royalty income related to such third party sales.

(11)   PERKIN-ELMER CORPORATION SUPPLY AGREEMENT

       In September 1996 the Company and the Applied Biosystems Division of Perkin-Elmer signed a four year sales and supply agreement under which Perkin-Elmer agreed to refer potential customers to HSPD for the manufacture of custom oligonucleotides and the Company agreed that amidites for the manufacture of these oligonucleotides are purchased from Perkin-Elmer and a percentage of the sales price will be paid to Perkin-Elmer. In addition, Perkin-Elmer licensed to the Company its oligonucleotide synthesis patents and agreed to discuss a future collaboration with respect to the development, marketing and distribution of the Company's proprietary intermediates.

(12)   INVESTMENT IN METHYLGENE, INC.

       In January 1996, the Company and certain institutional investors formed a Quebec company, MethylGene, Inc. (MethylGene) to develop and market certain compounds and procedures to be agreed upon by the Company and MethylGene.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(12)   INVESTMENT IN METHYLGENE, INC. (Continued)

       The Company has granted to MethylGene exclusive worldwide licenses and sublicenses in respect of certain technology relating to the methylgene fields. These fields are defined as (i) antisense compounds to inhibit DNA methyltransferase for the treatment of cancers, (ii) other methods of inhibiting DNA methyltransferase for the treatment of any indications, and (iii) antisense compounds to inhibit a second molecular target other than DNA methyltransferase for the treatment of cancers, to be agreed upon by the Company and MethylGene. In addition, the Company and MethylGene have entered into a supply agreement pursuant to which MethylGene is obligated to purchase from the Company all required formulated bulk oligonucleotides at specified transfer prices.

       The Company acquired a 49% interest in MethylGene for approximately $734,000, and the Canadian investors acquired a 51% interest in MethylGene for a total of approximately $5,500,000. The institutional investors have the right to exchange all (but not less than all) of their shares of stock in MethylGene for an aggregate of 500,000 shares of Hybridon common stock (subject to adjustment for stock splits, stock dividends and the like). This option is exercisable only during a 90-day period commencing on the earlier of the date five years after the closing of the institutional investors' investment in MethylGene or the date on which MethylGene ceases operations. This option terminates sooner if MethylGene raises certain additional amounts of equity or debt financing or if MethylGene enters into a corporation collaboration that meets certain requirements. The Company is accounting for its investment in MethylGene under the equity method and, due to the existence of the investors exchange rights, the Company has recorded 100% of MethylGene's losses in the accompanying consolidated statement of operations.

(13)   STOCKHOLDERS' EQUITY

       (a)    Common Stock

              The Company has 100,000,000 authorized shares of common stock, $.001 par value, of which 25,146,577 shares were issued and outstanding at December 31, 1996. Upon the consummation of the Company's initial public offering of common stock in February 1996 all outstanding shares of preferred stock converted into 16,856,649 shares of common stock.

       (b)    Initial Public Offering

              On February 2, 1996, the Company completed its initial public offering of 5,750,000 shares of common stock at $10.00 per share. The sale of common stock resulted in net proceeds to the Company of approximately $52,231,000 after deducting expenses related to the offering.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)


(13)   STOCKHOLDERS' EQUITY (Continued)

       (c)    Warrants

              The Company has the following warrants outstanding for the purchase of common stock:

                                                                 EXERCISE PRICE
                                                                    PER SHARE
              EXPIRATION DATE                        SHARES

              February 12, 1998                        551,724       $17.97
              March 31, 1998- October 25, 2000       4,769,670        10.00
              November 10, 1997                        350,000         9.50
              May 10, 1997- February 28, 2000          955,459         7.50
              December 31, 2001                         65,000         6.90
              September 16, 1997                       603,689         5.50
                                                     ---------       ------

                                                     7,295,542
                                                     =========

              Average price per share                                $ 9.85
                                                                     ======

              In connection with the Roche Collaboration, the Company issued Roche five-year warrants for the purchase of 551,724 shares of common stock at an initial exercise price of $11.50 per share, such exercise price increases commencing on August 12, 1995 on an annual basis at a compound rate of 25% ($17.97 at December 31, 1996). The warrants expire on February 12, 1998, subject to earlier expiration if the Roche Collaboration is terminated.

              In connection with the Medtronic Agreement, the Company issued Medtronic, Inc. a three-year warrant for the purchase of 53,333 shares of common stock at $7.50 per share.

              As a component of the sale of preferred stock in 1994 and 1995, the Company issued to the investors in such offering warrants for the purchase of 2,927,124 shares of common stock at $8.00 to $10.00 per share. Warrants to purchase 1,656,910 shares of common stock at an exercise price of $10.00 per share expire on March 31, 1998, and the remaining warrants for the purchase of 1,270,214 shares of common stock at an exercise price of $8.00 per share expire on October 25, 1996. During 1996, 396,336 of the $8.00 warrants were exercised and the unexercised $8.00 warrants expired on October 25, 1996.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(13)   STOCKHOLDERS' EQUITY (Continued)

       (c)    Warrants (Continued)

              Five-year warrants to purchase 1,843,100 shares of common stock at $10.00 per share were issued in 1994 and 1995 as a component of the compensation for services of several placement agents of the Company's convertible preferred stock. Of these warrants, 1,521,674 were issued to a company that is controlled by two directors of the Company (See Note 14(b)). The remaining 321,426 warrants were issued to various other companies that acted as placement agents.

              All of the warrants included in the aforementioned table are exercisable as of December 31, 1996 except for the warrants to purchase 500,000 shares at $10.00 per share which expire on February 4, 1999; these warrants became exercisable subsequent to December 31, 1996.

              In addition, warrants for common stock may be issued under a certain consulting agreement if the Company meets certain product registration requirements in any of certain European countries prior to December 31, 1997. These warrants have not been included in the aforementioned table.

       (d)    Stock Options

              In 1990 and 1995, the Company established the 1990 Stock Option Plan (the 1990 Option Plan) and the 1995 Stock Option Plan (the 1995 Option Plan), respectively, which provide for the grant of incentive stock options and nonqualified stock options. Options granted under these plans vest over various periods and expire no later than 10 years from the date of grant. However, under the 1990 Option Plan in the event of a change in control (as defined in the 1990 Plan), the exercise dates of all options then outstanding shall be accelerated in full and any restrictions on exercising outstanding options issued pursuant to the 1990 Option Plan shall terminate. In October 1995, the Company terminated the issuance of additional options under the 1990 Option Plan. As of December 31, 1996, options to purchase a total of 3,356,840 shares of common stock remained outstanding under the 1990 Option Plan.

              A total of 3,500,000 shares of common stock may be issued upon the exercise of options granted under the 1995 Option Plan. The maximum number of shares with respect to which options may be granted to any employee under the 1995 Option Plan shall not exceed 500,000 shares of common stock during any calendar year. The Compensation Committee of the Board of Directors has the authority to select the employees to whom options are granted and determine the terms of each option, including (i) the number of shares of common stock subject to the option; (ii) when the option becomes exercisable; (iii) the option exercise price, which, in the

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(13)   STOCKHOLDERS' EQUITY (Continued)

       (d)    Stock Options (Continued)

              case of incentive stock options, must be at least 100% (110% in the case of incentive stock options granted to a stockholder owning in excess of 10% of the Company's common stock) of the fair market value of the common stock as of the date of grant; and (iv) the duration of the option (which, in the case of incentive stock options, may not exceed 10 years). As of December 31, 1996, options to purchase a total of 2,280,100 shares of common stock remained outstanding under the 1995 Option Plan.

              In October 1995, the Company adopted the 1995 Director Stock Option Plan (the Director Plan). A total of 250,000 shares of common stock may be issued upon the exercise of options granted under the Director Plan. Under the terms of the Director Plan, options to purchase 5,000 shares of common stock were granted to eligible directors upon the closing of the Company's initial public offering at the fair market value of the common stock on the date of the closing. Thereafter, options to purchase 5,000 shares of common stock will be granted to each eligible director on May 1 of each year commencing in 1997. All options will vest on the first anniversary of the date of grant or, in the case of annual options, on April 30 of each year with respect to options granted in the previous year. As of December 31, 1996, options to purchase a total of 45,000 shares of common stock remained outstanding under the Director Plan.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(13)   STOCKHOLDERS' EQUITY (Continued)

       (d)    Stock Options (Continued)

              All stock option activity since inception is summarized as follows:

                                                                                                     WEIGHTED
                                                                     NUMBER       EXERCISE PRICE   AVERAGE PRICE
                                                                   OF SHARES        PER SHARE        PER SHARE

                 Options granted                                     334,700     $             -       $   -
                 Options exercised                                  (167,300)                  -           -
                                                                  ----------     ---------------       -----

              Outstanding, December 31, 1990                         167,400                   -           -
                 Options granted                                       8,500                   -           -
                 Options terminated                                   (2,700)                  -           -
                                                                  ----------     ---------------       -----

              Outstanding, December 31, 1991                         173,200                   -           -
                 Options granted                                     962,702       .25  -   5.00        1.98
                 Options exercised                                  (173,075)        -      1.00         .02
                 Options terminated                                  (24,325)      .50  -   1.00         .56
                                                                  ----------     ---------------       -----

              Outstanding, December 31, 1992                         938,502         -      5.00        2.01
                 Options granted                                   1,440,538      3.50  -  12.50        8.38
                 Options exercised                                   (43,625)        -      1.00         .61
                 Options terminated                                 (126,375)        -     10.00         .79
                                                                  ----------     ---------------       -----

              Outstanding, December 31, 1993                       2,209,040         -     12.50        6.26
                 Options granted                                     672,500      5.00  -   7.00        5.33
                 Options exercised                                   (24,000)        -      1.00         .56
                 Options terminated                                  (75,000)        -      5.00        3.83
                                                                  ----------     ---------------       -----

              Outstanding, December 31, 1994                       2,782,540         -     12.50        6.10
                 Options granted                                   2,035,538      7.50  -  10.00        7.55
                 Options exercised                                   (29,400)      .50  -   5.00        1.41
                 Options terminated                               (1,097,641)      .50  -  12.50        9.82
                                                                  ----------     ---------------       -----

              Outstanding, December 31, 1995                       3,691,037         -     10.00        5.83
                 Options granted                                   2,380,100      5.00  -  13.12        9.91
                 Options exercised                                  (288,700)        -      7.50        3.77
                 Options terminated                                 (100,497)     5.00  -  11.57        8.04
                                                                  ----------     ---------------       -----

              Outstanding, December 31, 1996                       5,681,940     $ .25  -  13.12       $7.61
                                                                  ==========     ===============       =====

              Exercisable, December 31, 1996                       3,114,650     $ .25  -  11.57       $6.51
                                                                  ==========     ===============       =====

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(13)   STOCKHOLDERS' EQUITY (Continued)

       (d)    Stock Options (Continued)

              In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company has recorded compensation expense of $763,190 for options granted to non-employees. In addition, the Company has recorded $1,203,926 of deferred compensation related to these grants which will be amortized over the vesting period of the options.

              Options and warrants granted in 1995 and 1996 have been valued using the Black-Scholes option pricing model prescribed by SFAS
              No. 123. The weighted-average assumptions used for the year ended
              December 31, 1995 and 1996 are as follows:

                                                        DECEMBER 31,
                                                   1995              1996

              Risk free interest rate              6.41%             6.14%
              Expected dividend yield                -                 -
              Expected lives                     6 Years           6 Years
              Expected volatility                    60%               60%

              The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(13)   STOCKHOLDERS' EQUITY (Continued)

       (d)    Stock Options (Continued)

              Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net loss and pro forma net loss per common share would have been affected as follows:

                                                                   DECEMBER 31,
                                                             1995               1996

              Net Loss:                  As Reported     $(34,546,676)      $(46,852,600)
                                                         ============       ============
                                         Pro Forma       $(41,447,381)      $(52,890,455)
                                                         ============       ============
              Net Loss
              Per Common Share:          As Reported     $      (2.13)      $      (1.93)
                                                         ============       ============
                                         Pro Forma       $      (2.56)      $      (2.18)
                                                         ============       ============

       (e)    Employee Stock Purchase Plan

              In October 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the Purchase Plan), under which up to 500,000 shares of common stock may be issued to participating employees of the Company or its subsidiaries. All full-time employees of the Company, except those who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary, are eligible to participate.

              On the first day of a designated payroll deduction period (the Offering Period), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of common stock as follows: the employee may authorize an amount (a whole percentage from 1% to 10% of such employee's regular pay) to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the common stock on either the first day or the last day of the Offering Period, whichever is lower. In no event may an employee purchase in any one Offering Period a number of shares which is more than 15% of the employee's annualized base pay divided by 85% of the market value of a share of common stock on the commencement date of the Offering Period. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the Offerings and choose a different Offering Period for each Offering. No shares have been issued under the Plan.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(14)   COMMITMENTS

       (a)    Operating Leases

              The Company has entered into a lease for a production plant in Milford, Massachusetts. The lease has a 10-year term, which commenced on July 1, 1994, with certain extension options. In addition, the Company entered into a nine-year lease for office space in Paris, France, commencing on May 1, 1994. The Company previously occupied office and laboratory space at the Massachusetts Biotechnology Research Park in Worcester, Massachusetts. The Company's extended lease agreement expired in February 1997, at which time the Company moved to a new facility, described below.

              On February 4, 1994, the Company entered into a lease for an approximately 90,000-square-foot building in Cambridge, Massachusetts. In 1996, this lease was amended as discussed below and is herein referred to as the Cambridge Lease. The Cambridge Lease is with a partnership that is affiliated with three directors of the Company. The Cambridge Lease has an initial term of 10 years, commencing February 1, 1997, and may be extended for three additional five-year terms at the option of the Company. The Cambridge Lease provides for annual rent of $37.79 per square foot for the first five years and $41.57 per square foot for the second five years. As compensation for arranging this lease, the Company issued Pillar Limited (see Note 14(b)) five-year warrants for the purchase of 500,000 shares of the Company's common stock at an exercise price of $10.00 per share. These warrants become exercisable subsequent to December 31, 1996 and are exercisable through February 4, 1999.

              Under the terms of the Cambridge Lease, the Company elected to treat $5,450,000 of its payments for a portion of the costs of the construction of the leased premises (primarily relating to tenant improvements) as contributions to the capital of the Cambridge landlord in exchange for a limited partnership interest in the Cambridge landlord (the Partnership Interest). The Company's Partnership Interest represents a 32.15% interest in the Cambridge Landlord. The Company's right to receive distributions of cash generated from operations or from any sale or refinancing of the property would be subordinate to the distribution to certain other limited partners of priority amounts currently totaling approximately $6,500,000 (approximately $3,500,000 of which is subject to annual increase at a rate of between 12% and 15% as a result of a cumulative return to one of the limited partners of the Cambridge Landlord). In the case of a sale or refinancing of the property, after payment of the priorities described in the preceding sentence, the Company would be entitled to a return of its capital contribution and, thereafter, to its pro rata share of the remaining funds available for distribution. The Company has the right, for a period of three years following completion of the building, to sell the Partnership Interest back to certain limited partners of the Cambridge Landlord for a price equal to the greater of

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(14)   COMMITMENTS (Continued)

       (a)    Operating Leases (Continued)

              (i) the total paid for the Partnership Interest ($5,450,000) or
              (ii) the fair market value of the Partnership Interest at the time. The assets of these limited partners are limited to their investment in the Cambridge Landlord.

              Future approximate minimum rent payments as of December 31, 1996, under the lease agreements discussed above are as follows:

              CALENDAR YEAR                 AMOUNT

              1996                       $ 4,072,000
              1997                         4,091,000
              1998                         4,109,000
              2000                         4,118,000
              2001                         4,127,000
              Thereafter                  20,930,000
                                         -----------

                                         $41,447,000
                                         ===========

              During the years ended December 31, 1994, 1995, 1996, facility rent expense was approximately $1,142,000, $2,142,000, and $2,352,000 respectively.

       (b)    Consulting Agreements with Affiliates of Stockholders and
              Directors

              The Company has entered into consulting agreements, stock placement agreements and an advisory agreement with several companies that are controlled by two shareholders and directors of the Company. The terms of the agreements with the affiliated companies, S.A. Pillar Investment N.V. (Pillar Investment), Pillar S.A. (formerly Commerce Consult S.A.) and Pillar Investment Limited (formerly Ash Properties Limited) (Pillar Limited), are described below.

              In March 1994, the Company entered into a consulting agreement with Pillar S.A., which was amended in March 1995 (the 1994 Pillar Consulting Agreement). Under the 1994 Pillar Consulting Agreement, the Company agreed to pay to Pillar S.A. cash compensation for financial advisory and managerial services in connection with the Company's overseas operations, including support services in connection with contracts, agreements and arrangements with the Agence Nationale de Recherches sur le SIDA (ANRS), and for overhead costs and reimbursement of certain authorized out-of-pocket expenditures. The Company is

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(14)   COMMITMENTS (Continued)

       (b) Consulting Agreements with Affiliates of Stockholders and Directors (Continued)

              committed to pay Pillar S.A. a monthly fee of approximately $96,000 with respect to this agreement. The agreement expires on February 28, 1997. For the years ended December 31, 1994, 1995 and 1996, the Company had expensed $830,000, $1,226,000 and $1,106,000 under this consulting agreement, respectively.

              In connection with the 1994 Pillar Consulting Agreement, the Company issued to Pillar S.A. two, five-year warrants to purchase up to 200,000 shares of the Company's common stock. The first warrant was issued on March 1, 1994 at an exercise price of $10.00 per share and will expire on February 28, 1999. This warrant vests in four equal quarterly installments in arrears commencing on March 1, 1994. The second warrant was issued on March 1, 1995 at an exercise price of $7.50 per share and will expire on February 28, 2000 and began vesting in four equal quarterly installments in arrears commencing on June 1, 1995.

              The 1994 Pillar Consulting Agreement also provides that if the Company obtains all necessary governmental and regulatory approvals for the commercial sale of an antisense drug for the treatment of AIDS and HIV infection (the Drug) in one or more of certain specified European countries prior to December 31, 1997, the Company will issue Pillar S.A. a five-year warrant to purchase a number of shares of common stock equal to 25,000 shares for each quarter sooner than the last quarter of 1997 in which the Company has approval for commercial sale of the Drug. The exercise price will be equal to the average closing price of a share of the Company's common stock for the 20 trading days preceding the last day of the quarter preceding the quarter in which the Drug is registered, or, if the Company's common stock is not publicly traded, the fair market value of one share of common stock as determined by the Company's Board of Directors. The Company will expense the fair market value of these warrants as they are earned by Pillar S.A. These warrants have not been included in the table in Note 13(c).

              All of the warrants issued to Pillar S.A. under the 1994 Pillar Consulting Agreements and certain other warrants previously issued to Pillar S.A. provide that within 15 days after the date of any exercise, in full or in part, Pillar S.A. will pay to the Company an amount in cash equal to the lesser of (i) 50% of all amounts paid to Pillar S.A. as compensation under the various Pillar S.A. consulting agreements and (ii) the positive difference, if any, between the aggregate fair market value of the shares of common stock purchased upon such exercise and the aggregate exercise price for such shares.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(14)   COMMITMENTS (Continued)

       (b) Consulting Agreements with Affiliates of Stockholders and Directors (Continued)

              On September 9, 1994, the Company entered into modifications to its arrangements with Pillar S.A. and its affiliates, including:
              (i) a reduction in the exercise price of certain warrants previously issued to $10.00 per share; (ii) an amendment to the terms of each of the warrants issued to Pillar S.A. and its affiliates described above to provide for cashless exercise in connection with a sale or change in control of the Company; (iii) a grant of additional five-year warrants (the "Additional Pillar Warrants") to purchase 114,000 shares of Common Stock at an exercise price of $10.00 per share; and (iv) an amendment to the 1994 Pillar Consulting Agreement to provide for (a) a fixed term of three years and (b) a right of first negotiation for Pillar S.A. to provide seed financing for any spin-offs by the Company which do not involve or relate to antisense therapeutic compounds.

              On July 8, 1995, the Company entered into an agreement (the Pillar Europe Agreement) with Pillar S.A. pursuant to which Pillar S.A. agreed to provide to the Company certain consulting, advisory and related services and serve as the Company's exclusive agent in connection with potential corporate partnerships in Europe and as a nonexclusive placement agent of the Company in connection with future private placements of securities of the Company for a period of two years. As discussed below, the Pillar Europe Agreement was significantly amended on November 1, 1995.

              The Company and Pillar S.A. agreed to modify the Pillar Europe Agreement to provide that (i) Pillar would cease to serve as the Company's exclusive agent in connection with potential corporate partnerships in Europe but would continue to serve as a nonexclusive agent in such respect; (ii) Pillar would receive a retainer of $26,470 per month for the balance of the term of the Pillar Europe Agreement; (iii) certain fees to be received by Pillar in connection with European license or collaboration agreements would only be payable to Pillar in connection with potential collaborations with five specified French pharmaceutical companies; and (iv) any compensation payable to Pillar S.A. in connection with its services with respect to other corporate collaborations or any placements of securities would be negotiated on a case-by-case basis and would be subject to the approval of the independent members of the Board of Directors of the Company. In consideration of such modification, the Company paid Pillar a fee totaling $300,000.

              Pillar Limited acted as a placement agent for the Company for certain sales of convertible preferred stock outside the United States and, in addition, provided the Company with certain financial advisory services with respect to the sale of such preferred stock outside the United States. In connection with such services, Pillar earned fees of $492,604 and $2,020,751 in the

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(14)   COMMITMENTS (Continued)

       (b) Consulting Agreements with Affiliates of Stockholders and Directors (Continued)

              years ended December 31, 1994 and 1995, respectively. Pillar received payment for such fees through $2,435,883 of cash payments and through the issuance of five-year warrants for the purchase of 2,191,334 shares of common stock at $10.00 per share, expiring on various dates beginning on July 14, 1998 through October 25, 2000.

       (c)    Other Research and Development Agreements

              The Company has entered into consulting and research agreements with the Foundation, universities, research and testing organizations and individuals, under which consulting and research support is provided to the Company. These agreements are for varying terms through and provide for certain minimum annual or per diem fees plus reimbursable expenses to be paid during the contract periods. Future minimum fees payable under these contracts as of December 31, 1996 are approximately as follows:

              CALENDAR YEAR                AMOUNT

              1997                       $2,096,000
              1998                          339,000
              1999                          211,000
              2000                           82,000
                                         ----------

                                         $2,728,000
                                         ==========

              Total fees and expenses under these contracts were approximately $2,715,000, $5,470,000, and $7,171,000 during the years ended
              December 31, 1994, 1995 and 1996 respectively.

       (d)    Employment Agreements

              The Company has entered into employment agreements with certain of its executive officers which provide for, among other things, each officer's annual salary, cash bonus, fringe benefits, and vacation and severance arrangements. Under the agreements, the officers are generally entitled to receive severance payments of two to three year's base salary.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(15)   INCOME TAXES

       The Company applies SFAS No. 109, Accounting for Income Taxes. At December 31, 1996, the Company had net operating loss and tax credit carryforwards for income tax purposes of approximately $138,191,000 and $2,989,000, respectively, available to reduce federal taxable income and federal income taxes, respectively. The Tax Reform Act of 1986 (the Act), enacted in October 1986, limits the amount of net operating loss and credit carryforwards that companies may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%. The Company has completed several financings since the effective date of the Act, which, as of December 31, 1996, have resulted in ownership changes in excess of 50%, as defined under the Act. The Company does not believe that such ownership changes will significantly impact the Company's ability to utilize the net operating loss and credit carryforwards existing at December 31, 1996. Ownership changes in future periods may limit the Company's ability to utilize net operating loss and tax credit carryforwards.

       The federal net operating loss carryforwards and tax credit carryforwards expire approximately as follows:

                                        NET
                                   OPERATING LOSS     TAX CREDIT
        EXPIRATION DATE            CARRYFORWARDS    CARRYFORWARDS

        December 31-
           2005                     $    666,000     $   15,000
           2006                        3,040,000         88,000
           2007                        7,897,000        278,000
           2008                       18,300,000        627,000
           2009                       25,670,000        689,000
           2010                       36,134,000        496,000
           2011                       46,484,000        796,000
                                    ------------     ----------

                                    $138,191,000     $2,989,000
                                    ============     ==========

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(15)   INCOME TAXES (Continued)

       The components of the deferred tax amounts, carryforwards and the valuation allowance are approximately as follows:

                                                        DECEMBER 31,
                                                    1995             1996

        Operating loss carryforwards            $ 36,664,000    $ 55,276,000
        Temporary differences                      1,108,000         851,000
        Tax credit carryforwards                   2,193,000       2,989,000
                                                ------------    ------------

                                                  39,965,000      59,116,000

        Valuation allowance                      (39,965,000)    (59,116,000)
                                                ------------    ------------

                                                $          -    $          -
                                                ============    ============

       A valuation allowance has been provided, as it is uncertain if the Company will realize the deferred tax asset. The net change in the total valuation allowance during the year ended December 31, 1996 was an increase of approximately $19,151,000.

(16)   EMPLOYEE BENEFIT PLAN

       On October 10, 1991, the Company adopted an employee benefit plan under
       Section 401(k) of the Internal Revenue Code. The plan allows employees to make contributions up to a specified percentage of their compensation. Under the plan, the Company may, but is not obligated to, match a portion of the employees' contributions up to a defined maximum. The Company is currently matching 50% of employee contributions to the plan, up to 6% of the employee's annual base salary, and charged to operations approximately $77,000, $125,000, and $224,000 for the years ended December 31, 1994, 1995, and 1996, respectively, for such matching contributions.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (Continued)



(17)   SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

       The accompanying consolidated financial statements include the following noncash investing and financing activities:

                                                                                                     CUMULATIVE FROM
                                                                                                       MAY 25, 1989
                                                                                                      (INCEPTION) TO
                                                                   DECEMBER 31.                         DECEMBER 31,
                                                  ---------------------------------------------            1996
                                                     1994             1995             1996
        SUPPLEMENTAL DISCLOSURE OF CASH FLOW
        INFORMATION:
           Cash paid during the period for        $   69,045      $   172,757      $    124,052       $    365,854
           interest

        SUPPLEMENTAL DISCLOSURE OF NONCASH
        INVESTING ACTIVITIES:
           Purchase of property and equipment
             under capital leases                  1,343,720           90,562         1,722,333          3,229,868
                                                  ==========      ===========      ============       ============

        SUPPLEMENTAL DISCLOSURE OF NONCASH
        FINANCING ACTIVITIES:
           Issuance of Series C convertible
             preferred stock in exchange for
             convertible promissory notes         $        -      $         -      $          -       $  1,700,000
           Issuance of convertible promissory
             notes in exchange for
             subscriptions receivable                      -                -                 -            937,000
           Issuance of stock warrants in
             exchange for deferred financing               -                -                              238,000
             costs
           Issuance of Series D convertible
             preferred stock in exchange for
             convertible promissory notes and
             accrued interest                              -                -                 -          9,382,384
           Issuance of Series E convertible
             preferred stock in exchange for
             subscriptions receivable                      -                -                 -            555,117
           Issuance of Series F convertible
             preferred stock in exchange for
             subscriptions receivable                250,000                -                 -          2,535,000
           Issuance of Series G convertible
             preferred stock in exchange for
             subscriptions receivable                      -                -                 -            906,016
           Cancellation of warrants and
             reduction of deferred financing          68,000                -                 -             68,000
             costs
           Conversion of preferred stock into
             common stock                                  -                -           159,822            159,822
                                                  ==========      ===========      ============       ============

                                  EXHIBIT INDEX

EXHIBIT NO.    DESCRIPTION
- ----------     -----------

       3.1**   Restated Certificate of Incorporation of the Registrant.

       3.2*    Amended  and Restated By-Laws of the Registrant.

       4.* Specimen Certificate for shares of Common Stock, $.001 par value, of the Registrant.

     +10.1* License Agreement dated February 21, 1990 and restated as of September 8, 1993 between the Registrant and the Worcester Foundation for Biomedical Research, Inc., as amended.

     +10.2* Patent License Agreement dated September 21, 1995 between the Registrant and National Institutes of Health.

     +10.3* License Agreement effective as of October 13, 1994 between the Registrant and McGill University.

     +10.4* License Agreement effective as of October 25, 1995 between the Registrant and The General Hospital Corporation.

     +10.5* License Agreement dated as of October 30, 1995 between the Registrant and Yoon S. Cho-Chung.

     +10.6* Agreement dated as of December 30, 1992 between the Registrant and Hoffmann- La Roche Inc.

     +10.7* Research and License Agreement effective as of December 30, 1992 between the Registrant and F. Hoffmann-La Roche Ltd.

     +10.8* Collaborative Study Agreement effective as of December 30, 1992 between the Registrant and Medtronic, Inc.

     +10.9* System Design and Procurement Agreement dated as of December 16, 1994 between the Registrant and Pharmacia Biotech, Inc.

     10.10* Lease dated April 9, 1992 between Worcester Business Development Corporation and the Registrant for offices and laboratory space located in Two Biotech Park, Worcester, Massachusetts.

     10.11* Lease dated February 15, 1991 between Worcester Business Development Corporation and the Registrant, as amended, for offices and laboratory space located in Three Biotech Park, Worcester, Massachusetts.

     10.12* Sublease dated November 1, 1994 between EcoScience Corporation and the Registrant, as amended, for offices and laboratory space located in Four Biotech Park, Worcester, Massachusetts.

     10.13* Lease dated March 10, 1994 between the Registrant and Laborer's Pension/Milford Investment Corporation for space located at 155 Fortune Boulevard, Milford, Massachusetts, including Note in the original principal amount of $750,000.

   10.14* Lease dated February 4, 1994 between the Registrant and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

   10.15* Loan and Security Agreement dated as of March 29, 1991 between the Registrant and Technology Funding Secured Investors II.

   10.16* Series G Convertible Preferred Stock and Warrant Purchase Agreement dated as of September 9, 1994 among the Registrant and certain Purchasers, as amended (the "Series G Agreement").

   10.17* Registration Rights Agreement dated as of February 21, 1990 between the Registrant, the Worcester Foundation for Biomedical Research, Inc. and Paul C. Zamecnik.

   10.18* Registration Rights Agreement dated as of June 25, 1990 between the Registrant and Nigel L. Webb.

   10.19* Registration Rights Agreement dated as of February 6, 1992 between the Registrant and E. Andrews Grinstead, III.

   10.20* Registration Rights Agreement dated as of February 6, 1992 between the Registrant and Anthony J. Payne.

 ++10.21*      1990 Stock Option Plan, as amended.

 ++10.22*      1995 Stock Option Plan.

 ++10.23*      1995 Director Stock Plan.

 ++10.24*      1995 Employee Stock Purchase Plan.

   10.25* Form of Warrant to purchase shares of Series C Convertible Preferred Stock originally issued to Pillar Investment Limited (formerly known as Ash Properties Limited), as amended.

   10.26* Form of Warrant to purchase shares of Common Stock issued in connection with the issuance of the Registrant's series of notes known as its 10% Convertible Subordinated Notes due September 16, 1993 and the Registrant's 10% Convertible Subordinated Note Due March 19, 1993, as amended.

   10.27* Warrant issued to Pillar S.A. to purchase up to 175,000 shares of Common Stock dated as of December 1, 1992, as amended.

   10.28* Warrant issued to F. Hoffmann-La Roche Ltd. to purchase 551,724 shares of Common Stock dated as of February 12, 1993.

   10.29* Form of Warrant originally issued to Pillar Investment Limited to purchase 427,126 shares of Common Stock dated as of February 15, 1993, as amended.

   10.30* Form of Warrant originally issued to Pillar Investment Limited to purchase 350,000 shares of Common Stock dated as of February 15, 1993, as amended.

   10.31* Warrant issued to Pillar Investment Limited to purchase 500,000 shares of Common Stock dated as of February 4, 1994, as amended.

   10.32* Form of Warrant issued to Pillar Investment Limited to purchase shares of Common Stock issued as placement commissions in connection with the sale of shares of Series F Convertible Preferred Stock and in consideration of financial advisory services, as amended.

   10.33* Warrant issued to Pillar S.A. to purchase 100,000 shares of Common Stock dated as of March 1, 1994, as amended.

   10.34* Form of Warrant to purchase shares of Common Stock issued as part of the Units (as defined in the Series G Agreement) issued and sold to investors pursuant to the Series G Agreement on or prior to March 31, 1995, as amended.

   10.35* Form of Warrant to purchase shares of Common Stock issued as part of the Units issued and sold to investors pursuant to the Series G; Agreement after March 31, 1995.

   10.36* Warrant issued to Pillar S.A. to purchase 100,000 shares of Common Stock dated as of March 1, 1995.

   10.37* Form of Warrant issued to Pillar Investment Limited to purchase shares of Common Stock issued as placement commissions in connection with the sale of Units pursuant to the Series G Agreement.

 ++10.38 Employment Agreement dated as of March 1, 1997 between the Registrant and E. Andrews Grinstead, III.

   10.39* Indemnification Agreement dated as of February 6, 1992 between the Registrant and E. Andrews Grinstead, III.

 ++10.40 Employment Agreement dated as of March 1, 1997 between the Registrant and Anthony J. Payne.

   10.41* Indemnification Agreement dated as of February 6, 1992 between the Registrant and Anthony J. Payne.

 ++10.42 Employment Agreement dated March 1, 1997 between the Registrant and Dr. Sudhir Agrawal.

 ++10.43* Employment Agreement dated October 1, 1993 between the Registrant and Dr. Paul Schechter.

 ++10.44* Consulting Agreement dated as of February 21, 1990 between the Registrant and Dr. Paul C. Zamecnik.

   10.45* Consulting Agreement dated as of March 1, 1994 between the Registrant and Pillar S.A.

   10.46* Consulting Agreement dated as of July 8, 1995 between the Registrant and Pillar S.A., as amended.

   10.47* Master Lease Agreement dated as of March 1, 1994 between the Registrant and General Electric Capital Corporation.

   10.48* First Amendment to Lease dated as of November 30, 1995 between the Registrant and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

  +10.49** Research, Development and License Agreement dated as of January 24, 1996 between the Registrant and G.D. Searle & Co.

  +10.50** Manufacturing and Supply Agreement dated as of January 24, 1996 between the Registrant and G.D. Searle & Co.

   10.51** Registration Rights Agreement dated as of January 24, 1996 between the Registrant and G.D. Searle & Co.

   10.52** Second Amendment to Lease dated as of February 23, 1996 between the Registrant and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

   10.53** Third Amendment to Lease dated as of February 28, 1996 between the Registrant and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

   10.54 Fourth Amendment to Lease dated as of July 25, 1996 between the Registrant and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

   10.55 Fifth Amendment to Lease dated as of March 14, 1997 between the Registrant and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

   10.56 Loan and Security Agreement dated as of December 31, 1996 between the Registrant and Silicon Valley Bank.

   10.57 Warrant issued to Silicon Valley Bank to purchase 65,000 shares of Common Stock dated as of December 31, 1996.

   10.58 Registration Rights Agreement dated as of December 31, 1996 between the Registrant and Silicon Valley Bank.

   10.59 Master Equipment Lease Agreement dated as of October 25, 1996 between the Registrant and Finova Technology Finance, Inc.

+++10.60 Supply and Sales Agreement dated as of September 1, 1996 between the Registrant and P.E. Applied Biosystems.

   11.         Computation of pro forma net loss per common share.

   21.*        Subsidiaries of the Registrant.

   23.1        Consent of Arthur Andersen LLP.

   23.2        Consent of Banner & Witcoff, Ltd.

   27          Financial Data Schedule [EDGAR]

- --------------

* Incorporated by reference to Exhibits to the Registrant's Registration Statement on Form S-1 (File No. 33-99024).

** Incorporated by reference to Exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

+ Confidential treatment granted as to certain portions, which portions are omitted and filed separately with the Commission.

++ Management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Annual Report on Form 10-K.

+++ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

                                                                         ANNEX E
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

                     QUARTERLY REPORT PURSUANT TO SECTION 13
                 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                     -------


For the Quarterly Period Ended:                                  0-27352
      September 30, 1997                                 Commission File Number


                                 HYBRIDON, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


           DELAWARE                                           04-3072298
(State or other jurisdiction of                            (I.R.S. Employer
organization or incorporation)                          Identification Number)

                               620 MEMORIAL DRIVE
                               CAMBRIDGE, MA 02139
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (617) 528-7000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                          YES   X      NO
                               ---        ---

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common Stock, Par Value $.001 Per Share                   25,292,252
- ---------------------------------------                   ----------
                 Class                       Outstanding as of October 31, 1997

                                 HYBRIDON, INC.

                                    FORM 10-Q

                                      INDEX


PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

         CONSOLIDATED CONDENSED BALANCE SHEETS AS OF SEPTEMBER 30, 1997 AND
            DECEMBER 31, 1996

         CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS FOR THE THREE AND NINE
            MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 AND CUMULATIVE FROM MAY 25, 1989 (INCEPTION) TO SEPTEMBER 30, 1997

         CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS
            ENDED SEPTEMBER 30, 1997 AND 1996, AND CUMULATIVE FROM MAY 25, 1989 (INCEPTION) TO SEPTEMBER 30, 1997

         NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PART II - OTHER INFORMATION

ITEM 5 - OTHER INFORMATION

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

SIGNATURES

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                   (UNAUDITED)




                                     ASSETS
                                                                                 SEPTEMBER 30,      DECEMBER 31,
                                                                                      1997              1996
                                                                                 -------------     -------------

CURRENT ASSETS:
   Cash and cash equivalents                                                     $   5,892,967     $  12,633,742
   Short-term investments                                                            8,898,715         3,785,146
   Accounts receivable                                                                 297,351           573,896
   Prepaid expenses and other current assets                                         1,956,043         1,545,324
                                                                                 -------------     -------------

         Total current assets                                                       17,045,076        18,538,108
                                                                                 -------------     -------------

PROPERTY AND EQUIPMENT, AT COST:
   Leasehold improvements                                                           14,266,008         9,257,516
   Laboratory equipment                                                              6,681,385         5,884,861
   Equipment under capital leases                                                    5,371,707         2,904,688
   Office equipment                                                                  1,785,376         1,496,639
   Furniture and fixtures                                                              684,595           499,958
   Construction-in-progress                                                          1,176,785         2,193,400
                                                                                 -------------     -------------
                                                                                    29,965,856        22,237,062

   Less--Accumulated depreciation and amortization                                  10,678,014         6,596,294
                                                                                 -------------     -------------
                                                                                    19,287,842        15,640,768
                                                                                 -------------     -------------

OTHER ASSETS:
   Restricted cash                                                                   1,326,840           437,714
   Notes receivable from officers                                                      262,026           317,978
   Deferred financing costs and other assets                                         3,230,945         1,152,034
   Investment in real estate partnership                                             5,450,000         5,450,000
                                                                                 -------------     -------------

                                                                                    10,269,811         7,357,726
                                                                                 -------------     -------------

                                                                                 $  46,602,729     $  41,536,602
                                                                                 =============     =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease obligations               $   8,062,535     $   1,308,511
   Accounts payable                                                                  4,476,576         4,064,419
   Accrued expenses                                                                  7,128,573         4,190,766
   Deferred revenue                                                                         --            86,250
                                                                                 -------------     -------------
         Total current liabilities                                                  19,667,684         9,649,946
                                                                                 -------------     -------------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION                 3,556,763         9,031,852
                                                                                 -------------     -------------
CONVERTIBLE SUBORDINATED NOTES PAYABLE                                              50,000,000                --
                                                                                 -------------     -------------

STOCKHOLDERS' EQUITY(DEFICIT):
   Preferred stock, $.01 par value-
     Authorized--5,000,000 shares
     Issued and outstanding--None                                                           --                --
   Common stock, $.001 par value-
     Authorized--100,000,000 shares
     Issued and outstanding--25,292,252 shares at September 30, 1997, and
       25,146,577 shares at December 31, 1996 respectively                              25,292            25,147
   Additional paid-in capital                                                      173,672,464       173,227,358
   Deficit accumulated during the development stage                               (199,171,091)     (149,193,775)
   Deferred Compensation                                                            (1,148,383)       (1,203,926)
                                                                                 -------------     -------------
         Total stockholders' equity(deficit)                                       (26,621,718)       22,854,804
                                                                                 -------------     -------------

                                                                                 $  46,602,729     $  41,536,602
                                                                                 =============     =============



The accompanying notes are an integral part of these consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)



                                                                                                       CUMULATIVE FROM
                                                                                                        MAY 25, 1989
                                        THREE MONTHS ENDED                  NINE MONTHS ENDED          (INCEPTION) TO
                                           SEPTEMBER 30,                       SEPTEMBER 30,            SEPTEMBER 30,
                                       1997             1996              1997              1996            1997

REVENUES:
  Research and development         $    200,000     $    358,750      $    980,150      $  1,076,250    $   5,534,413
  Product revenue                       155,368          611,520         1,231,226           611,520        2,311,401
  Interest income                       294,246          560,376           898,160         1,195,871        3,039,777
  Royalty and other income               18,247               --            33,218            62,321           95,539
                                   ------------     ------------      ------------      ------------    -------------

                                        667,861        1,530,646         3,142,754         2,945,962       10,981,130
                                   ------------     ------------      ------------      ------------    -------------

OPERATING EXPENSES:
   Research and development          11,338,913       10,242,296        37,784,718        27,326,434      156,416,618
   General and administrative         3,057,380        2,766,429         9,011,879         7,989,722       45,801,747
   Restructuring charge               3,100,000               --         3,100,000                --        3,100,000
   Interest                           1,605,918           18,070         3,223,473            87,651        4,833,856
                                   ------------     ------------      ------------      ------------    -------------

                                     19,102,211       13,026,795        53,120,070        35,403,807      210,152,221
                                   ------------     ------------      ------------      ------------    -------------

         Net loss                  $(18,434,350)    $(11,496,149)     $(49,977,316)     $(32,457,845)   $(199,171,091)
                                   ------------     ------------      ------------      ------------    -------------

NET LOSS PER COMMON SHARE
(Note 2)                           $       (.73)    $       (.45)     $      (1.98)     $      (1.35)
                                   ============     ============      ============      ============


SHARES USED IN COMPUTING NET
LOSS PER COMMON SHARE (Note 2)       25,277,563       25,732,987        25,234,031        23,989,439
                                   ============     ============      ============      ============



The accompanying notes are an integral part of these consolidated condensed financial statements

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                                                                                      CUMULATIVE FROM
                                                                                                        MAY 25,1989
                                                                             NINE MONTHS ENDED         (INCEPTION) TO
                                                                               SEPTEMBER 30,            SEPTEMBER 30,
                                                                          1997              1996             1997

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                           $(49,977,316)     $(32,457,845)   $(199,171,091)
   Adjustments to reconcile net loss to net cash used in
   operating activities-
     Depreciation and amortization                                       4,081,720         1,626,080       10,779,455
     Issuance of common  stock for services rendered                       146,875                --          146,875
     Compensation on grant of stock options, warrants and                  261,519                --        8,069,250
       restricted stock
     Amortization of discount on convertible promissory notes                   --                --          690,157
       payable
     Amortization of deferred financing costs                              358,904                --          575,636
     Noncash interest on convertible promissory notes payable                   --                --          260,799
     Write-down of assets related to restructuring                         331,000                            331,000
     Changes in operating assets and liabilities-
       Accounts receivable                                                 276,545                --         (297,350)
       Prepaid and other current assets                                   (541,718)       (1,427,049)      (2,087,042)
       Notes receivable from officers                                       55,952            (7,371)        (262,026)
       Amounts payable to related parties                                       --            21,500         (200,000)
       Accounts payable and accrued expenses                             3,349,962           756,899       11,605,147
       Deferred revenue                                                    (86,250)               --               --
                                                                      ------------      ------------    -------------

              Net cash used in operating activities                    (41,742,807)      (31,487,786)    (169,559,190)
                                                                      ------------      ------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase in short-term investments                                   (5,113,569)      (11,063,626)      (8,898,715)
   Purchases of property and equipment, net                             (6,645,439)       (7,576,520)     (28,448,149)
   Decrease (increase)  in restricted cash and other assets               (626,985)          418,118       (2,291,168)
   Investment in real estate partnership                                        --        (3,751,552)      (5,450,000)
                                                                      ------------      ------------    -------------

              Net cash used in investing activities                    (12,385,993)      (21,973,580)     (45,088,032)
                                                                      ------------      ------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of convertible preferred stock                        --                --       96,584,154
   Proceeds from issuance of common stock related to stock                  83,327           598,676        1,257,929
     options and restricted stock grants
   Proceeds from issuance of common stock related to stock                   9,075         1,539,386        3,185,816
     warrants
   Net proceeds from issuance of common stock                                   --        52,231,244       52,355,324
   Repurchase of common stock                                                   --                --             (263)
   Proceeds from notes payable                                                  --                --        9,450,000
   Proceeds from issuance of convertible promissory notes payable       50,000,000                --       59,191,744
   Proceeds from long-term debt                                                 --                --          662,107
   Payments on long-term debt and capital leases                        (1,169,656)         (351,849)      (2,971,268)
   Proceeds from sale/leaseback                                          1,165,236                --        3,960,752
   (Increase) decrease in deferred financing costs                      (2,699,957)          526,721       (3,136,106)
                                                                      ------------      ------------    -------------

              Net cash provided by financing activities                 47,388,025        54,544,178      220,540,189
                                                                      ------------      ------------    -------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                    (6,740,775)        1,082,812        5,892,967

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          12,633,742         5,284,262               --
                                                                      ------------      ------------    -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                              $  5,892,967      $  6,367,074    $   5,892,967
                                                                      ============      ============    =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                             $    786,005      $     87,651    $   2,396,388
                                                                      ============      ============    =============


The accompanying notes are an integral part of these consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)


(1)    ORGANIZATION

       Hybridon, Inc. (the Company) was incorporated in the State of Delaware on May 25, 1989. The Company is engaged in the discovery and development of novel genetic medicines based primarily on antisense technology.

       The Company is in the development stage. Since inception, the Company has been engaged primarily in research and development efforts, development of its manufacturing capabilities and organizational efforts, including recruiting of scientific and management personnel and raising capital. To date, the Company has not received revenue from the sale of biopharmaceutical products developed by it based on antisense technology. In order to commercialize its own products, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of these products. All revenues received by the Company to date have been derived from collaboration agreements, interest on investment funds and revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Company's Hybridon Specialty Products Division. As a result, although the Company has begun to generate revenues from its contract manufacturing business, the Company is dependent on the proceeds from possible future sales of equity securities, debt financings and research and development collaborations in order to fund future operations. Based on its current operating plan, the Company believes that its existing resources, together with committed collaborative research payments, the Company will have sufficient capital requirements to fund its operations into December 1997. As noted, the Company will require substantial additional funding to enable the Company to continue operations beyond such time.

       The unaudited consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of interim period results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes, however, that its disclosures are adequate to make the information presented not misleading. The results for the interim periods presented are not necessarily indicative of results to be expected for the full fiscal year. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Net Loss per Common Share

       Net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the 12 months immediately preceding its initial public offering, plus shares of common stock that became issuable during the same period pursuant to the grant of common stock options and preferred and common stock warrants, has been included in the calculation of weighted average number of shares outstanding for the period from January 1, 1996 through February 2, 1996 (using the treasury-stock method and the initial public offering price of $10 per share). In addition, the calculation of the weighted average number of shares outstanding includes shares of common stock as if all shares of preferred stock were converted into common stock on the respective original dates of issuance.

(3)    CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

       The Company applies Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the Company has classified its cash equivalents and short-term investments as held-to-maturity, and has recorded them at amortized cost, which approximates market value. Short-term investments mature within one year of the balance sheet date. Cash equivalents have original maturities of less than three months. Cash and cash equivalents and short-term investments at September 30, 1997 and December 31, 1996 consisted of the following:

                                                               SEPTEMBER 30,       DECEMBER 31,
                                                                   1997                1996

        Cash and cash equivalents-
           Cash and money market funds                           $5,892,967         $10,144,367
           U.S. government securities                                    --           2,489,375
                                                                 ----------         -----------

                                                                 $5,892,967         $12,633,742
                                                                 ==========         ===========

        Short-term investments-
           U.S. government securities                            $       --         $ 3,785,146
           Commercial paper and certificates of deposit           8,898,715                  --
                                                                 ----------         -----------

                                                                 $8,898,715         $ 3,785,146
                                                                 ==========         ===========


(4)    CONVERTIBLE SUBORDINATED NOTES PAYABLE

       On April 2, 1997, the Company issued $50,000,000 of 9% convertible subordinated notes (the Notes). Under the terms of the Notes, the Company must make semi-annual interest payments on the outstanding principal balance through the maturity date of April 1, 2004. If the Notes are converted prior to April 1, 2000, the Noteholders are entitled to receive accrued interest from the date of the most recent interest payment through the conversion date. The Notes are subordinate to substantially all of the Company's existing indebtedness. The Notes are convertible at any time prior to the maturity date at a conversion price equal to $7.0125 per share, subject to adjustment under certain circumstances, as defined.

       Beginning April 1, 2000, the Company may redeem the Notes at its option for a 4.5% premium over the original issuance price, provided that from April 1, 2000 to March 31, 2001, the Notes may not be redeemed unless the closing price of the common stock equals or exceeds 150% of the conversion price for a period of at least 20 out of 30 consecutive trading days and the Notes redeemed within 60 days after such trading period. The premium decreases by 1.5% each year through March 31, 2003. Upon a change of control of the Company, as defined, the Company will be required to offer to repurchase the Notes at 150% of the original issuance price.

(5)    NEW ACCOUNTING STANDARDS

       On March 31, 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for fiscal years ending after December 15, 1997 and early adoption is not permitted. When adopted by the Company, SFAS No. 128 will require restatement of prior years' earnings per share. The Company will adopt SFAS No. 128 for its fiscal year ended December 31, 1997. The Company believes that the adoption of SFAS No. 128 will not have a material effect on its financial statements.

       In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual basis and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

       In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to restate prior period information upon adoption.

(6)    RESTRUCTURING

       In July and August 1997 the Company implemented a restructuring plan to reduce expenditures on a phased basis over the balance of 1997 in an effort to conserve its cash resources. As part of this restructuring plan, in addition to stopping the clinical development of GEM 91, the Company's first generation antisense drug for the treatment of AIDS and HIV the Company reduced or suspended selected programs unrelated to its core drug development programs involving four second generation antisense compounds based on the Company's proprietary mixed backbone chemistries. To begin the implementation of these changes the Company terminated the employment of 34 employees at its Cambridge and Milford, Massachusetts facilities in July 1997 and substantially reduced operations at its Paris, France office and terminated 10 employees at that location in August 1997.

       Also, in connection with the restructuring the Company entered into two different sub-leasing arrangements. The Company has sub-leased one facility in Cambridge, MA and a portion of its corporate headquarters located at 620 Memorial Drive, Cambridge, MA. The Company incurred expenses relating to these sub-leases for broker fees and renovation expenses incurred in preparing the Memorial Drive space for the new tenant. In addition, the Company plans to sub-lease its office in Paris, France and has accrued the remaining lease payments net of anticipated sub-lease income.

       The Company is continuing to review its expenditure rate and implement additional measures to conserve its cash resources. See Note 9(a).

       Because of the significant costs involved in terminating employees and substantially reducing operations at its Paris, France office, the Company does not expect its expenditure rate to materially decrease until at least October 1997. The following are the significant components of the charge for restructuring:


        Employee severance, benefits and related costs              $2,214,000
        Development programs terminated                                356,000
        Facility costs                                                 330,000
        Writedown of assets to net realizable value                    200,000
                                                                    ----------

                                                                    $3,100,000
                                                                    ==========

       The total cash impact of the restructuring amounted to approximately $2.7 million. The total cash paid as of September 30, 1997 was approximately $500,000 and the remaining amount of approximately $2.2 million will be paid through the first quarter of 1998.

(7)    NOTE PAYABLE TO A BANK

       The note payable to Silicon Valley Bank (the "Bank") contains certain financial covenants that require the Company to maintain minimum tangible net worth (as defined) and minimum liquidity (as defined) and prohibits the payment of dividends. The Company has secured the obligations under the note with a lien on all of its assets. If, at specified times, the Company's minimum liquidity is less than $15,000,000, $10,000,000, or $5,000,000, the Company is required to pledge cash collateral to the bank equal to 25%, 50% or 100%, respectively, of the then outstanding balance under the note, pursuant to a cash pledge agreement. The notes also contain certain non-financial covenants. As of September 30, 1997, the Company's minimum liquidity had fallen below $15,000,000 and subsequent to September 30, 1997 the Company pledged cash collateral to the bank of $1,750,000. If the Company does not obtain additional financing by the end of November, the Company's minimum liquidity as of November 30, 1997 may be less than $5,000,000 and the balance of the note will need to be pledged by December 31, 1997. The Company has classified the entire balance as a current liability in the accompanying September 30, 1997 balance sheet as it does not currently have the financing to remain in compliance with the financial covenants as of November 19, 1997 (see
       Note 9(c)). Failure by the Company to pledge cash collateral when required would result in a default under the Company's credit facility with the bank.

(8)    RESTRICTED CASH

       In November 1997 the Company was notified by Bank Fur Vermogensanlagen Und Handel AG ("BVH") that the Federal Banking Supervisory Office ("BAKred") in Germany had imposed a moratorium, effective as of August 19, 1997 on BVH and had closed BVH for business. Accordingly, the Company classified its $1,021,000 deposit with BVH as restricted at September 30, 1997. The Company has contacted BVH and is actively pursuing the release of its deposit or sale of the deposit to a third party, including possibly an entity affiliated with a director of the Company. The Company expects to recover substantially all of its deposit in BVH through such means. However, the timing of the recovery may be over a period of up to one year. There can be no assurance that the Company will be able to recover any or all of its deposit or that the Company will not be required to write off all or a portion of the $1,021,000.

(9)    SUBSEQUENT EVENTS

       a) Additional Restructuring

       In November 1997, the Company implemented an additional restructuring plan by reducing the number of employees in its Cambridge and Milford, Massachusetts facilities by approximately 50 employees. The Company estimates that the restructuring charge with respect to such reductions, which will be taken in the fourth quarter of 1997, will total between approximately $1.5 million and $2.0 million, and expects that it will make the associated cash payments through the first quarter of 1998.

       b) NASDAQ Delisting

       On September 19, 1997, the Company received a notice of delisting from the Nasdaq Stock Market, Inc. ("NASDAQ") indicating that because the Company was not in compliance with the continued listing requirements of the Nasdaq National Market, the Company's Common Stock would be delisted from the Nasdaq National Market. The Company appealed the decision with NASDAQ and a hearing was held on November 6, 1997. On November 17, 1997, NASDAQ informed the Company that the Company's Common Stock would not be delisted and would continue to trade on the Nasdaq National Market, subject to certain specified conditions, including (i) the closing of a minimum $12,000,000 from the Private Offering on or before December 1, 1997, (ii) the closing of an additional minimum $20,000,000 from the Private Offering on or before January 2, 1998, (iii) the closing of certain corporate transactions on or before January 2, 1998, and (iv) the filing of a report on or before January 2, 1998 evidencing that the Company had a minimum of $12,000,000 in net tangible assets as of November 30, 1997, with pro forma adjustments for any transactions occurring prior to the filing of such report. The Company is seeking clarification with respect to certain of these conditions. There can be no assurance that the Company will be able to satisfy one or more of these conditions and that the Company's Common Stock will continue to be listed on the Nasdaq National Market.

       c) Private Offering of Equity Securities

       The Company has entered into a letter of intent with a placement agent related to a proposed "best efforts" private offering (the "Private Offering") by the placement agent on behalf of the Company of shares of the Company's Common Stock pursuant to which the Company is seeking to sell at one or more closing s up to $50.0 million of its Common Stock (with a minimum first closing of $12.5 million). If the Private Offering is consummated as contemplated by the letter of intent, the Common Stock to be issued and sold in the Private Offering will be offered and sold at all closings at an effective price per share equal to the lowest of (i) $1.25 per shares, (ii) 85% of the closing bid price of the Company's Common Stock at the time the Private Offering is commenced, (iii) the average closing bid price of the Company's Common Stock for the 30 consecutive days immediately preceding any closing and (iv) the average closing bid price of the Company's Common Stock for the five consecutive trading days immediately preceding any closing. The letter of intent also contemplates that the purchasers of Common Stock sold in the Private Offering will be afforded significant contractual voting rights and other protective provisions. For example, if the average closing price of the Company's Common Stock for 20 consecutive trading days immediately preceding the first anniversary of the Final closing Date is less than 125% of the offering price, the Company will be required to issue to the purchasers additional shares of Common Stock such that the value of their original investment, plus these newly issued shares, equals 125% of their original investment; provided that the Company will not be obligated in any event to issue at such time a number of shares in excess of the number of shares originally issued. The Company has agreed that the placement agent will serve as its exclusive agent for a period of up to 120 days and that the Company will not engage in specified activities pending completion or termination of the Private Offering, subject to certain specified limitations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Company is engaged in the discovery and development of genetic medicines based primarily on antisense technology. The Company commenced operations in February 1990 and since that time has been engaged primarily in research and development efforts, development of its manufacturing capabilities and organizational efforts, including recruitment of scientific and management personnel and raising capital. To date, the Company has not received revenue from the sale of biopharmaceutical products developed by it based on antisense technology. In order to commercialize its own products, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of these products. All revenues received by the Company to date have been derived from collaborative agreements, interest on invested funds and revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Company's Hybridon Specialty Products Division.

In July and August 1997 the Company implemented a restructuring plan to reduce expenditures on a phased basis over the balance of 1997 in an effort to conserve its cash resources. As part of this restructuring plan, in addition to stopping the clinical development of GEM 91, the Company's first generation antisense drug for the treatment of AIDS and HIV infection, the Company reduced or suspended selected programs unrelated to its core drug development programs involving four second generation antisense compounds based on the Company's proprietary mixed backbone chemistries. To begin the implementation of these changes the Company terminated the employment of 34 employees at its Cambridge and Milford, Massachusetts facilities in July 1997 and substantially reduced operations at its Paris, France office and terminated 10 employees at that location in August 1997.

Also, in connection with the restructuring the Company entered into two different sub-leasing arrangements. The Company has sub-leased one facility in Cambridge, MA and a portion of its corporate headquarters located at 620 Memorial Drive, Cambridge, MA. The Company incurred expenses relating to these sub-leases for broker fees and renovation expenses incurred in preparing the Memorial Drive space for the new tenant. In addition, the Company plans to sub-lease its office in Paris, France and has accrued the remaining lease payments net of anticipated sub-lease income.

Because of the significant costs involved in terminating employees and substantially reducing operations at its Paris, France office, the Company does not expect its expenditure rate to materially decrease until at least October 1997. The Company recorded a restructuring charge of $3,100,000 from the actions taken to date and will make the remaining associated cash payments through the first quarter of 1998.

In November 1997, the Company implemented an additional restructuring plan by further reducing the number of employees in its Cambridge and Milford, Massachusetts facilities by approximately 50 employees. The Company estimates that the restructuring charge to be taken in the fourth quarter will total between approximately $1.5 million and $2.0 million, and expects that it will make the related cash payments through the first quarter of 1998.

The Company has incurred losses since its inception and, despite its restructuring plan, expects to incur significant operating losses in the future. The Company expects that its research and development expenses will continue to be significant during the balance of 1997 and in future years as it pursues its four core development programs. The Company has incurred cumulative losses from inception through September 30, 1997 of approximately, $199,171,000.

This Quarterly Report on Form 10-Q contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "intends," "may," and other similar expressions are intended to identify forward-looking statements.

There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include the matters set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors that May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is hereby incorporated herein by this reference. Any statement contained in such matters shall be deemed to be modified or superseded for purposes of this Quarterly Report on Form 10-Q to the extent that a statement contained herein modifies or supersedes such statement. Moreover, there can be no assurance that the Company will be able to successfully implement its restructuring plan or as to the timing thereof.

RESULTS OF OPERATIONS

Three and Nine Months Ended September 30, 1997 and 1996

REVENUES

The Company had total revenues of $668,000 and $1,531,000 in the three months ended September 30, 1997 and 1996, respectively, and $3,143,000 and $2,946,000 in the nine months ended September 30, 1997 and 1996, respectively.

Revenues from research and development collaborations were $200,000 and $359,000 for the three months ended September 30, 1997 and 1996, respectively, and $980,000 and $1,076,000 for the nine months ended September, 1997 and 1996, respectively. Revenues for the three months ended September 30, 1997 decreased because the research funding, which the Company received under the Company's research phase of a collaboration with F. Hoffmann-La Roche Ltd. ("Roche") was terminated as of March 31, 1997 in connection with Roche's termination of the research phase of the collaboration. On September 3, 1997 the Company announced that it had received notification that Roche had decided not to pursue further its antisense collaboration with Hybridon, and was terminating the development phase of the collaboration effective February 28, 1998. During the three and nine months ended September 30, 1997 and 1996, revenues also included payments under the Company's collaboration with G. D. Searle & Co. (Searle).

Revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Hybridon Specialty Products Division ("HSPD") were $155,000 and $1,231,000, respectively, for the three and nine months ended September 30, 1997. Revenues from the custom contract manufacturing of synthetic DNA and reagent products by HSPD for the three and nine months ended September 30 were $612,000. HSPD commenced operations in the third quarter of 1996. The decrease in revenues for the three months ended September 30, 1997 was the result of a decrease in orders due to the timing of customer requirements. The Specialty Products Division currently has firm bookings of $800,000 which it anticipates shipping in the three months ending December 31, 1997. There can be no assurance however that such bookings will not be cancelled prior to shipping or that shipping will occur in the three months ending December 31, 1997.

Interest income was $294,000 and $560,000 for the three months ended September 30, 1997 and 1996, respectively, and $898,000 and $1,196,000 for the nine months ended September 30, 1997 and 1996, respectively. The decrease in interest income in the three and nine months ended September 30, 1997 was the result of lower cash balances in such periods than in the corresponding periods in 1996.

RESEARCH AND DEVELOPMENT EXPENSES

The Company had research and development expenses of $37,785,000 and $27,326,000 in the nine months ended September 30, 1997 and 1996, respectively. The increase in research and development expenses for the nine months ended September 30, 1997 primarily reflected increased expenses related to ongoing clinical trials of the Company's product candidates, including trials of GEM 91 (which were terminated in July of 1997), trials of two different formulations of GEM 132 (an antisense compound for the treatment of systemic CMV and CMV retinitis), which were first initiated with respect to GEM 132 intravenous in Europe during the third quarter of 1996 and with respect to GEM 132 intravitreal for the treatment of CMV retinitis in the United States during the first quarter of 1997, and trials of the Company's second generation GEM 92 product for the treatment of AIDS and HIV infection which were initiated in Europe in 1997. The increase in research and development expenses for the nine months ended September 30, 1997 also reflects an increase in preclinical costs related to GEM 132, GEM 92 and the Company's GEM 231 product for the treatment of solid tumors for which an Investigational New Drug application was filed in November 1997 with respect to which the Company anticipates initiating clinical trials for this product during the beginning of 1998. Significant preclinical costs were incurred to meet the filing requirements to launch the domestic clinical trials for GEM 132 intravitreal and systemic, and GEM 231.

The $11,339,000 in research and development expenses for the three months ended September 30, 1997 is $1,097,000 higher than the corresponding quarter of 1996 and $3,630,000 lower than the research and development expenses reported for the three months ended June 30, 1997. This decrease from the second quarter of 1997 is substantially due to the Company suspending development of GEM 91, its first generation antisense drug for the treatment of AIDS and HIV infection and the related restructuring efforts at the Company. All ongoing research and development efforts related to GEM 91 at the Company and at all clinical sites were suspended in July. Also, during July 1997 as part of the Company's restructuring, approximately 24 research and development positions were eliminated. As part of the restructuring all outside testing and consulting arrangements were reviewed and where appropriate the terms were renegotiated or the arrangements were cancelled. The Company does not anticipate that its expenditure rate will materially decrease as a result of these measures until at least October 1997.

GENERAL AND ADMINISTRATIVE EXPENSES

The Company had general and administrative expenses of $9,012,000 and $7,990,000 in the nine months ended September 30, 1997 and 1996, respectively. The increase in general and administrative expenses for the nine months ended September 30, 1997 was attributable primarily to increased public relations and business development costs as the Company continued to focus its efforts on obtaining financing and strategic pharmaceutical collaborations. In addition, during the nine months ended September 30, 1997 the increase was due to higher facilities costs related to its Cambridge facility, certain financing activities which were terminated during such period, and a one-time charge related to the Company's investment in MethylGene, Inc., a Canadian company in which the Company owns a minority interest.

The Company had general and administrative expenses of $3,057,000 and $2,766,000 in the three months ended September 30, 1997 and 1996, respectively. This increase is primarily due to the increase in facilities costs and the termination of certain financing activities during the period. In July 1997, as part of the restructuring, approximately 7 general and administrative positions were eliminated. Also as part of the restructuring all expenses including outside consulting, public relations, travel and entertainment were reviewed and where appropriate eliminated or significantly reduced.

RESTRUCTURING CHARGE

In July and August 1997, the Company implemented a restructuring plan to reduce expenditures on a phased basis over the balance of 1997 in an effort to conserve its cash resources. As part of this restructuring plan, in addition to stopping the clinical development of GEM 91, the Company reduced or suspended selected programs unrelated to its four core programs. To begin the implementation of these changes the Company terminated the employment of 34 employees at its Cambridge and Milford, Massachusetts facilities in July 1997 and substantially reduced operations at its Paris, France office and terminated 10 employees at that location in August 1997. Because of the significant costs involved in terminating employees and substantially reducing operations at its Paris, France offices, the Company does not expect its expenditure rate to materially decrease until at least October 1997. Also, in connection with the restructuring the Company entered into two different sub-leasing arrangements. The Company has sub-leased one facility in Cambridge, MA and a portion of its corporate headquarters located at 620 Memorial Drive, Cambridge, MA. The Company incurred expenses relating to these sub-leases for broker fees and renovation expenses incurred in preparing the Memorial Drive space for the new tenant. In addition, the Company plans to sub-lease its office in Paris, France and has accrued the remaining lease payments net of anticipated sub-lease income. As a result of the above actions the Company has recorded a restructuring charge of $3,100,000 in the three and nine months ending September 30, 1997.

The Company is continuing to review its expenditure rate and implement additional measures to conserve its cash resources. In November 1997, the Company implemented an additional restructuring plan by reducing the number of employees at its Cambridge and Milford, Massachusetts facilities by approximately 50 employees. The Company estimates that the restructuring charges taken in the fourth quarter of 1997 will range between $1,500,000 and $2,000,000, and expects to make the related cash payments during the fourth quarter of 1997 and through the first quarter of 1998.

INTEREST EXPENSE

The Company had interest expense of $1,606,000 and $18,000 in the three months ended September 30, 1997 and 1996, respectively, and $3,223,000 and $88,000 in the nine months ended September 30, 1997 and 1996, respectively. The increase in interest expense for the three and nine months ended September 30, 1997 reflected an increase in the debt outstanding associated with the Company's issuance of $50,000,000 of 9% Convertible Subordinated Notes (the"Notes") on April 2, 1997 and interest incurred on borrowing to finance the purchase of property and equipment, and leasehold improvements.

NET LOSS

As a result of the above factors, the Company incurred net losses of $18,434,000 and $11,496,000 for the three months ended September 30, 1997 and 1996, respectively, and $49,977,000 and $32,458,000 for the nine months ended September 30, 1997 and 1996, respectively.


LIQUIDITY AND CAPITAL RESOURCES

During the nine months ended September 30,1997, the Company used $41,743,000 of net cash for operating activities, principally for ongoing research and development programs, and $11,364,000 of net cash for investment in property and equipment, consisting primarily of costs related to leasehold improvements, equipment and furnishings of the Cambridge facility which the Company moved into on February 1, 1997.

The Company had cash, cash equivalents and short term investments of $14,792,000 at September 30, 1997. Based on its current operating plan, including the expenditure rate reduction initiatives being undertaken by the Company as part of its restructuring plan, the Company believes that its existing capital resources, together with the committed collaborative research and development payments from Searle, and anticipated sales of the Hybridon Specialty Products Division and margins on such sales, will be adequate to fund the Company's capital requirements into December 1997. The Company will require substantial additional funds from external sources in the fourth quarter of 1997 to support the Company's operations through the end of the fourth quarter of 1997 and thereafter.

The Company is seeking additional equity, debt and lease financing to fund future operations as well as additional collaborative development and commercialization relationships with potential corporate partners in order to fund certain of its programs. In particular, the Company is exploring selling certain assets or business units to third parties or conducting a financing which could be significantly dilutive to holders of the Company's existing securities and contain certain terms that would adversely affect the rights of holders of the Company's existing securities.

In connection with these efforts, the Company has entered into a letter of intent with a placement agent related to a proposed "best efforts" private offering (the "Private Offering") by the placement agent on behalf of the Company of shares of the Company's Common Stock pursuant to which the Company is seeking to sell at one or more closings up to $50.0 million of its Common Stock (with a minimum first closing of $12.5 million). If the Private Offering is consummated as contemplated by the letter of intent, the Common Stock to be issued and sold in the Private Offering will be offered and sold at all closings at an effective price per share equal to the lowest of (i) $1.25 per share, (ii) 85% of the closing bid price of the Company's Common Stock at the time the Private Offering is commenced, (iii) the average closing bid price of the Company's Common Stock for the 30 consecutive trading days immediately preceding any closing and (iv) the average closing bid price of the Company's Common Stock for the five consecutive trading days immediately preceding any closing. The letter of intent also contemplates that the purchasers of Common Stock sold in the Private Offering will be afforded significant contractual voting rights and other protective provisions. For example, if the average closing price of the Company's Common Stock for 20 consecutive trading days immediately preceding the first anniversary of the Final Closing Date is less than 125% of the offering price, the Company will be required to issue to the purchasers additional shares of Common Stock such that the value of their original investment, plus these newly issued shares, equals 125% of their original investment; provided that the Company will not be obligated in any event to issue at such time a number of shares in excess of the number of shares originally issued. The Company has agreed that the placement agent will serve as its exclusive agent for a period of up to 120 days and that the Company will not engage in specified activities pending completion or termination of the Private Offering, subject to certain specified limitations.

If none of these transactions are consummated by the second week in December, the Company will likely cease operations or be required to seek relief under the applicable bankruptcy laws. There can be no assurance that the Company will be able to consummate any of these transactions including the financing contemplated in the letter of intent by the second week in December, if at all, or as to the terms of any such transactions.

Except for research and development funding from Searle under Hybridon's collaborative agreement with Searle (which is subject to early termination in certain circumstances), Hybridon has no committed external sources of capital, and, as discussed above, expects no product revenues for several years from sales of the products that it is developing (as opposed to sales of DNA products and reagents manufactured on a custom contract basis by the Hybridon Specialty Products Division).

On April 2, 1997, the Company sold $50.0 million of Notes to certain investors. The Notes bear interest at a rate of 9% per annum and have a maturity date of April 1, 2004. Under the Notes, the Company is required to make semi-annual interest payments on the outstanding principal balance through the maturity date of April 1, 2004. The Notes are unsecured and subordinate to substantially all of the Company's existing indebtedness. The Notes are convertible at the option of the holder into the Company's Common Stock at any time prior to maturity, unless previously redeemed or repurchased by the Company under certain specified circumstances, at a conversion price of $7.0125 per share (subject to adjustment). Upon change of control of the Company (as defined), the Company is required to offer to repurchase the Notes at 150% of the original issuance price.

The note payable to Silicon Valley Bank (the "Bank") contains certain financial covenants that require the Company to maintain minimum tangible net worth (as defined) and minimum liquidity (as defined) and prohibits the payment of dividends. The Company has secured the obligations under the note with a lien on all of its assets. If, at specified times, the Company's minimum liquidity is less than $15,000,000, $10,000,000, or $5,000,000, the Company is required to pledge cash collateral to the bank equal to 25%, 50% or 100%, respectively, of the then outstanding balance under the note, pursuant to a cash pledge agreement. The notes also contain certain non-financial covenants. As of September 30, 1997, the Company's minimum liquidity had fallen below $15,000,000 and subsequent to September 30, 1997 Company pledged cash collateral to the bank of $1,750,000. If the Company does not obtain additional financing by the end of November, the Company's minimum liquidity as of November 30, 1997 may be less than $5,000,000 and the balance of the note will need to be pledged by December 31, 1997. The Company has classified the entire balance as a current liability in the accompanying September 30, 1997 balance sheet as it does not currently have the financing to remain in compliance with the financial covenants as of November 19, 1997 (see Note 9(c)) during the fourth quarter of 1997. Failure by the Company to pledge cash collateral when required would result in a default under the Company's credit facility with the bank.

                                 HYBRIDON, INC.


                                    PART II

                               OTHER INFORMATION

                                    -------


ITEM 5.  OTHER INFORMATION

         On September 18, 1997, the Company received a notice of delisting from The Nasdaq Stock Market, Inc. ("NASDAQ") indicating that because the Company was not in compliance with the continued listing requirements of the Nasdaq National Market, the Company's Common Stock would be delisted from the Nasdaq National Market. The Company appealed the decision with NASDAQ and a hearing was held on November 6, 1997. On November 17, 1997, NASDAQ informed the Company that the Company's Common Stock would not be delisted and would continue to trade on the Nasdaq National Market, subject to certain specified conditions, including (i) the closing of a minimum $12,000,000 from the Private Offering on or before December 1, 1997, (ii) the closing of an additional minimum $20,000,000 from the Private Offering on or before January 2, 1998, (iii) the closing of certain corporate transactions on or before January 2, 1998 and (iv) the filing of a report on or before January 2, 1998 evidencing that the Company had a minimum of $12,000,000 in net tangible assets as of November 30, 1997, with pro forma adjustments for any transactions occurring prior to the filing of such report. The Company is seeking clarification with respect to certain of these conditions. There can be no assurance that the Company will be able to satisfy one or more of these conditions and that the Company's Common Stock will continue to be listed on the Nasdaq National Market.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K


         (a)   Exhibits

               The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed as part of this Quarterly Report on Form 10-Q.

         (b)   Reports on Form 8-K

                    1. On July 25, 1997, the Company filed a Current Report on Form 8-K dated July 25, 1997 reporting, among other things, its announcement that (i) it had elected to stop further development of its lead compound GEM 91, (ii) it would be focusing its resources on its second generation chemistries and (iii) its goal for the second half of 1997 was to effect a reduction in its expenditure rate on a phased basis over the balance of 1997.

                    2. On September 5, 1997, the Company filed a Current Report on Form 8-K dated September 3, 1997 reporting its announcement of the termination of the Company's research and development collaboration with Hoffman-La Roche Ltd.

                    3. On September 19, 1997, the Company filed a Current Report on Form 8-K dated September 19, 1997 reporting its announcement of the scheduled delisting of its Common Stock from the Nasdaq National Market.

                    4. On September 24, 1997, the Company filed a Current Report on Form 8-K dated September 23, 1997 reporting its announcement that the Company was moving forward with the appeal process with respect to the scheduled delisting.

                                   SIGNATURES

                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                HYBRIDON, INC.


November 13, 1997               /s/ E. Andrews Grinstead III
-----------------               -----------------------------------------------
Date                            E. Andrews Grinstead, III
                                Chairman, President and Chief Executive Officer
                                (Principal Executive Officer)




November 13, 1997               /s/ Lynne J. Rudert
-----------------               ----------------------------------------------
Date                            Lynne J. Rudert
                                Director of Finance and Controller
                                (Chief Accounting Officer)

                                 HYBRIDON, INC.

                                 EXHIBIT INDEX


Exhibit No.                       Description
- -----------                       -----------


11            Computation of Net Loss Per Common Share.

27            Financial Data Schedule (EDGAR)

99 Pages 39-48 of the Company's Annual Report on Form 10-K for the period ended December 31, 1996 (which is not deemed to be filed except to the extent that portions thereof are expressly incorporated by reference herein).

                                                                         ANNEX F
                                                                         -------

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Hybridon, Inc.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                 HYBRIDON, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Hybridon, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, November 18, 1997 at 10:00 a.m. at the offices of the Company, 620 Memorial Drive, Cambridge, Massachusetts 02139 (the "Meeting") for the purpose of considering and voting upon the following matters:

     1. To approve an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock, $.001 par value per share (the "Common Stock"), pursuant to which each five shares of Common Stock then outstanding will be converted into one share.

     2. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Thursday, October 30, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination to any stockholder at the principal executive offices of the Company, 620 Memorial Drive, Cambridge, Massachusetts 02139 and will be available at the Meeting.

                                            By Order of the Board of Directors,

                                            E. ANDREWS GRINSTEAD, III,
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

October 30, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                 HYBRIDON, INC.
                               620 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hybridon, Inc., a Delaware corporation (the "Company"), of proxies for use at the Special Meeting of Stockholders to be held on Tuesday, November 18, 1997 at 10:00 a.m. at the offices of the Company, 620 Memorial Drive, Cambridge, Massachusetts 02139 and at any adjournments thereof (the "Meeting").

     All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

     THE NOTICE OF MEETING, THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 31, 1997.

VOTING SECURITIES AND VOTES REQUIRED

     On October 30, 1997, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an
aggregate of [          ] shares of Common Stock of the Company, $.001 par value
per share (the "Common Stock"). Each recordholder of Common Stock is entitled to one vote per share.

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

     The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for approval of the amendment to the Company's Certificate of Incorporation. Shares which abstain from voting as to the amendment to the Company's Certificate of Incorporation, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a such matter are nonetheless considered outstanding shares and will have the same effect as a vote again the amendment to the Company's Certificate of Incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of October 1, 1997, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer of the Company and the most highly compensated executive officer (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 in fiscal 1996, and (iv) all current directors and executive officers of the Company as a group.

                                                                          AMOUNT AND NATURE
                                                                      OF BENEFICIAL OWNERSHIP(1)
                                                                     ----------------------------
                                                                     NUMBER OF         PERCENT OF
               NAME AND ADDRESS OF BENEFICIAL OWNER                   SHARES            CLASS(2)
-------------------------------------------------------------------  ---------         ----------
5% STOCKHOLDERS

Morgan Grenfell International Funds Management Limited.............  2,441,026(3)          9.65%
  c/o The Royal Bank of Scotland PLC
  London, England

Yahia M.A. Bin Laden...............................................  2,043,750(4)          8.03%
  2, rue Charles Bonnet
  1206 Geneva, Switzerland

HTI Investments, N.V...............................................  1,708,335             6.75%
  c/o Healthcare Technologies
  International, Ltd.
  P.O. Box 42124
  Jeddah, 21541
  Saudi Arabia

Nicris Limited.....................................................  1,550,000             6.13%
  2, rue Charles Bonnet
  1206 Geneva, Switzerland

Youssef El-Zein....................................................  1,498,945(5)          5.61%
  c/o Pillar S.A
  28, Avenue de Messine
  75008 Paris, France

F. Hoffmann-La Roche Ltd...........................................  1,370,114(6)          5.30%
  Postfach
  CH 4002 Basel
  Switzerland

OTHER DIRECTORS AND EXECUTIVE OFFICERS
Nasser Menhall.....................................................  1,276,204(7)          4.81%
E. Andrews Grinstead, III..........................................  1,177,266(8)          4.48%
Mohamed A. El-Khereiji.............................................    904,666(9)          3.51%
Paul C. Zamecnik...................................................    555,100(10)         2.18%
Sudhir Agrawal.....................................................    476,063(11)         1.85%
James B. Wyngaarden................................................     80,000(12)            *
All directors and executive officers as a group (7 persons)........  5,164,175(13)        18.02%

---------------

   * Less than 1%

 (1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 1, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as beneficially owned by such person or entity.

 (2) Number of shares deemed outstanding includes 25,300,252 shares outstanding as of October 1, 1997, plus any shares subject to options or warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days following October 1, 1997.

 (3) Share ownership based on Schedule 13D filed with the Commission on September 6, 1996.

 (4) Includes (a) 156,250 shares issuable upon the exercise of warrants held by Mr. Bin Laden, and (b) 1,550,000 shares held by Nicris Limited ("Nicris"). Mr. Bin Laden, a controlling stockholder of Nicris, may be considered a beneficial owner of the shares beneficially owned by such entity.

 (5) Includes (a) 780,697 shares issuable upon the exercise of warrants held by Mr. El-Zein, (b) 284,416 shares issuable upon the exercise of warrants held by Pillar Limited, (c) 64,000 shares held by Pillar Investment, (d) 1,832 shares issuable upon the exercise of warrants held by Pillar Investment, and (e) 325,000 shares issuable upon the exercise of warrants held by Pillar S.A. Also includes 35,000 shares subject to outstanding stock options held by Mr. El-Zein which are exercisable within the 60-day period following October 1, 1997. Mr. El-Zein, an affiliate of Pillar Investment, Pillar Limited and Pillar S.A., may be considered a beneficial owner of the shares beneficially owned by such entities.

 (6) Includes 551,724 shares issuable upon the exercise of a warrant.

 (7) Includes (a) 565,956 shares issuable upon the exercise of warrants held by Mr. Menhall, (b) 284,416 shares issuable upon the exercise of warrants held by Pillar Limited, (c) 64,000 shares held by Pillar Investment, (d) 1,832 shares issuable upon the exercise of warrants held by Pillar Investment, and (e) 325,000 shares issuable upon the exercise of warrants held by Pillar S.A. Also includes 35,000 shares subject to outstanding stock options held by Mr. Menhall which are exercisable within the 60-day period following October 1, 1997. Mr. Menhall, an affiliate of Pillar Limited, Pillar Investment, and Pillar S.A., may be considered a beneficial owner of the shares beneficially owned by such entities.

 (8) Includes 959,370 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

 (9) Includes (a) 420,300 shares issuable upon the exercise of warrants held by Mr. El-Khereiji and (b) 30,000 shares subject to outstanding stock options held by Mr. El-Khereiji which are exercisable within the 60-day period following October 1, 1997. Also includes 454,366 shares beneficially owned by Solter Corporation. Mr. El-Khereiji, an affiliate of Solter Corporation, may be considered a beneficial owner of the shares beneficially owned by such entity.

(10) Includes 125,000 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

(11) Includes 402,263 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

(12) Includes 3,000 shares held by Dr. Wyngaarden's children and 50,000 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

(13) Includes an aggregate of 1,728,201 shares issuable upon the exercise of outstanding warrants exercisable within the 60-day period following October 1, 1997 and an aggregate of 1,636,633 shares issuable upon the exercise of outstanding stock options exercisable within the 60-day period following October 1, 1997.

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                     CERTIFICATE OF INCORPORATION TO EFFECT
                        ONE-FOR-FIVE REVERSE STOCK SPLIT

     The Board of Directors has adopted a resolution declaring the advisability of, and submitting to the stockholders for approval, a proposal to amend the Company's Certificate of Incorporation (the "Proposed Amendment") to effect a reverse split of the Company's Common Stock, pursuant to which each five shares of Common Stock will be automatically converted into one share without any action on the part of the stockholder (the "Reverse Split"). The text of the Proposed Amendment is set forth in Exhibit A to this Proxy Statement.

     Consummation of the Reverse Split will not change the number of shares of Common Stock authorized by the Company's Certificate of Incorporation, which will remain at 100,000,000 shares, or the par value of the Common Stock per share. The Reverse Split will become effective as of 5:00 p.m., Boston time (the "Effective Date"), on the date that the certificate of amendment to the Company's Certificate of Incorporation is filed with the Secretary of State of Delaware. If for any reason the Board of Directors deems it advisable, the Proposed Amendment may be abandoned at any time before the Effective Date, whether before or after the Meeting (even if such proposal has been approved by the stockholders).

     In lieu of issuing less than one whole share resulting from the Reverse Split to holders of an odd number of shares, the Company will determine the fair value of each outstanding share of Common Stock held on the Effective Date of the Reverse Split (the "Fractional Share Purchase Price"). The Company currently anticipates that the Fractional Share Purchase Price will be based on the average daily closing bid price per share of the Common Stock as reported by the primary trading market for the Company's Common Stock for the ten (10) trading days immediately preceding the Effective Date. In the event the Company determines that unusual trading activity would cause such amount to be an inappropriate measure of the fair value of the Common Stock, the Company may base the Fractional Share Purchase Price on the fair market value of the Common Stock as reasonably determined in good faith by the Board of Directors of the Company. Stockholders who hold an odd number of shares on the Effective Date will be entitled to receive, in lieu of the less than one whole share arising as a result of the Reverse Split, cash in the amount of the relevant portion of the Fractional Share Purchase Price.

     As soon as practical after the Effective Date, the Company will mail a letter of transmittal to each holder of record of a stock certificate or certificates which represent issued Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's designated exchange agent in exchange for certificates representing the number of whole shares of Common Stock (plus the relevant portion of the Fractional Share Purchase Price, if any) into which the shares of Common Stock have been converted as a result of the Reverse Split. No cash payment will be made or new certificate issued to a stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's exchange agent. See "-- Exchange of Stock Certificates."

     THE BOARD OF DIRECTORS BELIEVES THE ADOPTION OF THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT.

PURPOSE OF THE REVERSE SPLIT

     The Company's shares of Common Stock have been listed, and have traded, on the Nasdaq National Market ("Nasdaq NM") since January 1996 when the Company completed its initial public offering. On September 18, 1997, the Company received a notice of delisting from The Nasdaq Stock Market, Inc. ("NASDAQ") indicating that because the Company was not in compliance with the continued listing requirements of the Nasdaq NM, the Company's Common Stock would be delisted from the Nasdaq NM. The Company has appealed the decision with NASDAQ and a hearing has been scheduled for Thursday, November 6, 1997. The delisting action has been stayed pending the outcome of the appeal.

     The rules of the Nasdaq NM require that as a condition of the continued listing of a company's securities on the Nasdaq NM, a company satisfy at least one of several alternative maintenance requirements, which generally require that a company meet certain minimum criteria relating to its financial condition, results of operations and trading market for its listed securities. Under one such maintenance requirement, the minimum bid price of the Company's shares of Common Stock must equal or exceed $5.00, among other criteria. The closing price of the Company's Common Stock on October 9, 1997 was $1.875 per share.

     The Company believes that if the Reverse Split is approved by the stockholders at the Meeting, and the Reverse Split is effectuated, the Company's shares of Common Stock will have a minimum bid price in excess of $5.00 per share, and therefore will satisfy one of the criteria of the above-mentioned Nasdaq NM maintenance requirement. However, the Company would also need to satisfy other criteria to continue to have the Common Stock be eligible for continued listing and trading on the Nasdaq NM. These other criteria consist of maintaining (i) a market capitalization of at least $50 million, (ii) a public float of at 1.1 million shares, (iii) a market value of the public float of at least $15 million, (iv) at least 400 shareholders (round lot holders), (v) at least four market makers and (vi) compliance with certain corporate governance requirements. The Company believes that it satisfies all of these other maintenance criteria except for the market capitalization criteria. As of October 9, 1997, the Company's market capitalization was approximately $47.4 million. The Company is currently exploring financing alternatives to permit it to meet the market capitalization criteria even if the price per share of the Common Stock does not increase. There can be no assurance, however, that the Company will be successful in meeting all requisite maintenance criteria.

     If the Reverse Split is not approved by the stockholders at the Meeting, then it is highly likely that the Company's shares of Common Stock will cease to be listed and traded on the Nasdaq NM, which could adversely affect the liquidity of the Company's Common Stock and the ability of the Company to raise capital. In such event, the Company intends to make application for listing on the Nasdaq Small Cap Market. If not approved for listing on the Nasdaq Small Cap Market, the shares of Common Stock will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board and the spread between the bid and ask price of the shares of Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty in engaging in trades of shares of Common Stock.

     In addition, the Board of Directors further believes that low trading prices of the Company's Common Stock may have an adverse impact upon the efficient operation of the trading market in the securities. In particular, brokerage firms often charge a greater percentage commission on low-priced shares than that which would be charged on a transaction in the same dollar amount of securities with a higher per share price. A number of brokerage firms will not recommend purchases of low-priced stock to their clients or make a market in such shares, which tendencies may adversely affect the Company.

     Stockholders should note that the effect of the Reverse Split upon the market prices for the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Common Stock after the Reverse Split will be five times the prices for shares of the Common Stock immediately prior to the Reverse Split. Furthermore, there can be no assurance that the proposed Reverse Split will achieve the desired results which have been outlined above, nor can there be any assurance that the Reverse Split will not adversely impact the market price of the Common Stock or, alternatively, that any increased price per share of the Common Stock immediately after the proposed Reverse Split will be sustained for any prolonged period of time. In addition, the Reverse Split may have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

EFFECT OF THE REVERSE SPLIT

     As a result of the Reverse Split, the number of whole shares of Common Stock held by stockholders of record as of the close of business on the Effective Date will automatically, without any action required by the stockholders, be equal to the number of shares of Common Stock held immediately prior to the close of business on the Effective Date divided by five, plus cash in lieu of any fractional share. The Reverse Split will not affect a stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment of cash in lieu of fractional shares. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Reverse Split. The par value of the Common Stock will remain at $.001 per share following the Effective Date of the Reverse Split, and the number of shares of Common Stock issued will be reduced. Consequently, the aggregate par value of the issued Common Stock also will be reduced. In addition, the number of authorized but unissued shares of Common Stock will be increased by the Reverse Split, the issuance of which may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock. As the Reverse Split will increase the number of authorized but unissued shares of Common Stock, it may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Certificate of Incorporation or By-laws.

     Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or By-laws to dissent from the Reverse Split.

     The Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act, and the Company has no current intention of terminating its registration under the Exchange Act.

     Upon consummation of the Reverse Split, the total number of shares currently reserved for grants of stock options and all stock options previously granted would be decreased proportionately. The cash consideration payable per share upon exercise of the stock options would be increased proportionately.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Date, the Company intends to require stockholders to exchange their stock certificates ("Old Certificates") for new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split (as well as cash in lieu of fractional shares resulting from the reverse split). Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Company's transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES TO THE TRANSFER AGENT UNTIL REQUESTED TO DO SO.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following description of the material federal income tax consequences of the Reverse Split is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this Proxy Statement. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     In general, the federal income tax consequences of the proposed Reverse Split will vary among stockholders depending upon whether they receive the Fractional Share Purchase Price or solely New Certificates in exchange for Old Certificates. The Company believes that because the Reverse Split is not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the Reverse Split probably will have the following federal income tax effects:

          1. A stockholder who receives solely New Certificates will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the Common Stock represented by New Certificates will equal the holder's basis in the Common Stock represented by Old Certificates.

          2. A stockholder who receives a portion of the Fractional Share Purchase Price as a result of the Reverse Split will generally be treated as having received the payment as a distribution in redemption of the Fractional Share, as provided in Section 302(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each affected stockholder will be required to consult such stockholder's own tax advisor for the tax effect of such redemption (i.e., exchange or dividend treatment) in light of such stockholder's particular facts and circumstances.

          3. The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and the Company will not recognize any gain or loss as a result of the Reverse Split.

                                    GENERAL

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 1998 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, 620 Memorial Drive, Cambridge, Massachusetts 02139, no later than December 19, 1997 in order to be considered for inclusion in the proxy statement relating to that meeting.

COSTS OF SOLICITATION

     The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

                                            By Order of the Board of Directors,

                                            E. ANDREWS GRINSTEAD, III,
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

October 30, 1997

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED.

                                                                       ANNEX F-1
                                                                       ---------

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 Hybridon, Inc.
                (Name of Registrant as Specified In Its Charter)

                                      [ ]
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                 HYBRIDON, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1997

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Hybridon, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, November 18, 1997 at 10:00 a.m. at the offices of the Company, 620 Memorial Drive, Cambridge, Massachusetts 02139 (the "Meeting") for the purpose of considering and voting upon the following matters:

     1. To approve an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock, $.001 par value per share (the "Common Stock"), pursuant to which each five shares of Common Stock then outstanding will be converted into one share.

     2. To transact such other business, if any, as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

     The Board of Directors has fixed the close of business on Thursday, October 30, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof. A list of the Company's stockholders is open for examination to any stockholder at the principal executive offices of the Company, 620 Memorial Drive, Cambridge, Massachusetts 02139 and will be available at the Meeting.

                                            By Order of the Board of Directors,

                                            E. ANDREWS GRINSTEAD, III,
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

October 30, 1997

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                 HYBRIDON, INC.
                               620 MEMORIAL DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02139

                                PROXY STATEMENT

                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 18, 1997

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Hybridon, Inc., a Delaware corporation (the "Company"), of proxies for use at the Special Meeting of Stockholders to be held on Tuesday, November 18, 1997 at 10:00 a.m. at the offices of the Company, 620 Memorial Drive, Cambridge, Massachusetts 02139 and at any adjournments thereof (the "Meeting").

     All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Meeting. Attendance at the Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the proxy and vote in person.

     THE NOTICE OF MEETING, THIS PROXY STATEMENT AND THE ENCLOSED PROXY CARD ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT OCTOBER 31, 1997.

VOTING SECURITIES AND VOTES REQUIRED

     On October 30, 1997, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an
aggregate of [          ] shares of Common Stock of the Company, $.001 par value
per share (the "Common Stock"). Each recordholder of Common Stock is entitled to one vote per share.

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

     The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding is required for approval of the amendment to the Company's Certificate of Incorporation. Shares which abstain from voting as to the amendment to the Company's Certificate of Incorporation, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a such matter are nonetheless considered outstanding shares and will have the same effect as a vote again the amendment to the Company's Certificate of Incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of October 1, 1997, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) the directors of the Company, (iii) the Chief Executive Officer of the Company and the most highly compensated executive officer (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 in fiscal 1996, and (iv) all current directors and executive officers of the Company as a group.

                                                                          AMOUNT AND NATURE
                                                                      OF BENEFICIAL OWNERSHIP(1)
                                                                     ----------------------------
                                                                     NUMBER OF         PERCENT OF
               NAME AND ADDRESS OF BENEFICIAL OWNER                   SHARES            CLASS(2)
-------------------------------------------------------------------  ---------         ----------
5% STOCKHOLDERS

Morgan Grenfell International Funds Management Limited.............  2,441,026(3)          9.65%
  c/o The Royal Bank of Scotland PLC
  London, England

Yahia M.A. Bin Laden...............................................  2,043,750(4)          8.03%
  2, rue Charles Bonnet
  1206 Geneva, Switzerland

HTI Investments, N.V...............................................  1,708,335             6.75%
  c/o Healthcare Technologies
  International, Ltd.
  P.O. Box 42124
  Jeddah, 21541
  Saudi Arabia

Nicris Limited.....................................................  1,550,000             6.13%
  2, rue Charles Bonnet
  1206 Geneva, Switzerland

Youssef El-Zein....................................................  1,498,945(5)          5.61%
  c/o Pillar S.A
  28, Avenue de Messine
  75008 Paris, France

F. Hoffmann-La Roche Ltd...........................................  1,370,114(6)          5.30%
  Postfach
  CH 4002 Basel
  Switzerland

OTHER DIRECTORS AND EXECUTIVE OFFICERS
Nasser Menhall.....................................................  1,276,204(7)          4.81%
E. Andrews Grinstead, III..........................................  1,177,266(8)          4.48%
Mohamed A. El-Khereiji.............................................    904,666(9)          3.51%
Paul C. Zamecnik...................................................    555,100(10)         2.18%
Sudhir Agrawal.....................................................    476,063(11)         1.85%
James B. Wyngaarden................................................     80,000(12)            *
All directors and executive officers as a group (7 persons)........  5,164,175(13)        18.02%

---------------

   * Less than 1%

 (1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission (the "SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after October 1, 1997 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as beneficially owned by such person or entity.

 (2) Number of shares deemed outstanding includes 25,300,252 shares outstanding as of October 1, 1997, plus any shares subject to options or warrants held by the person or entity in question that are currently exercisable or exercisable within 60 days following October 1, 1997.

 (3) Share ownership based on Schedule 13D filed with the Commission on September 6, 1996.

 (4) Includes (a) 156,250 shares issuable upon the exercise of warrants held by Mr. Bin Laden, and (b) 1,550,000 shares held by Nicris Limited ("Nicris"). Mr. Bin Laden, a controlling stockholder of Nicris, may be considered a beneficial owner of the shares beneficially owned by such entity.

 (5) Includes (a) 780,697 shares issuable upon the exercise of warrants held by Mr. El-Zein, (b) 284,416 shares issuable upon the exercise of warrants held by Pillar Limited, (c) 64,000 shares held by Pillar Investment, (d) 1,832 shares issuable upon the exercise of warrants held by Pillar Investment, and (e) 325,000 shares issuable upon the exercise of warrants held by Pillar S.A. Also includes 35,000 shares subject to outstanding stock options held by Mr. El-Zein which are exercisable within the 60-day period following October 1, 1997. Mr. El-Zein, an affiliate of Pillar Investment, Pillar Limited and Pillar S.A., may be considered a beneficial owner of the shares beneficially owned by such entities.

 (6) Includes 551,724 shares issuable upon the exercise of a warrant.

 (7) Includes (a) 565,956 shares issuable upon the exercise of warrants held by Mr. Menhall, (b) 284,416 shares issuable upon the exercise of warrants held by Pillar Limited, (c) 64,000 shares held by Pillar Investment, (d) 1,832 shares issuable upon the exercise of warrants held by Pillar Investment, and (e) 325,000 shares issuable upon the exercise of warrants held by Pillar S.A. Also includes 35,000 shares subject to outstanding stock options held by Mr. Menhall which are exercisable within the 60-day period following October 1, 1997. Mr. Menhall, an affiliate of Pillar Limited, Pillar Investment, and Pillar S.A., may be considered a beneficial owner of the shares beneficially owned by such entities.

 (8) Includes 959,370 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

 (9) Includes (a) 420,300 shares issuable upon the exercise of warrants held by Mr. El-Khereiji and (b) 30,000 shares subject to outstanding stock options held by Mr. El-Khereiji which are exercisable within the 60-day period following October 1, 1997. Also includes 454,366 shares beneficially owned by Solter Corporation. Mr. El-Khereiji, an affiliate of Solter Corporation, may be considered a beneficial owner of the shares beneficially owned by such entity.

(10) Includes 125,000 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

(11) Includes 402,263 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

(12) Includes 3,000 shares held by Dr. Wyngaarden's children and 50,000 shares subject to outstanding stock options which are exercisable within the 60-day period following October 1, 1997.

(13) Includes an aggregate of 1,728,201 shares issuable upon the exercise of outstanding warrants exercisable within the 60-day period following October 1, 1997 and an aggregate of 1,636,633 shares issuable upon the exercise of outstanding stock options exercisable within the 60-day period following October 1, 1997.

                   APPROVAL OF AN AMENDMENT TO THE COMPANY'S
                     CERTIFICATE OF INCORPORATION TO EFFECT
                        ONE-FOR-FIVE REVERSE STOCK SPLIT

     The Board of Directors has adopted a resolution declaring the advisability of, and submitting to the stockholders for approval, a proposal to amend the Company's Certificate of Incorporation (the "Proposed Amendment") to effect a reverse split of the Company's Common Stock, pursuant to which each five shares of Common Stock will be automatically converted into one share without any action on the part of the stockholder (the "Reverse Split"). The text of the Proposed Amendment is set forth in Exhibit A to this Proxy Statement.

     Consummation of the Reverse Split will not change the number of shares of Common Stock authorized by the Company's Certificate of Incorporation, which will remain at 100,000,000 shares, or the par value of the Common Stock per share. The Reverse Split will become effective as of 5:00 p.m., Boston time (the "Effective Date"), on the date that the certificate of amendment to the Company's Certificate of Incorporation is filed with the Secretary of State of Delaware. If for any reason the Board of Directors deems it advisable, the Proposed Amendment may be abandoned at any time before the Effective Date, whether before or after the Meeting (even if such proposal has been approved by the stockholders).

     In lieu of issuing less than one whole share resulting from the Reverse Split to holders of an odd number of shares, the Company will determine the fair value of each outstanding share of Common Stock held on the Effective Date of the Reverse Split (the "Fractional Share Purchase Price"). The Company currently anticipates that the Fractional Share Purchase Price will be based on the average daily closing bid price per share of the Common Stock as reported by the primary trading market for the Company's Common Stock for the ten (10) trading days immediately preceding the Effective Date. In the event the Company determines that unusual trading activity would cause such amount to be an inappropriate measure of the fair value of the Common Stock, the Company may base the Fractional Share Purchase Price on the fair market value of the Common Stock as reasonably determined in good faith by the Board of Directors of the Company. Stockholders who hold an odd number of shares on the Effective Date will be entitled to receive, in lieu of the less than one whole share arising as a result of the Reverse Split, cash in the amount of the relevant portion of the Fractional Share Purchase Price.

     As soon as practical after the Effective Date, the Company will mail a letter of transmittal to each holder of record of a stock certificate or certificates which represent issued Common Stock outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of such certificate or certificates to the Company's designated exchange agent in exchange for certificates representing the number of whole shares of Common Stock (plus the relevant portion of the Fractional Share Purchase Price, if any) into which the shares of Common Stock have been converted as a result of the Reverse Split. No cash payment will be made or new certificate issued to a stockholder until he has surrendered his outstanding certificates together with the letter of transmittal to the Company's exchange agent. See "-- Exchange of Stock Certificates."

     THE BOARD OF DIRECTORS BELIEVES THE ADOPTION OF THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT.

PURPOSE OF THE REVERSE SPLIT

     The Company's shares of Common Stock have been listed, and have traded, on the Nasdaq National Market ("Nasdaq NM") since January 1996 when the Company completed its initial public offering. On September 18, 1997, the Company received a notice of delisting from The Nasdaq Stock Market, Inc. ("NASDAQ") indicating that because the Company was not in compliance with the continued listing requirements of the Nasdaq NM, the Company's Common Stock would be delisted from the Nasdaq NM. The Company has appealed the decision with NASDAQ and a hearing has been scheduled for Thursday, November 6, 1997. The delisting action has been stayed pending the outcome of the appeal.

     The rules of the Nasdaq NM require that as a condition of the continued listing of a company's securities on the Nasdaq NM, a company satisfy at least one of several alternative maintenance requirements, which generally require that a company meet certain minimum criteria relating to its financial condition, results of operations and trading market for its listed securities. Under one such maintenance requirement, the minimum bid price of the Company's shares of Common Stock must equal or exceed $5.00, among other criteria. The closing price of the Company's Common Stock on October 9, 1997 was $1.875 per share.

     The Company believes that if the Reverse Split is approved by the stockholders at the Meeting, and the Reverse Split is effectuated, the Company's shares of Common Stock will have a minimum bid price in excess of $5.00 per share, and therefore will satisfy one of the criteria of the above-mentioned Nasdaq NM maintenance requirement. However, the Company would also need to satisfy other criteria to continue to have the Common Stock be eligible for continued listing and trading on the Nasdaq NM. These other criteria consist of maintaining (i) a market capitalization of at least $50 million, (ii) a public float of at 1.1 million shares, (iii) a market value of the public float of at least $15 million, (iv) at least 400 shareholders (round lot holders), (v) at least four market makers and (vi) compliance with certain corporate governance requirements. The Company believes that it satisfies all of these other maintenance criteria except for the market capitalization criteria. As of October 9, 1997, the Company's market capitalization was approximately $47.4 million. The Company is currently exploring financing alternatives to permit it to meet the market capitalization criteria even if the price per share of the Common Stock does not increase. There can be no assurance, however, that the Company will be successful in meeting all requisite maintenance criteria.

     If the Reverse Split is not approved by the stockholders at the Meeting, then it is highly likely that the Company's shares of Common Stock will cease to be listed and traded on the Nasdaq NM, which could adversely affect the liquidity of the Company's Common Stock and the ability of the Company to raise capital. In such event, the Company intends to make application for listing on the Nasdaq Small Cap Market. If not approved for listing on the Nasdaq Small Cap Market, the shares of Common Stock will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board and the spread between the bid and ask price of the shares of Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty in engaging in trades of shares of Common Stock.

     In addition, the Board of Directors further believes that low trading prices of the Company's Common Stock may have an adverse impact upon the efficient operation of the trading market in the securities. In particular, brokerage firms often charge a greater percentage commission on low-priced shares than that which would be charged on a transaction in the same dollar amount of securities with a higher per share price. A number of brokerage firms will not recommend purchases of low-priced stock to their clients or make a market in such shares, which tendencies may adversely affect the Company.

     Stockholders should note that the effect of the Reverse Split upon the market prices for the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Common Stock after the Reverse Split will be five times the prices for shares of the Common Stock immediately prior to the Reverse Split. Furthermore, there can be no assurance that the proposed Reverse Split will achieve the desired results which have been outlined above, nor can there be any assurance that the Reverse Split will not adversely impact the market price of the Common Stock or, alternatively, that any increased price per share of the Common Stock immediately after the proposed Reverse Split will be sustained for any prolonged period of time. In addition, the Reverse Split may have the effect of creating odd lots of stock for some stockholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

EFFECT OF THE REVERSE SPLIT

     As a result of the Reverse Split, the number of whole shares of Common Stock held by stockholders of record as of the close of business on the Effective Date will automatically, without any action required by the stockholders, be equal to the number of shares of Common Stock held immediately prior to the close of business on the Effective Date divided by five, plus cash in lieu of any fractional share. The Reverse Split will not affect a stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment of cash in lieu of fractional shares. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Reverse Split. The par value of the Common Stock will remain at $.001 per share following the Effective Date of the Reverse Split, and the number of shares of Common Stock issued will be reduced. Consequently, the aggregate par value of the issued Common Stock also will be reduced. In addition, the number of authorized but unissued shares of Common Stock will be increased by the Reverse Split, the issuance of which may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding Common Stock. As the Reverse Split will increase the number of authorized but unissued shares of Common Stock, it may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's Certificate of Incorporation or By-laws.

     Stockholders have no right under Delaware law or under the Company's Certificate of Incorporation or By-laws to dissent from the Reverse Split.

     The Common Stock is currently registered under Section 12(g) of the Exchange Act and as a result, the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of the Common Stock under the Exchange Act, and the Company has no current intention of terminating its registration under the Exchange Act.

     Upon consummation of the Reverse Split, the total number of shares currently reserved for grants of stock options and all stock options previously granted would be decreased proportionately. The cash consideration payable per share upon exercise of the stock options would be increased proportionately.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Date, the Company intends to require stockholders to exchange their stock certificates ("Old Certificates") for new certificates ("New Certificates") representing the number of whole shares of Common Stock into which their shares of Common Stock have been converted as a result of the Reverse Split (as well as cash in lieu of fractional shares resulting from the reverse split). Stockholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates at the appropriate time by the Company's transfer agent. Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES TO THE TRANSFER AGENT UNTIL REQUESTED TO DO SO.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

     The following description of the material federal income tax consequences of the Reverse Split is based upon the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this Proxy Statement. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     In general, the federal income tax consequences of the proposed Reverse Split will vary among stockholders depending upon whether they receive the Fractional Share Purchase Price or solely New Certificates in exchange for Old Certificates. The Company believes that because the Reverse Split is not part of a plan to increase periodically a stockholder's proportionate interest in the Company's assets or earnings and profits, the Reverse Split probably will have the following federal income tax effects:

          1. A stockholder who receives solely New Certificates will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the Common Stock represented by New Certificates will equal the holder's basis in the Common Stock represented by Old Certificates.

          2. A stockholder who receives a portion of the Fractional Share Purchase Price as a result of the Reverse Split will generally be treated as having received the payment as a distribution in redemption of the Fractional Share, as provided in Section 302(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Each affected stockholder will be required to consult such stockholder's own tax advisor for the tax effect of such redemption (i.e., exchange or dividend treatment) in light of such stockholder's particular facts and circumstances.

          3. The Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and the Company will not recognize any gain or loss as a result of the Reverse Split.

                                    GENERAL

OTHER MATTERS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Any proposal that a stockholder intends to present at the 1998 Annual Meeting of Stockholders must be submitted to the Secretary of the Company at its principal executive offices, 620 Memorial Drive, Cambridge, Massachusetts 02139, no later than December 19, 1997 in order to be considered for inclusion in the proxy statement relating to that meeting.

COSTS OF SOLICITATION

     The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

                                            By Order of the Board of Directors,

                                            E. ANDREWS GRINSTEAD, III,
                                            Chairman of the Board,
                                            President and Chief Executive
                                            Officer

October 30, 1997

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED.

                                                                       EXHIBIT A

RESOLVED:  That, subject to stockholder approval, the following paragraph be inserted prior to the first paragraph of Article FOURTH of the Certificate of Incorporation:

           "That upon the filing date of the Certificate of Amendment of Restated Certificate of Incorporation of the Corporation (the "Effective Date"), a one-for-five reverse split of the Corporation's Common Stock (as defined below) shall become effective, such that each five shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Date shall represent one share of Common Stock from and after the Effective Date."

                                 HYBRIDON, INC.

                  PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 18, 1997

                      THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS OF THE COMPANY
                   AND SHOULD BE RETURNED AS SOON AS POSSIBLE

     The undersigned, having received notice of the Special Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) E. Andrews Grinstead, III, Douglas J. Jensen and David E. Redlick, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders of HYBRIDON, INC. (the "Company") to be held on Tuesday, November 18, 1997 at 10:00 a.m. at the offices of the Company, 620 Memorial Drive, Cambridge, Massachusetts 02139, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

     In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

     A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION IS RECOMMENDED BY THE BOARD OF DIRECTORS.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT THEREOF.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.

1. To approve the amendment to the Company's Certificate of Incorporation to effect a one-for-five reverse split of the Common Stock.

     [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

Please mark your votes
as indicated in this example   [X]


MARK HERE                                      MARK HERE IF
FOR ADDRESS     [ ]                            YOU PLAN TO     [ ]
CHANGE AND                                     ATTEND THE
NOTE AT LEFT                                   MEETING


                                    Dated: ______________________, 1997



                                    -----------------------------------
                                                Signature



                                    -----------------------------------
                                         Signature if held jointly



                                    NOTE: PLEASE SIGN EXACTLY AS NAME
                                    APPEARS HEREON. WHEN SHARES ARE HELD BY
                                    JOINT OWNERS, BOTH SHOULD SIGN. WHEN
                                    SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                    PLEASE GIVE FULL TITLE AS SUCH. IF A
                                    CORPORATION, PLEASE SIGN IN FULL
                                    CORPORATE NAME BY AUTHORIZED OFFICER,
                                    GIVING FULL TITLE. IF A PARTNERSHIP,
                                    PLEASE SIGN IN PARTNERSHIP NAME BY
                                    AUTHORIZED PERSON, GIVING FULL TITLE.

                                                                         ANNEX G
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

                        QUARTERLY REPORT UNDER SECTION 13
                 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                     -------


For the Quarter Ended:  March 31, 1997           Commission File Number 0-27352

                                 Hybridon, Inc.
             (Exact name of registrant as specified in its charter)


            Delaware                                   04-3072298
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
organization or incorporation)

                               620 Memorial Drive
                               Cambridge, MA 02139
          (Address of principal executive offices, including zip code)


                                 (508) 752-7000
              (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                   YES  X   NO
                                       ---     ---

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common Stock, par value $.001 per share                    25,246,352
- ---------------------------------------         --------------------------------
                 Class                          Outstanding as of April 30, 1997

                                 HYBRIDON, INC.

                                    FORM 10-Q

                                      INDEX


PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

         CONSOLIDATED CONDENSED BALANCE SHEETS AS OF MARCH 31, 1997 AND
              DECEMBER 31, 1996 AND PROFORMA BALANCE SHEET AS OF MARCH 31, 1997

         CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS
              ENDED MARCH 31, 1997 AND 1996 AND CUMULATIVE FROM MAY 25, 1989 (INCEPTION) TO MARCH 31, 1997

         CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS
              ENDED MARCH 31, 1997 AND 1996, AND CUMULATIVE FROM MAY 25, 1989 (INCEPTION) TO MARCH 31, 1997

         NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PART II - OTHER INFORMATION

ITEM 2 - CHANGES IN SECURITIES

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

SIGNATURES

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                   (UNAUDITED)


                             ASSETS
                                                                         DECEMBER 31,           MARCH 31,              PRO FORMA
                                                                             1996                 1997              MARCH 31, 1997
                                                                                                                     (SEE NOTE 1)
CURRENT ASSETS:
   Cash and cash equivalents                                            $  12,633,742         $   2,489,882         $  49,489,882
   Short-term investments                                                   3,785,146                    --                    --
   Accounts receivable                                                        573,896               737,880               737,880
   Prepaid expenses and other current assets                                1,545,324             1,735,601             1,735,601
                                                                        -------------         -------------         -------------

         Total current assets                                              18,538,108             4,963,363            51,963,363
                                                                        -------------         -------------         -------------

PROPERTY AND EQUIPMENT, AT COST:
   Leasehold improvements                                                   9,257,516             9,235,836             9,235,836
   Laboratory equipment                                                     5,884,861             6,096,150             6,096,150
   Equipment under capital leases                                           2,904,688             4,042,140             4,042,140
   Office equipment                                                         1,496,639             1,525,998             1,525,998
   Furniture and fixtures                                                     499,958               548,076               548,076
   Construction-in-progress                                                 2,193,400             5,739,721             5,739,721
                                                                        -------------         -------------         -------------
                                                                           22,237,062            27,187,921            27,187,921

   Less -- Accumulated depreciation and amortization                        6,596,294             7,823,430             7,823,430
                                                                        -------------         -------------         -------------
                                                                           15,640,768            19,364,491            19,364,491
                                                                        -------------         -------------         -------------
OTHER ASSETS:
   Restricted cash                                                            437,714               395,000               395,000
   Notes receivable from officers                                             317,978               320,282               320,282
   Deferred financing costs and other assets                                1,152,034               474,028             3,474,028
   Investment in real estate partnership                                    5,450,000             5,450,000             5,450,000
                                                                        -------------         -------------         -------------

                                                                            7,357,726             6,639,310             9,639,310
                                                                        -------------         -------------         -------------

                                                                        $  41,536,602         $  30,967,164         $  80,967,164
                                                                        =============         =============         =============

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt and capital lease                  $   1,308,511             1,583,230             1,583,230
   obligations
   Accounts payable                                                         4,064,419             6,270,436             6,270,436
   Accrued expenses                                                         4,190,766             4,361,677             4,361,677
   Deferred revenue                                                            86,250                86,250                86,250
                                                                        -------------         -------------         -------------
         Total current liabilities                                          9,649,946            12,301,593            12,301,593
                                                                        -------------         -------------         -------------

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, NET OF CURRENT
PORTION                                                                     9,031,852             9,500,463            59,500,463
                                                                        -------------         -------------         -------------

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value -                                               --                                          --
     Authorized -- 5,000,000 shares at March 31, 1997
     Issued and outstanding -- None                                                --                                          --
   Common stock, $.001 par value -
     Authorized -- 100,000,000 shares
     Issued and outstanding -- 25,146,577 shares at December 31,
       1996, and 25,232,352 shares at March 31, 1997
       respectively                                                            25,147                25,233                25,233
   Additional paid-in capital                                             173,227,358           173,612,808           173,612,808
   Deficit accumulated during the development stage                      (149,193,775)         (163,211,408)         (163,211,408)
   Deferred Compensation                                                   (1,203,926)           (1,261,525)           (1,261,525)
                                                                        -------------         -------------         -------------
         Total stockholders' equity                                        22,854,804             9,165,108             9,165,108
                                                                        -------------         -------------         -------------

                                                                        $  41,536,602         $  30,967,164         $  80,967,164
                                                                        =============         =============         =============


              The accompanying notes are an integral part of these
                  consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)

                                                                                 CUMULATIVE FROM
                                                                                   MAY 25, 1989
                                                 THREE MONTHS ENDED                 (INCEPTION)
                                                      MARCH 31                           TO
                                             1997                 1996             MARCH 31, 1997
REVENUES:
   Research and development              $    593,900         $     259,350         $   5,148,163
    Product Revenue                           348,154                    --             1,428,329
   Interest income                            117,412               294,873             2,259,029
   Royalty and other income                        --                    --                62,321
                                         ------------         -------------         -------------

                                            1,059,466               554,223             8,897,842
                                         ------------         -------------         -------------

OPERATING EXPENSES:
   Research and development                11,476,439             7,383,297           130,108,337
   General and administrative               3,430,453             2,418,386            40,220,321
   Interest                                   170,207                39,604             1,780,590
                                         ------------         -------------         -------------

                                           15,077,099             9,841,287           172,109,248
                                         ------------         -------------         -------------

         Net loss                        $(14,017,633)        $  (9,287,064)        $(163,211,406)
                                         ------------         -------------         =============

NET LOSS PER COMMON SHARE
(Note 2)                                 $       (.56)        $        (.41)
                                         ============         =============

SHARES USED IN COMPUTING NET LOSS
PER COMMON SHARE (Note 2)                  25,224,728            22,708,394
                                         ============         =============


              The accompanying notes are an integral part of these
                  consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                                                             CUMULATIVE FROM
                                                                                                               MAY 25, 1989
                                                                            THREE MONTHS ENDED                (INCEPTION) TO
                                                                                  MARCH 31                        MARCH 31,
                                                                         1997                  1996                 1997
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                          $(14,017,633)        $ (9,287,064)        $(163,211,406)
   Adjustments to reconcile net loss to net cash used in
   operating activities -
     Depreciation and amortization                                      1,227,136              499,930             7,924,871
     Issuance of common  stock for services rendered                      146,875                   --               146,875
     Compensation on grant of stock options, warrants and
       restricted stock                                                   133,859                   --             7,941,590
     Amortization of discount on convertible promissory
       notes payable                                                           --                   --               690,157
     Amortization of deferred financing costs                             274,800                   --               491,532
     Noncash interest on convertible promissory notes payable
                                                                               --                   --               260,799
     Changes in operating assets and liabilities -
       Accounts Receivable                                               (163,984)                  --              (737,880)
       Prepaid and other current assets                                  (190,277)          (1,079,723)           (1,735,600)
       Notes receivable from officers                                      (2,304)              (2,516)             (320,282)
       Amounts payable to related parties                                      --               73,000              (200,000)
       Accounts payable and accrued expenses                            2,376,928             (675,583)           10,632,113
       Deferred revenue                                                        --                   --                86,250
                                                                     ------------         ------------         -------------

              Net cash used in operating activities                   (10,214,600)         (10,471,956)         (138,030,981)
                                                                     ------------         ------------         -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Decrease (increase) in short-term investments                        3,785,146           (9,914,429)                   --
   Purchases of property and equipment, net                            (3,831,655)          (1,867,151)          (25,634,365)
   Decrease (increase)  in restricted cash and other assets               445,919               (3,827)           (1,218,264)
   Investment in real estate partnership                                       --           (2,911,456)           (5,450,000)
                                                                     ------------         ------------         -------------

              Net cash used in investing activities                       399,410          (14,696,863)          (32,302,629)
                                                                     ------------         ------------         -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of convertible preferred stock                       --                   --            96,584,154
   Proceeds from issuance of common stock related to stock
     options and restricted stock grants                                   47,203               43,750             1,221,805
   Proceeds from issuance of common stock related to stock
     warrants                                                                  --                   --             3,176,741
   Net proceeds from issuance of common stock                                  --           52,231,244            52,355,324
   Repurchase of common stock                                                  --                   --                  (263)
   Proceeds from notes payable                                                 --                   --             9,450,000
   Proceeds from issuance of convertible
     promissory notes payable                                                  --                   --             9,191,744
   Proceeds from long-term debt                                                --                   --               662,107
   Payments on long-term debt and capital leases                         (375,874)            (108,148)           (2,177,487)
   Proceeds from sale/leaseback                                                --                   --             2,795,516
   Decrease (increase) in deferred financing costs                             --              526,721              (436,149)
                                                                     ------------         ------------         -------------

              Net cash provided by financing activities                  (328,671)          52,693,567           172,823,492
                                                                     ------------         ------------         -------------


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (10,143,861)          27,524,748             2,489,882

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                         12,633,742            5,284,262                    --
                                                                     ------------         ------------         -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                             $  2,489,882         $ 32,809,010         $   2,489,882
                                                                     ============         ============         =============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid for interest                                            $    170,207         $     39,604         $   1,780,590
                                                                     ============         ============         =============


              The accompanying notes are an integral part of these
                  consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES

                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)



(1)    ORGANIZATION

       Hybridon, Inc. (the Company) was incorporated in the State of Delaware on May 25, 1989. The Company is engaged in the discovery and development of novel genetic medicines based primarily on antisense technology.

       The Company is in the development stage. Since inception, the Company has devoted substantially all of its efforts toward product research and development and raising capital. Management anticipates that substantially all future revenues will be derived from the sale of proprietary biopharmaceutical products under development or to be developed in the future, and contract manufacturing of synthetic DNA/RNA products and reagent products (manufactured by the Hybridon Specialty Products Division), as well as from research and development revenues and fees and royalties derived from licensing of the Company's technology. Accordingly, although the Company has begun to generate revenues from its contract manufacturing business, the Company is dependent on the proceeds from possible future sales of equity securities, debt financings and research and development collaborations in order to fund future operations.

       On April 2, 1997, the Company issued $50,000,000 of 9% convertible subordinated notes (the Notes). Under the terms of the Notes, the Company must make semi-annual interest payments on the outstanding principle balance through the maturity date of April 1, 2004. If the Notes are converted prior to April 1, 2000, the Noteholders are entitled to receive accrued interest from the date of the most recent interest payment through the conversion date. The Notes are subordinate to substantially all of the Company's existing indebtedness. The Notes are convertible at any time prior to the maturity date at a conversion price equal to $7.0125, subject to adjustment under certain circumstances, as defined.

       Beginning April 1, 2000, the Company may redeem the Notes at its option for a 4.5% premium over the original issuance price, provided that from April 1, 2000 to March 31, 2001, the Notes may not be redeemed unless the closing price of the common stock equals or exceeds 150% of the conversion price for a period of at least 20 out of 30 consecutive trading days and the Notes are redeemed within 60 days after such trading period. The premium decreases by 1.5% each year through March 31, 2003. Upon a change of control of the Company, as defined, the Company will be required to offer to repurchase the Notes at 150% of the original issuance price.

       The unaudited pro forma consolidated balance sheet as of March 31, 1997 shows the financial position of the Company assuming the Notes were issued on March 31, 1997.

                         HYBRIDON, INC. AND SUBSIDIARIES

                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                   (Continued)

(1)    ORGANIZATION (Continued)

       The unaudited consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of interim period results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes, however, that its disclosures are adequate to make the information presented not misleading. The results for the interim periods presented are not necessarily indicative of results to be expected for the full fiscal year. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission.

 (2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Net Loss per Common Share

       Net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the 12 months immediately preceding its initial public offering, plus shares of common stock that became issuable during the same period pursuant to the grant of common stock options and preferred and common stock warrants, has been included in the calculation of weighted average number of shares outstanding for the period from January 1, 1996 through February 2, 1996 (using the treasury-stock method and the initial public offering price of $10 per share). In addition, the calculation of the weighted average number of shares outstanding includes shares of common stock as if all shares of preferred stock were converted into common stock on the respective original dates of issuance.

                         HYBRIDON, INC. AND SUBSIDIARIES

                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                   (Continued)


 (3)   CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

       The Company applies SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the Company has classified its cash equivalents and short-term investments as held-to-maturity, and has recorded them at amortized cost, which approximates market value. Short-term investments mature within one year of the balance sheet date. Cash equivalents have original maturities of less than three months. Cash and cash equivalents and short-term investments at March 31, 1997 and December 31, 1996 consisted of the following:


                                                 March 31,        December 31,
                                                   1997               1996
          Cash and Cash Equivalents -
             Cash and money market funds        $ 1,492,184        $10,144,367
             U.S. government securities             997,698          2,489,375
                                                -----------        -----------

                                                $ 2,489,882        $12,633,742
                                                ===========        ===========
          Short-term Investments -
             U.S. government securities         $        --        $ 3,785,146
                                                ===========        ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Company is engaged in the discovery and development of genetic medicines based primarily on antisense technology. The Company commenced operations in February 1990 and since that time has been engaged primarily in research and development efforts, development of its manufacturing capabilities and organizational efforts, including recruitment of scientific and management personnel and raising capital. To date, the Company has not received revenue from the sale of biopharmaceutical products developed by it based on antisense technology. In order to commercialize its own products, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of these products. All revenues received by the Company to date have been derived from collaborative agreements, interest on invested funds and revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Company's Hybridon Specialty Products Division.

The Company has incurred losses since its inception and expects to incur significant operating losses in the future. The Company expects that its research and development expenses will increase significantly during the balance of 1997 and in future years as it moves its principal research and development programs to more advanced preclinical studies, clinical trials and later phase clinical trials. In addition, the Company expects that its facilities costs will increase in 1997 and future years over 1996 levels as a result of the relocation of the Company's executive offices and its primary research and development laboratories to Cambridge, Massachusetts on February 1, 1997. The Company also expects that its personnel and patent costs will increase significantly in the future. Costs associated with the Company's patent applications are expected to increase as the Company continues to file and prosecute such applications. Patent costs also would increase significantly if the Company became involved in litigation or administrative proceedings involving its patents or those of third parties. The Company has incurred cumulative losses from inception through March 31, 1997 of 163.2 million.

This Quarterly Report on Form 10-Q contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "intends," "may," and other similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include the matters set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors that May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is hereby incorporated herein by this reference.

RESULTS OF OPERATIONS

Three Months Ended March 31, 1997 and 1996

The Company had total revenues of $1,059,000 and $554,000 in the three months ended March 31, 1997 and 1996, respectively. Revenues from research and development collaborations were $594,000 and $259,000 for the three months ended March 31, 1997 and 1996, respectively. Revenues for the three month period ended March 31, 1997 and 1996 included payments earned under a collaborative agreement with F. Hoffmann-La Roche Ltd (Roche). For the three month period ended March 31, 1997, revenues also included payments under a collaborative agreement with
G. D. Searle & Co. (Searle). Revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Hybridon Specialty Products Division were $348,000 for the three month period ended March 31, 1997. Revenues from interest income were $117,000 and $295,000 for the three months ended March 31, 1997 and 1996, respectively. The decrease in interest income in the three month period ended March 31, 1997 was the result of substantially lower cash balances available for investment during the three month period ended March 31, 1997 as compared to the three month period ended March 31, 1996 during which the Company completed its initial public offering on February 2, 1996.

The Company had research and development expenses of $11,476,000 and 7,383,000 in the three months ended March 31, 1997 and 1996, respectively. The increase in research and development expenses for the three months ended March 31, 1997 reflects increased expenses related primarily to ongoing clinical trials of the Company's product candidates, including trials of two different formulations of GEM(R) 132 (an antisense compound for the treatment of systemic CMV and CMV Retinitis) which were initiated in the United States and Europe during the three months ended March 31, 1997. The increase also reflects increased expenses associated with salaries and related costs, facilities equipment costs related to additional laboratories, consulting and professional expense, expenses related to the production of GEM(R) 91 (an antisense oligonucleotide targeted at AIDS), and GEM(R) 132 and expenses for preclinical compounds. Research and development staffing and related costs increased significantly as the number of employees engaged in research and development activities increased by approximately 32% for the three month period ending March 31, 1997. The
Company expects to invest significant resources during the remainder of 1997 and in future years in connection with the ongoing clinical trials of GEM(R)91 and GEM(R)132, the performance of preclinical studies, and the preparation of IND applications and the initiation of clinical trials.

The Company had general and administrative expenses of $3,430,000 and $2,418,000 in the three months ended March 31, 1997 and 1996, respectively. The increase in general and administrative expenses for the three months ended March 31, 1997 was attributable primarily to an increase in expenses associated with the termination of certain financing activities, a one time expense associated with the Company's investment in MethylGene, consulting services and salaries and related costs.

The Company had interest expense of $170,207 and $40,000 in the three months ended March 31, 1997 and 1996, respectively. Interest expense for the three months ended March 31, 1997 and 1996 primarily consisted of interest incurred on borrowings to finance the purchase of property and equipment, and leasehold improvements. The increase in interest expense for the three months ended March 31, 1997 reflected an increase in the debt outstanding during the three months ended March 31, 1997. The Company's future interest expense will increase significantly in the future as a result of the issuance of $50,000,000 of 9% Convertible Subordinated Notes (the Notes) which was completed on April 2, 1997.

As a result of the above factors, the Company incurred net losses of $14,017,000 and $9,287,000 for the three months ended March 31, 1997 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

During the three months ended March 31,1997, the Company's net cash used in operating activity was $10,214,600, principally for use in the Company's ongoing research and development programs. The Company also increased its investment in property and equipment by $3,831,655, consisting primarily of costs associated with finishing the buildout of the Company's Milford manufacturing facility and costs associated with leasehold improvements and furnishings of the Cambridge facility which the Company moved into on February 1, 1997.

On April 2, 1997, the Company sold $50.0 million of Notes to certain investors. The Notes bear interest at a rate of 9% per annum and have a maturity date of April 1, 2004. Under the Notes, the Company is required to make semi-annual interest payments on the outstanding principal balance through the maturity date of April 1, 2004. The Notes are convertible at the option of the holder into the Company's Common Stock at any time prior to maturity, unless previously redeemed or repurchased by the Company under certain specified circumstances, at a conversion price of $7.0125 per share (subject to adjustment). In connection with the sale of the Notes, the Company also granted a 60-day option (which expires on May 25, 1997) to purchase up to an additional $10,000,000 principal amount of the Notes.

The Company had cash and cash equivalents of $2,490,000 at March 31, 1997. Based on its current operating plan, the Company believes that its existing capital resources, together with the committed collaborative research and development payments from Searle, anticipated sales of the Hybridon Specialty Products Division and margins on such sales, which are expected to increase significantly over historic levels, and the net proceeds from the sale of the Notes and the interest earned thereon, will be adequate to fund the Company's capital requirements through at least the first quarter of 1998.

The Company's future capital requirements will depend on many factors, including continued scientific progress in its research, drug discovery and development programs, the magnitude of these programs, progress with preclinical and clinical trials, sales of DNA products and reagents manufactured on a custom contract basis by the Hybridon Specialty Products Division and the margins on such sales, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the ability of the Company to establish and maintain collaborative academic and commercial research, development and marketing relationships, the ability of the Company to obtain third party financing for leasehold improvements and other capital expenditures and the cost of manufacturing scale-up and commercialization activities and arrangements.

The Company intends to seek additional equity, debt and lease financing to fund future operations. The Company also intends to seek additional collaborative development and commercialization relationships with potential corporate partners in order to fund certain of its programs. Except for research and development funding from Searle under Hybridon's collaborative agreement with Searle (which is subject to early termination in certain circumstances), Hybridon has no committed external sources of capital, and, as discussed above, expects no product revenues for several years from sales of the products that it is developing (as opposed to sales of DNA products and reagents manufactured on a custom contract basis by the Hybridon Specialty Products Division). If the Company is unable to obtain necessary additional funds, it would be required to scale back or eliminate certain of its research and development programs or license to third parties certain technologies which the Company would otherwise pursue on its own.

                                 HYBRIDON, INC.

                                     PART II

                                OTHER INFORMATION

                                     -------

Item 1   None

Item 2   Changes in Securities


         During the quarter ended March 31, 1997, the Company issued and sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

         1. On January 20, 1997, the Company issued 25,000 shares of its Common Stock to an investment bank as compensation under a financial advisory services agreement entered into with such investment bank on such date.

         2. On January 25, 1997, the Company issued, for an aggregate purchase price of $9,075, 1650 shares of its Common Stock to one investor upon exercise by such investor of warrants to purchase Common Stock.


         The shares of Common Stock issued in the above transaction were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving any public offering.

Item 3-5 None

Item 6.  Exhibits and Reports on Form 8-K


         (a)      Exhibits

                  11       Computation of Net Loss Per Common Share.

                  27       Financial Data Schedule (EDGAR)

                  99 Pages 39-48 of the Company's Annual Report on Form 10-K for the period ended December 31, 1996 (which is not deemed to be filed except to the extent that portions thereof are expressly incorporated by reference herein).

         (b) No reports were filed on Form 8-K during the three months ended March 31, 1997.

                                   SIGNATURES

                                     -------


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            HYBRIDON, INC.


May 15, 1997                /s/ E. Andrews Grinstead III
- ----------------            -----------------------------------------------
Date                        E. Andrews Grinstead, III
                            Chairman, President and Chief Executive Officer
                            (Principal Executive Officer)


May 15, 1997                /s/ Anthony J. Payne
- ----------------            -----------------------------------------------
Date                        Anthony J. Payne
                            Senior Vice President of Finance and Administration
                            and Chief Financial Officer (Principal Financial
                            and Accounting Officer)

                                 HYBRIDON, INC.

                                  EXHIBIT INDEX

                                     -------



11       Computation of Net Loss Per Common Share.


27       Financial Data Schedule (EDGAR)

99 Pages 39-48 of the Company's Annual Report on Form 10-K for the period ended December 31, 1996 (which is not deemed to be filed except to the extent that portions thereof are expressly incorporated by reference herein).

                                                                         ANNEX H
                                                                         -------


                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM 10-Q

                       QUARTERLY REPORT PURSUANT TO SECTION 13
                   OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


For the Quarterly Period Ended: June 30, 1997     Commission File Number 0-27352

                                   Hybridon, Inc.
                                   --------------
               (Exact name of registrant as specified in its charter)


           Delaware                                  04-3072298
           --------                                  ----------
(State or other jurisdiction of       (I.R.S. Employer Identification Number)
organization or incorporation)

                                 620 Memorial Drive
                                 Cambridge, MA 02139
                                 -------------------
            (Address of principal executive offices, including zip code)


                                   (617) 528-7000
                                 -------------------
                (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             YES  X      NO
                                ------     ------

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common Stock, par value $.001 per share                      25,260,252
- ---------------------------------------                      ----------
               Class                             Outstanding as of July 31, 1997

                                 HYBRIDON, INC.

                                    FORM 10-Q

                                      INDEX


PART I - FINANCIAL INFORMATION

ITEM 1 - FINANCIAL STATEMENTS

         CONSOLIDATED CONDENSED BALANCE SHEETS AS OF JUNE 30, 1997 AND
            DECEMBER 31, 1996

         CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS FOR THE THREE
            AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996 AND
            CUMULATIVE FROM MAY 25, 1989 (INCEPTION) TO JUNE 30,
            1997

         CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS FOR THE SIX
            MONTHS ENDED JUNE 30, 1997 AND 1996, AND CUMULATIVE
            FROM MAY 25, 1989 (INCEPTION) TO JUNE 30, 1997

         NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

PART II - OTHER INFORMATION

ITEM 2 - CHANGES IN SECURITIES

ITEM 4 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

ITEM 5 - OTHER INFORMATION

ITEM 6 - EXHIBITS AND REPORTS ON FORM 8-K

SIGNATURES

                         HYBRIDON, INC. AND SUBSIDIARIES

                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED CONDENSED BALANCE SHEETS

                                   (UNAUDITED)



       ASSETS                                              JUNE 30,        DECEMBER 31,
                                                             1997              1996
CURRENT ASSETS:
  Cash and cash equivalents                             $   8,594,921     $  12,633,742
  Short-term investments                                   20,052,761         3,785,146
  Accounts receivable                                         644,505           573,896
  Prepaid expenses and other current assets                 1,660,867         1,545,324
                                                        -------------     -------------
     Total current assets                                  30,953,054        18,538,108
                                                        -------------     -------------

PROPERTY AND EQUIPMENT, AT COST:
  Leasehold improvements                                   13,606,246         9,257,516
  Laboratory equipment                                      6,051,548         5,884,861
  Equipment under capital leases                            5,353,458         2,904,688
  Office equipment                                          1,760,020         1,496,639
  Furniture and fixtures                                      515,012           499,958
  Construction-in-progress                                  2,086,000         2,193,400
                                                        -------------     -------------
                                                           29,372,284        22,237,062
  Less--Accumulated depreciation and amortization           8,837,668         6,596,294
                                                        -------------     -------------
                                                           20,534,616        15,640,768
                                                        -------------     -------------
OTHER ASSETS:
  Restricted cash                                             350,000           437,714
  Notes receivable from officers                              322,641           317,978
  Deferred financing costs and other assets                 3,698,501         1,152,034
  Investment in real estate partnership                     5,450,000         5,450,000
                                                        -------------     -------------
                                                            9,821,142         7,357,726
                                                        -------------     -------------
                                                        $  61,308,812     $  41,536,602
                                                        =============     =============

       LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)

CURRENT LIABILITIES:
  Current portion of long-term debt and
    capital lease obligations                           $   1,887,863     $   1,308,511
  Accounts payable                                          3,895,988         4,064,419
  Accrued expenses                                          3,786,842         4,190,766
  Deferred revenue                                                 --            86,250
                                                        -------------     -------------
     Total current liabilities                              9,570,693         9,649,946
                                                        -------------     -------------
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS,
 NET OF CURRENT PORTION                                    10,019,593         9,031,852
                                                        -------------     -------------
CONVERTIBLE SUBORDINATED NOTES                             50,000,000                --
                                                        -------------     -------------

STOCKHOLDERS' EQUITY(DEFICIT):
  Preferred stock, $.01 par value-
   Authorized--5,000,000 shares
   Issued and outstanding--None                                    --                --
  Common stock, $.001 par value-
   Authorized--100,000,000 shares
   Issued and outstanding--25,250,252 shares
   at June 30, 1997, and 25,146,577 shares
   at December 31, 1996 respectively
                                                               25,250            25,147
 Additional paid-in capital                               173,636,989       173,227,358
 Deficit accumulated during the development stage        (180,736,741)     (149,193,775)
 Deferred Compensation                                     (1,206,972)       (1,203,926)
                                                        -------------     -------------
     Total stockholders' equity(deficit)                   (8,281,474)       22,854,804
                                                        -------------     -------------
                                                        $  61,308,812     $  41,536,602
                                                        =============     =============

The accompanying notes are an integral part of these consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES

                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)


                                                                                                          CUMULATIVE FROM
                                                                                                           MAY 25,1989
                                          THREE MONTHS ENDED                 SIX MONTHS ENDED              (INCEPTION)
                                                JUNE 30,                          JUNE 30,               TO JUNE 30, 1997
                                         1997             1996             1997             1996
REVENUES:
  Research and development           $    186,250     $    458,150     $    780,150     $     717,500     $   5,334,413
  Product Revenue                         727,704               --        1,075,858                --         2,156,033
  Interest income                         486,502          340,622          603,914           635,495         2,745,531
  Royalty and other income                 14,971           62,321           14,971            62,321            77,292
                                     ------------     ------------     ------------     -------------     -------------

                                        1,415,427          861,093        2,474,893         1,415,316        10,313,269
                                     ------------     ------------     ------------     -------------     -------------

OPERATING EXPENSES:
  Research and development             14,969,366        9,700,841       26,445,805        17,084,138       145,077,705
  General and administrative            2,524,046        2,804,907        5,954,499         5,223,293        42,744,367
  Interest                              1,447,348           29,978        1,617,555            69,581         3,227,938
                                     ------------     ------------     ------------     -------------     -------------

                                       18,940,760       12,535,726       34,017,859        22,377,012       191,050,010
                                     ------------     ------------     ------------     -------------     -------------

      Net loss                       $(17,525,333)    $(11,674,633)    $(31,542,966)    $ (20,961,696)    $(180,736,741)
                                     ------------     ------------     ------------     -------------     -------------

NET LOSS PER COMMON SHARE
(Note 2)                             $       (.69)    $       (.48)    $       (1.25)   $        (.89)
                                     ============     ============     ============     =============

SHARES USED IN COMPUTING NET LOSS
 PER COMMON SHARE (Note 2)             25,241,956       24,518,126       25,211,845        23,613,260
                                     ============     ============     ============     =============


The accompanying notes are an integral part of these consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)


                                                                                         SIX MONTHS ENDED          CUMULATIVE FROM
                                                                                             JUNE 30,                MAY 25, 1989
                                                                                                                    (INCEPTION) TO
                                                                                                                        JUNE 30,
                                                                                      1997             1996              1997
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                       $(31,542,966)    $(20,961,696)    $(180,736,741)
  Adjustments to reconcile net loss to net cash used in operating activities-
    Depreciation and amortization                                                   2,241,374          985,840         8,939,109
    Issuance of common  stock for services rendered                                   146,875               --           146,875
    Compensation on grant of stock options, warrants and restricted stock             188,412               --         7,996,143
    Amortization of discount on convertible promissary notes payable                       --               --           690,157
    Amortization of deferred financing costs                                          250,395               --           467,127
    Noncash interest on convertible promissory notes payable                               --               --           260,799
    Changes in operating assets and liabilities-
      Accounts Receivable                                                             (70,609)              --          (644,505)
      Prepaid and other current assets                                               (108,610)        (931,251)       (1,653,933)
      Notes receivable from officers                                                   (4,663)          (4,953)         (322,641)
      Amounts payable to related parties                                                   --          (12,500)         (200,000)
      Accounts payable and accrued expenses                                          (572,356)        (269,454)        7,682,830
      Deferred revenue                                                                (86,250)              --                --
                                                                                 ------------     ------------     -------------
         Net cash used in operating activities                                    (29,558,398)     (21,194,014)     (157,374,780)
                                                                                 ------------     ------------     -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in short-term investments                                              (16,267,615)     (19,282,850)      (20,052,761)
  Purchases of property and equipment, net                                         (5,838,183)      (3,991,072)      (27,640,893)
  Decrease (increase)  in restricted cash and other assets                            133,878          184,588        (1,530,305)
  Investment in real estate partnership                                                    --       (4,230,539)       (5,450,000
                                                                                 ------------     ------------     -------------
         Net cash used in investing activities                                    (21,971,920)     (27,319,873)      (54,673,959)
                                                                                 ------------     ------------     -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of convertible preferred stock                                    --               --        96,584,154
  Proceeds from issuance of common stock related to
    stock options and restricted stock grants                                          62,327          260,426         1,236,929
  Proceeds from issuance of common stock related to stock warrants                      9,075                          3,185,816
  Net proceeds from issuance of common stock                                               --       52,231,244        52,355,324
  Repurchase of common stock                                                               --               --              (263)
  Proceeds from notes payable                                                              --               --         9,450,000
  Proceeds from issuance of convertible promissory notes payable                   50,000,000                         59,191,744
  Proceeds from long-term debt                                                             --               --           662,107
  Payments on long-term debt and capital leases                                      (895,183)        (206,913)       (2,696,796)
  Proceeds from sale/leaseback                                                      1,165,236        2,042,811         3,960,752
  (Increase) decrease in deferred financing costs                                  (2,849,958)         526,721        (3,286,107)
                                                                                 ------------     ------------     -------------
         Net cash provided by financing activities                                 47,491,497       54,854,289       220,643,660
                                                                                 ------------     ------------     -------------
NET (DECREASE)  INCREASE IN CASH AND CASH EQUIVALENTS                              (4,038,821)       6,340,042         8,594,921

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                     12,633,742        5,284,262                --
                                                                                 ------------     ------------     -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                         $  8,594,921     $ 11,624,664     $   8,594,921
                                                                                 ============     ============     =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                                         $    492,555     $     69,581     $   2,102,938
                                                                                 ============     ============     =============


The accompanying notes are an integral part of these consolidated condensed financial statements.

                         HYBRIDON, INC. AND SUBSIDIARIES

                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

(1)   ORGANIZATION

      Hybridon, Inc. (the Company) was incorporated in the State of Delaware on May 25, 1989. The Company is engaged in the discovery and development of novel genetic medicines based primarily on antisense technology.

      The Company is in the development stage. Since inception, the Company has been engaged primarily in research and development efforts, development of its manufacturing capabilities and organizational efforts, including recruitment of scientific and management personnel and raising capital. To date, the Company has not received revenue from the sale of biopharmaceutical products developed by it based on antisense technology. In order to commercialize its own products, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of these products. All revenues received by the Company to date have been derived from collaborative agreements, interest on invested funds and revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Company's Hybridon Specialty Products Division. As a result, although the Company has begun to generate revenues from its contract manufacturing business, the Company is dependent on the proceeds from possible future sales of equity securities, debt financings and research and development collaborations in order to fund future operations.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                   (Continued)

(1)   ORGANIZATION (Continued)

      The unaudited consolidated condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of interim period results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The Company believes, however, that its disclosures are adequate to make the information presented not misleading. The results for the interim periods presented are not necessarily indicative of results to be expected for the full fiscal year. It is suggested that these financial statements be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Net Loss per Common Share

      Net loss per common share is computed using the weighted average number of shares of common stock outstanding during the period. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the 12 months immediately preceding its initial public offering, plus shares of common stock that became issuable during the same period pursuant to the grant of common stock options and preferred and common stock warrants, has been included in the calculation of weighted average number of shares outstanding for the period from January 1, 1996 through February 2, 1996 (using the treasury-stock method and the initial public offering price of $10 per share). In addition, the calculation of the weighted average number of shares outstanding includes shares of common stock as if all shares of preferred stock were converted into common stock on the respective original dates of issuance.

                         HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                   (Continued)


(3)   CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

      The Company applies SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Accordingly, the Company has classified its cash equivalents and short-term investments as held-to-maturity, and has recorded them at amortized cost, which approximates market value. Short-term investments mature within one year of the balance sheet date. Cash equivalents have original maturities of less than three months. Cash and cash equivalents and short-term investments at June 30, 1997 and December 31, 1996 consisted of the following:


                                                        June 30,     December 31,
                                                         1997           1996
Cash and Cash Equivalents-
  Cash and money market funds                         $ 3,621,326    $10,144,367
  U.S. government securities                              974,701      2,489,375

  Commercial paper and certificates of deposit          3,998,894             --
                                                      -----------    -----------

                                                      $ 8,594,921    $12,633,742
                                                      ===========    ===========
Short-term Investments-
  U.S. government securities                          $         -    $ 3,785,146

  Commercial paper and certificates of deposit         20,052,761             --
                                                      -----------    -----------
                                                      $20,052,761    $ 3,785,146
                                                      ===========    ===========

(4)   CONVERTIBLE SUBORDINATED NOTES PAYABLE

      On April 2, 1997, the Company issued $50,000,000 of 9% convertible subordinated notes (the Notes). Under the terms of the Notes, the Company must make semi-annual interest payments on the outstanding principal balance through the maturity date of April 1, 2004. If the Notes are converted prior to April 1, 2000, the Noteholders are entitled to receive accrued interest from the date of the most recent interest payment through the conversion date. The Notes are subordinate to substantially all of the Company's existing indebtedness. The Notes are convertible at any time prior to the maturity date at a conversion price equal to $7.0125, subject to adjustment under certain circumstances, as defined.

      Beginning April 1, 2000, the Company may redeem the Notes at its option for a 4.5% premium over the original issuance price, provided that from April 1, 2000 to March 31, 2001, the Notes may not be redeemed unless the closing price of the common stock equals or

                        HYBRIDON, INC. AND SUBSIDIARIES
                          (A DEVELOPMENT STAGE COMPANY)

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                   (Continued)

(4)   CONVERTIBLE SUBORDINATED NOTES PAYABLE (continued)

      exceeds 150% of the conversion price for a period of at least 20 out of 30 consecutive trading days and the Notes redeemed within 60 days after such trading period. The premium decreases by 1.5% each year through March 31, 2003. Upon a change of control of the Company, as defined, the Company will be required to offer to repurchase the Notes at 150% of the original issuance price.

(5)   NEW ACCOUNTING STANDARD

      On March 31, 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 is effective for fiscal years ending after December 15, 1997 and early adoption is not permitted. When adopted by the Company, SFAS No. 128 will require restatement of prior years' earnings per share. The Company will adopt SFAS No. 128 for its fiscal year ended December 31, 1997. The Company believes that the adoption of SFAS No. 128 will not have a material effect on its financial statements.

(6)   SUBSEQUENT EVENTS

      In July 1997, the Company stopped the development of GEM 91, its first generation antisense drug for the treateent of AIDS and HIV infection, based on a review of new data from an open label Phase II clinical trial of patients with advanced HIV infection. In the Phase II trial, three of the nine subjects tested experienced decreases in platelet counts that required dose interruption. In addition, a review of the data showed inconsistent responses to the treatment and failed to confirm the decrease in cellular viremia observed in an earlier clinical trial. As a result, the Company now plans to focus its resources on core drug development programs involving four second generation antisense compounds based on the Company's proprietary mixed backbone chemistries.

      The Company is implementing a restructuring plan to reduce expenditures on a phased basis over the balance of 1997 in an effort to conserve its cash resources. As part of this restructuring plan, in addition to stopping the clinical development of GEM 91, the Company is reducing or suspending selected programs unrelated to the four core programs. To begin the implementation of these changes the Company terminated the employment of 28 employees at its Cambridge and Milford, Massachusetts facilities in July 1997 and plans to substantially reduce operations at its Paris, France office and terminate 11 employees at that location in August 1997. The Company is continuing to review its expenditure rate and implement additional measures to conserve its cash resources.

      Because of the significant costs involved in terminating employees and substantially reducing operations at its Paris, France office, the Company does not expect its expenditure rate to materially decrease until at least October 1997. The Company estimates that restructuring charges from the actions taken to date and the substantial reduction of operations at its Paris, France office will total between approximately $2.0 million and $3.0 million, and expects that it will recognize such charges in the third quarter of 1997 and that it will make the associated cash payments over the third and fourth quarters of 1997.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The Company is engaged in the discovery and development of genetic medicines based primarily on antisense technology. The Company commenced operations in February 1990 and since that time has been engaged primarily in research and development efforts, development of its manufacturing capabilities and organizational efforts, including recruitment of scientific and management personnel and raising capital. To date, the Company has not received revenue from the sale of biopharmaceutical products developed by it based on antisense technology. In order to commercialize its own products, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of these products. All revenues received by the Company to date have been derived from collaborative agreements, interest on invested funds and revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Company's Hybridon Specialty Products Division.

In July 1997, the Company stopped the development of GEM 91, its first generation antisense drug for the treatment of AIDS and HIV infection, based on a review of new data from an open label Phase II clinical trial of patients with advanced HIV infection. In the Phase II trial, three of the nine subjects tested experienced decreases in platelet counts that required dose interruption. In addition, a review of the data showed inconsistent responses to the treatment and failed to confirm the decrease in cellular viremia observed in an earlier clinical trial. As a result, the Company now plans to focus its resources on core drug development programs involving four second generation antisense compounds based on the Company's proprietary mixed backbone chemistries.

The Company is implementing a restructuring plan to reduce expenditures on a phased basis over the balance of 1997 in an effort to conserve its cash resources. As part of this restructuring plan, in addition to stopping the clinical development of GEM 91, the Company is reducing or suspending selected programs unrelated to the four core programs. To begin the implementation of these changes the Company terminated the employment of 28 employees at its Cambridge and Milford, Massachusetts facilities in July 1997 and plans to substantially reduce operations at its Paris, France office and terminate 11 employees at that location in August 1997. The Company is continuing to review its expenditure rate and implement additional measures to conserve its cash resources.

Because of the significant costs involved in terminating employees and substantially reducing operations at its Paris, France office, the Company does not expect its expenditure rate to materially decrease until at least October 1997. The Company estimates that restructuring charges from the actions taken to date and the substantial reduction of operations at its Paris France office will total between approximately $2.0 million and $3.0 million, and expects that it will recognize such charges in the third quarter of 1997 and that it will make the associated cash payments over the third and fourth quarters of 1997.

The Company has incurred losses since its inception and, despite its restructuring plan, expects to incur significant operating losses in the future. The Company expects that its research and development expenses will continue to be significant during the balance of 1997 and in future years as it pursues its four core development programs. The Company has incurred cumulative losses from inception through June 30, 1997 of approximately $180.7 million.

This Quarterly Report on Form 10-Q contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans,"

"intends," "may," and other similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include the matters set forth under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors that May Affect Future Results" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is hereby incorporated herein by this reference. Any statement contained in such matters shall be deemed to be modified or superseded for purposes of this Quarterly Report on Form 10-Q to the extent that a statement contained herein modifies or supersedes such statement. Moreover, there can be no assurance that the Company will be able to successfully implement its restructuring plan or as to the timing thereof.

RESULTS OF OPERATIONS

Three and Six Months Ended June 30, 1997 and 1996

Revenues

The Company had total revenues of $1,415,000 and $861,000 in the three months ended June 30, 1997 and 1996, respectively, and $2,475,000 and $1,415,000 in the six months ended June 30, 1997 and 1996, respectively.

Revenues from research and development collaborations were $186,000 and $458,000 for the three months ended June 30, 1997 and 1996, respectively, and $780,000 and $718,000 for the six months ended June 30, 1997 and 1996, respectively. Revenues for the three months ended June 30, 1997 decreased because the research funding, which the Company received under the Company's collaboration with F. Hoffmann-La Roche Ltd. ("Roche") during the three months ended June 30, 1996, was terminated by Roche as of March 31, 1997 in connection with Roche's termination of the research phase of the collaboration. Despite the decrease in revenues for the three months ended June 30, 1997 as a result of the termination of research funding by Roche, revenues for the six months ended June 30, 1997 were comparable to revenues for the six months ended June 30, 1996 because of the inclusion of revenues earned under the Company's collaboration with G.D. Searle & Co. ("Searle") during the full six months ended June 30, 1997. During the six months ended June 30, 1996, the Company did not receive revenues under the Searle collaboration until the second quarter of 1996.

Revenues from the custom contract manufacturing of synthetic DNA and reagent products by the Hybridon Specialty Products Division were $727,000 and $1,075,000, respectively, for the three and six months ended June 30, 1997. The Hybridon Specialty Products Division commenced operations in June
1996. Accordingly, the Company did not receive any revenues from the custom contract manufacturing of synthetic DNA and reagent products during the six months ended June 30, 1996.

Interest income was $487,000 and $341,000 for the three months ended June 30, 1997 and 1996, respectively, and $604,000 and $635,000 for the six months ended June 30, 1997 and 1996, respectively. The increase in interest income in the three months ended June 30, 1997 was the result of more favorable interest rates during such period then during the three months ended June 30, 1996.

Research and Development Expenses

The Company had research and development expenses of $14,969,000 and $9,701,000 in the three months ended June 30, 1997 and 1996, respectively, and $26,446,000 and $17,084,000 in the six months ended June 30, 1997 and 1996, respectively. The increase in research and development expenses for the three and six months ended June 30, 1997 primarily reflected increased expenses related to ongoing clinical trials of the Company's product candidates, including trials of GEM 91 (which were terminated in July of 1997) and trials of two different formulations of GEM 132 (an antisense compound for the treatment of systemic CMV and CMV retinitis), which were first initiated with respect to GEM 132 intravenous in Europe during the third quarter of 1996 and with respect to GEM 132 intravitreal for the treatment of CMV retinitis in the United States during the first quarter of 1997. The increase also reflected increased salaries and related costs, facilities equipment costs related to additional laboratories, consulting and professional expenses and expenses related to the production of GEM 91, GEM 132 and preclinical compounds. Research and development staffing and related costs increased significantly as the number of employees engaged in research and development activities increased from 157 employees as of March 31, 1997 to 161 employees as of June 30, 1997.

General and Administrative Expenses

The Company had general and administrative expenses of $2,524,000 and $2,805,000 in the three months ended June 30, 1997 and 1996, respectively, and $5,954,000 and $5,223,000 in the six months ended June 30, 1997 and 1996, respectively. The decrease in general and administrative expenses for the three months ended June 30, 1997 was attributable primarily to a reduction in travel and consulting expenses in such period. The increase in general and administrative expenses for the six months ended June 30, 1997 was attributable primarily to increased expenses in the three months ended March 31, 1997 related to certain financing activities which were terminated during such period and a one-time charge related to the Company's investment in MethylGene, Inc., a Canadian company in which the Company owns a minority interest.

Interest Expense

The Company had interest expense of $1,447,000 and $30,000 in the three months ended June 30, 1997 and 1996, respectively, and $1,618,000 and $70,000 in the six months ended June 30, 1997 and 1996, respectively. The increase in interest expense for the three and six months ended June 30, 1997 reflected an increase in the debt outstanding during the three months ended June 30, 1997 associated with the Company's issuance of $50,000,000 of 9% Convertible Subordinated Notes (the "Notes") on April 2, 1997 and interest incurred on borrowing to finance the purchase of property and equipment, and leasehold improvements.

Net Loss

As a result of the above factors, the Company incurred net losses of $17,525,000 and $11,675,000 for the three months ended June 30, 1997 and 1996, respectively, and $31,543,000 and $20,962,000 for the six months ended June 30, 1997 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

During the six months ended June 30,1997, the Company used $29,558,000 of net cash for operating activities, principally for ongoing research and development programs, and $5,838,000 of net cash for investment in property and equipment, consisting primarily of costs related to leasehold improvements, equipment and furnishings of the Cambridge facility which the Company moved into on February 1, 1997.

On April 2, 1997, the Company sold $50.0 million of Notes to certain investors. The Notes bear interest at a rate of 9% per annum and have a maturity date of April 1, 2004. Under the Notes, the Company is required to make semi-annual interest payments on the outstanding principal balance through the maturity date of April 1, 2004. The Notes are unsecured and subordinate to substantially all of the Company's existing indebtedness. The Notes are convertible at the option of the holder into the Company's Common Stock at any time prior to maturity, unless previously redeemed or repurchased by the Company under certain specified circumstances, at a conversion price of $7.0125 per share (subject to adjustment). Upon change of control of the Company (as defined), the Company is required to offer to repurchase the Notes at 150% of the original issuance price.

The Company had cash, cash equivalents and short term investments of $28,648,000 at June 30, 1997. Based on its current operating plan, including the expenditure rate reduction initiatives being undertaken by the Company as part of its restructuring plan, the Company believes that its existing capital resources, together with the committed collaborative research and development payments from Searle, and anticipated sales of the Hybridon Specialty Products Division and margins on such sales, will be adequate to fund the Company's capital requirements into the fourth quarter of 1997. The Company will require substantial additional funds from external sources in the fourth quarter of 1997 to support the Company's operations through the end of the fourth quarter of 1997 and thereafter.

A significant factor affecting the Company's future capital requirements is the level of sales of the Hybridon Specialty Products Division and the margins on such sales. Revenues from the sale of custom contract manufacturing of synthetic DNA and reagent products by the Hybridon Specialty Products Division were lower than anticipated in the three months ended June 30, 1997. During such period, the Company received repeat customer orders and expanded its customer base from 17 customers to 30 customers. The Company expects revenues from sale of custom contract manufacturing of synthetic DNA and reagent products by the Hybridon Specialty Products Division in the three months ending September 30, 1997 to exceed revenues in the three months ended June 30, 1997. However, based on the Hybridon Specialty Products Division's backlog of orders at June 30, 1997, the Company believes that such revenues may be lower than initially anticipated for the three months ending September 30, 1997 and for the balance of 1997.

The Company intends to seek additional equity, debt and lease financing to fund future operations. The Company also intends to seek additional collaborative development and commercialization relationships with potential corporate partners in order to fund certain of its programs. Except for research and development funding from Searle under Hybridon's collaborative agreement with Searle (which is subject to early termination in certain circumstances), Hybridon has no committed external sources of capital, and, as discussed above, expects no product revenues for several years from sales of the products that it is developing (as opposed to sales of DNA products and reagents manufactured on a custom contract basis by the Hybridon Specialty Products Division). If the Company is unable to obtain necessary additional funds, it may be required to further scale back or eliminate certain of its core development programs, license to third parties certain technologies which the Company would otherwise pursue on its own, sell certain assets or business units to third parties, conduct a financing which could be dilutive to holders of the Company's existing securities and contain certain terms that would adversely affect the rights of holders of the Company's existing securities or cease operations.

                                   HYBRIDON, INC.,


                                     PART II

                                OTHER INFORMATION

Item 2 Changes in Securities

       During the three months ended June 30, 1997, the Company issued and sold the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

       1. On April 2, 1997, the Company issued $50,000,000 of its 9% Convertible Subordinated Notes Due 2004 to an investment bank (the "Bank") pursuant to Rule 506 under the Securities Act.

       2. On April 2, 1997, the Company issued to the Bank warrants to purchase 356,506 shares of Common Stock at an exercise price of $7.0125 per share pursuant to Section 4(2) of the Securities Act.


Item 4 Submission of Matters to a Vote of Security Holders

       At the Company's Annual Meeting of Stockholders held on May 19, 1997, the following proposals were adopted by the vote specified below:

       1. Election of Class II Directors


                                       For         Withheld Authority
                                       ---         ------------------

        Mohamed A. El-Khereiji      15,046,792            14,666
        Jerry A. Weisbach           15,027,192            34,266
        James B. Wyngaarden         15,046,892            14,566
        Paul C. Zamecnik            15,047,092            14,366


       2. Adoption of the 1997 Stock Incentive Plan

          For            Against        Abstain        Broker Nonvotes
       10,704,147        244,725        12,641            4,099,945

       3. Ratification of the Selection of Independent Auditors

          For            Against        Abstain        Broker Nonvotes
       15,003,091         9,801         48,566                --

Item 5. Other Information

          1. Effective July 28, 1997, Jerry A. Weisbach, a Class II director of the Company resigned from the Board of Directors of the Company.

          2. Effective August 11, 1997, J. Robert Buchanan, a Class I director of the Company, resigned from the Board of Directors of the Company.

          3. On August 8, 1997, the Company withdrew Post-effective Amendment No. 1 to its Registration Statement on Form S-3 ( Registration No. 333-28409) ( the "Registration Statement"). The Company filed Post-effective Amendment No. 1 to the Registration Statement on July 25, 1997 to remove from registration the 5,000,000 shares of Common Stock registered under the Registration Statement. Although the Company is not offering shares of Common Stock pursuant to the Registration Statement at this time, the Company may do so in the future at such time as it considers, in its sole discretion, to be appropriate.


Item 6. Exhibits and Reports on Form 8-K


        (a)   Exhibits

        The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed as part of this Quarterly Report on Form 10-Q.

        (b)   Reports on Form 8-K

        On April 14, 1997, the Company filed a Current Report on Form 8-K dated April 2, 1997 announcing the completion of the sale of $50,000,000 of the Company's 9% Convertible Subordinated Notes Due 2004.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    HYBRIDON, INC.


August 13, 1997                     /s/ E. Andrews Grinstead III
- ---------------                     ----------------------------
Date                                E. Andrews Grinstead, III
                                    Chairman, President and Chief Executive
                                    Officer (Principal Executive Officer)


August 13, 1997                     /s/ Anthony J. Payne
- ---------------                     --------------------
Date                                Anthony J. Payne
                                    Senior Vice President of Finance and
                                    Administration and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                 HYBRIDON, INC.

                                  EXHIBIT INDEX


Exhibit No.                      Description
- ----------                       -----------
*10.1 Amendment No. 1 to License Agreement, dated as February 21, 1990 and restated as of September 8, 1993, by and between the Worcester Foundation for Biomedical Research, Inc. and the Company, dated as of November 26, 1996.

10.2 Letter Agreement dated May 12, 1997 between the Company and Pillar S.A. amending the Consulting Agreement dated as of March 1, 1994 between the Company and Pillar S.A..

10.3 Amendment dated July 15, 1997 to the Series G Convertible Preferred Stock and Warrant Purchase Agreement dated as of September 9, 1994 among the Company and certain purchasers, as amended.

10.4 Sixth Amendment to the lease dated April 1997 between the Company and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

11         Computation of Net Loss Per Common Share.

27         Financial Data Schedule (EDGAR)

99 Pages 39-48 of the Company's Annual Report on Form 10-K for the period ended December 31, 1996 (which is not deemed to be filed except to the extent that portions thereof are expressly incorporated by reference herein).

* Confidential treatment requested as to certain portions of exhibit, which portions have been omitted and filed separately with the commission

                                                                       ANNEX H-1
                                                                       ---------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-Q/A

                          AMENDMENT NO. 1 TO FORM 10-Q

                    QUARTERLY REPORT PURSUANT TO SECTION 13
                OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


For the Quarterly Period Ended: June 30, 1997     Commission File Number 0-27352

                                   Hybridon, Inc.
                                   --------------
               (Exact name of registrant as specified in its charter)


           Delaware                                  04-3072298
           --------                                  ----------
(State or other jurisdiction of       (I.R.S. Employer Identification Number)
organization or incorporation)

                                 620 Memorial Drive
                                 Cambridge, MA 02139
                                 -------------------
            (Address of principal executive offices, including zip code)


                                   (617) 528-7000
                                 -------------------
                (Registrant's telephone number, including area code)


Indicate by check mark whether the registrant (1) has filed all reports to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             YES  X      NO
                                ------     ------

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Common Stock, par value $.001 per share                      25,260,252
- ---------------------------------------                      ----------
               Class                             Outstanding as of July 31, 1997

                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                    HYBRIDON, INC.


August 15, 1997                     /s/ E. Andrews Grinstead III
- ---------------                     ----------------------------
Date                                E. Andrews Grinstead, III
                                    Chairman, President and Chief Executive
                                    Officer (Principal Executive Officer)


August 15, 1997                     /s/ Anthony J. Payne
- ---------------                     --------------------
Date                                Anthony J. Payne
                                    Senior Vice President of Finance and
                                    Administration and Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

                                 HYBRIDON, INC.

                                  EXHIBIT INDEX


Exhibit No.                      Description
- ----------                       -----------
*+10.1 Amendment No. 1 to License Agreement, dated as February 21, 1990 and restated as of September 8, 1993, by and between the Worcester Foundation for Biomedical Research, Inc. and the Company, dated as of November 26, 1996.

 +10.2 Letter Agreement dated May 12, 1997 between the Company and Pillar S.A. amending the Consulting Agreement dated as of March 1, 1994 between the Company and Pillar S.A..

 +10.3 Amendment dated July 15, 1997 to the Series G Convertible Preferred Stock and Warrant Purchase Agreement dated as of September 9, 1994 among the Company and certain purchasers, as amended.

  10.4 Sixth Amendment to the lease dated April 1997 between the Company and Charles River Building Limited Partnership for space located at 620 Memorial Drive, Cambridge, Massachusetts.

 +11       Computation of Net Loss Per Common Share.

 +27       Financial Data Schedule (EDGAR)

 +99 Pages 39-48 of the Company's Annual Report on Form 10-K for the period ended December 31, 1996 (which is not deemed to be filed except to the extent that portions thereof are expressly incorporated by reference herein).

* Confidential treatment requested as to certain portions of exhibit, which portions have been omitted and filed separately with the commission

+ Incorporated by reference to Exhibits to the Registrant's Quarterly Report on Form 10-Q for the three months ended June 30, 1997, filed with the Commission on August 14, 1997

                                                                         ANNEX I
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report:  APRIL 2, 1997                      Commission File No. 0-27352
                 -------------                                          -------
(Date of earliest event reported)



                                 HYBRIDON, INC.
                                 --------------
             (Exact name of registrant as specified in its Charter)


         DELAWARE                                       04-3072298
         --------                                       ----------
(State of other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)

620 MEMORIAL DRIVE, CAMBRIDGE, MASSACHUSETTS                           02139
- --------------------------------------------                           -----
(Address of principal executive offices)                             (Zip Code)

                                 (617) 528-7000
                                 --------------
             (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

     On April 2, 1997, Hybridon, Inc. (the "Company") completed the sale of $50,000,000 aggregate principal amount of 9% Convertible Subordinated Notes Due 2004 (the "Notes"). Interest on the Notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 1997. The Notes are convertible at the option of the holder at any time prior to maturity, unless previously redeemed or repurchased, into shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company at a conversion price of $7.0125 per share, subject to adjustment under certain circumstances (the "Conversion Price").

     The Notes are unsecured and subordinate to all Senior Indebtedness (as defined). The indenture under which the Notes were issued does not restrict the incurrence of additional indebtedness by the Company or any of its subsidiaries. The Notes are not redeemable prior to April 1, 2000. Thereafter, the Notes are redeemable at any time, in whole or in part, at the Company's option, at specified redemption prices, in each case, plus accrued dividends to the date of repurchase; provided that from April 1, 2000 to March 31, 2001, the Notes may not be redeemed unless the closing market price of the Common Stock equals or exceeds 150% of the Conversion Price for a period of at least 20 out of 30 consecutive trading days and the Notes are redeemed within 60 days after such trading period.

     Upon a Change of Control (as defined), the Company will offer to repurchase each holder's Notes at a purchase price equal to 150% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

     The Notes have been accepted for inclusion in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. Pursuant to a Registration Rights Agreement dated as of March 26, 1997, the Company has agreed to file a Shelf Registration Statement (as defined) relating to the Notes and the shares of Common Stock issuable upon conversion of the Notes.

ITEM 7.  EXHIBITS

1. Purchase Agreement dated as of March 26, 1997 between Forum Capital Markets L.P. ("Forum") and the Company.

4. Indenture dated as of March 26, 1997 between State Street Bank and Trust Company and the Company.

10.1 Registration Rights Agreement dated as of March 26, 1997 between Forum and the Company.

10.2 Warrant Agreement dated as of March 26, 1997 between Forum and the Company.

99.1 Press release dated March 27, 1997.

99.2 Press release dated April 2, 1997.

                                   SIGNATURES




     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  April 9, 1997     HYBRIDON, INC.


                          /s/ E. Andrews Grinstead, III
                          ------------------------------
                          E. Andrews Grinstead, III
                          Chairman, President and Chief Executive
                          Officer

                                INDEX TO EXHIBITS




 EXHIBIT
   NO.        DESCRIPTION
 -------      -----------

   1          Purchase Agreement dated as of March 26, 1997 between Forum
              Capital Markets L.P. ("Forum") and the Company.

   4 Indenture dated as of March 26, 1997 between State Street Bank and Trust Company and the Company.

   10.1       Registration Rights Agreement dated as of March 26, 1997 between
              Forum and the Company.

   10.2 Warrant Agreement dated as of March 26, 1997 between Forum and the Company.

   99.1       Press release dated March 27, 1997.

   99.2       Press release dated April 2, 1997.


                                                                         ANNEX J
                                                                         -------


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                   FORM 8-K


                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


Date of Report: July 25, 1997           Commission File No. 0-27352
                -------------                               -------
(Date of earliest event reported)


                                HYBRIDON, INC.
                                -------------
            (Exact name of registrant as specified in its Charter)

            Delaware                                  04-3072298
            --------                                  ----------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)

620 Memorial Drive, Cambridge, Massachusetts                    02139
- --------------------------------------------                    -----
(Address of principal executive offices)                      (Zip Code)


                                (617) 528-7000
                                --------------
             (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

     On July 25, 1997, Hybridon, Inc. (the "Company") issued a press release announcing that it had elected to stop further development of its lead compound, GEM(R) 91, based on its preliminary review of the data from an open label Phase II clinical trial. In the press release, the Company also announced that it would be focusing its resources on its second generation chemistries, that its goal for the second half of 1997 is to effect a reduction in its expenditure rate on a phased basis over the balance of 1997, and that it had withdrawn its shelf registration statement filed with the SEC relating to a primary offering by the Company of up to 5,000,000 shares of its common stock. A copy of the press release has been filed with this Report on Form 8-K as
Exhibit 99.1 and is incorporated herein by reference.

ITEM 7.  EXHIBITS

99.1 Press release dated July 25, 1997.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 1997                 HYBRIDON, INC.

                                     /s/ E. Andrews Grinstead, III
                                     ---------------------------------
                                     E. Andrews Grinstead, III
                                     Chairman, President and Chief Executive
                                     Officer

                               INDEX TO EXHIBITS

Exhibit
  No.                Description
- -------              -----------
 99.1                Press release dated July 25, 1997.

                                                                         ANNEX K
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report: September 3, 1997                   Commission File No. 0-27352
                -----------------                                       -------
(Date of earliest event reported)


                                 HYBRIDON, INC.
                                 --------------
             (Exact name of registrant as specified in its Charter)


         Delaware                                          04-3072298
         --------                                          ----------
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)


620 Memorial Drive, Cambridge, Massachusetts                      02139
- --------------------------------------------                      -----
 (Address of principal executive offices)                       (Zip Code)


                                 (617) 528-7000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

     On September 3, 1997, Hybridon, Inc. (the "Company") issued a press release announcing the termination of its research and development collaboration with F. Hoffmann-LaRoche, Ltd. A copy of the press release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7. EXHIBITS

99.1 Press release dated September 3, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated: September 5, 1997                HYBRIDON, INC.



                                         /s/ E. Andrews Grinstead, III
                                        ---------------------------------------
                                        E. Andrews Grinstead, III
                                        Chairman, President and Chief Executive
                                        Officer

                                INDEX TO EXHIBITS

Exhibit
  No.                      Description
-------                    -----------

 99.1       Press release dated September 3, 1997.

                                                                         ANNEX L
                                                                         -------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report: September 19, 1997          Commission File No. 0-27352
                ------------------                              -------
(Date of earliest event reported)



                                 HYBRIDON, INC.
                                 --------------
             (Exact name of registrant as specified in its Charter)


           Delaware                                    04-3072298
           --------                                    ----------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)


620 Memorial Drive, Cambridge, Massachusetts             02139
- --------------------------------------------           ----------
(Address of principal executive offices)               (Zip Code)


                                 (617) 528-7000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS


        On September 19, 1997, Hybridon, Inc. issued a press release announcing its scheduled delisting from the Nasdaq National Market. A copy of the press release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7. EXHIBITS

99.1 Press release dated September 19, 1997.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 19, 1997            HYBRIDON, INC.






                                     /s/ E. Andrews Grinstead, III
                                     ---------------------------------------
                                     E. Andrews Grinstead, III
                                     Chairman, President and Chief Executive
                                     Officer

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                   DESCRIPTION
- -------                 -----------

 99.1       Press release dated September 19, 1997.

                                                                         ANNEX M
                                                                         -------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report: September 23, 1997          Commission File No. 0-27352
                ------------------                              -------
(Date of earliest event reported)



                                 HYBRIDON, INC.
                                 --------------
             (Exact name of registrant as specified in its Charter)


           Delaware                                    04-3072298
           --------                                    ----------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)


620 Memorial Drive, Cambridge, Massachusetts             02139
- --------------------------------------------           ----------
(Address of principal executive offices)               (Zip Code)


                                 (617) 528-7000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

        On September 23, 1997, Hybridon, Inc. (the "Company") issued a press release announcing that (i) the Company is moving forward with the appeal process with The Nasdaq Stock Market Inc., in response to the notification of delisting that the Company announced last week; and (ii) the Company's common stock, $.001 par value per share, will continue to trade on the Nasdaq National Market until the appeal is resolved. A copy of the press release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7. EXHIBITS

99.1    Press release dated September 23, 1997.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: September 24, 1997            HYBRIDON, INC.






                                     /s/ E. Andrews Grinstead, III
                                     ---------------------------------------
                                     E. Andrews Grinstead, III
                                     Chairman, President and Chief Executive
                                     Officer

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                   DESCRIPTION
- -------                 -----------

 99.1       Press release dated September 23, 1997.

                                                                         ANNEX N
                                                                         -------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report: November 18, 1997          Commission File No. 0-27352
                ------------------                             -------
(Date of earliest event reported)



                                 HYBRIDON, INC.
                                 --------------
             (Exact name of registrant as specified in its Charter)


           Delaware                                    04-3072298
           --------                                    ----------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)


620 Memorial Drive, Cambridge, Massachusetts             02139
- --------------------------------------------           ----------
(Address of principal executive offices)               (Zip Code)


                                 (617) 528-7000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

     On November 18, 1997, Hybridon, Inc. (the "Company") issued a press release announcing that the Company plans to commence a private offering of shares of its common stock, $.001 par value per share (the "Common Stock"), pursuant to which the Company intends to sell at one or more closings an aggregate of up to $50.0 million of its Common Stock (with a minimum first closing of at least $12.5 million). A copy of the release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 7. EXHIBITS

99.1  Press release dated November 18, 1997.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 19, 1997             HYBRIDON, INC.






                                     /s/ E. Andrews Grinstead, III
                                     ---------------------------------------
                                     E. Andrews Grinstead, III
                                     Chairman, President and Chief Executive
                                     Officer

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                   DESCRIPTION
- -------                 -----------

 99.1       Press release dated November 18, 1997.

                                                                         ANNEX O
                                                                         -------

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



Date of Report: December 3, 1997                Commission File No. 0-27352
                ----------------                                    -------
(Date of earliest event reported)



                                 HYBRIDON, INC.
                                 --------------
             (Exact name of registrant as specified in its Charter)


          Delaware                                       04-3072298
          --------                                       ----------
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)


620 Memorial Drive, Cambridge, Massachusetts               02139
- --------------------------------------------               -----
(Address of principal executive offices)                 (Zip Code)



                                 (617) 528-7000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

     On December 3, 1997, Hybridon, Inc. (the "Company") issued a press release announcing that, effective as of the close of business on December 2, 1997, the Company's Common Stock was delisted from the Nasdaq National Market and that the Company's Common Stock would be quoted on the OTC Bulletin Board under the symbol "HYBN" commencing on December 3, 1997. A copy of the press release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7. EXHIBITS

99.1 Press release dated December 3, 1997.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: December 3, 1997              HYBRIDON, INC.


                                     /s/ E. Andrews Grinstead, III
                                     ---------------------------------------
                                     E. Andrews Grinstead, III
                                     Chairman, President and Chief Executive
                                     Officer

                               INDEX TO EXHIBITS

Exhibit
  No.              Description
- -------            -----------

  99.1        Press release dated December 3, 1997.

                                                                         ANNEX P
                                                                         -------

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 11, 1998


                                     0-27352
                            (Commission File Number)

                         ------------------------------

                                 HYBRIDON, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                            3072298
--------------------------------------------------------------------------------
  (State of Incorporation)                               (IRS Employer
                                                      Identification Number)

               620 Memorial Drive, Cambridge, Massachusetts 02139
--------------------------------------------------------------------------------
              (Address of registrant's principal executive office)

                                 (617) 528-7000
--------------------------------------------------------------------------------
                         (Registrant's telephone number)

                         ------------------------------


--------------------------------------------------------------------------------

ITEM 5. Other Events


         Hybridon, Inc. (the "Company") has commenced a consent solicitation (the "Consent Solicitation") with respect to certain proposed amendments to the Indenture, dated as of March 26, 1997, by and between the Company and State Street Bank and Trust Company, as trustee (the "Indenture"), which governs the Company's 9% Convertible Subordinated Notes due 2004 (the "Notes"). Such an amendment to the Indenture will affect the rights of the holders of the Notes and subsequent transferees. Prior to making any investment decision with respect to the Notes, all offerors and offerees of the Notes are urged to inform themselves as to the then-current status of the Consent Solicitation and such Indenture amendment.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         HYBRIDON, INC.

                                         By:   /s/ E. ANDREWS GRINSTEAD, III
                                               -----------------------------
                                               Name:   E. Andrews Grinstead, III
                                               Title:  Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                         Date:  January 12, 1998

                                                                         ANNEX Q
                                                                         -------

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 13, 1998


                                     0-27352
                            (Commission File Number)

                         ------------------------------

                                 HYBRIDON, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                            3072298
--------------------------------------------------------------------------------
  (State of Incorporation)                               (IRS Employer
                                                      Identification Number)

               620 Memorial Drive, Cambridge, Massachusetts 02139
--------------------------------------------------------------------------------
              (Address of registrant's principal executive office)

                                 (617) 528-7000
--------------------------------------------------------------------------------
                         (Registrant's telephone number)

                         ------------------------------


--------------------------------------------------------------------------------

ITEM 5. Other Events


         Hybridon, Inc. (the "Company") and State Street Bank and Trust Company, as trustee (the "Trustee"), have entered into a First Supplemental Indenture, dated as of January 13, 1998 (the "Supplemental Indenture"). The Supplemental Indenture amended the Indenture, dated as of March 26, 1997, between the Company and Trustee (the "Original Indenture"), which governs the Company's 9% Convertible Subordinated Notes due 2004 (the "Notes"). The resulting modifications to the Original Indenture affect the rights of the holders of the Notes and subsequent transferees. Prior to making any investment decision with respect to the Notes, all offerors and offerees of the Notes are urged to review carefully the Supplemental Indenture, the text of which is attached hereto as an exhibit and is incorporated herein by reference, and to ascertain from the Company or otherwise whether such Notes are Consenting Notes (as defined in the Supplemental Indenture).


ITEM 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (c) Exhibits.

Exhibit Number                                       Title
--------------                                       -----

     99 First Supplemental Indenture, dated as of January 13, 1998, by and between Hybridon, Inc. and State Street Bank and Trust Company, as Trustee

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         HYBRIDON, INC.

                                         By:   /s/ E. ANDREWS GRINSTEAD, III
                                               -----------------------------
                                               Name:   E. Andrews Grinstead, III
                                               Title:  Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                         Date:  January 15, 1998

                                                                         ANNEX R
                                                                         -------

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 22, 1998


                                     0-27352
                            (Commission File Number)

                         ------------------------------

                                 HYBRIDON, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                            3072298
--------------------------------------------------------------------------------
  (State of Incorporation)                               (IRS Employer
                                                      Identification Number)

               620 Memorial Drive, Cambridge, Massachusetts 02139
--------------------------------------------------------------------------------
              (Address of registrant's principal executive office)

                                 (617) 528-7000
--------------------------------------------------------------------------------
                         (Registrant's telephone number)

                         ------------------------------


--------------------------------------------------------------------------------

ITEM 5. Other Events


         On January 22, 1998, Hybridon, Inc. (the "Company") issued a press release announcing that the Company has determined not to proceed with the offering described in its press release dated November 18, 1997 and filed with a Current Report on Form 8-K on that date. In lieu thereof, the Company has commenced a private offering, on a best efforts basis, to overseas investors in accordance with Regulation S under the Securities Act of 1933 of units ("Units"), each Unit consisting of $100,000 principal amount of Notes due 2007 and certain warrants to purchase Common Stock, pursuant to which the Company intends to offer (together with a private offering, on a best efforts basis, on substantially the same terms which the Company may commence in the United States) a maximum of 400 Units (with an over-allotment option covering an additional 150 Units), at a purchase price of $100,00 per Unit. A copy of the release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7.   Financial Statements, Pro Forma Financial Information and Exhibits

          (c) Exhibits.

Exhibit Number                           Title
- --------------                           -----

     99.1                   Press Release dated January 22, 1998

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         HYBRIDON, INC.

                                         By:   /s/ E. ANDREWS GRINSTEAD, III
                                               -----------------------------
                                               Name:   E. Andrews Grinstead, III
                                               Title:  Chairman of the Board,
                                                       President and Chief
                                                       Executive Officer

                                         Date:  January 22, 1998

                                                                         ANNEX S
                                                                         -------

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): January 16, 1998


                                     0-27352
                            (Commission File Number)

                         ------------------------------

                                 HYBRIDON, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                            3072298
--------------------------------------------------------------------------------
  (State of Incorporation)                               (IRS Employer
                                                      Identification Number)

               620 Memorial Drive, Cambridge, Massachusetts 02139
--------------------------------------------------------------------------------
              (Address of registrant's principal executive office)

                                 (617) 528-7000
--------------------------------------------------------------------------------
                         (Registrant's telephone number)

                         ------------------------------


--------------------------------------------------------------------------------

ITEM 5. Other Events


         On January 23, 1998, Hybridon, Inc. (the "Company") issued a press release announcing that the Company has satisfied the 20 Unit minimum offering threshold for the private placement, the commencement of which was previously announced by the Company. A copy of the release has been filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.


ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (c) Exhibits.

Exhibit Number                                     Title
--------------                                     -----

     99.1                           Press Release dated January 23, 1998

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 HYBRIDON, INC.

                                 By:   /s/ E. ANDREWS GRINSTEAD, III
                                       -----------------------------
                                       Name:   E. Andrews Grinstead, III
                                       Title:  Chairman of the Board,
                                               President and Chief
                                               Executive Officer

                                 Date: February 2, 1998

                                                                         ANNEX T
                                                                         -------

                         FORM OF UNIT PURCHASE AGREEMENT


                  UNIT PURCHASE AGREEMENT (this "Agreement"), dated as of ________, 1998, by and among HYBRIDON, INC., a Delaware corporation (the "Company") and the Persons listed on the signature pages hereof (the "Current Purchasers") and such other Persons that from time to time hereafter may become party hereto pursuant to Section 13.10, (the "Additional Purchasers" and collectively with the Current Purchasers, the "Purchasers").

         The Company desires to issue and sell to Purchasers, and Purchasers desire to purchase from the Company, units consisting of an aggregate of up to $55,000,000 aggregate principal amount of Notes due 2007 (the "Notes") in substantially the form attached hereto as Exhibit A, together with certain warrants to purchase common stock of the Company, upon and subject to the terms and conditions hereinafter set forth. As used herein, the terms "Unit Offering" and "Offering" shall mean the offering of Units by the Company during the Offering Period hereinafter referred to pursuant to this Agreement and substantially similar agreements.

         Accordingly, in consideration of the premises and the mutual agreements contained herein, Purchasers and the Company hereby agree as follows:

         1. Purchase and Sale of the Units.

         1.1. Purchase and Sale of the Units. Subject to the terms and conditions set forth herein, the Company hereby agrees to issue and sell to Purchasers, and Purchasers, severally and not jointly, hereby agree to purchase from the Company, units ("Units"), each consisting of (i) $100,000 principal amount of Notes and (ii) Equity Warrants in accordance with Section 2.2 hereof, at a Closing (as such term is defined in Section 2.1 hereof), provided however, that upon the occurrence of the Mandatory Conversion Event (as defined in the Note), Units will consist of the Series B Preferred Stock that would otherwise underlie such Notes and such Equity Warrants. The aggregate purchase price for the respective Units sold to each Purchaser pursuant to this Agreement shall be the product of (x) the aggregate number of Units purchased by such Purchaser set forth on the signature page hereto executed by such Purchaser and (y) $100,000. "Operative Documents" as used herein shall mean this Agreement, the Notes, the Certificate of Designation for the Series B Preferred Stock of the Company in substantially the form attached hereto as Exhibit B (the "Certificate of Designation") (such Preferred Stock, the "Conversion Securities"), the Warrant Agreement in substantially the form attached hereto as Exhibit C and the Negative Pledge Agreement in substantially the form attached hereto as Exhibit D.

         1.2. Regulation D Offering. The Company intends to use its best efforts to retain a placement agent to conduct, on a "best efforts" basis, a private placement offering of the Units in the United States in reliance on Regulation D (the "Regulation D Offering") to commence no sooner than February 1, 1998.

         1.3. Regulation S Offering. The Company has retained [__________] as placement agent (the "Placement Agent" and, together with any placement agent for the Regulation D Offering, the "Placement Agents"), to conduct, on a "best efforts" basis, a private placement offering of the Units in reliance on Regulation S (the "Regulation S Offering") for sale outside of the "United States" (as defined in Section 11.26 hereof).

         2. Delivery of Units.

         2.1. Delivery of Units. (a) The Company shall offer for sale a minimum of 20 Units (the "Minimum Offering Amount") and an aggregate maximum of up to 400 Units (the "Maximum Offering Amount") (with an option (the "Placement Agents' Option") in favor of the Placement Agents for an additional 150 Units (plus warrants to be sold to the Placement Agents or their designees, for $0.01 per warrant, to purchase Units equal, in the aggregate, to 25% of the Units sold in the Unit Offering). The offering period (the "Offering Period") for the Units in the Regulation S Offering shall begin on January __, 1998. Upon receipt of the Minimum Offering Amount, the Company may conduct an initial closing (any closing hereunder, a "Closing") (the date of which being the "Initial Closing Date") and may conduct subsequent Closings on an interim basis until the Maximum Offering Amount (and any additional amount, pursuant to the Placement Agents' Option) has been reached (the "Final Closing Date"). The Offering Period shall terminate at 12:00 noon (New York Time) on October __, 1998, subject to extension at the sole option of the Placement Agents, for an additional 60 days (the "Termination Date").

         (b) Contemporaneously with the execution and delivery of this Agreement by a Purchaser and pending the sale of Units at a Closing, such Purchaser will be required to deposit the Purchase Price in escrow with the Escrow Agent (as defined in the Escrow Agreement hereinafter referred to) by wire transfer of immediately available funds for the account of the Escrow Agent made payable to "MeesPierson (Cayman) Limited, Escrow Agent, F/B/O Hybridon, Inc," pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit E (the "Escrow Agreement").

         (c) At a Closing, the funds required for the purchase of the Units by respective Purchasers will be released by the Escrow Agent from the escrow account in accordance with the terms of the Escrow Agreement. The Company will promptly deliver to Purchasers the Notes underlying the Units to be purchased on the date of a Closing as set forth in Article 1 hereof against the receipt by the Company of the Purchase Price from escrow in accordance with the Escrow Agreement. Each Purchaser hereby authorizes the Placement Agent to accept delivery of Notes on such Purchaser's behalf in Paris, France unless the Purchaser is in attendance at such Closing. The Notes shall be registered in the Purchasers' respective names or the name of the nominee(s) of such Purchasers in denominations of $1,000 and integral multiples thereof pursuant to instructions delivered to the Company not less than two days prior to a Closing. Interest on each Note sold in the Unit Offering shall accrue only from the date of issuance of such Note. Each Purchaser understands that the purchase of the Units hereunder is contingent upon the Company making sales of Units of at least the Minimum Offering Amount on or before the Termination Date.

         (d) Each Closing of the purchase and sale of the Units in the Regulation S Offering will take place at the offices of the Placement Agent at [__________]. Any Unit to be sold by the Company under this Agreement must be sold outside of the United States.

         2.2. Equity Warrants. Promptly following the Termination Date or at such earlier time as shall be determined by the Placement Agent, each Purchaser shall be entitled to be issued Unit Warrants (as defined below) as follows. All Units sold in the Offering will contain Unit Warrants (as defined below) to purchase up to the number of shares of Common Stock equal to 15% (rounded to the nearest whole share) of the number of shares of Common Stock underlying the Conversion Securities (as defined below) underlying the principal amount of Notes included in the number of Units purchased by such Purchaser in the Offering (or underlying the Conversion Securities sold directly) (such number of shares of Common Stock, the "Common Equivalent Shares"). In addition, Units purchased prior to the date on which the Mandatory Conversion Event (as defined in the Note) occurs will contain Unit Warrants permitting the purchase of up to an additional 5% of the Common Equivalent Shares (rounded to the nearest whole share). "Unit Warrants" shall mean warrants exercisable for a period of seven years from the Final Closing Date (as defined below) at an initial exercise price equal to the conversion price per share of Common Stock of the Conversion Securities as in effect on the Final Closing Date. The terms of the Unit Warrants shall be as more fully described in the Warrant Agreement between the Company and ChaseMellon Shareholder Services LLC, as Warrant Agent (the "Warrant Agreement"), a form of which is attached hereto as Exhibit C. Furthermore, in the event that the Mandatory Conversion Event does not occur on or before the Termination Date, each Purchaser shall be entitled to receive additional warrants (the "Additional Warrants") to purchase, at an exercise price of $.001 per share of Common Stock, a number of shares of Common Stock equal to 100% (rounded to the nearest whole share) of the Common Equivalent Shares underlying the Units purchased by such Purchaser in the Offering, which Additional Warrants will be exercisable immediately; provided, however, that if by the Termination
Date the Company has received proceeds, net of cash fees, commissions and expenses, of at least $20,000,000 but the Exchange Offer has not been open until the expiration of 20 (or, if required by law, 30) business days (i.e., the minimum period required by Federal law), such Additional Warrants will be exercisable beginning on the first day following the end of such statutory period unless the Mandatory Conversion Event (as defined in the Note) has occurred. After the occurrence of any Mandatory Conversion Event, upon the occurrence of a Reset Event (as defined in the Certificate of Designation), each Purchaser shall be issued additional Unit Warrants to purchase the number of shares of Common Stock equal to 50% of the product of (x) the number of Conversion Securities held of record by such Purchaser at such time, multiplied by (y) the difference between (1) the Conversion Rate (as defined in the Certificate of Designation) immediately following the Reset Event minus (2) the Conversion Rate immediately preceding the Reset Event. The Company shall not be required to issue any fractional shares upon exercise of the Unit Warrants or the Additional Warrants (collectively, the "Equity Warrants") or pay any cash in lieu thereof. Notwithstanding the foregoing, so long as any 9% Notes due 2004 ("9% Notes") of the Company remain outstanding, warrantholders may not exercise Equity Warrants to the extent that such exercise could, in the Company's judgment, either alone or in conjunction with other issuances or holdings of capital stock, other warrants or convertible securities of the Company, result in a Change of Control (as defined in the Indenture referred to in the Note).

         3. Conditions to the Obligations of Purchasers at a Closing. The obligation of Purchasers to purchase and pay for the Units to be purchased by Purchasers at a Closing is subject to the satisfaction on or prior to the relevant Closing Date of the following conditions, which may only be waived by written consent of the Placement Agent.

         3.1. Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the date of such Closing as if they had been made on and as of such Closing.

         3.2. Performance of Covenants. All of the covenants and agreements of the Company contained in this Agreement and required to be performed on or prior to the relevant Closing Date shall have been performed in a manner reasonably satisfactory to the Secured Party.

         3.3. Closing Documents. The Company shall have delivered to the Placement Agent the following:

         (a) a certificate executed by the President or Chief Executive Officer of the Company dated the relevant Closing Date stating that the conditions set forth in Sections 3.1 and 3.2 have been satisfied; and

         (b) a certificate of the Secretary or Assistant Secretary of the Company, dated the relevant Closing Date, certifying the attached copy of the By-laws of the Company, the authorization of the execution, delivery and performance of this Agreement, and the resolutions authorizing the actions to be taken by the Company under this Agreement.

         3.4. Negative Pledge. The Company shall have entered into the Negative Pledge Agreement with the Secured Party on behalf of Purchasers, in substantially the form of Exhibit D hereto, covering the intellectual property of the Company.

         3.5. No Legal Order Pending. There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

         3.6. No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person which shall not have been obtained to issue the Units (except as otherwise provided in this Agreement).

         3.7. Minimum Offering Amount. The Company shall have previously received (or shall receive at such Closing) at least the Minimum Offering Amount.

         3.8. Legal Opinion. If requested by the Placement Agent at a Closing, counsel to the Company shall have delivered to the Placement Agent for the benefit of such Placement Agent and the Purchasers at such Closing, a legal opinion concerning legal matters relating to this Agreement and the Term Sheet as the Placement Agent may require.

         3.9. Comfort Letter. If requested by the Placement Agent at a Closing, the Company's auditors, Arthur Andersen LLP, shall have delivered to the Placement Agent for the benefit of the Placement Agent and the Purchasers at such Closing, a comfort letter to such effect as the Placement Agent may require.

         3.10. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby to be consummated at each Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Secured Party, including but not limited to the authorization of the issuance of the Conversion Securities, Equity Warrants, Placement and Advisory Warrants (as defined in Section 11.11) and the Unit-Underlying Common Stock (as defined in Section 11.24).

         4. Conditions to the Obligations of the Company at a Closing. The obligation of the Company to issue and sell Units to Purchasers at a Closing is subject to the satisfaction of the following conditions, each of which may be waived by the Company:

         4.1. Representations and Warranties. The representations and warranties of each Purchaser contained in this Agreement shall be true and correct when made, and shall be true and correct at and as of the date of such Closing as if they had been made on and as of such Closing.

         4.2. No Law Prohibiting or Restricting Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person which shall not have been obtained to issue the Notes (except as otherwise provided in this Agreement).

         5. Creation of Security Interest.

         5.1. Grant of Security Interest.

         (a) The Company hereby grants and pledges to [__________] (or his designee) (the "Secured Party"), solely as agent for Purchasers and not in his individual capacity, a continuing security interest in all presently existing and hereafter acquired or arising assets and property of the Company described on Exhibit F hereto (the "Collateral") in order to secure prompt payment of the principal sum and interest evidenced by the Notes, and the performance by the Company of each of its obligations under this Agreement and the Notes. Such security interest shall automatically terminate upon the earlier of (i) the payment of principal and interest on the Notes and (ii) such time as the Notes are no longer outstanding (the "Security Interest Termination Date"). Purchasers hereby acknowledge and agree that the security interests granted hereby are subordinate and subject to any prior security interest in the Collateral granted by the Company and are subordinate and subject to any lien granted in the future to secure

Senior Indebtedness of the Company. Purchasers and the Secured Party hereby agree not to exercise any of their rights with respect to the Collateral under this Agreement, at law, in equity or otherwise until the holders of Senior Indebtedness have been paid in full.

         (b) Purchasers, by their acceptance of the benefits of this Agreement and the Notes, hereby irrevocably designate the Secured Party to act as Secured Party with respect to this Agreement and as specified in the other Operative Documents. Each Purchaser hereby irrevocably authorizes, and each holder of any Note, by such holder's acceptance of such Note, shall be deemed irrevocably to authorize, the Secured Party to take such action on its behalf under the provisions of this Agreement and the other Operative Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to, or required of, the Secured Party by the terms hereof or thereof and such other powers as are reasonably incidental thereto. Each Purchaser, on behalf of itself and future holders of the Notes issued to such Purchaser, hereby authorizes and directs the Secured Party, from time to time in the Secured Party's discretion to take any action and promptly to execute and deliver on its behalf any document or instrument that the Company may reasonably request to effect, confirm or evidence the provisions of this Article 5, including, without limitation, the occurrence of the Security Interest Termination Date, any subordination agreement, or otherwise. In addition, Purchasers and Secured Party hereby covenant and agree promptly to execute and deliver any such document or instrument in respect of such subordination, and in respect of the occurrence of the Security Interest Termination Date, as the Company may reasonably request.

         5.2. Delivery of Additional Documentation Required. The Company shall from time to time execute and deliver to Secured Party, at the request of Secured Party, all financing statements and other documents that Secured Party may reasonably request to perfect and continue perfected Secured Party's security interests in the Collateral and in order fully to consummate all of the transactions contemplated under this Agreement, it being understood and agreed by the Purchasers and the Secured Party that the Company need not deliver possession of any Collateral to the Secured Party, take any action to perfect the security interest granted hereby other than the filing of financing statements under the Uniform Commercial Code or take any other action that would, in its sole judgment, conflict with the terms of or pertaining to any Senior Indebtedness.

         6. Representations and Warranties of Purchasers. Purchasers hereby severally represent and warrant to the Company as follows:

         6.1. Investment Intent. Each Purchaser recognizes that the purchase of the Units involves a high degree of risk including, but not limited to, the following: (i) the Company remains a development stage business with limited operating history and requires substantial funds in addition to the proceeds of the Unit Offering; (ii) an investment in the Company is highly speculative, and only investors who can afford the loss of their entire investment should consider investing in the Company, the Units, the Notes, the Equity Warrants, or the shares of Conversion Securities of the Company issued on conversion of, or in lieu of, the Notes or the Unit-Underlying Common Stock, (iii) such Purchaser may not be able to liquidate his investment; (iv) transferability of the Notes, the Equity Warrants, any shares of Conversion Securities of the Company which may be issued upon conversion of, or in lieu of, the Notes and the Unit-Underlying Common Stock is extremely limited; (v) in the event of a disposition of the Notes, the Equity Warrants, the Conversion Securities or the Unit-Underlying Common Stock, such Purchaser could sustain the loss of his entire investment and (vi) the Company has not paid any dividends since inception and does not anticipate the payment of dividends on the Common Stock or the Conversion Securities in the foreseeable future. Such risks are more fully set forth in the Term Sheet (as hereinafter defined) furnished by the Company to such Purchaser.

         6.2. Lack of Liquidity.  Each Purchaser  confirms that he or it is able
(i) to bear the economic risk of this investment, (ii) to hold the Notes, the Equity Warrants, any shares of Conversion Securities of the Company issued upon conversion of, or in lieu of, the Notes and any shares of Unit-Underlying Common Stock for an indefinite period of time, and (iii) presently to afford a complete loss of his or its investment; and represents that he or it has sufficient liquid assets so that the illiquidity associated with this investment will not cause any undue financial difficulties or affect such Purchaser's ability to provide for his or its current needs and possible financial contingencies, and that his or its commitment to all speculative investments is reasonable in relation to his or its net worth and annual income. Furthermore, each Purchaser acknowledges that the Equity Warrants and the Conversion Securities contain certain restrictions on exercise, voting, conversion and certain other rights, as more particularly set forth in the Warrant Agreement and the Certificate of Designation for the Conversion Securities, attached hereto as Exhibits C and B, respectively.

         6.3. Knowledge and Experience. Each Purchaser hereby acknowledges and represents that such Purchaser has prior investment experience, including investment in securities that are non-listed, unregistered and are not traded on the Nasdaq National or SmallCap Market, nor on the National Association of Securities Dealers, Inc.'s (the "NASD") automated quotation system, or such Purchaser has employed at its own expense the services of an investment advisor, attorney and/or accountant to request documents from the Company pursuant to
Section 6.5 hereof and to read all of the documents furnished or made available by the Company to such Purchaser and to evaluate the investment, tax and legal merits and the consequences and risks of such a transaction on such Purchaser's behalf, that such Purchaser or such professional advisor has such knowledge and experience in financial and business matters and that such Purchaser or such professional advisor is capable of evaluating the merits and risks of the prospective investment and, if applicable, satisfies the conditions set out in Rule 501(h) under the Securities Act.

         6.4. Purchaser Capacity. Each Purchaser hereby represents that such Purchaser either by reason of such Purchaser's business or financial experience, or the business or financial experience of such Purchaser's professional advisors (who are unaffiliated with, and who are not compensated by, the Company or any affiliate or selling agent of the Company, including the Placement Agent, directly or indirectly), has the capacity to protect such Purchaser's own interests in connection with the transaction contemplated hereby.

         6.5. Term Sheet. Each Purchaser hereby acknowledges receipt and careful review of (a) the Confidential Term Sheet of the Company attached hereto as Exhibit G, as supplemented and amended, and the attachments and exhibits thereto, all of which constitute an integral part thereof (the "Term Sheet"), and (b) this Agreement and all attachments to it, and hereby represents that such Purchaser has been furnished by the Company during the course of this transaction with all information regarding the Company which such Purchaser or its representative has requested or desired to know, has been afforded the opportunity to ask questions of, and to receive answers from, duly authorized officers or other representatives of the Company concerning the terms and conditions of the Unit Offering, the Notes, the Equity Warrants, the Conversion Securities and the Unit-Underlying Common Stock and the affairs of the Company and has received any additional information which such Purchaser or its representative has requested.

         6.6. Reliance on Information. Each Purchaser has relied solely upon the information provided by the Company in the Term Sheet and in this Agreement in making the decision to invest in the Units. To the extent necessary, each Purchaser has retained, at the sole expense of such Purchaser, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Units, the Notes, the Equity Warrants, the conversion of the Notes into, or the purchase of, the Conversion Securities and the conversion into or exercise for Unit-Underlying Common Stock hereunder. Each Purchaser acknowledges and agrees that (i) the Company has prepared the Term Sheet and that no other Person, including, without limitation, any of the Placement Agents, has supplied any information for inclusion in the Term Sheet other than information furnished in writing to the Company by the Placement Agents specifically for inclusion in the Term Sheet relating to such respective placement agent, (ii) the Placement Agents have no responsibility for the accuracy or completeness of the Term Sheet and (iii) such Purchaser has not relied upon the independent investigation or verification, if any, which may have been undertaken by the Placement Agents.

         6.7. No Solicitation. Each Purchaser represents that (i) such Purchaser was contacted regarding the sale of the Units by the Placement Agent (or an authorized agent or representative thereof) with whom such Purchaser had a prior substantial pre-existing relationship and (ii) no Units were offered or sold to such Purchaser by means of any form of general solicitation or general advertising, and in connection therewith no Purchaser (A) received or reviewed any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available; or (B) attended any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

         6.8. Registration. Each Purchaser hereby acknowledges that the Unit Offering has not been reviewed by the Securities and Exchange Commission or any state regulatory authority, since the Unit Offering is intended to be exempt from the registration requirements of Section 5 of the Securities Act pursuant to Regulation S. No Purchaser shall sell or otherwise transfer the Units, the Notes, the Conversion Securities, the Equity Warrants or any Unit-Underlying Common Stock unless such securities are registered under the Securities Act or unless an exemption from such registration is available.

         6.9. Purchase for own Account. Each Purchaser understands that neither the Units nor the Notes nor the Equity Warrants nor any shares of Conversion Securities issued or issuable upon conversion of, or in lieu of, the Notes nor any shares of Unit-Underlying Common Stock have been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon such Purchaser's investment intention. In this connection, each Purchaser hereby represents that such Purchaser is purchasing Units for such Purchaser's own account for investment and not with a view toward the resale or distribution to others or for resale in connection with, any distribution or public offering (within the meaning of the Securities Act), nor with any present intention of distributing or selling the same and such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof. No Purchaser, if an entity, was formed for the purpose of purchasing the Units.

         6.10. Holding Period. Each Purchaser understands that there is no public market for the Notes, the Equity Warrants or any shares of the Conversion Securities issued upon conversion of the Notes and that no market is expected to develop for any such Notes, such Equity Warrants or such shares. Each Purchaser understands that even if a public market develops for such Notes, such Equity Warrants or such shares, reliance upon Rule 144 under the Securities Act for resales requires, among other conditions, a one-year holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. Each Purchaser understands and hereby acknowledges that the Company is under no obligation to register any of the Notes, any Equity Warrants or any shares of the Conversion Securities under the Securities Act or any applicable non-United States, state securities or "blue sky" laws. Each Purchaser shall hold the Company and its directors, officers, employees, controlling persons and agents (including the Placement Agents and their respective officers, directors, employees, counsel, controlling persons and agents) and their respective heirs, representatives, successors and assigns harmless from, and shall indemnify them against, all liabilities, costs and expenses incurred by them as a result of (i) any misrepresentation made by such Purchaser contained in this Agreement
(including in Article 14 hereof), (ii) any sale or distribution by such Purchaser in violation of the Securities Act or any applicable non-United States, state securities or "blue sky" laws or (iii) any untrue statement made by such Purchaser.

         6.11. Legends. Each Purchaser consents to the placement of the legend set forth below on any certificate or other document evidencing the Notes:

         "THE TERMS OF THIS NOTE ARE SUBJECT TO THE TERMS OF A UNIT PURCHASE AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM HYBRIDON, INC. (THE "COMPANY"). THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER

         THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS."

Each Purchaser further consents to the placement of one or more restrictive legends on the shares of Conversion Securities, the Equity Warrants and the Unit-Underlying Common Stock as required by applicable securities laws. Each Purchaser is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of such Notes, Equity Warrants, Conversion Securities and Unit-Underlying Common Stock.

         6.12. Financial Review. Each Purchaser understands that the Company will review this Agreement and is hereby given authority by each Purchaser to call such Purchaser's bank or place of employment or otherwise review the financial standing of such Purchaser; and it is further agreed that the Company (with the consent of the Placement Agent) and the Placement Agent, at its sole discretion, reserves the unrestricted right, without further documentation or agreement on the part of such Purchaser, to reject or limit any purchase, and to close the Unit Offering to such Purchaser at any time.

         6.13. Residence of Purchaser. Each Purchaser hereby represents that the address of such Purchaser furnished by such Purchaser on the signature page hereof is such Purchaser's principal residence if such Purchaser is an individual or its principal business address if it is a corporation or other entity.

         6.14. Power and Authority. Each Purchaser represents that such Purchaser has full power and authority (corporate, statutory and otherwise) to execute and deliver this Agreement and to purchase the Units, the Equity Warrants, the Notes, the shares of Conversion Securities issuable upon conversion of, or in lieu of, the Notes and any shares of Unit-Underlying Common Stock. This Agreement constitutes the legal, valid and binding obligation of each Purchaser, enforceable against such Purchaser in accordance with its terms.

         6.15. Plans. If a Purchaser is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account or other entity, then subject to the terms contained in this Agreement (a) it is authorized and qualified to become an investor in the Company and the person signing this Agreement on behalf of such entity has been duly authorized by such entity to do so, and (b) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         6.16. NASD. Each Purchaser acknowledges that if he or she is a registered representative of an NASD member firm, he or she must give such firm the notice required by the NASD's Rules of Fair Practice, receipt of which must be acknowledged by such firm in Section 14.3 below.

         6.17. Securities Laws. Each Purchaser acknowledges that at such time, if ever, as the Notes, the Equity Warrants, Conversion Securities or Unit-Underlying Common Stock are registered, sales of the Notes, the Equity Warrants the Conversion
Securities and Unit-Underlying Common Stock will be subject to applicable non-United States and state securities laws, including those of the State of New Jersey which require any securities sold in New Jersey to be sold through a registered broker-dealer or in reliance upon an exemption from registration.

         6.18. Brokers. Each Purchaser represents and warrants that it has not engaged, consented to nor authorized any broker, finder or intermediary to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Each Purchaser shall indemnify and hold harmless the Company from and against all fees, commissions or other payments owing to any such person or firm acting on behalf of such Purchaser hereunder.

         6.19. Placement Agent. Each Purchaser acknowledges that (a) the Company has engaged, consented to and authorized the Placement Agent in connection with the transactions contemplated by this Agreement, (b) the Company shall pay the Placement Agent (and the placement agent in the Regulation D Offering) certain advisory and restructuring fees and a commission and reimburse the Placement Agents' expenses in accordance with their respective placement agency agreements, and the Company shall indemnify and hold harmless such Purchaser from and against all fees, commissions or other payments owing by the Company to the Placement Agents or any other person or firm acting on behalf of the Company hereunder and (c) registered representatives of the Placement Agents and/or their respective designees (including, without limitation, registered representatives of the Placement Agents and/or their respective designees who participate in the Unit Offering or in the issuance of shares of the Conversion Securities upon conversion of the Notes) will be paid a portion of the commissions paid to the relevant placement agent including a portion of the Placement and Advisory Warrants (as defined in Section 11.11 hereof).

         6.20. Beneficial Owner. Each Purchaser, whose name appears on the signature line below, will be the beneficial owner of the Units that such Purchaser acquires.

         6.21. Accredited Investor. Each Purchaser represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D.

         6.22. Reliance on Representation and Warranties. Each Purchaser understands that the Units are being offered and sold to the undersigned in reliance on specific exemptions from the registration requirements of United States Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the undersigned set forth herein in order to determine the applicability of such exemptions and the suitability of the undersigned to acquire the Notes, the Equity Warrants, the Conversion Securities and the Unit-Underlying Common Stock.

         6.23. Lock-Up Period. Subject to the proviso below, and to Section 7.1(c), from the date hereof and continuing for a period (the "Lock-Up Period") of nine (9) months from the effective date of the Registration Statement (as defined in Section 12.2 hereof) (the "Effective Date"), each Purchaser shall not, without the prior written consent of the Placement Agent, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, 75% of the Registrable Securities (as defined in Section 12.1) purchased or acquired by each Purchaser, provided, however, that, following each three month period after the Effective Date, an amount of Registrable Securities equal to 25% of the number of Registrable Securities purchased or acquired by each Purchaser shall become exempt from the lock-up provisions contained in this sentence. For the sake of clarity, subject to
Section 7.1(c), 25% of the Registrable Securities will not be subject to any lock-up. In addition, each Purchaser agrees that during the period from the date that such Purchaser was first contacted with respect to the potential purchase of Transfer Restricted Securities through the last date upon which such Purchaser holds any Transfer Restricted Securities (as defined in Section 12.1) or Registrable Securities, such Purchaser shall not, directly or indirectly, through related parties, affiliates or otherwise, (i) sell "short" or "short against the box" (as those terms are generally understood) any security of the Company or (ii) otherwise engage in any transaction, except for any transaction contemplated by this Agreement, that involves hedging of such Purchaser's position in any security of the Company.

         6.24. Conversion Securities Certificates. Each Purchaser consents to the placement of a statement on the face or back of any certificates representing Conversion Securities, in substantially the following form:

         "Hybridon, Inc. (the "Corporation") will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights."

         7. Additional Representations and Warranties Relating to Regulation S.

         7.1. Each Purchaser hereby additionally represents and warrants to the Company as follows:

         (a) such Purchaser is not a U.S. Person or a Person in the United States, is purchasing the Units for such Purchaser's own account and is not acquiring the Notes or the Equity Warrants purchased hereunder or any Conversion Securities or Unit-Underlying Common Stock for the account or benefit of any U.S. Person;

         (b) such Purchaser understands and acknowledges that (i) neither the Units, nor the Notes, nor the Equity Warrants nor the Conversion Securities nor the Unit-Underlying Common Stock have been registered under the Securities Act and that the Units, the Notes, the Equity Warrants, the Conversion Securities and the Unit-Underlying Common Stock may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. Person unless the Units, the Notes, the Equity Warrants or shares of Conversion Securities or Unit-Underlying Common Stock are registered under the Securities Act or such offer or sale is made pursuant to an exemption from the registration requirements of the Securities Act and (ii) the Units are being distributed pursuant to the terms of Regulation S, which permits securities to be sold to Persons outside the United States or to Persons that are not U.S. Persons in an "offshore transaction" (as defined in the Securities Act Rule 902(i)), subject to certain terms and conditions;

         (c) such Purchaser acknowledges that for a period of one year following the Final Closing Date (the "Restricted Period"), such Purchaser shall not (i) engage in any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Units, the Notes, the Equity Warrants, the Conversion Securities or the Company's Common Stock or (ii) unless such Units, Notes, Equity Warrants or shares of Conversion Securities or Common Stock are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, offer, sell or transfer any of the Units, the Notes, the Equity Warrants, or any shares of Conversion Securities or Unit-Underlying Common Stock in the United States or to, or for the account or benefit of, a U.S. Person. Such Purchaser understands that the Notes, the Equity Warrants, shares of Conversion Securities and Unit-Underlying Common Stock or any interest therein are only transferable on the books and records of the transfer agent and registrar of the Company. Such Purchaser further understands that such transfer agent and registrar will not register any transfer of the Units, the Notes, the Equity Warrants or shares of Conversion Securities or Unit-Underlying Common Stock which the Company believes may violate the restrictions set forth in this paragraph (c), and that the Company may place stop transfer orders with its transfer agent with respect to certificates representing Notes, Equity Warrants, Conversion Securities and Unit-Underlying Common Stock. The Company may require a certification satisfactory to it from such Purchaser as a condition to such registration and transfer;

         (d) such person did not receive any offer to purchase Units in the United States, no directed selling efforts were made to such Purchaser in the United States in contravention of the requirements of Regulation S and, at the time of both the offer and sale of the Units to such Purchaser, such Purchaser was outside the United States;

         (e) to the best knowledge of the Purchaser, each distributor (as the term is defined in Regulation S) participating in the Regulation S Offering, if any, has agreed that all offers and sales of the Units prior to the expiration of a period of one year commencing on the Final Closing Date shall only be made in compliance with the safe harbor provisions contained in Regulation S and the Restricted Period, or pursuant to registration of the Units, the Notes, the Equity Warrants, the Conversion Securities and/or the Unit-Underlying Common Stock under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act;

         (f) such  Purchaser  agrees  that for the  duration  of the  Restricted
Period the Notes shall bear the legend set forth below and the Conversion Securities, Equity Warrants and Unit-Underlying Common Stock shall bear a similar legend:

         "THE TERMS OF THIS NOTE ARE SUBJECT TO THE TERMS OF A UNIT PURCHASE AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM HYBRIDON, INC. (THE "COMPANY"). THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN

         REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE"SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

         THIS NOTE MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD (AS DEFINED IN THE PURCHASE AGREEMENT), AND NO TRANSFER OR EXCHANGE OF THIS NOTE MAY BE MADE UNTIL AFTER THE LATER OF THE DATE OF EXPIRATION OF THE RESTRICTED PERIOD AND THE DATE ON WHICH THE REQUIRED CERTIFICATION RELATING TO SUCH INTEREST HAS BEEN PROVIDED IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT";

         (g) Following the expiration of the Restricted Period each Purchaser requesting removal of any legend shall provide to the Company a written representation that, during the Restricted Period, neither Units nor any Notes nor any Conversion Securities nor any Equity Warrants nor any Unit-Underlying Common Stock were sold or arranged to be sold in the United States or to a U.S. Person and that neither the Units nor any Notes nor any Conversion Securities nor any Equity Warrants nor any Unit-Underlying Common Stock will be used to cover a short sale or other borrowing of any securities of the Company in the United States made during the Restricted Period; and

         (h) Such Purchaser is not purchasing the Units nor any Notes nor any Conversion Securities nor any Equity Warrants nor any Unit-Underlying Common Stock as part of any plan or scheme to evade the registration requirements of the Securities Act.

         7.2. Foreign Status The Purchaser hereby represents that (a) such Purchaser (1) is not a citizen or resident of the United States, a corporation or partnership organized under the laws of the United States or any state thereof or a trust or estate whose income is includable in gross income for United States Federal income tax purposes regardless of its source and (2) has accurately completed the Form W-8 attached hereto as Exhibit H, or (b) such Purchaser will promptly provide the Company with an accurately completed Form W-9 or substitute Form W-9 providing such Purchaser's U.S. taxpayer identification number. The Purchaser hereby consents to the withholding from payments otherwise due and payable by the Company of amounts required to be withheld under applicable tax law.

         8. Representation, Warranties and Covenants of the Company. Except as set forth on the Schedule of Exceptions attached hereto as Exhibit I, the Company hereby represents, warrants and covenants to each Purchaser that:

         8.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as described in the Term Sheet. The Company is duly qualified to do business as a foreign corporation and is in good standing in Massachusetts and in each jurisdiction in which the nature of the business conducted, or as proposed to be conducted in the Term Sheet, by it or the properties owned, leased or operated by it, makes such qualification or licensing necessary and where the failure to be so qualified or licensed would have a material adverse effect upon the business, operations or financial condition of the Company.

         8.2. Capitalization and Voting Rights. The authorized, issued and outstanding capital stock of the Company, as of the date of the Term Sheet, is as set forth in the Term Sheet under the heading "Equity Capitalization and Indebtedness"; all issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. Except as set forth in the Term Sheet, as of the date of the Term Sheet, there are no outstanding options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase any shares of capital stock of the Company. Except as set forth in the Term Sheet, in this Agreement and as otherwise required by law, there are no restrictions upon the voting or transfer of the Transfer Restricted Securities (as defined in Section 12.1) pursuant to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), Bylaws or other governing documents or any agreement or other instruments to which the Company is a party or by which the Company is bound.

         8.3. Authorization; Enforceability. The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and stockholders necessary for the execution, delivery and performance of this Agreement by the Company, the sale, issuance and delivery of the Units contemplated hereby and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. Upon the issuance and delivery of the Conversion Securities and Registrable Securities, as contemplated by this Agreement, such securities will be duly and validly authorized and issued, fully paid and nonassessable. The issuance and sale of the securities contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person.

         8.4. No Conflict; Governmental Consents.

         (a) The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company is bound, or of any provision of the Certificate of Incorporation or By-laws of the Company, and will not conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a material default under, any material lease, loan agreement, mortgage, security agreement, note, trust indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties or assets is subject nor result in the creation or imposition of any lien upon any of the properties or assets of the Company other than in favor of the Secured Party.

         (b) No consent, approval, authorization or other order of any governmental authority or other third-party under any material agreement to which the Company is a party is required to be obtained by the Company in connection with the authorization, execution and delivery of this Agreement or with the authorization, issuance and sale of the Units, except such as have already been obtained and such filings as may be required to be made with the Securities and Exchange Commission and with any state or foreign "blue sky" or securities regulatory authority.

         8.5. Governmental Authorizations. Except as set forth in the Term Sheet, the Company has, on the date hereof and on the relevant Closing Date, all material licenses, permits and other governmental authorizations currently required for the conduct of its business or ownership of properties and is in all material respects complying therewith.

         8.6. Litigation. Except as set forth in the Term Sheet, on the date hereof and on the relevant Closing Date, the Company knows of no pending or, to the knowledge of the Company, threatened legal or governmental proceedings against the Company which could materially adversely affect the business, financial condition or operations of the Company.

         8.7. Accuracy of Reports. All reports required to be filed by the Company since and including the most recent filing of the Company's Annual Report on Form 10-K, to and including the relevant Closing Date, have been duly filed with the Securities and Exchange Commission, complied at the time of filing in all material respects with the requirements of their respective forms and were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         8.8. Investment Company. The Company is not an "investment company" within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

         8.9. Payment of Notes. The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Agreement. To the extent lawful, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on (i) overdue principal of the Notes at the rate borne by the Notes and (ii) overdue installments of interest at the same rate.

         8.10. Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereinafter in force, which may affect the covenants or the performance of the transactions contemplated by this Agreement; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law.

         8.11. Insurance. The Company will at all times so long as Notes are outstanding maintain valid policies of worker's compensation and such other insurance with respect to its properties and business of the kinds and in amounts not less than is customarily maintained by corporations engaged in the same or similar business and similarly situated.

         8.12. Corporate Existence; Maintenance of Properties. The Company will at all times, so long as Notes are outstanding, cause to be done all things necessary to maintain, preserve and renew its existence and will preserve and keep in force and effect, all licenses, permits and authorizations necessary to the conduct of its business, the loss of which would have a material adverse effect on the business and operations of the Company. The Company will also maintain and keep its properties in good repair, working order and condition, ordinary wear and tear excepted, so long as Notes are outstanding.

         8.13. Taxes and Liens. So long as Notes are outstanding, the Company will duly pay and discharge when payable, all taxes, assessments and governmental charges imposed upon or against the Company or its properties, or any part thereof or upon the income or profits therefrom, in each case before the same become delinquent and before penalties accrue thereon, as well as all claims for labor, materials or supplies which if unpaid might by law become a lien upon any of its property, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and the Company has set aside on its books adequate reserves with respect thereto.

         8.14. Merger; Sale of Assets. So long as Notes are outstanding, the Company shall not consolidate with or merge into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, any Person in a single transaction or series of related transactions, without the consent of the Secured Party, unless:

         (a) the Company is the continuing corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, lease, conveyance or other disposition of assets shall have been made, is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such Person (if other than the Company) expressly assumes by supplemental agreement executed and delivered to the Secured Party, all the obligations of the Company under the Notes and, in respect of the Notes, this Agreement;

         (b) immediately before and immediately after giving effect to the transaction no Event of Default (as such term is defined in the Notes), and no event which, after notice or lapse of time, or both, would become an Event of Default (a "Default"), shall have occurred and be continuing; and

         (c) immediately after giving effect to such transaction, the Notes and this Agreement (as supplemented by any such supplemental agreement) will be valid and enforceable obligations of the Company or such successor.

         8.15. Term Sheet Disclosure. No information set forth in the Term Sheet contains, as of the date hereof or the relevant Closing Date, any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         8.16. Reservation of Shares; Transfer Taxes, Etc. The Company shall at all times reserve and keep available, out of its authorized and unissued shares of Conversion Securities, solely for the purpose of effecting the conversion of the Notes and the exercise of the Placement and Advisory Warrants, such number of shares of its Conversion Securities free of preemptive rights as shall be sufficient to effect the conversion of all Notes from time to time outstanding and the exercise of all Placement and Advisory Warrants from time to time outstanding. The Company shall use its best efforts from time to time, in accordance with the laws of the State of Delaware to increase the authorized number of shares of Conversion Securities if at any time the number of shares of authorized, unissued and unreserved shares of Conversion Securities shall not be sufficient to permit the conversion of all the then-outstanding Notes and the exercise of all the then-outstanding Placement and Advisory Warrants. The Company shall not issue any Conversion Securities other than to effect the conversion of the Notes or accrued interest thereon, Conversion Securities sold in lieu of Notes in the Offering and Conversion Securities issuable upon exercise of Placement and Advisory Warrants.

         The Company shall pay any and all issue or other taxes (but in no event income taxes) that may be payable in respect of any issue or delivery of shares of Conversion Securities on conversion of the Notes or the exercise of the Placement and Advisory Warrants. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Conversion Securities (or other securities or assets) in a name other than that in which the Notes so converted, or the Placement and Advisory Warrants so exercised, were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

         8.17 Listing. If the Company's Common Stock becomes traded on the Nasdaq National Market (the "Nasdaq"), the Company shall take such action as is necessary in accordance with the rules of the Nasdaq to enable the Registrable Securities (as defined in Section 12.1) to trade on the Nasdaq.

         8.18 Proprietary Rights. Except as has been or will be reflected in the Term Sheet prior to the relevant Closing, the Company owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets, processes, mask works, licenses, inventions, formulations, technology and know-how and other intangible property used or proposed to be used in the conduct of its business as described in, or contemplated by, the Term Sheet (the "Proprietary Rights"). Except as has been or will be reflected in the Term Sheet prior to the relevant

Closing, the Company or the entities from whom the Company has acquired rights has taken all necessary action to protect all of the Company's Proprietary Rights. Except as set forth in the Term Sheet, as of the relevant Closing: the Company has not received any notice of, and there are not any facts known to the Company that indicate the existence of (i) any infringement or misappropriation by any third party of any of the Proprietary Rights or (ii) any claim by a third party contesting the validity of any of the Proprietary Rights; the Company has not received any notice of any infringement, misappropriation or violation by the Company or any of its employees of any Proprietary Rights of third parties, and, to the best of the Company's knowledge, neither the Company nor any of its employees has infringed, misappropriated or otherwise violated any Proprietary Rights of any third parties; and, to the best of the Company's knowledge, no infringement, illicit copying, misappropriation or violation of any intellectual property rights of any third party by the Company has occurred or will occur with respect to any products currently being sold by the Company or with respect to any products currently under development by the Company or with respect to the conduct of the Company's business as currently contemplated. Except as described in the Term Sheet, as of the relevant Closing, the Company is not aware that any of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would interfere with the use of the employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as currently conducted or as proposed to be conducted. To the best of the Company's knowledge, as of the relevant Closing, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business, as currently conducted or as proposed to be conducted, will conflict with, or result in, a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. In addition, as of each Closing, all employees are required to assign intellectual property rights to the Company.

         9. Subordination.

         9.1. Agreement to Subordinate. The Company covenants and agrees, and each Purchaser and any subsequent holder of a Note (each, a "Holder"), by such Holder's acceptance of a Note, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 9, the indebtedness represented by the Notes and the payment of the principal of and interest on each and all of the Notes and the security interest given as security for the Notes are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

         No provision of this Article 9 shall prevent the occurrence of any default or event of default hereunder.

         9.2.  Payment Over of Proceeds Upon  Dissolution.  Etc. In the event of
(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or with respect to all Senior Indebtedness, or provision shall be made for such payment in money or money's worth, before the Holders are entitled to receive any payment on account of principal of, or interest on, the Notes, and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable with respect to the Notes in any such case, proceeding, liquidation, dissolution or other winding up or event.

         In the event that,  notwithstanding  the  foregoing  provisions of this
Section 9.2, any Holder shall have received any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, then and in such event such payment or distribution shall be held in trust by such recipient and shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application in the form received to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

         The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Section
8.14 shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of assets and liabilities of the Company for the purposes of this Section 9.2 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Section 8.14.

         9.3. Prior Payment to Senior Indebtedness Upon Acceleration of Notes. In the event that any Notes are declared due and payable before their stated maturity, then in such event the holders of Senior Indebtedness outstanding at the time such Notes so become due and payable shall be entitled to receive payment in full of all amounts due or to become due on or with respect to such Senior Indebtedness, or provision shall be made for such payment in money or money's worth, before the Holders are entitled to receive any payment by the Company on account of the principal of or interest on the Notes or on account of the purchase or other acquisition of Notes. The Holders shall provide notice to the holders of the Senior Indebtedness of the occurrence of any default or Event of Default under the Notes at the time that such notice is provided to the Company.

         In the event that, notwithstanding the foregoing, the Company shall make any payment to any Holder prohibited by the foregoing provision of this
Section 9.3, then and in
such event such payment shall be held in trust by such recipient and shall be paid over and delivered forthwith to the Company in the form received.

         The provisions of this Section 9.3 shall not apply to any payment with respect to which Section 9.2 would be applicable.

         9.4. No Payment When Senior Indebtedness in Default.

         (a) In the event and during the continuation of any default in the payment of principal of or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing (or would arise by reason of a payment required hereunder by the Company with respect to the principal of or interest on the Notes) permitting the holders of such Senior Indebtedness (or a trustee on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist or the Company shall have received written notice from an authorized representative of the Senior Indebtedness with respect to which such event of default relates approving payment on the Notes, then no payment shall be made by the Company with respect to the principal of or interest on the Notes or to acquire any of the Notes; provided that no such default will prevent any payment on, or with respect to, the Notes for more than 120 days after written notice of such default or Event of Default has been given to the Secured Party unless the maturity of such Senior Indebtedness has been accelerated. Not more than one such 120 day delay may be made in any consecutive 360 day period with respect to a covenant default, irrespective of the number of defaults with respect to Senior Indebtedness during such period.

         In the event that, notwithstanding the foregoing, the Company shall make any payment to any Holder prohibited by the foregoing provision of this
Section 9.4, then and in such event such payment shall be held in trust by such recipient and shall be paid over and delivered forthwith to the Company in the form received.

         The provisions of this Section 9.4 shall not apply to any payment with respect to which Section 9.2 would be applicable.

         9.5. Payment Permitted If No Default. Nothing contained in this Article 9 or elsewhere in this Agreement or in any of the Notes shall prevent the Company, at any time except when any of the conditions described in Section 9.2,
9.3 or 9.4 exist, from making payments at any time of principal of or interest on the Notes.

         9.6. Subrogation to Rights of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, Holders shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Article 9 (equally and ratably with the holders of all indebtedness of the Company which is not Senior Indebtedness and which is entitled to like rights of subrogation) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which Holders would be entitled except for the provisions of this Article 9, and no payments over pursuant to the provisions of this Article 9 to the holders of Senior Indebtedness by Holders, shall, as among the Company, its creditors other than holders of Senior Indebtedness and Holders be deemed to be a payment or distribution by the Company to or on account of Senior Indebtedness.

         9.7. Provisions Solely to Define Relative Rights. The provisions of this Article 9 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article 9 or elsewhere in this Agreement or in the Notes is intended to or shall: (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders, the obligation of the Company, its creditors other than holders of Senior Indebtedness and the Holders, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article 9 of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holders and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Secured Party or any Holder from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Article 9 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Secured Party or such Holder.

         9.8. Secured Party to Effectuate Subordination. Each Holder of a Note by acceptance thereof authorizes and directs the Secured Party on such Holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article 9 and appoints the Secured Party as such Holder's attorney-in-fact for any and all such purposes.

         9.9. No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act by the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to Holders, without incurring responsibility to Holders and without impairing or releasing the subordination provided in this Article 9 or the obligations hereunder of Holders to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.

         9.10. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this
Article 9, the Secured Party and the Holders shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding-up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Secured Party or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

         9.11.  Certain  Conversions  Deemed  Payment.  For the purposes of this
Article 9 only, (a) the issuance and delivery of Junior Securities upon conversion of Notes in accordance with Section 3 of the Notes or in lieu of cash interest in accordance with Section 1 of the Notes shall not be deemed to constitute a payment or distribution on account of the principal, of or interest on Notes or on account of the purchase or other acquisition of Notes and (b) the payment, issuance or delivery of cash, property or securities (other than Junior Securities) upon conversion of a Note shall be deemed to constitute payment on account of the principal of such Note. Nothing contained in this Article 9 or elsewhere in this Agreement or in the Notes is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders, the right, which is absolute and unconditional, of a Holder to convert any Note in accordance with Section 3 of the Notes.

         10. Secured Party's Rights and Remedies

         10.1. Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default (as defined in the Note), the Secured Party may, in addition to the remedies pursuant to Section 6 of the Notes, at its election, without notice of its election and without demand, take any action permitted by law and not in contravention or inconsistent with Article 9.

         11. Certain Definitions. For the purposes of this Agreement the following terms have the respective meanings set forth below:

         11.1. "Business Day" means a Monday through Friday on which banks are generally open for business in New York, Massachusetts and California.

         11.2. "Certificate of Designation" shall have the meaning ascribed to such term in Section 1.1.

         11.3. "Common Stock" means the Company's common stock.

         11.4. "Conversion Securities" shall have the meaning ascribed to such term in Section 1.1.

         11.5. "Exchange Offer" means the Company's offer to the holders of its 9% Convertible Subordinated Notes due 2004 to exchange such notes and all accrued interest thereon for preferred stock and warrants of the Company.

         11.6. "Junior Securities" means (a) shares of any and all classes of capital stock of the Company and (b) securities of the Company which are subordinated in right of payment to Senior Indebtedness at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in Article 9.

         11.7. "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

         11.8. "Minimum Offering Amount" shall have the meaning ascribed to such term in Section 2.1.

         11.9. "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

         11.10. "Placement Agent" shall have the meaning ascribed to such term in Section 1.3 and "Placement Agents" shall mean the placement agents for the Regulation D Offering and the Regulation S Offering, referred to in Sections 1.2 and 1.3, respectively.

         11.11. "Placement and Advisory Warrants" shall mean the placement and advisory warrants to be granted to the Placement Agents and/or their respective designees pursuant to separate placement agency agreements and financial advisory agreements between the Company and the Placement Agents.

         11.12. "Regulation D" means Regulation D promulgated under the Securities Act.

         11.13. "Regulation D Offering" shall have the meaning ascribed to such term in Section 1.2.

         11.14. "Regulation S" means Regulation S promulgated under the Securities Act.

         11.15. "Regulation S Offering" shall have the meaning ascribed to such term in Section 1.3.

         11.16.  "Secured Party" shall have the meaning ascribed to such term in
Section 5.1.

         11.17. "Securities Act" means, as of any given time, the Securities Act of 1933, as amended, or any similar federal law then in force.

         11.18. "Securities and Exchange Commission" includes any governmental body or agency succeeding to the functions thereof.

         11.19. "Senior Indebtedness" means the principal of (and premium, if any) and accrued interest on (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) (a) obligations of the Company under the Loan and Security Agreement, dated December 31, 1996, between Silicon Valley Bank and the Company, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, replaced, restated, supplemented, refunded or refinanced from time to time (provided that the principal amount does not exceed $7,500,000 and the maturity date is not advanced), (b) obligations of the Company, whether outstanding on the date of this Agreement or hereafter created, incurred or assumed, as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction to which the Company is a party, (c) all reimbursement obligations and other liabilities (contingent or otherwise) with respect to letters of credit, bank guarantees or bankers' acceptances, and (d) any amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation under clauses (a) (provided that the principal amount does not exceed $7,500,000 and the maturity date is not advanced), (b) or (c), above.

         11.20. "Subsidiary" means any person, corporation, firm or entity at least the majority of the equity securities (or equivalent interest) of which are, at the time as of which any determination is being made, owned of record or beneficially by the Company, directly or indirectly, through any Subsidiary or otherwise.

         11.21.  "Term  Sheet"  shall have the meaning  ascribed to such term in
Section 6.5.

         11.22. "Trading Day" means (i) if the applicable security is listed or admitted for trading on a national security exchange, a day on which such exchange is open for business, (ii) if the applicable security is quoted on the Nasdaq Stock Market, a day on which trades may be made thereon or (iii) if the applicable security is not so listed, admitted for trading or quoted, any Business Day.

         11.23. "Unit Offering" and "Offering" shall have the meaning ascribed to such terms in the first paragraph of this Agreement.

         11.24. "Unit-Underlying Common Stock" shall mean the Common Stock issuable upon conversion of any Conversion Securities issuable upon conversion of, or in lieu of, Notes or upon exercise of any Equity Warrants, in each case including any such Conversion Securities or Equity Warrants issuable upon exercise of any Placement and Advisory Warrants or upon conversion of Notes issuable upon exercise of any Placement and Advisory Warrants.

         11.25. (1) "U.S. Person" means:

         (i)      Any natural person resident in the United States;

         (ii) Any partnership or corporation organized or incorporated under the laws of the United States;

         (iii)    Any estate of which any  executor or  administrator  is a U.S.
                  Person;

         (iv)     Any trust of which any trustee is a U.S. Person;

         (v) Any agency or branch of a foreign entity located in the United States.

         (vi) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

         (vii) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

         (viii) Any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and
                  (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of the Securities Act) who are not natural persons, estates or trusts.

         (2) Notwithstanding clause (1) of this Section 11.25, any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. Person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a "U.S. Person."

         (3) Notwithstanding clause (1) of this Section 11.25, any estate of which any professional fiduciary acting as executor or administrator is a U.S. Person shall not be deemed a U.S. Person if:

         (i) An executor or administrator of the estate who is not a U.S. Person has sole or shared investment discretion with respect to the assets of the estate; and

         (ii)     The estate is governed by foreign law.

         (4) Notwithstanding clause (1) of this Section 11.25, any trust of which any professional fiduciary acting as trustee is a U.S. Person shall not be deemed a U.S. Person if a trustee who is not a U.S. Person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person.

         (5) Notwithstanding clause (1) of this Section 11.25, an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. Person.


         (6) Notwithstanding clause (1) of this Section 11.25, any agency or branch of a U.S. Person located outside the United States shall not be deemed a "U.S. Person" if:

         (i)      The agency or branch operates for valid business reasons; and

         (ii) The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

         (7) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed "U.S. Persons."

         11.26. "United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

         12. Registration Rights.

         12.1 As used in this Article 12, the following terms shall have the following meanings:

         (a) "Affiliate" shall mean, with respect to any Person (as defined below), any other Person controlling, controlled by, or under direct or indirect common control with, such Person (for the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing).

         (b) "Business Day" shall mean a day Monday through Friday on which banks are generally open for business in New York.

         (c)  "Holders"  shall  mean  the  Purchasers  and  any  person  holding
Registrable Securities or any person to whom the rights under Article 12 have been transferred in accordance with Section 12.10 hereof.

         (d) "Person" shall mean any person, individual, corporation, limited liability company, partnership, trust or other non-governmental entity or any governmental agency, court, authority or other body.

         (e) The terms "register," "registered" and "registration" refer to the registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         (f) "Registrable Securities" shall mean (i) the shares of Unit-Underlying Common Stock and (ii) any shares of Common Stock issued as (or issuable upon the conversion of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or in replacement of the Transfer Restricted Securities (as defined below); provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the Securities and Exchange Commission, (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, (C) are held by a Holder or a permitted transferee pursuant to
Section 12.10 or (D) are not freely tradeable under applicable federal securities laws.

         (g) "Registration Expenses" shall mean all expenses incurred by the Company in complying with Section 12.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to, or required by, any such registration (but excluding the fees of legal counsel for any Holder).

         (h) "Registration Statement" shall have the meaning ascribed to such term in Section 12.2.

         (i) "Registration Period" shall have the meaning ascribed to such term in Section 12.4.

         (j) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and expenses of legal counsel for any Holder.

         (k) "Transfer Restricted Securities" means each Equity Warrant, each Note, each share of Conversion Securities and, if such Equity Warrants have been exercised or such Conversion Securities have been converted, the Registrable Securities, until the earlier of (a) the date on which such Note, Equity Warrants, Conversion Securities or Registrable Securities, as applicable, has been effectively registered under the Securities Act and disposed of pursuant to, and in accordance with, an effective Registration Statement, (b) the date on which such Note,

Equity Warrants, Conversion Securities or Registrable Securities, as applicable, is distributed to the public pursuant to Rule 144 or any other applicable exemption under the Securities Act without additional restriction upon public resale or (c) at such time as such Note, Equity Warrants, Conversion Securities or Registrable Securities, as applicable, may be sold by a Holder under Rule 144(k).

         12.2. The Company shall use its best efforts to file a "shelf" registration statement on the appropriate form (the "Registration Statement") with the Securities and Exchange Commission, by the later of (A) the earlier to occur of (i) the expiration of thirty (30) days after the Final Closing Date,
(ii) the later of (x) the expiration of sixty (60) days from the date on which the Company has received proceeds in the Offering, net of cash fees, commissions and expenses, equal to or exceeding $20,000,000 in the aggregate, and (y) November __, 1998, and (iii) the date of the filing of any registration statement with the Securities and Exchange Commission in connection with the Exchange Offer, and (B) the date on which shares of Series B Preferred Stock are first issued, with respect to the resale of the Registrable Securities, and shall use its best efforts to effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) prior to the date which is 75 days after the Final Closing Date. Notwithstanding the foregoing, the Company shall not be obligated to enter into any underwriting agreement for the sale of any of the Registrable Securities.

         12.3. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 12.2 shall be borne by the Company. All Selling Expenses relating to the sale of securities registered by or on behalf of Holders shall be borne by such Holders pro rata on the basis of the number of securities so registered; provided that if a Holder uses its own legal counsel in addition to one counsel for all of the Holders of securities registered on behalf of the Holders, such Holder shall bear the cost of such counsel.

         12.4. In the case of the registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform each Holder as to the status of such registration, qualification and compliance. At its expense the Company shall:

         (a) use its best efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective until the Holders have completed the distribution described in the registration statement relating thereto. The period of time during which the Company is required hereunder to keep the Registration Statement effective is referred to herein as the "Registration Period." Notwithstanding the foregoing, at the Company's election, the Company may cease to keep such registration, qualification or compliance effective with respect to any Registrable Securities, and the registration rights of a Holder shall expire, at such time as the Holder may sell under Rule 144(k) under the Securities Act (or other exemption from registration acceptable to the Company) in a three-month period all Registrable Securities then held by such Holder; and

         (b) advise the Holders:

         (i) when the Registration Statement or any amendment thereto has been filed with the Securities and Exchange Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

         (ii) of any request by the Securities and Exchange Commission for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;

         (iii) of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

         (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

         (v) of the happening of any event that requires the making of any changes in the Registration Statement or the prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

         (vi) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time;

         (vii) furnish to each Holder, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits (including those incorporated by reference) in the form filed with the Securities and Exchange Commission;

         (viii) during the Registration Period, deliver to each Holder, without charge, as many copies of the prospectus included in such Registration Statement and any amendment or supplement thereto as such Holder may reasonably request; and the Company consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus and any amendment or supplement thereto. In addition, upon the reasonable request of the Holder and subject in all cases to confidentiality protections reasonably acceptable to the Company, the Company will meet with a Holder or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in the Registration Statement covering the Registrable Securities, and will otherwise cooperate with any Holder conducting an investigation for the purpose of reducing or eliminating such Holder's exposure to liability under the Securities Act, including the reasonable production of information at the Company's headquarters;

         (ix) during the Registration Period, deliver to each Holder, without charge, (i) as soon as practicable (but in the case of the annual report of the Company to its stockholders, within 120 days after the end of each fiscal year of the Company) one copy of: (A) its annual report to its stockholders, if any (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing); (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form); (C) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (D) a copy of the full Registration Statement (the foregoing, in each case, excluding exhibits); and (ii) upon reasonable request, all exhibits excluded by the parenthetical to the immediately preceding clause (D), and all other information that is generally available to the public;

         (x) prior to any public offering of Registrable Securities pursuant to any Registration Statement, register or qualify for offer and sale under the securities or blue sky laws of such jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by such Registration Statement;

         (xi) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold pursuant to any Registration Statement free of any restrictive legends to the extent not required at such time and in such denominations and registered in such names as Holders may request at least three (3) business days prior to sales of Registrable Securities pursuant to such Registration Statement;

         (xii) upon the occurrence of any event contemplated by Section 12.4(b)(v) above, the Company shall promptly prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

         (xiii) use its best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and will make generally available to the Holders not later than 45 days (or 90 days if the fiscal quarter is the fourth fiscal quarter) after the end of its fiscal quarter in which the first anniversary date of the effective date of the Registration
Statement occurs, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act.

         12.5. Delay Periods; Suspension of Sales. Each Holder shall suspend, upon request of the Company, any disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by Section 12.2 during
(i) any period not to exceed two 30-day periods within any one 12-month period the Company requires in connection with a primary underwritten offering of equity securities and (ii) any period, not to exceed one 45-day period per circumstance or development, when the Company determines in good faith that offers and sales pursuant thereto should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a prospectus is premature, would have an adverse effect on the Company or is otherwise inadvisable.

         12.6. The Holders shall have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to Section 12.2 hereof as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

         12.7. (a) To the extent permitted by law, the Company shall indemnify each Holder, each underwriter of the Registrable Securities and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which any registration, qualification or compliance has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Subsection 12.7(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and shall reimburse each Holder, each underwriter of the Registrable Securities and each person controlling such Holder, for legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company shall not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with information furnished to the Company by or on behalf of such Holder and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the Company shall not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the Holder to comply with the covenants and agreements contained in this Agreement respecting sales of Registrable Securities, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Securities and Exchange Commission at the time the registration statement becomes effective or in the amended prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act or in the prospectus subject to completion and term sheet under Rule 434 of the Securities Act, which together meet the requirements of Section 10(a) of the Securities Act (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any such Holder, any such underwriter or any such controlling person, if a copy of the Final Prospectus furnished by the Company to the Holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

         (b) Each Holder will severally, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter of the Registrable Securities and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Subsection 12.7(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, each underwriter of the Registrable Securities and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to the Holder and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability. Notwithstanding the foregoing, in no event shall a Holder be liable for any such claims, losses, damages or liabilities in excess of the proceeds received by such Holder in the offering, except in the event of fraud by such Holder.

         (c) Each party entitled to indemnification under this Section 12.7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld).

         (d) If the indemnification provided for in this Section 12.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         12.8. (a) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Securities so that, as thereafter delivered to the Holders, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement contemplated by Section 12.2 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, each Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

         (b) As a condition to the inclusion of its Registrable Securities, each Holder shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may request in writing or as shall be required in connection with any registration, qualification or compliance referred to in this Article 12.

         (c) Each Holder hereby covenants with the Company (i) not to make any sale of the Registrable Securities without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied, and (ii) if such Registrable Securities are to be sold by any method or in any transaction other than on a national securities exchange, the Nasdaq National Market, Nasdaq SmallCap Market or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least five (5) business days prior to the date on which the Holder first offers to sell any such Registrable Securities.

         (d) Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Registration Statement described in this Article 12 are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with such Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

         (e) Each Holder shall not take any action with respect to any distribution deemed to be made pursuant to such registration statement, which would constitute a violation of Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or any other applicable rule, regulation or law.

         (f) At the end of the period during which the Company is obligated to keep the Registration Statement current and effective as described above, the Holders of Registrable Securities included in the Registration Statement shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and such Holders shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.

         12.9. With a view to making available to the Holders the benefits of certain rules and regulations of the Securities and Exchange Commission which at any time permit the sale of the Registrable Securities to the public without registration, the Company shall use its reasonable best efforts:

         (a) to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

         (b) to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

         (c) so long as a Holder owns any unregistered Registrable Securities, to furnish to such Holder upon any reasonable request a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the Securities and Exchange Commission allowing a Holder to sell any such securities without registration.

         12.10. The rights to cause the Company to register Registrable Securities granted to the Holders by the Company under Section 12.2 may be assigned in full by a Holder in connection with a transfer by such Holder of its Registrable Securities, provided that (i) such transfer may otherwise be effected in accordance with applicable securities laws; (ii) such transfer involves not less than the lesser of all or 5,000 shares of such Holder's Registrable Securities, (iii) such Holder gives prior written notice to the Company; and (iv) such transferee agrees to comply with the terms and provisions of this Agreement, and such transfer is otherwise in compliance with this Agreement. Except as specifically permitted by this Section 12.10, the rights of a Holder with respect to Registrable Securities as set out herein shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such Holder therein to be forfeited.

         12.11. With the written consent of the Company and the Holders holding at least a majority of the Registrable Securities that are then outstanding, any provision of this

Article 12 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Upon the effectuation of each such waiver or amendment, the Company shall promptly give written notice thereof to the Holders, if any, who have not previously received notice thereof or consented thereto in writing. Notwithstanding the foregoing or Section 13.1, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of the Holders of Common Stock being sold pursuant to the Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by Holders of a majority of the shares of Common Stock included among such shares being sold.

         13. Miscellaneous.

         13.1. Amendments and Waivers. (a) This Agreement and all exhibits and schedules hereto set forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. This Agreement may be amended only by mutual written agreement of the Company and either by the holders of at least fifty percent (50%) or more in principal amount of outstanding Notes or by the Secured Party, and the Company may take any action herein prohibited or omit to take any action herein required to be performed by it, and any breach of any covenant, agreement, warranty or representation may be waived, only if the Company has obtained the written consent or waiver of the holders of at least fifty percent (50%) in principal amount of outstanding Notes or of the Secured Party; provided, however, that the holders of at least 50% in principal amount of Notes sold at any particular
Closing (or of at least 50% of the voting power of any securities underlying such Notes) may amend this Agreement or consent to or waive any covenant, agreement, warranty or representation on behalf of all Purchasers at such Closing that do not adversely affect the securities sold to Purchasers at any other Closing or such other Purchasers. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. To secure a consent of the Holders under this Section 13.1, it shall not be necessary for the holders to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

         (b) Until an amendment or waiver becomes effective, a consent to it by a holder of a Note is a continuing consent by such holder and every subsequent holder of a Note or portion of a Note that evidences the same debt as such consenting holder's Note, even if notation of the consent is not made on any Note. However, prior to becoming effective, any such holder or subsequent holder may revoke the consent as to its Notes or a portion thereof it the Company receives written notice of revocation before the consent of holders of the requisite aggregate principal amount of Notes then outstanding has been obtained and not revoked.

         The Company may, but shall not be obligated to, fix a record date pursuant to paragraph (c) for the purpose of determining the holders entitled to consent to any amendment or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be holders after such record date. After an amendment or waiver becomes effective it shall bind every holder of a Note. In such case, the amendment or waiver shall bind each holder of a Note who has consented to it and every subsequent holder of a Note that evidences the same debt as the consenting holder's Note.

         (c) Whenever in this Agreement it is provided that the holders of a specified percentage in aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the holders of such specified percentage have joined therein may be evidenced (i) by any instrument or any number of instruments of similar tenor executed by holders in person or by proxy appointed in writing or
(ii) by the record of the holders voting in favor thereof at any meeting of holders. Whenever the Company solicits the taking of action by the holders, the Company may fix in advance of such solicitation a date as the record date for determining holders entitled to take such action. If a record date is fixed, those and only those Persons who are holders at the record date so fixed, or their proxies, shall be entitled to take action regardless of whether they are holders at the time of such action.

         13.2. Successors and Assigns. Except as contemplated by Section 8.14, this Agreement may not be assigned by the Company except with the prior written consent of the holders of a majority of outstanding principal amount of the Notes. This Agreement shall be binding upon and inure to the benefit of the Company and its permitted successors and assigns and Purchasers and their successors and registered assigns. The provisions hereof which are for Purchasers' benefit as purchasers or holders of the Notes are also for the benefit of, and enforceable by, any subsequent registered holder of such Notes.

         13.3. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given personally or when mailed by certified or registered mail, return receipt requested and postage prepaid, and addressed to the addresses of the respective parties set forth below or to such changed addresses as such parties may have fixed by notice; provided, however, that any notice of change of address shall be effective only upon receipt:

                 If to the Company:

                 Hybridon, Inc.
                 620 Memorial Drive
                 Cambridge, MA  02139
                 Attn: E. Andrews Grinstead, III

                 If to Purchasers:

                 [__________], as Secured Party
                 [-----------------]
                           [-------------]

         13.4. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the internal laws of the State of New York without giving effect to such State's principles of conflict of laws.

         13.5. Counterparts. This Agreement may be executed in any number of counterparts and, notwithstanding that any of the parties did not execute the same counterpart, each of such counterparts (and facsimile copies thereof, if electronically delivered to the Placement Agent) shall, for all purposes, be deemed an original, and all such counterparts shall constitute one and the same instrument binding on all of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

         13.6. Headings. The headings of the Sections hereof are inserted as a matter of convenience and for reference only and in no way define, limit or describe the scope of this Agreement or the meaning of any provision hereof.

         13.7. Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless the provision held invalid shall substantially impair the benefit of the remaining portion of this Agreement.

         13.8. Exculpation Among Purchasers. Each Purchaser acknowledges and agrees that it is not relying upon any other Purchaser, or any officer, director, employee partner or affiliate of any such other Purchaser, in making its investment or decision to invest in the Company or in monitoring such investment. Each Purchaser agrees that no Purchaser nor any controlling person, officer, director, stockholder, partner, agent or employee of any Purchaser shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them relating to or in connection with the Company or the securities, or both.

         13.9. Actions by Purchasers. Any actions permitted to be taken by holders or Purchasers of Notes (or subgroups thereof, as contemplated by Section
13.1 ("Consenting Subgroups")) and any consents required to be obtained from the same under this Agreement, may be taken or given only by holders of at least fifty percent (50%) in principal amount of outstanding Notes (or as otherwise provided in Section 13.1 with respect to Consenting Subgroups) and if such holders or Purchasers constituting at least fifty percent (50%) (the "Majority Purchasers") take any action or grant any consent, such action or consent shall be deemed given or taken by all holders or Purchasers' who shall be bound by the decision or action taken by the Majority Purchasers without any liability on the part of the Majority Purchasers to any other holder or Purchasers of securities hereunder.

         13.10. Additional Purchasers. Upon the execution and delivery by any Person of this Agreement after the date hereof with the written consent of the Company, such Person shall be referred to as an Additional Purchaser and shall become a Purchaser, and each reference in this Agreement to "Purchaser" shall also mean and be a reference to such Additional Purchaser.

         14. Confidential Investor Questionnaire.

         14.1. Each Purchaser represents and warrants that he, she or it comes within one of category A through H below. ALL INFORMATION IN RESPONSE TO THIS SECTION WILL BE KEPT STRICTLY CONFIDENTIAL. The undersigned agrees to furnish any additional information which the Company deems necessary in order to verify the answers set forth below.

Category A:       The   undersigned   is  an  individual   (not  a  partnership,
                  corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

                                    Explanation.  In  calculating  net worth you
                                    may include equity in personal  property and
                                    real  estate,   including   your   principal
                                    residence,   cash,  short-term  investments,
                                    stock and securities. Equity in personal property and real estate should be based on the fair market value of such property less debt secured by such property.

Category B:       The   undersigned   is  an  individual   (not  a  partnership,
                  corporation,  etc.) who had an individual  income in excess of
                  $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of  $300,000 in each of those years (in each  case  including  foreign  income,  tax  exempt income  and full  amount  of  capital  gains  and  losses  but excluding  any  in-  come  of  other  family  members  and any
                  unrealized   capital   appreciation)   and  has  a  reasonable
                  expectation of reaching the same income level in the current year.

Category C:       The  undersigned  is a director  or  executive  officer of the
                  Company which is issuing and selling the Units.

Category D:       The  undersigned  is a bank;  a savings and loan  association;
                  insurance company;  registered investment company;  registered
                  business   development   company;   licensed   small  business
                  investment company ("SBIC"); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or is a self directed plan with investment decisions made solely by persons that are accredited investors.


Category E:       The undersigned is a private business  development  company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.


Category F:       The   undersigned  is  either  a   corporation,   partnership,
                  Massachusetts  business  trust,  or  non-profit   organization
                  within  the  meaning  of  Section  501(c)(3)  of the  Internal
                  Revenue Code, in each case not formed for the specific purpose of acquiring the Units and with total assets in excess of $5,000,000.

Category G:       The  undersigned  is a trust  with  total  assets in excess of
                  $5,000,000, not formed for the specific purpose of acquiring the Units, where the purchase is directed by a "sophisticated person" as defined in Regulation 506(b)(2- )(ii) under the Securities Act.

Category H:       The  undersigned  is an entity  (other  than a trust)  all the equity owners of which are "accredited investors" within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.

The undersigned agrees that the undersigned will notify the Company at any time on or prior to the Final Closing Date in the event that the representations and warranties in this Agreement shall cease to be true, accurate and complete.

                  14.2.    Manner in Which Title Is To Be Held. (circle one)

                           (a)      Individual Ownership
                           (b)      Community Property
                           (c)      Joint Tenant with Right of
                                    Survivorship (both parties
                                    must sign)
                           (d)      Partnership*
                           (e)      Tenants in Common
                           (f)      Company*
                           (g)      Trust*
                           (h)      Other

         *If Units are being subscribed for by an entity, the attached Certificate of Signatory must also be completed.

         14.3. NASD Affiliation.

Are you affiliated or associated with an NASD member firm (please check one):

Yes _________                               No __________

If Yes, please describe:

---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------


*If Purchaser is a Registered Representative with an NASD member firm, have the following acknowledgment signed by the appropriate party:

The undersigned NASD member firm acknowledges  receipt of the notice required by
Article 3, Sections 28(a) and (b) of the Rules of Fair Practice.

---------------------------------
Name of NASD Member Firm

By: ______________________________
         Authorized Officer

Date: ____________________________

         14.4. Reliance on Confidential Investor Questionnaire. The undersigned is informed of the significance to the Company of the foregoing representations and answers contained in the Confidential Investor Questionnaire contained in this Article 14 and such answers have been provided under the assumption that the Company will rely on them.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year indicated. [Signature Page for each Purchaser]

_____________  Units at $ 100,000 per Unit, or an aggregate of $___________ (the
"Purchase Price")


By its execution and delivery of this signature page, the undersigned Purchaser hereby joins in and agrees to be bound by the terms and conditions of the Unit Purchase Agreement (the "Purchase Agreement") by and among Hybridon, Inc. (the "Company") and the Purchasers (as defined therein), as to the aggregate number of Units set forth above and authorizes this signature page to be attached to the Purchase Agreement or counterparts thereof.


--------------------------------             ---------------------------------
Signature                                    Signature (if purchasing jointly)

--------------------------------             ---------------------------------
Name Typed or Printed                        Name Typed or Printed

--------------------------------             ---------------------------------
Entity Name                                  Entity Name

--------------------------------             ---------------------------------
Address                                      Address

--------------------------------             ---------------------------------
City, State and Zip Code                     City, State and Zip Code

--------------------------------             ---------------------------------
Telephone-Business                           Telephone--Business

--------------------------------             ---------------------------------
Telephone-Residence                          Telephone--Residence

--------------------------------             ---------------------------------
Facsimile-Business                           Facsimile--Business

--------------------------------             ---------------------------------
Facsimile-Residence                          Facsimile--Residence

--------------------------------             ---------------------------------
Tax ID # or Social Security #                Tax ID # or Social Security #


Dated: ___________ _____, 199_

         This Agreement is agreed to and accepted as of ___________________, 1998.



                                                 HYBRIDON, INC.

                                                 By:  __________________________
                                                  Name:
                                                  Title:

                            CERTIFICATE OF SIGNATORY


                          (To be completed if Units are
                       being subscribed for by an entity)


         I, _____________________________, am the _________________________ (the
"Entity"). I certify that I am empowered and duly authorized by the Entity to execute and carry out the terms of the Unit Purchase Agreement, dated as of , and to purchase and hold the Units, and certify further that the Unit Purchase Agreement has been duly and validly executed on behalf of the Entity and constitutes a legal and binding obligation of the Entity.

         IN   WITNESS   WHEREOF,   I  have  set  my  hand   this   ____  day  of
_________________, 199_.



                                              ------------------------------
                                              (Signature)

                                                                         ANNEX U
                                                                         -------


THE TERMS OF THIS NOTE ARE SUBJECT TO THE TERMS OF A UNIT PURCHASE AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM HYBRIDON, INC. (THE "COMPANY"). THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT. ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

THIS NOTE MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD (AS DEFINED IN THE PURCHASE AGREEMENT), AND NO TRANSFER OR EXCHANGE OF THIS NOTE MAY BE MADE UNTIL AFTER THE LATER OF THE DATE OF EXPIRATION OF THE RESTRICTED PERIOD AND THE DATE ON WHICH THE REQUIRED CERTIFICATION RELATING TO SUCH INTEREST HAS BEEN PROVIDED IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT.


                                 HYBRIDON, INC.

                                                                          No.___
                                  Note due 2007

$---------
                                                              [DATE OF ISSUANCE]

         Hybridon, Inc., a Delaware corporation, (the "Company"), for value received, hereby promises to pay to ___________________________ (the "Holder"), or registered assigns, the principal sum set forth above, with accrued but unpaid interest thereon at a rate equal to fourteen percent (14%) per annum, on December 31, 2007 (the "Maturity Date"); provided, however, that if the offering (the "Unit Offering") of units ("Units") consisting of Notes (as defined below) and Warrants is terminated before the Mandatory Conversion Event (as defined below) has occurred, then the interest rate will increase to eighteen percent (18%) per annum, effective as of the date the Additional Warrants become exercisable. Payment shall be made at such place as designated by the Company upon surrender of this Note, and shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. This Note is one of a duly authorized issue of Hybridon, Inc. Notes due 2007 (individually a "Note" and collectively the "Notes") in an aggregate original principal amount of up to $68,750,000 plus any Notes issued in lieu of cash interest on Notes, issued pursuant to a Unit Purchase Agreement which is available from the Company (the "Purchase Agreement") and similar agreements. The Notes shall be senior in right of payment to the Company's 9% Convertible Subordinated Notes Due 2004 (the "9% Notes") to the extent provided in a First Supplemental Indenture, dated as of January 13, 1998, to an Indenture, dated as of March 26, 1997, pursuant to which such 9% Notes were issued. The Notes shall be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Notes are secured by certain assets of the Company pursuant to the Purchase Agreement on a subordinated basis. Capitalized terms used herein without definition have the respective meanings specified therefor in the Purchase Agreement.

SECTION 1. Interest.

         The Company will pay interest semi-annually in arrears on April 1 and October 1 of each year (each an "Interest Payment Date"), or if any such day is not a Business Day, on the next succeeding Business Day to the registered Holder hereof as of the preceding March 15 or September 15 (each, a "Record Date"). Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from the date of its issuance set forth above; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date, and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 1, 1998 or, if interest is paid in cash, October 1, 1998. The Company may, with respect to each Interest Payment Date, at its option and in its sole discretion, in lieu of payment of interest on the Notes in cash, issue additional Notes ("Interest Notes") in an aggregate principal amount equal to the amount of interest not paid in cash on such Interest Payment Date. Each issuance of Interest Notes in lieu of the payment of cash interest on the Notes shall be made pro rata with respect to the outstanding Notes; provided, however, that the Company may at its option pay cash in lieu of issuing Interest Notes in any denomination of less than $1,000. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2. Prepayment.

         This Note (including interest accrued on the principal hereof) may be prepaid by the Company, at any time without penalty or premium.

SECTION 3. Mandatory Conversion

         (a) Mandatory Conversion. Upon the occurrence of a Mandatory Conversion Event (as hereinafter defined), and not before such occurrence under any circumstances, the Notes and all accrued interest thereon shall automatically convert into the number of shares of Series B Preferred Stock of the Company in substantially the form attached to the Purchase Agreement as Exhibit C (the "Conversion Securities") equal to the Conversion Amount (as defined below) divided by the then current Conversion Price (as defined below). The "Conversion Amount" shall be the Liquidation Amount (as defined below). The "Liquidation Amount" shall be the aggregate principal amount of, plus any accrued but unpaid interest on, the Notes held by such Holder. The "Conversion Price" shall initially be $100, subject to adjustment as provided below, representing an initial conversion rate (subject to adjustment) of 10 shares of Conversion Securities per $1,000 of Conversion Amount (the "Conversion Rate").

         A "Mandatory Conversion Event" shall be deemed to have occurred, effective immediately, when all of the following shall have occurred:

         (i) the holders of $40,000,000 or more in aggregate principal amount of the 9% Convertible Subordinated Notes due 2004 (the "Subordinated Notes") issued pursuant to the Indenture between the Company and State Street Bank and Trust Company, as Trustee, dated as of March 26, 1997 (the "Indenture"), irrevocably exchange such Subordinated Notes and all accrued but unpaid interest thereon for Series A Preferred Stock of the Company and warrants to purchase Common Stock of the Company; and

         (ii) the Company has received proceeds in the Unit Offering, net of cash fees, commissions and expenses, equal to or exceeding $20,000,000 in the aggregate.

         (b) Conversion Procedures. Such conversion shall be deemed to have been made automatically, irrevocably and immediately upon the occurrence of a Mandatory Conversion Event and, upon such Mandatory Conversion Event, Notes shall no longer be deemed outstanding and all rights whatsoever in respect thereof (including the right to receive interest thereon) shall terminate except as provided in the following sentence. The Company shall deliver to each Holder certificates evidencing the number of full shares of Conversion Securities to which such person shall be entitled as provided in Subsection 3(a), subject to
Section 4 hereof. (c) [Reserved]

         (d) Reservation of Shares; Transfer Taxes; Etc. The Company shall at all times reserve and keep available, out of its authorized and unissued shares of Conversion Securities, solely for the purpose of effecting the conversion of the Notes, such number of shares of its Conversion Securities free of preemptive rights as shall be sufficient to effect the conversion of all Notes from time to time outstanding. The Company shall use its best efforts from time to time, in accordance with the laws of the State of Delaware, to increase the authorized number of shares of Conversion Securities if at any time the number of shares of Conversion Securities not outstanding shall not be sufficient to permit the conversion of all the then-outstanding Notes.

         The Company shall pay any and all issue or other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Conversion Securities on conversion of the Notes. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Conversion Securities (or other securities or assets) in a name other than that in which the Notes so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of such tax or has established, to the satisfaction of the Company, that such tax has been paid.

         (e) Other Changes in Conversion Rate. The Company from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Company shall mail to the holder of record of this Note a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

         The Company may make such increases in the Conversion Rate, in addition to those required or allowed by this paragraph (e), as shall be determined by it, as evidenced by a resolution of the Board of Directors of the Company, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

SECTION 4. Fractional Shares.

         The Company shall not be required to issue fractions of shares of Conversion Securities or other capital stock of the Company upon conversion of any Notes. If any fraction of a share would be issuable on conversion of any Notes (aggregating, for this purpose, all Notes held by a record holder), the number of shares of Conversion Securities issuable shall be rounded to the nearest whole share, with .5 of a share rounded upward.

SECTION 5. Events of Default Defined.

         The following shall each constitute an "Event of Default" hereunder:

         (a) the failure of the Company to make any payment of (i) principal of this Note when due and payable and such failure shall continue for five (5) or more days and (ii) interest on this Note when due and payable and such failure shall continue for thirty (30) or more days, whether or not such payment is prohibited by the subordination provisions of this Note or the Purchase Agreement;

         (b) the failure of the Company to observe or perform any covenant in this Note or in the Purchase Agreement, and such failure shall have continued unremedied for a period of sixty (60) days after written notice as provided in the last paragraph of this Section 5;

         (c) a default occurs (after giving effect to any applicable grace periods or any extension of any maturity date) in the payment when due of principal of, or an acceleration of, any indebtedness for money borrowed by the Company or any of its Subsidiaries (other than an Unrestricted Subsidiary (as defined below) which is not a Significant Subsidiary and provided there is no recourse against the Company or any other Subsidiary with respect to the obligations of such Unrestricted Subsidiary arising as a result of such default) in excess of $2 million, individually or in the aggregate, if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the last paragraph of this Section 5;

         (d) the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law:

               (i) commences a voluntary case,

               (ii) consents to the entry of an order for relief against it in an involuntary case,

               (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, and such Custodian is not discharged within 30 days,

               (iv) makes a general assignment for the benefit of its creditors, or

               (v) admits in writing that it is generally unable to pay its debts as the same become due;

         (e) a court of competent jurisdiction enters and order or decree under any Bankruptcy Law that:

               (i) is for relief in any involuntary case against the Company or any Significant Subsidiary,

               (ii) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of the Company or any Significant Subsidiary, or

               (iii) orders the liquidation of the Company or any Significant Subsidiary, and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days.

         The term "Bankruptcy Law" means Title 11 of the U.S. Code or any similar federal, foreign or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator, examiner or similar official under any Bankruptcy Law. The term "Significant Subsidiary" has the same meaning as significant subsidiary has under Regulation S-X under the Securities Act as in effect on the date hereof. "Unrestricted Subsidiary" means any Subsidiary of the Company which (i) is not wholly-owned by the Company, (ii) is designated as an Unrestricted Subsidiary by the Board of Directors of the Company and (iii) at the time of any investment by the Company in such Subsidiary, in the aggregate holds or comprises less than 20% of the Company's assets as shown on the Company's consolidated balance sheet prepared in accordance with generally accepted accounting principles consistently applied as at the time of such investment.

         A Default under Subsection (b) of this Section 5 (other than a Default under Section 8.14 of the Purchase Agreement, which Default shall be an Event of Default with the notice but without the passage of time specified in Subsection (b) of this
Section 5) or Subsection (c) of this Section 5 shall not be an Event of Default until (i) the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have notified the Company of the Default and (ii) the Company shall have failed to cure the Default under such Subsection (b) within 60 days after receipt of the notice or under such Subsection (c) within 10 days after receipt of the notice, respectively. Any such notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

SECTION 6. Remedies upon Event of Default.

         (a) If an Event of Default (other than an Event of Default specified in Subsections (d) and (e) of Section 5) occurs and is continuing, the Holders of at least 25% in aggregate principal amount of the Notes then outstanding (by notice to the Company and the Secured Party), may declare the unpaid principal of and accrued interest on all the Notes then outstanding to be due and payable. Upon any such declaration, such principal and accrued interest shall be due and payable immediately. If an Event of Default specified in Subsection (d) or (e) of Section 5 occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Holder. The Holders of at least fifty percent (50%) or more in aggregate principal amount of the Notes then outstanding may rescind an acceleration and its consequences if (a) the Company has paid a sum sufficient to pay (i) all overdue interest on all Notes then outstanding and (ii) the principal of the Notes then outstanding which have become due otherwise than by such declaration of acceleration and accrued interest thereon at a rate borne by the Notes and (b) the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration. No such rescission shall effect any subsequent Default or impair any right consequent thereto.

         (b) The Holders of at least fifty percent (50%) or more in aggregate principal amount of the Notes then outstanding may waive an existing Default or Event of Default and its consequences. Upon any such waiver, such Default shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note and the Purchase Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

         (c) If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest, to the extent lawful, at the rate borne by this Note) in any lawful manner. The Company shall pay the defaulted interest to the Holders of the Notes on a special record date. The Company shall fix or cause to be fixed any such special record date and payment date, which specified record date shall not be less than 10 days prior to the payment date for such defaulted interest, and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

         (d) No remedy herein conferred upon the Holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         (e) In any suit for the enforcement of any right or remedy under this Note or the Purchase Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Subsection 6(e) does not apply to a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes or any suit for the enforcement of the mandatory conversion right set forth in Section 3.

SECTION 7. Note Register.

         (a) The Company shall keep at its principal executive office a register (herein sometimes referred to as the "Note Register"), in which, subject to such reasonable regulations as it may prescribe, but at its expense (other than transfer taxes, if any), the Company shall provide for the registration and transfer of this Note.

         (b) Whenever this Note shall be surrendered at the principal executive office of the Company for transfer or exchange, accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder hereof or his attorney duly authorized in writing, and, subject to compliance with applicable securities laws, the Company shall execute and deliver in exchange therefor a new Note or Notes, as may be requested by such Holder, in the same aggregate unpaid principal amount and payable on the same date as the principal amount of the Note or Notes so surrendered; each such new Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Note or Notes so surrendered and shall be in such principal amount and registered in such name or names as such Holder may designate in writing.

         (c) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note and of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Note (in case of mutilation) the Company will make and deliver in lieu of this Note a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of this
Note in lieu of which such new Note is made and delivered.

SECTION 8. Miscellaneous.

         (a) Amendments and Waivers. The holders of at least fifty percent (50%) or more in principal amount of outstanding Notes or the Secured Party on behalf of the holders of the Notes may waive or otherwise consent to the amendment of any of the provisions hereof, provided that no such waiver or amendment may reduce the principal amount of or interest on any of the Notes or change the stated maturity of the principal or reduce the percentage of holders of Notes necessary to waive or amend the provisions of this Note, without the consent of each holder of any Note affected thereby.

         (b) Restrictions on Transferability. In addition to the restrictions set forth in the Purchase Agreement, the securities represented by this Note have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction. Without such registration, such securities may not be sold, pledged, hypothecated or otherwise transferred, except pursuant to exemptions from the Securities Act of 1933, as amended, and the securities laws of any state or other jurisdiction.

         (c) Forbearance from Suit. No holder of Notes shall institute any suit or proceeding for the enforcement of the payment of principal or interest unless the holders of at least 25% in principal amount of all of the outstanding Notes join in such suit or proceeding.

         (d) No Recourse Against Others. No directors, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under this Note, the Purchase Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Holder of this Note by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

         (e) Subordination. The Holder by accepting this Note agrees that the payment (by set-off or otherwise) of principal of and interest on the Notes is subordinated in right of payment, to the extent and in the manner provided in
Section 9 of the Purchase Agreement, to the prior payment in full of all obligations in respect of Senior Indebtedness of the Company, whether outstanding on the date of the Purchase Agreement or thereafter incurred.

         (f) Denominations. This Note is issuable in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, except as otherwise provided in Section 1 hereof.

         (g) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the body of law relating to conflict of laws. Notwithstanding anything to the contrary contained herein, in no event may the effective rate of interest collected or received by the Holder exceed that which may be charged, collected or received by the Holder under applicable law.

         (h) Interpretation. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

         (i) Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder and its successors and registered assigns.

         (j) Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company or to the Holder thereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

         If to the Holder:    At the address shown on Schedule A attached hereto

         If to the Company:   Hybridon, Inc.
                              620 Memorial Drive
                              Cambridge, Massachusetts 02139
                              Attention: E. Andrews Grinstead, III

         (k) Saturdays, Sundays, Holidays. If any date that may at any time be specified in this Note as a date for the making of any payment of principal or interest under this Note shall fall on Saturday, Sunday or on a day which in New York or Massachusetts or California shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

         (l) Purchase Agreement. This Note is subject to the terms contained in the Purchase Agreement and the registered Holder of this Note is entitled to the benefits of such Purchase Agreement to the extent provided therein and may, in addition to any rights hereunder, enforce the agreements of the Company contained therein and exercise the remedies provided for thereby or otherwise available in respect thereof.

         (m) No Adverse Interpretation of Other Agreements. This Note and the Purchase Agreement may not be used to interpret another note, indenture, loan or debt agreement of the Company or a Subsidiary. Any such note, indenture, loan or debt agreement may not be used to interpret this Note or the Purchase Agreement.

         IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the duly authorized representative of the Company.


                                             HYBRIDON, INC.


                                             By:________________________

                                                  Name:
                                                  Title:

                                   SCHEDULE A

Name of Holder                                       Address of Holder
--------------                                       -----------------